As filed with the Securities and Exchange Commission on June 9, 2026

Registration No. 333-[ ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOBR Safe, Inc.

www.sobrsafe.com

(Exact name of registrant as specified in its charter)

Delaware	3829	26-0731818
(State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6400 S. Fiddlers Green Circle, Suite 1400 Greenwood Village, Colorado 80111	(844) 762-7723
(Address, including zip code, of registrant’s principal executive offices)	(Telephone number, including area code)

David Gandini, Chief Executive Officer

Christopher Whitaker, Chief Financial Officer

SOBR Safe, Inc.

6400 S. Fiddlers Green Circle, Suite 1400

Greenwood Village, Colorado 80111

(844) 762-7723

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Victoria B. Bantz, Esq. Theresa Mehringer, Esq. Clark Hill PLC 1400 Wewatta Street, Suite 550 Denver, CO 80202 Telephone: (303) 674-7000	Frederick M. Lehrer, Esq. Frederick M. Lehrer, P.A. 2108 Emil Jahna Road Clermont, FL 34711 Telephone: (561) 706-7646

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 9, 2026

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

SOBR SAFE, INC.

To the Stockholders of SOBR Safe, Inc. and Clean World Ventures Inc.:

SOBR Safe, Inc., a Delaware corporation (“SOBR”), and Clean World Ventures, Inc., a Nevada corporation (“CWV”), entered into an Agreement and Plan of Merger and Reorganization, dated as of April 24, 2026 (the “Merger Agreement”), pursuant to which, among other matters, SOBR Safe Merger Sub Inc., a Nevada corporation and a direct, wholly owned subsidiary of SOBR (“Merger Sub”), will merge with and into CWV, with CWV surviving as a wholly owned subsidiary of SOBR and the surviving corporation of the merger (the “Merger”). SOBR following the Merger is referred to herein as the “Combined Company.” The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

At the effective time of the Merger (the “Effective Time”), (i) each then-outstanding share of CWV common stock, par value $0.0001 per share (the “CWV Common Stock”), including any shares of CWV Common Stock issued in the CWV Pre-Closing Financing described below), excluding any shares of CWV Common Stock held as treasury stock immediately prior to the Effective Time and any dissenting shares, will be converted into the right to receive a number of shares of SOBR common stock, par value $0.00001 per share (the “SOBR Common Stock”) equal to the exchange ratio described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 81 of the accompanying proxy statement/prospectus, referred to herein as the “Exchange Ratio,” and (ii) each then- outstanding option (a “CWV Option”) to purchase shares of CWV Common Stock will be converted into and become an option to purchase shares of SOBR Common Stock on the existing terms and conditions (including with respect to vesting and accelerated vesting), subject to adjustment as set forth in the Merger Agreement. If any shares of CWV Common Stock are unvested or subject to a repurchase option or risk of forfeiture at the Effective Time, then the shares of SOBR Common Stock issued in exchange for such shares will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture.

Each share of SOBR Common Stock that is issued and outstanding at the Effective Time will remain issued and outstanding and such shares, subject to the proposed reverse stock split, will be unaffected by the Merger. Shares of SOBR Common Stock issuable upon conversion of the SOBR Notes, pending SOBR stockholder approval, will be issued as described in more detail in the section titled “SOBR Pre-Closing Financing” beginning on page 88.  Any rights to receive SOBR Common Stock under SOBR’s 2019 Equity Incentive Plan (the “2019 Plan”) will continue pursuant to the 2019 Plan, subject to any severance rights.

Based on SOBR’s and CWV’s capitalization as of June 8, 2026, each share of CWV Capital Stock is currently estimated to be entitled to receive approximately 1.362 shares of SOBR Common Stock. This estimated Exchange Ratio does not give effect to the proposed SOBR reverse stock split. The Exchange Ratio is more fully as described in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 81 of the accompanying proxy statement/prospectus.

2

In connection with the execution of the Merger Agreement, certain institutional and accredited investors have entered into a binding term sheet with CWV to purchase shares of CWV Common Stock for a purchase price of $5.5 million. CWV anticipates that it will also raise an additional $16.5 million through the sale of CWV Common Stock. Prior to the closing of the Merger (the “Closing”), it is anticipated that such investors will have entered into securities purchase agreements (the “CWV Securities Purchase Agreements”), pursuant to which such persons have agreed to purchase shares of CWV Common Stock for an aggregate purchase price of approximately $22 million (the “CWV Pre-Closing Financing”). The CWV Pre-Closing Financing is more fully described in the accompanying proxy statement/prospectus.

SOBR expects to enter into 12-month promissory notes with an annual interest rate of 6.5%, in the principal amount of up to $2 million, with an original issue discount of 10%, which will be convertible into SOBR Common Stock at the Closing and warrants to purchase SOBR Common Stock, pending SOBR stockholder approval (the “SOBR Notes”).  Without SOBR stockholder approval, the SOBR Notes will not convert and will continue as debt.  Total shares of SOBR Common Stock anticipated to be issued, including shares to the placement agent, are approximately 3,106,061 shares of SOBR Common Stock.  The SOBR Notes and financing is referred to herein as the SOBR Pre-Closing Financing, which is more fully described in the accompanying proxy statement/prospectus.

Immediately after the Merger, SOBR securityholders as of immediately prior to the Merger (and holders of SOBR Common Stock pursuant to the SOBR Pre-Closing Financing) are expected to own approximately 1.7% of the outstanding shares of the Combined Company on a fully-diluted basis, former CWV securityholders, including shares purchased in the CWV Pre-Closing Financing, are expected to own approximately 98.3% of the outstanding shares of the Combined Company on a fully-diluted basis.

Shares of SOBR Common Stock are currently listed on The Nasdaq Capital Market under the symbol “SOBR.” SOBR has filed an initial listing application for the Combined Company with Nasdaq concurrent with the filing of this proxy statement/prospectus. After completion of the Merger, SOBR will be renamed “Clean World Ventures, Ltd.” and it is expected that the Combined Company common stock will trade on Nasdaq under the symbol “[___]” On [__], 2026, the last trading day before the date of the accompanying proxy statement/prospectus, the closing sale price of SOBR Common Stock was $[__] per share. Under the Merger Agreement, each of SOBR’s and CWV’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties of various conditions, including that the shares of SOBR Common Stock to be issued in the Merger have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing. In the event that the shares of SOBR Common Stock to be issued in the Merger are not approved for listing on Nasdaq, it is possible that SOBR and CWV may mutually agree to waive the applicable condition and nonetheless proceed with completion of the Merger. If such condition is waived, SOBR will not recirculate an updated proxy statement/prospectus, nor will it solicit a new vote of stockholders prior to proceeding with the Merger. Accordingly, you are advised that SOBR stockholders will not have certainty regarding the listing of the Combined Company’s shares at the time you are asked to vote at the special meeting described below.

SOBR stockholders are cordially invited to attend the special meeting in lieu of the annual meeting of SOBR stockholders. SOBR is holding its special meeting in lieu of the annual meeting of stockholders (the “SOBR Special Meeting”), on           2026, at         , Mountain Time, unless postponed or adjourned to a later date, in order to obtain the stockholder approvals necessary to complete the Merger and related matters. The SOBR Special Meeting will be held at         . SOBR stockholders will be able to attend and participate in the SOBR Special Meeting in person where they will be able to ask questions and vote. At the SOBR Special Meeting, SOBR will ask its stockholders to:

1.

To approve the issuance of shares of common stock of SOBR, par value $0.00001 per share (the “SOBR Common Stock”), to stockholders of Clean World Ventures, Inc. (“CWV”) pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of April 24, 2026 (the “Merger Agreement”), by and among SOBR, CWV and SOBR Safe Merger Sub Inc. (“Merger Sub”), a copy of which is attached as Annex A , pursuant to which, among other matters, Merger Sub will merge with and into CWV, with CWV surviving as a wholly owned subsidiary of SOBR and the surviving corporation of the merger (the “Merger”), which will (i) represent approximately 98.3% of the shares of SOBR Common Stock outstanding immediately prior to the Merger under Nasdaq Listing Rule 5635(a), and (ii) result in a change of control under Nasdaq Listing Rule 5635(b) (the “Nasdaq Stock Issuance Proposal” or “Proposal No. 1”);

2.	To approve an amendment to the amended and restated certificate of incorporation of SOBR (the “SOBR Charter”) to effect a reverse stock split of SOBR’s issued and outstanding common stock at a ratio determined by the SOBR board of directors and agreed to by CWV, in a range from one-for-two (1:2) up to one-for-twenty-five (1:25), in the form attached as Annex B (the “Reverse Stock Split Proposal” or “Proposal No. 2”);

3

3.

To approve an amendment to the SOBR Charter to increase the number of shares of SOBR Common Stock that SOBR is authorized to issue from 100,000,000 to 1,000,000,000, in the form attached as Annex C (the “Authorized Share Increase Proposal” or “Proposal No. 3”);

4.

To elect the Class I Director nominee, Kris Pederson, to the SOBR board of directors to hold office for a three-year term, until her respective successor is elected and qualified, or until her earlier death, resignation or removal; provided that if the Merger is consummated, the approval of Proposal No. 4 will only have an effect until the completion of the Merger because the composition of the SOBR board of directors will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement (the “Director Election Proposal” or “Proposal No. 4”);

5.

To ratify and approve the appointment of Haynie and Company, as SOBR’s independent registered accounting firm for the year ended December 31, 2026 (the “Auditor Ratification Proposal” or “Proposal No. 5”);

6.

To approve an amendment to the 2019 Plan (as defined in the accompanying proxy statement/prospectus) which will become effective on the date immediately following the consummation of the Merger and is contingent on the completion of the Merger (the “2019 Plan Amendment Proposal” or “Proposal No. 6”);

7.	To approve an amendment to SOBR’s amended and restated certificate of incorporation to change the name of SOBR to “Clean World Ventures, Ltd.”;

8.

To approve for purposes of complying with applicable Nasdaq rules, the issuance in excess of 19.99% of the Company’s outstanding common stock upon the conversion of convertible promissory notes issued in connection with, a private placement pursuant to Rule 506(b) of the Securities Act of 1933, as amended, which may be deemed a “change of control” under Nasdaq listing Rule 5635(b); and

9.

To approve an adjournment of the SOBR Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 and 6 (the “Adjournment Proposal” or “Proposal No. 9”).

Following the effectiveness of the registration statement on Form S-4 of which the accompanying proxy statement/prospectus is a part and pursuant to the Merger Agreement, CWV stockholders holding a sufficient number of shares of CWV capital stock to adopt the Merger Agreement and approve the Merger and related transactions will be asked to execute written consents providing for such adoption and approval.

After careful consideration, each of the SOBR and CWV boards of directors have approved the Merger Agreement and have determined that it is advisable to consummate the Merger. The SOBR board of directors has approved the proposals described in the accompanying proxy statement/prospectus and recommends that its stockholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus.

More information about SOBR, CWV, the Merger Agreement and transactions contemplated thereby and the foregoing proposals is contained in the accompanying proxy statement/prospectus. SOBR urges you to read the accompanying proxy statement/ prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 28 OF THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS.

SOBR and CWV are excited about the opportunities the Merger brings to SOBR’s and CWV’s stockholders and thank you for your consideration and continued support.

Sincerely,

David Gandini	Roy DiBenerdini
Chief Executive Officer	Chief Executive Officer
SOBR Safe, Inc.	Clean World Ventures Inc.

4

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [       ], 2026, and is first being mailed to SOBR’s stockholders on or about [      ], 2026.

SOBR Safe, Inc.

6400 South Fiddlers Green Circle, Suite 1400

Greenwood Village, Colorado 80111

1.844.SOBRSAFE (762.7723)

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS in lieu of Annual meeting of stockholders

To Be Held on [______], 2026

To the Stockholders of SOBR Safe, Inc.:

It is our pleasure to invite you to the 2026 Annual Meeting of Stockholders of SOBR Safe, Inc. (the “Company”) to be held virtually on _________, [______], 2026 at [______] [__].M., Mountain Time, via webcast at: www.virtualshareholdermeeting.com/SOBR2026 (the “SOBR Special Meeting”). At the SOBR Special Meeting, SOBR will submit the following nine (9) proposals to its stockholders for approval:

1.

To approve the issuance of shares of common stock of SOBR, par value $0.00001 per share (the “SOBR Common Stock”), to stockholders of Clean World Ventures, Inc. (“CWV”) pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of April 24, 2026 (the “Merger Agreement”), by and among SOBR, CWV and SOBR Safe Merger Sub Inc. (“Merger Sub”), a copy of which is attached as Annex A , pursuant to which, among other matters, Merger Sub will merge with and into CWV, with CWV surviving as a wholly owned subsidiary of SOBR and the surviving corporation of the merger (the “Merger”), which will (i) represent approximately 98.3% of the shares of SOBR Common Stock outstanding immediately prior to the Merger under Nasdaq Listing Rule 5635(a), and (ii) result in a change of control under Nasdaq Listing Rule 5635(b);

2.

To approve an amendment to the amended and restated certificate of incorporation of SOBR (the “SOBR Charter”) to effect a reverse stock split of SOBR’s issued and outstanding common stock at a ratio determined by the SOBR board of directors and agreed to by CWV, in a range from one-for-two (1:2) up to one-for-twenty-five (1:25), in the form attached as Annex B;

3.	To approve an amendment to the SOBR Charter to increase the number of shares of SOBR Common Stock that SOBR is authorized to issue from 100,000,000 to 1,000,000,000, in the form attached as Annex C;

4.

To elect the Class I Director nominee, Kris Pederson, to the SOBR board of directors to hold office for a three-year term, until her respective successor is elected and qualified, or until her earlier death, resignation or removal; provided that if the Merger is consummated, the approval of Proposal No. 4 will only have an effect until the completion of the Merger because the composition of the SOBR board of directors will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement;

5.	To ratify and approve the appointment of Haynie and Company, as SOBR’s independent registered accounting firm for the year ended December 31, 2026.

6.

To approve an amendment to the 2019 Plan (as defined in the accompanying proxy statement/prospectus) which will become effective on the date immediately following the consummation of the Merger and is contingent on the completion of the Merger;

7.	To approve an amendment to SOBR’s amended and restated certificate of incorporation to change the name of SOBR to “Clean World Ventures, Ltd.”;

8.

To approve for purposes of complying with applicable Nasdaq rules, the issuance in excess of 19.99% of the Company’s outstanding common stock upon the conversion of convertible promissory notes issued in connection with, a private placement pursuant to Rule 506(b) of the Securities Act of 1933, as amended, which may be deemed a “change of control” under Nasdaq listing Rule 5635(b); and

9.	To approve an adjournment of the SOBR Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 and 6.

5

Record Date: The SOBR board of directors has fixed [__], 2026 as the record date for the determination of stockholders entitled to notice of, and to vote at, the SOBR Special Meeting and any adjournment or postponement thereof. Only holders of record of shares of SOBR Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the SOBR Special Meeting. At the close of business on the record date, SOBR had shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of a majority of the votes properly cast for and against by the holders of SOBR Common Stock at the SOBR Special Meeting, assuming a quorum is present, is required for approval of Proposal Nos. 1, 2, 3, 5, 6, 7, 8 and 9. The affirmative vote of a plurality of the votes properly cast by the holders of SOBR Common Stock entitled to vote at the SOBR Special Meeting, assuming a quorum is present, is required for the election of the director nominated via Proposal No. 4. Approval of each of Proposal No. 1, Proposal No. 2, Proposal No. 3, and Proposal No. 6 is a condition to the completion of the Merger. Therefore, the Merger cannot be consummated without the approval of Proposal Nos. 1, 2, 3 and 6. The approval of Proposal Nos. 6, 7 and 9 are not conditions to the completion of the Merger, however, each of these proposals are conditioned on the consummation of the Merger and will not be implemented if the Merger is not consummated. Approval of Proposal Nos. 2, 4, 5 and 8 are requested whether or not the Merger is consummated.

Even if you plan to attend the SOBR Special Meeting, SOBR requests that you sign and return the enclosed proxy or vote by mail or online to ensure that your shares will be represented at the SOBR Special Meeting if you are unable to attend. You may change or revoke your proxy at any time before it is voted at the SOBR Special Meeting.

SOBR’S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS FAIR TO, IN THE BEST INTERESTS OF, AND ADVISABLE TO SOBR AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. SOBR’S BOARD OF DIRECTORS RECOMMENDS THAT SOBR STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on [__], 2026 at [__], Mountain Time at [__].

The proxy statement/prospectus and annual report to stockholders in connection with the special meeting in lieu of annual meeting are available at [https://___________].

By Order of the SOBR Board of Directors,

David Gandini

Chief Executive Officer

[__], 2026

6

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about SOBR Safe, Inc. that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission website (www.sec.gov) or upon your written or oral request by contacting the Corporate Secretary of SOBR Safe, Inc. by calling (844) 762-7723 or via email to info@sobrsafe.com.

To ensure timely delivery of these documents, any request should be made no later than [__], 2026 to receive them before the SOBR Special Meeting.

For additional details about where you can find information about SOBR, please see the section titled “Where You Can Find More Information” beginning on page 176 of this proxy statement/prospectus.

7

8

QUESTIONS AND ANSWERS ABOUT THE MERGER

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split described in Proposal No. 2 of this proxy statement/prospectus.

The following section provides answers to frequently asked questions about the Merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q: What is the Merger?

A: On April 24, 2026, SOBR, CWV and Merger Sub entered into the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. The Merger Agreement contains the terms and conditions of the proposed Merger. Pursuant to the Merger Agreement, Merger Sub will merge with and into CWV, with CWV continuing as a wholly owned subsidiary of SOBR and the surviving corporation of the Merger. This transaction is referred to in this proxy statement/prospectus as the “Merger.” In connection with the Merger, SOBR will change its corporate name to “Clean World Ventures, Ltd.”

Q: What will CWV securityholders receive in the Merger?

A: At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) each then-outstanding share of CWV Capital Stock (including shares of CWV Common Stock issued in the CWV Pre-Closing Financing), excluding any shares of CWV Capital Stock to be cancelled pursuant to the Merger Agreement and any dissenting shares, will be converted into the right to receive a number of shares of SOBR Common Stock, as applicable, equal to the Exchange Ratio (described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 81 of this proxy statement/ prospectus), (ii) each then- outstanding CWV Option will be converted into and become an option to purchase shares of SOBR Common Stock on the existing terms and conditions (including with respect to vesting and accelerated vesting), subject to adjustment as set forth in the Merger Agreement.

For a more complete description of the treatment of CWV securities in the Merger, please see the sections titled “The Merger Agreement — Merger Consideration,” and “The Merger Agreement — Exchange Ratio” beginning on page 81 of this proxy statement/ prospectus. For a description of the effect of the CWV Pre-Closing Financing on CWV’s current securityholders, please see the section titled “Agreements Related to the Merger — CWV Securities Purchase Agreements” beginning on page 88 of this proxy statement/prospectus.

Q: What will SOBR securityholders receive in the Merger?

A: Each share of SOBR Common Stock that is issued and outstanding at the effective time of the Merger will remain issued and outstanding and such shares, subject to the proposed reverse stock split, will be unaffected by the Merger.

Immediately after the Merger, SOBR securityholders as of immediately prior to the Merger are expected to own approximately 1.7% of the outstanding shares of the Combined Company on a fully- diluted basis and former CWV securityholders, including shares purchased in the CWV Pre-Closing Financing, are expected to own approximately 98.3% of the outstanding shares of the Combined Company on a fully-diluted basis, subject to certain assumptions.

9

For a more complete description of the treatment of SOBR securities in the Merger, please see the sections titled “The Merger Agreement — Merger Consideration,” “The Merger Agreement — Exchange Ratio,” and “Market Price and Dividend Information” beginning on pages 80, 81 and 27, respectively, of this proxy statement/prospectus.

Q: Why are the two companies proposing to merge?

A: SOBR and CWV believe that combining the two companies will result in a leading company focused on CWV designing and manufacturing advanced distributed green hydrogen and clean electricity generation systems. Further, CWV’s technology enables onsite, independent distributed power production to support AI/Data centers, critical materials, mining, heavy industries, industrial manufacturing, and other commercial applications.

If the Merger is completed, the business of CWV will continue as the business of the Combined Company, and the Combined Company may continue to pursue opportunities for SOBR’s legacy products, which may include sales, out-licensing, partnerships or other strategic transactions, or terminate their development. For a more complete description of the reasons for the Merger, please see the sections titled “The Merger — SOBR’s Reasons for the Merger” and “The Merger — CWV’s Reasons for the Merger” beginning on pages 70 and 71, respectively, of this proxy statement/prospectus.

Q: What will happen to SOBR’s business?

A: Following completion of the Merger, the Combined Company currently plans to spin off the SOBR assets to a wholly-owned subsidiary and may continue to pursue opportunities for SOBR’s legacy products. If the Merger Agreement is terminated, SOBR may pursue other strategic alternatives, including financing opportunities, or liquidation.

Q: What will happen to SOBR if, for any reason, the Merger with CWV does not close?

A: SOBR has invested significant time and has incurred, and expects to continue to incur, significant expenses related to the proposed Merger with CWV. In the event the Merger does not close, SOBR will have a limited ability to continue its current operations indefinitely. Although the SOBR board of directors may elect, among other things, to attempt to complete another strategic transaction if the Merger with CWV does not close, the SOBR board of directors may instead take steps necessary to liquidate or dissolve SOBR’s business and assets if a viable alternative transaction is not available. If SOBR decides to dissolve and liquidate its assets, SOBR would be required to pay all of its contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurance as to the amount of and the timing for such liquidation and distribution, or as to the available cash that will be left to distribute to stockholders after paying the obligations of SOBR and setting aside funds for reserves.

Q: Why am I receiving this proxy statement/prospectus?

A: You are receiving this proxy statement/prospectus because you have been identified as a stockholder of SOBR as of the applicable record date, and you are entitled to vote to approve the matters set forth herein. This document serves as:

•	a proxy statement of SOBR used to solicit proxies for the SOBR Special Meeting to vote on the matters set forth herein;

•	a prospectus of SOBR used to offer shares of SOBR Common Stock issued in exchange for shares of CWV Capital Stock (including shares of CWV Common Stock issued in the CWV Pre-Closing Financing); and

•	the annual report of SOBR provided as the SOBR Special Meeting is in lieu of SOBR’s annual meeting.

10

Q: What is the CWV Pre-Closing Financing?

A: CWV plans to enter into the CWV Securities Purchase Agreements with certain investors, pursuant to which such investors have agreed to purchase shares of CWV Common Stock at an estimated purchase price of $2.42 per share for an aggregate purchase price of approximately $22 million. Shares of CWV Common Stock issued pursuant to this financing transaction will be converted into shares of SOBR Common Stock in accordance with the Exchange Ratio and the Merger Agreement. SOBR stockholders should not consider investments made by CWV’s existing investors as a factor when deciding on how to vote on the proposals in this proxy statement/prospectus, since CWV’s existing investors may have had different risk tolerances.

The closing of the CWV Pre-Closing Financing is conditioned upon the satisfaction or waiver of the conditions to the Closing as well as certain other conditions. The closing of the CWV Pre-Closing Financing is a condition to the closing of the Merger, as is the transfer of $2 million to SOBR to be used to fund the business operations of SOBR and to settle any SOBR debts.

For a more complete description of the CWV Pre-Closing Financing, please see the sections titled “Agreements Related to the Merger — CWV Securities Purchase Agreements” beginning on page 88 of this proxy statement/ prospectus.

Q: What is the SOBR Pre-Closing Financing?

A: SOBR expects to enter into 12-month promissory notes with an annual interest rate of 6.5%, in the principal amount of up to $2 million, with an original issue discount of 10%, which will be convertible into SOBR Common Stock at the Closing and warrants to purchase SOBR Common Stock, pending SOBR stockholder approval (the “SOBR Notes”).  Without SOBR stockholder approval, the SOBR Notes will not convert and will continue as debt.  Total shares of SOBR Common Stock anticipated to be issued, including shares to the placement agent, are approximately 3,106,061 shares of SOBR Common Stock.  The SOBR Notes and financing is referred to herein as the SOBR Pre-Closing Financing.

For a more complete description of the SOBR Pre-Closing Financing, please see the sections titled “Agreements Related to the Merger — SOBR Pre-Closing Financing” beginning on page 88 of this proxy statement/ prospectus.

Q: What proposals will be voted on at the SOBR Special Meeting in connection with the Merger?

A: Pursuant to the terms of the Merger Agreement, the following proposals must be approved by the requisite stockholder vote at the SOBR Special Meeting in order for the Merger to close (the “Merger Proposals”):

•	Proposal No. 1 — The Nasdaq Stock Issuance Proposal to approve the issuance of shares of SOBR Common Stock to stockholders of CWV pursuant to the terms of the Merger Agreement, a copy of which is attached as Annex A, which will (i) represent more than 20% of the shares of SOBR Common Stock outstanding immediately prior to the Merger under Nasdaq Listing Rule 5635(a), and (ii) result in a change of control under Nasdaq Listing Rule 5635(b);

•	Proposal No. 2 — The Reverse Stock Split Proposal to approve an amendment to the SOBR Charter to effect a reverse stock split of SOBR’s issued and outstanding common stock at a ratio determined by the SOBR board of directors and agreed to by CWV, in a range from one-for-two (1:2) up to one-for-twenty-five (1:25), in the form attached as Annex B;

•

Proposal No. 3 — The Authorized Share Increase Proposal to approve an amendment to the SOBR Charter to increase the number of shares of SOBR Common Stock that SOBR is authorized to issue from 100,000,000 to 1,000,000,000, in the form attached as Annex C; and

•

Proposal No. 6 — The 2019 Plan Amendment Proposal

to approve an amendment to the 2019 Plan (as defined in the accompanying proxy statement/prospectus) which will become effective on the date immediately following the consummation of the Merger and is contingent on the completion of the Merger (the “2019 Plan Amendment Proposal“ or “Proposal No. 6”).

Approval of each of Proposal Nos. 1, 2, 3, and 6 is a condition to completion of the Merger. The issuance of SOBR Common Stock in connection with the Merger and the change of control resulting from the Merger will not take place unless Proposal No. 1 is approved by SOBR stockholders and the Merger is consummated. The amendment to the SOBR Charter to effect a reverse stock split of SOBR’s issued and outstanding common stock will not take place unless Proposal No. 2 is approved by the requisite SOBR stockholders but may take place whether or not the Merger is consummated. The amendment to the SOBR Charter to increase the number of shares of SOBR Common Stock will not take place unless Proposal No. 3 is approved by the requisite SOBR stockholders and the Merger is consummated. The amendment to the SOBR Charter to approve an amendment to the 2019 Plan will not take place unless Proposal No. 6 is approved by the requisite SOBR stockholders and the Merger is consummated.

11

In addition to the requirement of obtaining SOBR stockholder approval, the Closing is subject to the satisfaction or waiver of each of the other closing conditions set forth in the Merger Agreement. For a more complete description of the closing conditions under the Merger Agreement, please see the section titled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 86 of this proxy statement/prospectus.

The presence, in person or being represented by proxy, at the SOBR Special Meeting of the holders of one-third of the shares of SOBR Common Stock outstanding and entitled to vote at the SOBR Special Meeting is necessary to constitute a quorum at the meeting for the purpose of approving the Merger Proposals.

Q: What proposals will be voted on at the SOBR Special Meeting, other than the Merger Proposals?

A: At the SOBR Special Meeting, the holders of SOBR Common Stock will also be asked to approve the following proposals:

•	Proposal No. 4 — The Director Election Proposal to elect the Class I Director nominee, Kris Pederson, to the SOBR board of directors to hold office for a three-year term, until her respective successor is elected and qualified, or until her earlier death, resignation or removal; provided that if the Merger is consummated, the approval of Proposal No. 4 will only have an effect until the completion of the Merger because the composition of the SOBR board of directors will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement;

•	Proposal No. 5 — The Auditor Ratification Proposal to ratify and approve the appointment of Haynie and Company, as SOBR’s independent registered accounting firm for the year ended December 31, 2026;

•	Proposal No. 7 — The Name Change Proposal to approve an amendment to SOBR’s amended and restated certificate of incorporation to change the name of SOBR to “Clean World Ventures, Ltd.”;

•

Proposal No. 8 — The SOBR Financing Proposal to approve for purposes of complying with applicable Nasdaq rules, the issuance in excess of 19.99% of the Company’s outstanding common stock upon the conversion of convertible promissory notes issued in connection with, a private placement pursuant to Rule 506(b) of the Securities Act of 1933, as amended, which may be deemed a “change of control” under Nasdaq listing Rule 5635(b); and

•	Proposal No. 9 — The Adjournment Proposal to approve an adjournment of the SOBR Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 and 6;

The approvals of Proposal Nos. 4, 5, 7, 8 and 9 are not conditions to the completion of the Merger. The implementation of Proposal No. 7 is conditioned on the consummation of the Merger. SOBR does not expect that any matter other than the Proposals will be brought before the SOBR Special Meeting.

The presence, in person or being represented by proxy, at the SOBR Special Meeting of the holders of at least one-third of the shares of SOBR Common Stock outstanding and entitled to vote at the SOBR Special Meeting is necessary to constitute a quorum at the meeting for the purpose of approving the proposals.

Q: What stockholder votes are required to approve the proposals at the SOBR Special Meeting?

A: The presence, in person or being represented by proxy, at the SOBR Special Meeting of the holders of at least one-third of the shares of SOBR Common Stock outstanding and entitled to vote at the SOBR Special Meeting is necessary to constitute a quorum at the meeting for the purpose of approving the proposals. Abstentions or “WITHHOLD” votes and broker non-votes will be counted towards the presence of a quorum.

12

The affirmative vote of a majority of the votes properly cast for and against by the holders of SOBR Common Stock at the SOBR Special Meeting, assuming a quorum is present, is required for approval of Proposal Nos. 1, 2, 3, 5, 6, 7, 8, and 9. The affirmative vote of a plurality of the votes properly cast by the holders of SOBR Common Stock entitled to vote at the SOBR Special Meeting, assuming a quorum is present, is required for the election of the director nominated via Proposal No. 4. Each of Proposal No. 1, Proposal No. 2, Proposal No. 3, and Proposal No. 6 is a condition to completion of the Merger. Therefore, the Merger cannot be consummated without the approval of Proposal Nos. 1, 2, 3 and 6. The issuance of SOBR Common Stock in connection with the Merger and the change of control of SOBR resulting from the Merger will not take place unless Proposal Nos. 1 and 2 are approved by SOBR stockholders and the reverse stock split is effected and the Merger is consummated. The amendment to the SOBR Charter to effect a reverse stock split of SOBR issued and outstanding common stock will not take place unless Proposal No. 2 is approved by the requisite SOBR stockholders. SOBR may still elect to proceed with the reverse stock split if Proposal No. 2 is approved by SOBR’s stockholders even if Proposal No. 1 is not approved, or even if approved, the Merger is not consummated. Additionally, Proposal Nos. 3, 6 and 7 are each conditioned on the consummation of the Merger. Therefore, if Proposal No. 1 and Proposal No. 2 are not approved and the Merger is not consummated, Proposal Nos. 3, 6, and 7 will each have no effect, even if approved by SOBR stockholders.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions or “WITHHOLD” votes (as applicable), and broker non- votes. Abstentions or “WITHHOLD” votes and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the SOBR Special Meeting, but will not be counted as votes cast and will have no effect on the outcome of the vote for each proposal.

Q:Why is SOBR seeking stockholder approval to issue shares of SOBR Common Stock to existing stockholders of CWV in the Merger?

A: Because the SOBR Common Stock is listed on Nasdaq, SOBR is subject to the Nasdaq rules. Nasdaq Listing Rule 5635(a) requires stockholder approval with respect to the issuance of SOBR Common Stock when, among other instances, (i) the shares to be issued are being issued in connection with the acquisition of the stock or assets of another company and are equal to 20% or more of the outstanding shares of SOBR Common Stock before the issuance and (ii) any director, officer or “Substantial Shareholder” (as defined by Nasdaq Listing Rule 5635(e)(3)) of such company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company to be acquired or in the consideration to be paid in the transaction and the issuance of common stock could result in an increase in outstanding common shares or voting power of 5% or more. Nasdaq Listing Rule 5635(b) also requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Nasdaq will consider all facts and circumstances concerning a transaction, including whether there are any other relationships or agreements between the company and the investor or group. Nasdaq Listing Rule 5635(d) also requires stockholder approval for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common equity securities (or securities convertible into or exercisable for common equity securities) at a price that is less than market value of the stock if the number of equity securities to be issued is or may be equal to 20% or more of the common equity securities, or 20% or more of the voting power, outstanding before the issuance.

In the case of the Merger, SOBR expects to issue approximately 589,388,108 shares of SOBR Common Stock. As of June 8, there were 2,876,562 shares of SOBR Common Stock outstanding, therefore, SOBR Common Stock to be issued pursuant to the Merger Agreement (including the shares issued to investors in the CWV Pre-Closing Financing and the shares issued to investors in the SOBR Pre-Closing Financing) will represent greater than 20% of its voting stock outstanding before the issuance.

Accordingly, SOBR is seeking stockholder approval of the issuance of SOBR Common Stock pursuant to the Merger Agreement under the Nasdaq rules.

13

Q: Will the Combined Company common stock trade on an exchange?

A: Shares of SOBR Common Stock are currently listed on Nasdaq under the symbol “SOBR.” SOBR has filed an initial listing application for the Combined Company common stock with Nasdaq. After completion of the Merger, SOBR will be renamed “Clean World Ventures, Ltd.” and it is expected that the Combined Company common stock will trade on Nasdaq under the symbol “[___].” It is a condition to the consummation of the Merger that SOBR will receive confirmation from Nasdaq that the Combined Company has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that SOBR will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Merger Agreement is not expected to be waived by the applicable parties; however, if such condition is waived, SOBR will not recirculate an updated proxy statement/prospectus, nor will it solicit a new vote of stockholders prior to proceeding with the Merger. Accordingly, you are advised that SOBR stockholders will not have certainty regarding the listing of the Combined Company’s shares at the time you are asked to vote at the SOBR Special Meeting. For more information, please see the section entitled “Risk Factors — Risks Related to the Merger — SOBR and CWV may mutually agree to waive the condition to the Merger requiring approval for listing on Nasdaq, and if such condition is waived, the Combined Company’s stock may not be listed on Nasdaq following completion of the Merger.” on page 28 of this proxy statement/ prospectus.

On [____], 2026 the last trading day before the date of this proxy statement/prospectus, the closing sale price of SOBR Common Stock was $[___] per share.

Q: Who will be the directors of the Combined Company following the Merger?

A: Immediately following the Merger, the Combined Company board of directors will be composed of four members, all of whom have been designated by CWV. Effective as of the Effective Time, the SOBR board of directors will decrease its size to four and appoint the CWV designees, Brian Blevins as a Class I Director, Chrisitan Michael Steinmetz as a Class II Director, Anand Rao as a Class II Director, and Roy DiBenerdini as a Class III Director to the Combined Company board of directors and concurrently therewith, all of SOBR’s current directors will resign from their positions as directors of the SOBR board of directors. Roy DiBenerdini is expected to be appointed as Chair of the board of directors of the Combined Company. The staggered structure of the SOBR board of directors will remain in place for the Combined Company following the completion of the Merger. For additional information, please see the section titled “Management Following the Merger” beginning on page 148 of this proxy statement/prospectus.

Q: Who will be the executive officers of the Combined Company immediately following the Merger?

A: Immediately following the Merger, the executive management team of the Combined Company is expected to consist of certain members of the SOBR executive management team and the CWV executive management team prior to the Merger, including:

Roy DiBenerdini	Chief Executive Officer and Director
Nancy Parrillo	Chief Financial Officer
Anthony J. Sansone	Chief Operating Officer

Q: As a SOBR stockholder, how does the SOBR board of directors recommend that I vote?

A: The SOBR board of directors, in consultation with financial and legal advisors and management, evaluated the terms of the Merger Agreement and the related transactions contemplated thereby and: (i) determined that the Merger and the related transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of SOBR and its stockholders; (ii) approved and declared advisable the Merger Agreement and the related transactions contemplated by the Merger Agreement, including the issuance of shares of SOBR Common Stock in connection with the Merger; and (iii) recommends that SOBR’s stockholders vote “FOR” each of the Proposals.

Q: What risks should I consider in deciding whether to vote in favor of the Merger?

A: You should carefully review the section titled “Risk Factors” beginning on page 28 of this proxy statement/prospectus and the documents incorporated by reference herein, which set forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the Combined Company’s business will be subject, and risks and uncertainties to which each of SOBR and CWV, as independent companies, are subject.

14

Q: When do you expect the Merger to be consummated?

A: The Merger is anticipated to close in the third quarter of 2026, but the exact timing cannot be predicted. For more information, please see the section titled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 86 of this proxy statement/prospectus.

Q: What do I need to do now?

A: SOBR urges you to read this proxy statement/prospectus carefully, including the annexes and the documents incorporated by reference, and to consider how the Merger affects you.

Stockholder of Record: Shares Registered in Your Name

If on [___], 2026, your shares were registered directly in your name with SOBR’s transfer agent, Broadridge Financial Services, then you are a stockholder of record. As a stockholder of record, you may vote virtually at the SOBR Special Meeting or by proxy in advance of the SOBR Special Meeting by visiting [www.proxyvote.com], completing and returning the proxy card by mail, or calling [1-800-690-6903].

Whether or not you plan to attend the SOBR Special Meeting, we urge you to vote by proxy via the internet to ensure your vote is counted. You may still virtually attend the SOBR Special Meeting and vote at the SOBR Special Meeting even if you have already voted by proxy.

•	To vote at the SOBR Special Meeting, attend the SOBR Special Meeting virtually and you will be afforded an opportunity to vote via the internet.
•	To submit a proxy online in advance of the SOBR Special Meeting, visit [www.proxyvote.com].
•	To submit a proxy via telephone in advance of the SOBR Special Meeting, call [1-800-690-6903].
•	To submit a proxy by mail, complete, sign and date the printed proxy card enclosed with the proxy materials, and return it promptly in the postage-paid envelope provided. If we receive your signed proxy card before the SOBR Special Meeting, we will vote your shares as you direct.

If your proxy is properly returned to SOBR, the shares represented thereby will be voted at the SOBR Special Meeting in accordance with the instructions specified thereon.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If on [__], 2026, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the SOBR Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. Simply complete the steps included in the voting instruction form to ensure that your vote is counted.

You are also invited to attend the SOBR Special Meeting. To vote at the SOBR Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Q: What happens if I do not return a proxy card or otherwise vote or provide proxy instructions, as applicable?

A: Stockholder of Record; Shares Registered in Your Name

If you are a stockholder of record and do not vote by proxy in advance of the meeting, or vote at the SOBR Special Meeting, your shares will not be voted.

15

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is considered to be a routine matter under applicable rules. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine” under applicable rules but not with respect to “non-routine” matters. Under applicable stock exchange rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Unless you provide voting instructions to your broker, your broker or nominee may NOT vote your shares on: the Nasdaq Stock Issuance Proposal (Proposal No. 1), , the Reverse Stock Split Proposal (Proposal No. 2), the Authorized Share Increase Proposal (Proposal No. 3), the Director Election Proposal (Proposal No. 4), the 2019 Plan Amendment Proposal (Proposal No. 6), the Name Change Proposal (Proposal No. 7) the SOBR Financing Proposal (Proposal No. 8), or the Adjournment Proposal (Proposal No. 9), but you may vote your shares on the Auditor Ratification Proposal (Proposal No. 5).

Q:What if I sign and return a proxy card or otherwise vote but do not indicate specific choices?

A: If you are a stockholder of record and return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted (i) FOR the Nasdaq Stock Issuance Proposal (Proposal No. 1), (ii) FOR the Reverse Stock Split Proposal (Proposal No. 2), (iii) FOR the Authorized Share Increase Proposal (Proposal No. 3), (iv) FOR the Director Election Proposal (Proposal No. 4), (v) FOR the Auditor Ratification Proposal (Proposal No. 5), (vi) FOR the 2019 Plan Amendment Proposal (Proposal No. 6), (vii) FOR the Name Change Proposal (Proposal No. 7), (viii) FOR the SOBR Financing Proposal (Proposal No. 8), and (ix) FOR the Adjournment Proposal (Proposal No. 9).

Q:Who counts the votes?

A: Broadridge Financial Solutions (“Broadridge”) has been engaged as SOBR’s independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed proxy card is returned directly to Broadridge for tabulation. If you hold your shares through a broker, your broker returns one proxy card to Broadridge on behalf of all its clients.

Q:How can I find out the voting results?

A: Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the SOBR Special Meeting.

Q:May I revoke and/or change my vote after I have submitted a proxy or provided proxy instructions?

A: You may revoke or change your proxy at any time before the SOBR Special Meeting by (i) filing, with our Corporate Secretary at our executive offices, located at 6400 South Fiddlers Green Circle, Suite 1400, Greenwood Village, Colorado 80111 a notice of revocation of proxy; (ii) delivering a properly executed, later-dated proxy prior to the SOBR Special Meeting; or (iii) voting at the SOBR Special Meeting. Attendance at the SOBR Special Meeting by itself will not revoke a proxy. Shares can be voted at the SOBR Special Meeting only if the holder is present or represented by proxy. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your broker or record holder to vote at the SOBR Special Meeting. Your signed proxy card, telephonic proxy instructions, internet proxy instructions, or written notice must be received by , 2026, 11:59 p.m. Eastern Time to be counted.

If a SOBR stockholder who owns SOBR shares in “street name” has instructed a broker to vote its shares of SOBR Common Stock, the stockholder must follow directions received from its broker to change and/or revoke those instructions.

Q:Who is paying for this proxy solicitation?

A: Solicitation in connection with the SOBR Special Meeting is made by SOBR. We will bear the entire cost of solicitation, including the preparation, assembly, printing, mailing, and posting of this proxy statement/prospectus, the Annual Report, the form of Proxy and any additional solicitation materials furnished to stockholders. Copies of any solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies may be supplemented by a solicitation by telephone, e-mail, or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by e-mail, telephone, and mail.

16

Q: What are the material U.S. federal income tax considerations of the Merger to U.S. Holders of SOBR Common Stock?

A: SOBR stockholders will not sell, exchange or dispose of any shares of SOBR Common Stock as a result of the Merger. Thus, there will be no U.S. federal income tax considerations to SOBR stockholders as a result of the Merger.

Q: What are the U.S. federal income tax considerations of the Merger to U.S. Holders of CWV Capital Stock?

A: Subject to the limitations and qualifications described in the section titled “The Merger — U.S. Federal Income Tax Considerations of the Merger” beginning on page 76 of this proxy statement/prospectus, the Merger is intended to (1) qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and/or (2) an exchange of shares of CWV Capital Stock for SOBR Common Stock under Section 351(a) of the Code. As a result, assuming such treatment, a U.S. Holder of CWV Capital Stock will not recognize gain or loss upon the exchange of its CWV stock for SOBR stock. For a more detailed discussion of the U.S. federal income tax considerations of the Merger, please see the section titled “The Merger — U.S. Federal Income Tax Considerations of the Merger” beginning on page 76 of this proxy statement/prospectus.

Q: What are the U.S. federal income tax considerations of the reverse stock split to holders of SOBR Common Stock?

A: A holder of SOBR Common Stock should not recognize gain or loss upon the reverse stock split, except to the extent such holder receives cash in lieu of a fractional share of SOBR Common Stock, and subject to the discussion in the section titled “Proposal No. 2 — The Reverse Stock Split Proposal — U.S. Federal Income Tax Considerations of the Reverse Stock Split” beginning on page 111 of this proxy statement/prospectus. Please review the information in the section titled “Proposal No. 2 — The Reverse Stock Split Proposal — U.S. Federal Income Tax Considerations of the Reverse Stock Split” beginning on page 111 of this proxy statement/prospectus for a more complete description of the U.S. federal income tax considerations of the reverse stock split to holders of SOBR Common Stock.

Q: Who can help answer my questions?

A: If you are a SOBR stockholder and would like additional copies of this proxy statement/prospectus without charge or if you have questions about the Merger or related matters, including the procedures for voting your shares, you should contact our Corporate Secretary at our executive offices, located at 6400 South Fiddlers Green Circle, Suite 1400, Greenwood Village, Colorado 80111, telephone (844) 762-7723.

17

PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger and the proposals being considered at the SOBR Special Meeting, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement and the other annexes to which you are referred in this proxy statement/ prospectus, and the documents incorporated by reference therein. For more information, please see the section titled “Where You Can Find More Information” beginning on page 176 of this proxy statement/prospectus. Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split described in Proposal No. 2 of this proxy statement/prospectus.

The Companies

SOBR

SOBR is a Delaware corporation which provides non-invasive technology to quickly and discretely monitor, detect and identify the presence of alcohol in individuals. SOBR’s mission is to save lives, positively impact behavioral outcomes and individual wellness, increase workplace safety and productivity, and create significant economic benefits. SOBR’s non-invasive technologies are integrated within its scalable and patent-pending software platform, SOBRsafeTM, producing statistical, measurable business and user data. SOBR operates as a single segment designed to enable customers to purchase products directly through channel partners, sales agents or through its digital enterprise and consumer channels. To that end, the SOBRsafe software platform, along with SOBR’s integrated hardware devices, SOBRcheck™ and SOBRsure™, used to provide non-invasive alcohol monitoring, detection and identity verification, combine to create a robust solution that has current and potential applications in:

➢	Behavioral health and wellness
➢	Judicial administrative applications
➢	Licensing and integration
➢	Commercial environments, including but not limited to oil and gas, fleet management, telematics, ride share programs, and general workplace safety
➢	Individual consumer use, including co-parenting trust, personal accountability, and adolescent driver safety

The SOBRcheck™ device is a patent-pending, touch-based identity verification and alcohol detection solution. Users place two fingers on the device sensors, one compares biometric data points from the finger to confirm identity, while the other senses alcohol contained in perspiration emitted through the pores of the fingertip. The touch-based device connects to the SOBRsafe™ software solution to collect, present and communicate data collected to subscribed parties.

The SOBRsure™ device is a patent-pending, fitness-style wearable band with an alcohol monitoring and detection solution intended for discrete, low-profile and voluntary use providing qualified, real-time alcohol monitoring and GPS tracking. The wearable band is a device which includes a contained sensor which senses alcohol contained in perspiration released through the pores of the skin. The wearable band connects to a mobile device via Bluetooth communication where the SOBRsafe™ mobile application collects and transmits data to the SOBRsafe™ software solution. The SOBRsure™ device provides passive, qualified, real-time alcohol insights to administrators, clinicians, parents and more, and also includes device removal and service interruption notifications.

CWV

CWV is a zero‑carbon Green Energy technology manufacturing company backed by real-time AI manufacturing and Cybersecure SCADA. CWV designs and manufactures advanced distributed green hydrogen and clean electricity generation systems. CWV’s technology enables onsite, independent distributed power production to support AI/data centers, critical materials mining, heavy industries, industrial manufacturing operations, transportation and other commercial applications. CWV also works with hyperscale data center operators seeking scalable, on-site clean energy solutions to meet the growing demands of AI-driven workloads.

18

Merger Sub

Merger Sub is a direct, wholly owned subsidiary of SOBR and was formed solely for the purpose of carrying out the Merger.

The Merger (see page 67)

Subject to the satisfaction or waiver of the closing conditions set forth in the Merger Agreement, at the Closing, Merger Sub will merge with and into CWV, with CWV continuing as a wholly owned subsidiary of SOBR and the surviving corporation of the Merger.

SOBR’s Reasons for the Merger (see page 70)

In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the SOBR board of directors held numerous meetings, consulted with SOBR’s senior management, legal counsel and financial advisors, and considered a wide variety of factors. Following a thorough process of reviewing and analyzing potential strategic alternatives, the SOBR board of directors considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement, including (but not necessarily presented in any order of relative importance):

•	the belief that the Merger will provide SOBR stockholders with an opportunity to participate in the potential growth of the Combined Company, which is expected to have a stronger financial position and greater access to capital markets than SOBR as a standalone entity;
•	the financial condition and prospects of SOBR and the risks associated with continuing to operate SOBR on a stand-alone basis, particularly in light of the then-current and historical trading prices of SOBR Common Stock;
•	the belief that, after a comprehensive and thorough strategic process, the Merger is more favorable to SOBR stockholders than the potential value that might have resulted from remaining a standalone company, entering into other strategic alternatives available to SOBR, or liquidating or dissolving its business and assets; and
•	the belief that the terms and conditions of the Merger Agreement are fair and reasonable to SOBR and its stockholders, taking into account the Exchange Ratio and the absence of any superior alternative proposals.

The SOBR board of directors also considered a variety of risks and other countervailing factors related to entering into the Merger, including:

•	the prohibition on SOBR to solicit alternative acquisition proposals during the pendency of the Merger;
•	the risk that the Merger might not be consummated in a timely manner or at all;
•	various other risks associated with the Combined Company and the proposed transaction, including those described in the section titled “Risk Factors” beginning on page 28 of this proxy statement/ prospectus.

The foregoing information is not intended to be exhaustive but is believed to include a summary of all of the material factors considered by the SOBR board of directors in its consideration of the Merger Agreement and the transactions contemplated thereby. After conducting an overall analysis of these and other factors, including thorough discussions with, and questioning of, SOBR’s management and legal counsel, the SOBR board of directors concluded that the benefits, advantages and opportunities of a potential transaction outweighed the uncertainties and risks described above.

19

Based on this overall analysis of the factors described above, the SOBR board of directors approved the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement.

CWV’s Reasons for the Merger (see page 71)

In the course of reaching its decision to approve the Merger and the CWV Pre-Closing Financing, the CWV board of directors held numerous meetings, consulted with CWV’s senior management, legal counsel and financial advisors, and considered a wide variety of factors. Ultimately, the CWV board of directors concluded that a merger with SOBR, together with the additional financing committed from the CWV Pre-Closing Financing, was the best option to generate capital resources to support the advancement of CWV’s core functions, revenue streams, and fund the Combined Company.

Additional factors the CWV board of directors considered included the following (which factors are not necessarily presented in any order of relative importance):

•

the Merger will potentially expand the access to capital and the range of investors available as a public company to support the development of CWV’s pipeline, compared to the capital and investors CWV could otherwise gain access to if it continued to operate as a privately-held company;

•	the potential benefits from increased public market awareness of CWV and its pipeline;
•	the historical and current information concerning CWV’s business, including its financial performance and condition, operations, and management;
•	the CWV board of directors’ belief that no alternatives to the Merger, together with the additional financing committed from the CWV Pre-Closing Financing, were reasonably likely to create greater value for CWV stockholders, after considering the various financing and other strategic options to enhance stockholder value that were considered by the CWV board of directors;
•	the CWV board of directors’ expectation that the Merger, together with the additional financing committed from the CWV Pre-Closing Financing, would be a higher probability and more cost-effective means to access capital than other options considered, including an initial public offering;
•	the expected operations, management structure and operating plans of the Combined Company;
•	the ability to obtain a Nasdaq listing;
•	the business, history, operations, and financial reporting of SOBR; and
•	the terms and conditions of the Merger Agreement.

The CWV board of directors also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•	the possibility that the Merger or the CWV Pre-Closing Financing might not be completed;
•	the possibility that SOBR could, under certain circumstances, consider unsolicited acquisition proposals if superior to the Merger;
•

the costs involved in connection with completing the Merger, the time and effort of CWV senior management required to complete the Merger, the related disruptions or potential disruptions to CWV’s business operations and future prospects, including its relationships with its employees, suppliers and partners and others that do business or may do business in the future with CWV, and related administrative challenges associated with combining the companies;

•

the additional expenses and obligations to which CWV’s business will be subject to following the Merger that CWV has not previously been subject to, and the operational changes to CWV’s business, in each case that may result from being a public company; and

•

various other risks associated with the combined organization and the Merger, including the risks described in the section titled “Risk Factors” beginning on page 28 of this proxy statement/prospectus.

20

Interests of SOBR’s Directors and Executive Officers in the Merger (see page 73)

In considering the recommendation of the SOBR board of directors with respect to approving the Merger, stockholders should be aware that SOBR’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of SOBR stockholders generally. These interests may present them with actual or potential conflicts of interest. These interests include the following:

•

Certain current and/or former executive officers of SOBR have received or may receive (i) severance benefits in accordance with the terms of employment agreements they have entered with in connection with the Merger and/or the terminations of their employment, as described in further detail in the section of this proxy statement/prospectus titled “Interests of SOBR’s Directors and Executive Officers in the Merger”.

•	Certain current and/or former executive officers and directors of SOBR beneficially owned, in the aggregate, less than 1% of the shares of SOBR Common Stock as of April 24, 2026.

The SOBR board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that SOBR stockholders approve the Merger as contemplated by this proxy statement/prospectus.

Interests of CWV Directors and Executive Officers in the Merger (see page 75)

In considering the recommendation of the CWV board of directors with respect to approving the Merger, stockholders should be aware that CWV’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of CWV stockholders generally. These interests may present them with actual or potential conflicts of interest. These interests include the following:

•

as of April 24, 2026, CWV’s current non-employee directors and executive officers beneficially owned, in the aggregate, approximately 99.25% of the shares of CWV Capital Stock, which for purposes of this subsection excludes any shares of CWV Common Stock issuable upon exercise or settlement of CWV Options held by such individual;

•

in connection with the Merger, each option to purchase shares of CWV Common Stock held by CWV’s executive officers and directors, whether or not vested, will be converted into an option to purchase shares of the Combined Company common stock, on the same terms and conditions (including any vesting and acceleration provisions);

•	certain of CWV’s directors and executive officers are expected to become directors and executive officers of the Combined Company upon completion of the Merger; and
•	CWV’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement.

The CWV board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that CWV stockholders approve the Merger as contemplated by this proxy statement/ prospectus.

Overview of the Merger Agreement and Agreements Related to the Merger Agreement

Merger Consideration (see page 80)

At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) each then-outstanding share of CWV Capital Stock (including shares of CWV Common Stock issued in the CWV Pre-Closing Financing), excluding any shares of CWV Capital Stock to be cancelled pursuant to the Merger Agreement and any dissenting shares, will be converted into the right to receive a number of shares of SOBR Common Stock, equal to the Exchange Ratio (described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 81 of this proxy statement/ prospectus), and (ii) each then-outstanding CWV Option will be converted into and become an option to purchase shares of SOBR Common Stock on the existing terms and conditions (including with respect to vesting and accelerated vesting), subject to adjustment as set forth in the Merger Agreement.

Immediately after the Merger, SOBR securityholders as of immediately prior to the Merger are expected to own approximately 1.7% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis and former holders of CWV securities are expected to own approximately 98.3% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis.

21

Treatment of CWV Options (see page 81)

Under the terms of the Merger Agreement, each option to purchase shares of CWV Common Stock that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, will be assumed and converted into an option to purchase shares of SOBR Common Stock.

Accordingly, from and after the Effective Time: (i) each outstanding CWV Option assumed by SOBR may be exercised solely for shares of SOBR Common Stock; (ii) the number of shares of SOBR Common Stock subject to each outstanding CWV Option assumed by SOBR will be determined by multiplying (A) the number of shares of CWV Common Stock that were subject to such CWV Option assumed by SOBR, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number up to the nearest whole number of shares of SOBR Common Stock. Each CWV Option assumed by SOBR will otherwise continue in full force and effect and the term, exercisability, vesting schedule, acceleration rights and other terms and conditions of such CWV Option will otherwise remain unchanged.

To the extent provided under the terms of a CWV Option assumed by SOBR in accordance with the terms of the Merger Agreement, such CWV Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of CWV Common Stock subsequent to the Effective Time.

Treatment of SOBR Common Stock and SOBR Options (see page 81)

Except as contemplated by the proposed increase in the number of authorized shares of SOBR Common Stock described in Proposal No. 3 of this proxy statement/prospectus and the proposed reverse stock split of issued and outstanding SOBR Common Stock described in Proposal No. 2 of this proxy statement/prospectus, SOBR Common Stock will remain unaffected by the Merger.

Conditions to the Completion of the Merger (see page 86)

To complete the Merger, SOBR stockholders must approve Proposal No. 1, 2, 3 and 6 and CWV stockholders must adopt the Merger Agreement and approve the Merger and the related transactions contemplated by the Merger Agreement. Additionally, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

Non-Solicitation (see page 84)

The Merger Agreement contains non-solicitation provisions prohibiting SOBR and CWV from soliciting a competing transaction. Each of SOBR and CWV have agreed that, subject to certain exceptions, SOBR and CWV and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize any of the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives retained by it or any of its subsidiaries to, directly or indirectly:

•	solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of, any Acquisition Proposal or Acquisition Inquiry;
•	furnish any non-public information with respect to it to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;
•	engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry;
•	approve, endorse or recommend any Acquisition Proposal, subject to the terms of the Merger Agreement;
•	execute or enter into any letter of intent or any contract contemplating or otherwise relating to an Acquisition Transaction; or
•	publicly propose to do any of the foregoing.

22

Termination of the Merger Agreement (see page 86)

Either SOBR or CWV may terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated.

CWV Securities Purchase Agreements (see page 88)

Concurrently with the execution and delivery of the Merger Agreement, it is anticipated that certain institutional and accredited investors of CWV will enter into the CWV Securities Purchase Agreements with CWV, pursuant to which such investors will agree to purchase, immediately prior to the Merger, shares of CWV Common Stock, representing an aggregate commitment of approximately $22 million in the CWV Pre-Closing Financing.

The shares of CWV Common Stock that are issued in the CWV Pre-Closing Financing will be converted into shares of SOBR Common Stock in the Merger.

The CWV Securities Purchase Agreements contain customary representations and warranties of CWV and also contain customary representations and warranties of the purchaser parties thereto.

SOBR Pre-Closing Financing (see page 88)

SOBR expects to enter into 12-month promissory notes with an annual interest rate of 6.5%, in the principal amount of up to $2 million, with an original issue discount of 10%, which will be convertible into SOBR Common Stock at the Closing and warrants to purchase SOBR Common Stock, pending SOBR stockholder approval (the “SOBR Notes”).  Without SOBR stockholder approval, the SOBR Notes will not convert and will continue as debt to the Combined Company.  Total shares of SOBR Common Stock anticipated to be issued, including shares to the placement agent, are approximately 3,106,061 shares of SOBR Common Stock.  The SOBR Notes and financing is referred to herein as the SOBR Pre-Closing Financing.

Management Following the Merger

The following table sets forth the name, age as of June 8, 2026, and position of each of the individuals who are expected to serve as executives and directors of the Combined Company following completion of the Merger:

Name	Age	Title
Executive Officers
Roy DiBenerdini	62	Chief Executive Officer and Class III Director
Nancy Parrillo	65	Chief Financial Officer
Anthony J. Sansone	78	Chief Operating Officer

Non-Employee Directors
Brian Blevins	64	Class I Director
Christian M. Steinmetz	69	Class II Director
Anand Rao	57	Class II Director

U.S. Federal Income Tax Considerations of the Merger (see page 76)

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or an exchange of shares of CWV Capital Stock for SOBR Common Stock under Section 351(a) of the Code. Assuming the Merger so qualifies, subject to the limitations and qualifications described in the section titled “The Merger — U.S. Federal Income Tax Considerations of the Merger” beginning on page 76 of this proxy statement/prospectus, a U.S. Holder of CWV Capital Stock will not recognize gain or loss upon the exchange of its CWV Capital for SOBR Common Stock. Since SOBR stockholders will not sell, exchange or dispose of any shares of SOBR Common Stock as a result of the Merger, there will be no material U.S. federal income tax considerations to SOBR stockholders as a result of the Merger. For a more detailed discussion of the U.S. federal income tax considerations of the Merger, see the section titled “The Merger — U.S. Federal Income Tax Considerations of the Merger,” beginning on page 76 of this proxy statement/prospectus.

Risk Factors (see page 28)

Both SOBR and CWV are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective securityholders, including the following risks:

Risks Related to the Proposed Merger:

•	Failure to complete, or delays in completing, the potential Merger with CWV could materially and adversely affect SOBR’s results of operations, business, financial results and/or common stock price;
•	The issuance of SOBR Common Stock to CWV stockholders pursuant to the Merger Agreement and the resulting change in control from the Merger and the Reverse Stock Split must be approved by SOBR stockholders, and the Merger Agreement and transactions contemplated thereby must be approved by CWV’s stockholders. Failure to obtain these approvals would prevent the closing of the Merger;
•	Some of SOBR’s and CWV’s directors and executive officers have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests; and
•	SOBR stockholders and CWV stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger, including the conversion of CWV Common Stock issued in the CWV Pre-Closing Financing.

23

Risks Related to the Proposed Reverse Stock Split:

•	The reverse stock split may not increase the Combined Company’s stock price over the long-term;
•	The reverse stock split may decrease the liquidity of the Combined Company common stock; and
•	The reverse stock split may lead to a decrease in the Combined Company’s overall market capitalization.

Risks Related to SOBR:

•	If the Merger is not consummated, SOBR may engage in strategic transactions, which could impact its liquidity, increase its expenses and present significant distractions to its management.
•

SOBR received a deficiency letter from Nasdaq regarding the closing bid stock price. SOBR may not be able to maintain its listing on Nasdaq, which could have a material adverse effect on SOBR and its stockholders.

•	If SOBR’s Common Stock is delisted from Nasdaq and become subject to the penny stock rules, it would become more difficult to trade its shares.
•	The market price of SOBR’s common stock may be volatile and may be affected by market conditions beyond SOBR’s control.
•	SOBR’s stock price could become more volatile and your investment could lose value.
•	SOBR’s business plan, which is focused on the development and commercialization of personal alcohol awareness tracking devices, is dependent upon its SOBRsafe technology.
•	SOBR may not be able to meet its future capital needs.
•	SOBR has a limited operating history and historical financial information upon which you may evaluate its performance
•

SOBR’s quarterly and annual operating results may fluctuate significantly and may not fully reflect the underlying performance of its business. This makes SOBR’s future operating results difficult to predict and could cause its operating results to fall below expectations or any guidance it may provide.

•	If SOBR is unable to recruit and retain qualified personnel, its business could be harmed.
•

Provisions in SOBR’s corporate charter documents and under Delaware law may prevent or frustrate attempts by SOBR’s stockholders to change SOBR’s management and hinder efforts to acquire a controlling interest in SOBR, and the market price of SOBR Common Stock may be lower as a result.

•	SOBR needs to ensure strong product performance and reliability to maintain and grow its business.
•	SOBR’s products could contain defects, or they may be installed or operated incorrectly, which could reduce sales of those products or result in claims against SOBR.
•

Rapid technological change could cause SOBR’s products to become obsolete and if SOBR does not enhance its product offerings through its research and development efforts, SOBR may be unable to effectively compete.

•	Because SOBR’s technology is innovative and disruptive, it may require additional time to enter the market due to the need to further discover the profile companies within SOBR’s target markets.
•	If SOBR’s products do not gain market acceptance, prospects for its sales revenue may be affected.
•

SOBR is currently selling its products through direct sales and channel partners and will need time to develop brand awareness and recognition, define market verticals, potential market share, and support relationships in order to secure customers and grow revenue.

•

SOBR relies on third-party intellectual property licenses and agreements to provide and facilitate the basis for and production of its patent-pending technology including its manufactured SOBRcheck and SOBRsure devices.

•	SOBR may be unable to adequately protect its proprietary rights.
•	SOBR may be unable to protect its trademarks, trade secrets, and other intellectual property rights that are important to its business.
•

SOBR has limited experience manufacturing its products in large-scale commercial quantities, and SOBR faces a number of manufacturing risks that may adversely affect its manufacturing abilities which could delay, prevent or impair its growth.

•

SOBR depends upon third parties to manufacture and supply key components necessary for its products. SOBR does not have long-term agreements with its manufacturers and suppliers, and if these manufacturers or suppliers become unwilling or unable to provide an adequate supply of key components, with respect to which there is a global shortage, SOBR would not be able to find alternative sources in a timely manner and its business would be adversely impacted.

•	If critical components become unavailable or contract manufacturers delay their production, SOBR’s business will be negatively impacted.
•	Because SOBR may face direct competition, it may not be able to operate profitably in its markets
•	Any new competitor could be larger than SOBR and have greater financial and other resources than SOBR does, and those advantages could make it difficult for SOBR to compete with them.
•	Cyber-attacks and security vulnerabilities could lead to reduced revenue, increased costs, liability claims, or harm to SOBR’s competitive position.

Risks Related to CWV:

•	CWV is reliant upon significant future capital; CWV’s failure to raise sufficient capital would adversely affect its results of operations;
•	CWV’s failure to provide its planned technology performance and scalability will negatively impact its results of operations;
•	Risks of Relying on the AI data center market may negatively impact CWV’s financial goals; and
•	CWV is reliant on its key personnel.

24

Risks Related to the Ownership of the Combined Company Common Stock:

•	The market price of the Combined Company common stock is expected to be volatile, and the market price of the common stock may drop following the Merger; the Combined Company may incur losses for the foreseeable future and may never achieve profitability;
•	The Combined Company will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all;
•	Provisions that will be in the Combined Company’s certificate of incorporation and bylaws and provisions under Delaware law could make an acquisition of the Combined Company more difficult and may prevent attempts by its stockholders to replace or remove its management;
•	After completion of the Merger, the Combined Company’s executive officers, directors and principal stockholders will have the ability to control or significantly influence all matters submitted to the Combined Company’s stockholders for approval; and
•	The Combined Company will have broad discretion in the use of the cash and cash equivalents of the Combined Company and the proceeds from the CWV Pre-Closing Financing and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

These risks and other risks are discussed in greater detail under the section titled “Risk Factors” beginning on page 28 of this proxy statement/prospectus. SOBR and CWV both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 76)

Each of SOBR and CWV will use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of the Merger Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any governmental authority with respect to the transactions contemplated by the Merger Agreement, if any, and to submit promptly any additional information requested by any such governmental authority. SOBR and CWV do not intend to seek any regulatory approval from antitrust authorities to consummate the transactions

Nasdaq Stock Market Listing (see page 78)

Simultaneously with the filing of this proxy statement/prospectus, SOBR will file an initial listing application for the Combined Company common stock with Nasdaq. If such application is accepted, SOBR anticipates that the Combined Company common stock will be listed on Nasdaq following the Closing under the trading symbol “[___].” It is a condition to the consummation of the Merger that SOBR will receive confirmation from Nasdaq that the Combined Company has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that SOBR will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Merger Agreement is not expected to be waived by the applicable parties.

Anticipated Accounting Treatment (see page 78)

The Merger is expected to be treated by SOBR as a reverse merger and will be accounted for as an in- substance reverse recapitalization of SOBR by CWV in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) as, at close, the transaction is, in essence, the issuance of equity by CWV for SOBR’s net assets, consisting of nominal assets and liabilities at the time of the Merger. For accounting purposes, CWV is considered to be acquiring the assets and liabilities of SOBR in this transaction based on the terms of the Merger Agreement and other factors, including: (i) CWV’s equity holders will own a substantial majority of the voting rights in the Combined Company; (ii) CWV’s largest stockholder will retain the largest interest in the Combined Company; (iii) CWV will designate all of the initial members of the board of directors of the Combined Company; and (iv) a member of SOBR’s and members of CWV’s executive management team will become the management of the Combined Company. The Combined Company will be named Clean World Ventures, Ltd. In addition, CWV concluded that any assets of SOBR at the closing of the Merger would be de-minimis. Accordingly, upon the closing of the Merger, SOBR is expected to have no or nominal operations for accounting purposes and the Merger is expected to be treated as the equivalent of CWV issuing stock to acquire the net assets of SOBR. As a result of the Merger, the net assets of SOBR will be stated at fair value, which approximates carrying value, with no goodwill or other intangible assets recorded, and the historical results of operations prior to the Merger will be those of CWV. The direct and incremental costs related to the transaction will be treated as a reduction of the net proceeds received within additional paid- in-capital. See the “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this proxy statement/prospectus for additional information.

25

Appraisal Rights and Dissenters’ Rights (see page 79)

Holders of SOBR Common Stock are not entitled to appraisal rights in connection with the Merger under Delaware law. Holders of CWV capital stock are entitled to appraisal rights in connection with the Merger under Nevada law.

Comparison of Stockholder Rights (see page 165)

SOBR is incorporated under the laws of the State of Delaware and CWV is incorporated under the laws of the State of Nevada. As a result of the Merger, the rights of the SOBR stockholders and CWV stockholders will be governed by the Delaware General Corporation Law (“DGCL”). If the Merger is completed, CWV stockholders will become SOBR stockholders, and their rights will be governed by the DGCL, SOBR’s amended and restated bylaws (the “SOBR Bylaws”) and the SOBR Charter, as may be further amended by Proposal Nos. 2, 3 and 7 if approved by SOBR stockholders at the SOBR Special Meeting. The rights of SOBR stockholders contained in the SOBR Charter and the SOBR Bylaws differ from the rights of CWV stockholders under CWV’s certificate of incorporation and CWV’s amended and restated bylaws, as more fully described under the section titled “Comparison of Rights of Holders of SOBR Capital Stock and CWV Capital Stock” beginning on page 165 of this proxy statement/ prospectus.

26

MARKET PRICE OF SOBR COMMON STOCK AND DIVIDEND INFORMATION

The SOBR Common Stock is currently listed on The Nasdaq Capital Market under the symbol “SOBR.”

The closing price of SOBR Common Stock on April 23, 2026, the last day of trading prior to the announcement of the Merger, as reported on Nasdaq, was $0.5466 per share. The closing price of SOBR Common Stock on [  ], 2026, as reported on Nasdaq, was $[  ] per share.

Because the market price of SOBR Common Stock is subject to fluctuation, the market value of the shares of SOBR Common Stock that CWV stockholders will be entitled to receive in the Merger may increase or decrease.

CWV is a private company, and shares of CWV Common Stock are not publicly traded.

Assuming approval of Proposal Nos. 1, 2, 3, and 6, and successful application for initial listing with Nasdaq, following the consummation of the Merger, shares of the Combined Company common stock are expected to trade on Nasdaq under SOBR’s new name, “Clean Water Ventures, Ltd.,” and new trading symbol “[___].”

As of [____], 2026, the record date for the SOBR Special Meeting, there were approximately [__] registered holders of record of SOBR Common Stock. As of [____], 2026, CWV had [____] holders of record of CWV Common Stock. For detailed information regarding the beneficial ownership of certain SOBR and CWV stockholders, see the sections of this proxy statement/prospectus titled “Principal Stockholders of CWV” and “Principal Stockholders of SOBR.”

Dividends

SOBR has never declared or paid any cash dividends on its common stock and does not anticipate paying cash dividends on its common stock for the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends subsequent to the Merger will be at the discretion of the Combined Company’s then-current board of directors and will depend upon a number of factors, including the Combined Company’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the then-current board of directors deems relevant.

CWV has never paid or declared any cash dividends on CWV Capital Stock. If the Merger does not occur, CWV does not anticipate paying any cash dividends on the CWV Capital Stock in the foreseeable future, and CWV intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the CWV board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, and restrictions imposed by applicable laws and other factors the CWV board of directors deems relevant.

27

RISK FACTORS

The Combined Company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of SOBR Common Stock. You should also read and consider the other information in this proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” beginning on page 176 of this proxy statement/prospectus for further information. Moreover, some of the factors, events and contingencies discussed below may have occurred in the past, but the disclosures below are not representations as to whether or not the factors, events or contingencies have occurred in the past and instead reflect our beliefs and opinions as to the factors, events, or contingencies that could materially and adversely affect us in the future.

Risks Related to the Proposed Merger

Failure to complete, or delays in completing, the potential Merger with CWV could materially and adversely affect SOBR’s results of operations, business, financial results and/or common stock price.

On April 24, 2026, SOBR entered into the Merger Agreement with CWV pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into CWV, with CWV continuing as a wholly owned subsidiary of SOBR and the surviving corporation of the Merger. Consummation of the Merger is subject to certain closing conditions, a number of which are not within SOBR’s control. Any failure to satisfy these required conditions to closing may prevent, delay or otherwise materially adversely affect the completion of the transaction. SOBR cannot predict with certainty whether or when any of the required closing conditions will be satisfied or if another uncertainty may arise and cannot assure you that it will be able to successfully consummate the Merger as currently contemplated under the Merger Agreement or at all.

SOBR’s efforts to complete the Merger could cause substantial disruptions in, and create uncertainty surrounding, its business, which may materially adversely affect its results of operation and its business. Uncertainty as to whether the Merger will be completed in a timely manner or at all could adversely affect SOBR’s business and its relationship with collaborators, suppliers, vendors, regulators and other business partners. The adverse effects of the pendency of the transaction could be exacerbated by any delays in completion of the transaction or termination of the Merger Agreement.

If the conditions to the Merger are not satisfied or waived, the Merger may not occur.

Even if the Merger is approved by the stockholders of CWV and SOBR, specified conditions must be satisfied or, to the extent permitted by applicable law, waived to complete the Merger. These conditions are set forth in the Merger Agreement and described further in the section titled “The Merger Agreement” of this proxy statement/prospectus. SOBR cannot assure you that all of the conditions to the consummation of the Merger will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or the closing may be delayed.

The Total Merger Consideration for the Merger will not change or otherwise be adjusted based on the market price of SOBR Common Stock.

Applying the Exchange Ratio, based on SOBR’s and CWV’s capitalization as of April 24, 2026 and taking into account SOBR’s current cash position, (i) each then-outstanding share of CWV Capital Stock (including shares of CWV Common Stock issued in the CWV Pre-Closing Financing), excluding any shares to be cancelled pursuant to the Merger Agreement and excluding dissenting shares, will be converted into the right to receive a number of shares of SOBR Common Stock, so that the Total Merger Consideration is equal to 98.3% of the outstanding shares of capital stock of SOBR, and (ii) each then-outstanding CWV Option will be converted into and become an option to purchase shares of SOBR Common Stock on the existing terms and conditions (including with respect to vesting and accelerated vesting), subject to adjustment as set forth in the Merger Agreement. Applying the Exchange Ratio, the former CWV securityholders immediately before the Merger are expected to own approximately 98.3% of the aggregate number of shares of the Combined Company’s capital stock following the Merger (on a fully-diluted basis, and subject to dilution from any equity issued by CWV after April 24, 2026 and before the closing), and SOBR securityholders immediately before the Merger are expected to own approximately 1.7% of the aggregate number of shares of the Combined Company capital stock following the Merger (on a fully-diluted basis), subject to certain assumptions.

28

The issuance of SOBR Common Stock, including the shares of SOBR Common Stock issued in exchange for shares of CWV Common Stock issued in the CWV Pre-Closing Financing, to CWV stockholders pursuant to the Merger Agreement and the resulting change in control from the Merger, and the Reverse Stock Split, must be approved by SOBR stockholders, and the Merger Agreement and transactions contemplated thereby must be approved by the CWV stockholders. Failure to obtain these approvals would prevent the closing of the Merger.

Before the Merger can be completed, SOBR stockholders must approve, among other things, the issuance of SOBR Common Stock, including shares of CWV Common Stock issued in the CWV Pre-Closing Financing, to CWV stockholders pursuant to the Merger Agreement and the resulting change in control from the Merger and the Reverse Stock Split, and CWV stockholders must adopt the Merger Agreement and approve the Merger and the related transactions. Failure to obtain the required stockholder approvals may result in a material delay in, or the abandonment of, the Merger. Any delay in completing the Merger may materially adversely affect the timing and benefits that are expected to be achieved from the Merger.

The Merger may be completed even though a material adverse effect may result from the announcement of the Merger, industry-wide changes or other causes.

In general, SOBR is not obligated to complete the Merger if there is a material adverse effect affecting CWV between April 24, 2026, the date of the Merger Agreement, and the closing of the Merger. However, certain types of causes are excluded from the concept of a “material adverse effect.” Such exclusions include, but are not limited to, changes in general economic or political conditions, industry-wide changes, natural disasters, pandemics, other public health events or force majeure events and changes in U.S. generally accepted accounting principles. Therefore, if any of these events were to occur and adversely affect CWV, SOBR would still be obliged to consummate the closing of the Merger notwithstanding such material adverse effect. If any such adverse effects occur and SOBR consummates the closing of the Merger, the stock price of the Combined Company may suffer. This in turn may reduce the value of the Merger to the stockholders of SOBR, CWV or both.

If the Merger is not completed, SOBR’s stock price may decline significantly.

The market price of SOBR Common Stock is subject to significant fluctuations. The market price of SOBR Common Stock will likely be volatile based on whether stockholders and other investors believe that SOBR can complete the Merger or otherwise raise additional capital to support SOBR’s operations if the Merger is not consummated and another strategic transaction cannot be identified, negotiated and consummated in a timely manner, if at all. The volatility of the market price of SOBR Common Stock has been and may be exacerbated by low trading volume.

Additional factors that may cause the market price of SOBR Common Stock to fluctuate include:

•	announcements of discussions with regulators, and regulatory approval decisions;
•	the entry into, or termination of, key agreements
•	the loss of key employees;
•	future sales of SOBR Common Stock;
•	general and industry-specific economic conditions that may affect SOBR’s research and development expenditures; and
•	period-to-period fluctuations in financial results.

29

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of SOBR Common Stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies.

If SOBR completes the Merger, the Combined Company will need to raise additional capital, including by potentially issuing equity securities or incurring debt, which may cause significant dilution to the Combined Company’s stockholders or restrict the Combined Company’s operations.

In connection with the Merger, it is anticipated that CWV will enter into the CWV Securities Purchase Agreements with certain investors, pursuant to which the investors will agree to purchase, in the aggregate, $22 million in shares of CWV Common Stock in the CWV Pre-Closing Financing immediately prior to the closing of the Merger. Although the closing of the CWV Pre-Closing Financing is not a condition to the closing of the Merger with CWV, the closing of the CWV Pre-Closing Financing is conditioned upon the satisfaction or waiver of the conditions to the closing of the Merger as well as certain other conditions. The shares of CWV Common Stock issued in the CWV Pre-Closing Financing will result in dilution to former CWV securityholders.

Additional or alternative financing may not be available to the Combined Company when it is needed or may not be available on favorable terms. To the extent that the Combined Company raises additional capital by issuing equity securities, such financing will cause additional dilution to all securityholders of the Combined Company, including SOBR’s pre-Merger securityholders and CWV’s former securityholders. It is also possible that the terms of any new equity securities may have preferences over the Combined Company common stock. Any debt financing the Combined Company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the Combined Company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments. In addition, if the Combined Company raises additional funds through licensing arrangements, it may be necessary to grant licenses on terms that are not favorable to the Combined Company.

Some of SOBR’s and CWV’s directors and executive officers have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

Directors and executive officers of SOBR and CWV have interests in the Merger that are different from, or in addition to, the interests of other SOBR stockholders generally. These interests with respect to SOBR’s directors and executive officers may include, among others, retention bonus payments, acceleration of previously issued equity awards, severance payments if employment is terminated in a qualifying termination in connection with the Merger and rights to continued indemnification, expense advancement and insurance coverage.

Further, certain current members of the CWV board of directors will continue as directors of the Combined Company after the effective time, and, following the closing of the Merger, will be eligible to be compensated as non-employee directors of the Combined Company pursuant to SOBR’s non-employee director compensation policy that is expected to remain in place following the effective time. These interests, among other factors, may have influenced the directors and executive officers of each company to support or approve the Merger.

The SOBR board of directors was aware of and considered those interests, among other matters, in reaching their decisions to approve and adopt the Merger Agreement, approve the Merger, and recommend the approval of the Merger Agreement to SOBR and CWV stockholders. These interests, among other factors, may have influenced the directors and executive officers of each company to support or approve the Merger.

30

SOBR stockholders and CWV stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger, including the conversion of CWV Common Stock issued in the CWV Pre-Closing Financing.

If the Combined Company is unable to realize the full strategic and financial benefits currently anticipated from the Merger, SOBR stockholders and CWV stockholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the Combined Company is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

SOBR securityholders will generally have a reduced ownership and voting interest in, and will exercise less influence over the management of, the Combined Company following the completion of the Merger as compared to their current ownership and voting interests in the respective companies.

After the completion of the Merger, SOBR’s current stockholders will generally own a smaller percentage of the Combined Company than their ownership of SOBR prior to the Merger. Immediately after the Merger, SOBR securityholders as of immediately prior to the Merger are expected to own approximately 1.3% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis), and former holders of CWV securities are expected to own approximately 98.7% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis), subject to certain assumptions. The Chief Executive Officer of CWV will serve as the Chief Executive Officer of the Combined Company following the completion of the Merger.

Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the transactions contemplated by the Merger Agreement.

While the Merger Agreement is in effect, each party is generally prohibited from, among other things, soliciting, initiating or knowingly encouraging, inducing or facilitating the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that implied by the merger consideration in the combination.

Because the lack of a public market for CWV Common Stock makes it difficult to evaluate the fair market value of its capital stock, the value of SOBR Common Stock to be issued to CWV stockholders may be more or less than the fair market value of CWV Common Stock.

The outstanding capital stock of CWV is privately held and is not traded on any public market. The lack of a public market makes it difficult to determine the fair market value of CWV capital stock. Because the percentage of SOBR’s equity to be issued to CWV stockholders was determined based on negotiations between the parties, it is possible that the value of SOBR Common Stock to be issued to CWV stockholders will be more or less than the fair market value of CWV Capital Stock.

31

Lawsuits may be filed against SOBR, CWV, or any of the members of their respective boards of directors arising out of the Merger, which may delay or prevent the Merger.

Putative stockholder complaints, including stockholder class action complaints, and other complaints may be filed against SOBR, the SOBR board of directors, CWV, the CWV board of directors and others in connection with the transactions contemplated by the Merger Agreement. The outcome of litigation is uncertain, and SOBR or CWV may not be successful in defending against any such future claims. Lawsuits that may be filed against SOBR, the SOBR board of directors, CWV, or the CWV board of directors could delay or prevent the Merger, divert the attention of SOBR’s and CWV’s management and employees from their day-to-day business and otherwise adversely affect SOBR and CWV financially.

SOBR has never paid and does not intend to pay any cash dividends in the foreseeable future.

SOBR has never paid cash dividends on any of its capital stock. SOBR does not currently anticipate declaring or paying cash dividends on its capital stock in the foreseeable future.

If SOBR does not successfully consummate the Merger or another strategic transaction, the SOBR board of directors may decide to pursue a dissolution and liquidation of SOBR. In such an event, the amount of cash available for distribution to SOBR stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities, as to which SOBR can give you no assurance.

There can be no assurance that the Merger will be completed. If the Merger is not completed, the SOBR board of directors may decide to pursue a dissolution and liquidation of SOBR. In such an event, the amount of cash available for distribution to SOBR stockholders will depend heavily on the timing of such decision and, ultimately, such liquidation, since the amount of cash available for distribution continues to decrease as SOBR funds its operations while pursuing the Merger. In addition, if the SOBR board of directors were to approve and recommend, and SOBR stockholders were to approve, a dissolution and liquidation of SOBR, SOBR would be required under Delaware law to pay SOBR’s outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to stockholders. SOBR’s commitments and contingent liabilities may include obligations under SOBR’s employment and related agreements with certain employees that provide for severance and other payments following a termination of employment occurring for various reasons, including a change in control of SOBR, litigation against SOBR, and other various claims and legal actions arising in the ordinary course of business, and other unexpected and/or contingent liabilities. As a result of this requirement, a portion of SOBR’s assets would need to be reserved pending the resolution of such obligations.

In addition, SOBR may be subject to litigation or other claims related to a dissolution and liquidation of SOBR. If a dissolution and liquidation were to be pursued, the SOBR board of directors, in consultation with SOBR’s advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of SOBR Common Stock could lose all or a significant portion of their investment in the event of liquidation, dissolution or winding up of SOBR. A liquidation would be a lengthy and uncertain process with no assurance of any value ever being returned to SOBR stockholders.

32

SOBR cannot be sure that its due diligence conducted in relation to CWV identified all material issues or risks.

SOBR cannot assure you that the due diligence conducted in relation to CWV has identified all material issues or risks associated with CWV, its business or the industry in which it competes. Furthermore, SOBR cannot assure you that factors outside of its or CWV’s control will not later arise, or that any previously identified risks will not materialize in a manner inconsistent with the preliminary analysis. As a result of these factors, following the closing of the Merger, the Combined Company may be exposed to liabilities and incur additional costs and expenses and it may be forced to later write-down or write off assets, restructure its operations, or incur impairment or other charges. Accordingly, any stockholders of SOBR that remain stockholders of the Combined Company following the Merger could suffer a reduction in the value of their securities

Risks Related to the Proposed Reverse Stock Split

The reverse stock split may not increase the Combined Company’s stock price over the long-term.

The principal purpose of the reverse stock split is to increase the per-share market price of SOBR Common Stock above the minimum bid price requirement under the Nasdaq rules so that the listing of SOBR and the shares of SOBR Common Stock being issued in the Merger on Nasdaq will be approved. Based on the recent trading prices of SOBR Common Stock, SOBR and CWV currently estimate that a reverse stock split ratio of at least 1-for-4 would be required to increase the per-share market price to $4.00, which is the minimum initial listing price requirement of Nasdaq. The final reverse stock split ratio will be determined mutually by the SOBR board of directors and the CWV board of directors prior to the closing of the Merger based primarily on the then-current trading price of SOBR Common Stock and the objective of achieving a post-closing per-share price that (1) satisfies Nasdaq’s listing requirements and (2) provides an appropriate and sustainable post-closing per-share market price that the parties believe will better position the Combined Company for long-term trading stability, investor interest and market visibility, taking into account prevailing market conditions and other relevant factors. Accordingly, the ratio effected is likely to be greater than the minimum necessary to satisfy Nasdaq’s listing standards. It cannot be assured, however, that the reverse stock split will accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of SOBR Common Stock, it cannot be assured that the reverse stock split will increase the market price of its common stock by a multiple of the reverse stock split ratio mutually agreed by SOBR and CWV, or result in any permanent or sustained increase in the market price of SOBR Common Stock, which is dependent upon many factors, including SOBR’s business and financial performance, general market conditions and prospects for future success. Thus, while the stock price of SOBR might meet the listing requirements for Nasdaq initially, it cannot be assured that it will continue to do so.

The reverse stock split may decrease the liquidity of the Combined Company common stock.

Although the SOBR board of directors believes that the anticipated increase in the market price of the Combined Company common stock resulting from the proposed reverse stock split could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for the Combined Company common stock. In addition, the reverse stock split may not result in an increase in the Combined Company’s stock price necessary to satisfy Nasdaq’s initial listing requirements for the Combined Company.

33

The reverse stock split may lead to a decrease in the Combined Company’s overall market capitalization.

Should the market price of the Combined Company common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in the Combined Company’s overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the Combined Company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of the Combined Company common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on the Combined Company’s stock price due to the reduced number of shares outstanding after the reverse stock split.

Risks Related to SOBR

Risks Related to Ownership of SOBR Securities

SOBR received a deficiency letter from Nasdaq regarding the closing bid stock price. SOBR may not be able to maintain its listing on Nasdaq, which could have a material adverse effect on SOBR and its stockholders.

On March 19, 2026, SOBR received a deficiency letter (the “Letter”) from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying SOBR that, for the preceding 30 consecutive business days, the closing bid price of its common stock remained below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”).

In addition, the Letter noted that SOBR effected a 1-for-110 reverse stock split on October 2, 2024, and a 1-for-10 reverse stock split on April 4, 2025, making the cumulative reverse stock split ratio 1-for-1100 (the “Reverse Splits”) over the last two years. As a result of the Reverse Splits, SOBR is not eligible for the 180-day compliance period set forth in Rule 5810(c)(3)(A) because the Reverse Splits have a cumulative ratio of over 1-for-250.

The notification has no immediate effect on SOBR’s Nasdaq listing and SOBR’s common stock will continue to trade on Nasdaq under the ticker symbol “SOBR.” In addition, it does not affect SOBR’s business, operations or reporting requirements with the Securities and Exchange Commission.

SOBR timely appealed the Staff’s determination and on April 28, 2026, SOBR and its legal counsel attended a hearing panel (the “Panel”) where it presented a plan to regain compliance with the Bid Price Requirement, and if necessary, effect a reverse stock split.

The hearing request automatically stayed any suspension or delisting action pending the expiration of any additional extension period granted by the Panel following the hearing. However, there can be no assurance that SOBR will regain compliance with the Bid Price Requirement or otherwise maintain compliance with any of the other listing requirements.

If SOBR’s Common Stock is delisted from Nasdaq and become subject to the penny stock rules, it would become more difficult to trade its shares.

The SEC has adopted regulations which define a “penny stock” to be any equity security that has a market price (as therein defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Unless exempt, the rules require the delivery, prior to any transaction involving a penny stock by a retail customer, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker/dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. If, following this offering, the market price for shares of SOBR’s Common Stock falls below $5.00, and SOBR does not satisfy any of the exceptions to the SEC’s definition of penny stock, its Common Stock will be classified as a penny stock. If such should occur, as a result of the penny stock restrictions, brokers or potential investors may be reluctant to trade in SOBR’s securities, which may result in less liquidity for its securities.

34

The market price of SOBR’s common stock may be volatile and may be affected by market conditions beyond its control.

The market price of SOBR’s common stock is subject to significant fluctuations in response to, among other factors:

•	variations in our operating results and market conditions specific to SOBR’s target market verticals;
•	changes in financial estimates or recommendations by securities analysts;
•	announcements of innovations or new products or services by SOBR or its competitors;
•	the emergence of new competitors;
•	operating and market price performance of other companies that investors deem comparable;
•	changes to the SOBR Board or management;
•	sales or purchases of SOBR’s common stock by insiders;
•	commencement of, or involvement in, litigation;
•	changes in governmental regulations; and
•	general economic conditions and slow or negative growth of related markets.

In addition, if the market for stocks in SOBR’s industry, or the stock market in general, experiences a loss of investor confidence, the market price of SOBR’s common stock could decline for reasons unrelated to its business, financial condition, results of operations and cash flows. If any of the foregoing occurs, it could cause the price of SOBR’s common stock to fall and may expose SOBR to lawsuits that, even if unsuccessful, could be costly to defend, and a distraction to the Board and management.

SOBR’s stock price could become more volatile and your investment could lose value.

A significant drop in SOBR’s stock price could also expose it to the risk of securities class actions lawsuits, which could result in substantial costs and divert management’s attention and resources, which could adversely affect SOBR’s business.

SOBR’s common stock has been thinly traded and it cannot predict the extent to which a trading market will develop.

SOBR’s common stock is listed on Nasdaq. SOBR’s common stock is thinly traded compared to larger more widely known companies. Thinly traded common stock can be more volatile than common stock trading in an active public market. SOBR cannot predict the extent to which an active public market for its common stock will develop or be sustained.

Future sales of SOBR’s common stock in the public market could lower the price of its common stock and impair its ability to raise funds in future securities offerings.

Future sales of a substantial number of shares of SOBR’s common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of SOBR’s common stock and could make it more difficult for SOBR to raise funds in the future through a public offering of its securities.

35

SOBR may be subject to the significant influence of its current stockholders, and their interests may not always coincide with those of SOBR’s other stockholders.

As of December 31, 2025, SOBR had at least one stockholder beneficially owning greater than 10% of its outstanding common stock. These stockholders may be able to significantly influence all matters requiring approval by SOBR’s stockholders, including the election of directors and the approval of mergers or other business combination transactions. Because the interests of stockholders that beneficially own more than 10% of SOBR’s outstanding stock, they may not always coincide with those of SOBR’s other stockholders, such stockholder may influence or cause SOBR to take actions with which SOBR’s other stockholders disagree.

Following the Merger, the Combined Company will have at least one stockholder beneficially owning greater than 10% of the Combined Company’s outstanding common stock.

Risks Related to SOBR’s Business

SOBR’s business plan, which is focused on the development and commercialization of personal alcohol awareness tracking devices, is dependent upon its SOBRsafe technology.

SOBR’s business is dependent upon, and strategic planning calls for it to develop and commercialize personal alcohol awareness tracking devices based on its SOBRsafe technologies which include the hardware devices, SOBRcheck and SOBRsure, and the SOBRsafe software platforms. If SOBR’s technology proves to be ineffective at tracking alcohol in an individual’s system through perspiration from their skin, it would significantly impact its business.

SOBR may not be able to meet our future capital needs.

To date, SOBR has generated limited revenue. SOBR’s future capital requirements will depend on many factors, including its ability to further develop and sell our products, generate cash flow from operations, and competing market developments. SOBR’s ability to achieve future profitability is dependent on a variety of factors, many of which are outside of its control. Failure to achieve profitability or sustain profitability, if achieved, may require SOBR to raise additional financing, which could have a material negative impact on the market value of SOBR’s common stock. Any equity financing will result in dilution of our then-existing stockholders. Sources of debt financing may result in high interest expense. Any financing, if available, may be on unfavorable terms.

SOBR has a limited operating history and historical financial information upon which you may evaluate its performance.

You should consider, among other factors, SOBR’s prospects for success in light of the risks and uncertainties encountered by companies that, like SOBR, have been in an early development stage and are entering their emerging growth stage. SOBR may not successfully address these risks and uncertainties or successfully implement our existing and new products. If SOBR fails to do so, it could materially harm its business and impair the value of its common stock. Even if SOBR accomplishes these objectives, it may not generate positive cash flows or profits.

36

SOBR was incorporated in Delaware on August 10, 2007. SOBR’s business predominantly has been that of an early-stage development company focused on developing and improving its technologies, potential products, filing patents, and hiring management and staff personnel. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and developing new products. These include, but are not limited to, inadequate funding, lack of consumer acceptance, competition, product development, and inadequate sales and marketing. The failure by SOBR to meet any of these conditions would have a materially adverse effect on it and may force it to reduce or curtail operations. No assurance can be given that SOBR can or will ever operate profitably.

If the Merger is not consummated, SOBR may engage in strategic transactions, which could impact its liquidity, increase its expenses and present significant distractions to its management.

SOBR may engage in other strategic transactions if the Merger is not consummated. Additional potential transactions that SOBR may consider include a variety of different business arrangements, including strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any such transaction may require SOBR to incur non-recurring or other charges, may increase SOBR’s near- and long-term expenditures and may pose significant integration challenges or disrupt SOBR’s management or business, which could adversely affect SOBR’s operations and financial results. For example, these transactions entail numerous potential operational and financial risks, including:

•	incurrence of substantial debt or dilutive issuances of equity securities to pay for acquisitions;
•	exposure to unknown liabilities;
•	disruption of SOBR’s business and diversion of SOBR’s management’s time and attention in order to develop acquired products, product candidates or technologies;
•	substantial acquisition and integration costs;
•	write-downs of assets or impairment charges;
•	increased amortization expenses;
•	difficulty and cost in combining the operations and personnel of any acquired businesses with SOBR’s operations and personnel;
•	impairment of relationships with key suppliers, partners or customers of any acquired businesses due to changes in management and ownership; and
•	inability to retain SOBR’s key employees.

Accordingly, there can be no assurance that SOBR will undertake or successfully complete any transactions of the nature described above, and any transaction that it does complete could harm its business, financial condition, operating results and prospects.

37

SOBR’s quarterly and annual operating results may fluctuate significantly and may not fully reflect the underlying performance of its business. This makes SOBR’s future operating results difficult to predict and could cause its operating results to fall below expectations or any guidance it may provide.

SOBR’s quarterly and annual results of operations, including its revenue, profitability and cash flow, may vary significantly in the future, and period-to-period comparisons of its operating results may not be meaningful. Accordingly, the results of any one quarter or period should not be relied upon as an indication of future performance. SOBR’s quarterly and annual operating results may fluctuate significantly as a result of a variety of factors, many of which are outside its control and, as a result, may not fully reflect the underlying performance of its business. Such fluctuations in quarterly and annual operating results may decrease the value of SOBR’s common stock. Because SOBR’s quarterly operating results may fluctuate, period-to-period comparisons may not be the best indication of the underlying results of its business and should only be relied upon as one factor in determining how its business is performing. These fluctuations may occur due to a variety of factors, many of which are outside of SOBR’s control, including, but not limited to:

•	the level of adoption and demand for our products in key industries;
•	positive or negative coverage in the media, or changes in commercial perception of SOBR’s products, or competing products, including its brand reputation;
•	the degree of competition in SOBR’s industry and any change in the competitive landscape, including consolidation among competitors or future partners;
•	any safety, reliability or effectiveness concerns that arise regarding SOBR’s products;
•	unanticipated pricing pressures in connection with the sale of SOBR’s products;
•	the effectiveness of SOBR’s sales and marketing efforts, including its ability to deploy a sufficient number of qualified representatives to sell and market our products;
•

the timing of customer orders for SOBR’s products and the number of available selling days in any quarterly period, which can be impacted by holidays, the mix of products sold and the geographic mix of where products are sold;

•	unanticipated delays in product development or product launches;
•	the cost of manufacturing our products, which may vary depending on the quantity of production and the terms of our agreements with third-party suppliers;
•	SOBR’s ability to raise additional capital on acceptable terms, or at all, if needed to support the commercialization of its products;
•	SOBR’s ability to achieve and maintain compliance with all regulatory requirements applicable to its products and services;
•	SOBR’s ability to obtain, maintain and enforce our intellectual property rights;
•

SOBR’s ability and its third-party suppliers’ ability to supply the components of SOBR’s products in a timely manner, in accordance with its specifications, and in compliance with applicable regulatory requirements; and

•	introduction of new products or technologies that compete with SOBR’s products.

The cumulative effects of these factors could result in large fluctuations and unpredictability in SOBR’s quarterly and annual operating results. If SOBR’s assumptions regarding the risks and uncertainties it faces, which SOBR uses to plan its business, are incorrect or change due to circumstances in SOBR’s business or its markets, or if SOBR does not address these risks successfully, its operating and financial results could deviate materially from its expectations and its business could suffer.

This variability and unpredictability could also result in SOBR’s failure to meet the expectations of industry or financial analysts or investors for any period. If SOBR’s revenue or operating results fall below the expectations of analysts or investors or below any forecasts it may provide to the market, it will negatively affect SOBR’s business, financial condition and results of operations.

38

Unfavorable global economic conditions could adversely affect SOBR’s business, financial condition, or results of operations.

SOBR’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including conditions that are outside of its control, such as impacts from the imposition of import and export trade tariffs or military conflicts or wars that can cause exacerbated volatility and disruptions to various aspects of the global economy, and other disruptions to global supply chains. Each of these events has caused or may continue to result in extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, whether due to inflationary pressures or otherwise, could result in a variety of risks to SOBR’s business, including weakened demand for its products and its ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could strain our suppliers, possibly resulting in supply disruption, or cause delays in payments for SOBR’s services by third-party payers or its collaborators. Any of the foregoing could harm our business, and SOBR cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact its business.

Regulations, laws and tax laws require compliance efforts that can increase SOBR’s cost of doing business. Changes to these laws and regulations could impact financial results.

SOBR is subject to evolving tax laws and regulations in the jurisdictions in which it operates. The enactment of the One Big Beautiful Bill Act (the “OBBBA”) significantly amended the U.S. Internal Revenue Code, including provisions affecting corporate taxation, the treatment of foreign earnings, the deductibility of certain expenses, and various credits and incentives. The interpretation and application of the OBBBA remain subject to regulatory guidance and administrative interpretation.

SOBR currently operate at a loss and has generated significant net operating losses (“NOLs”). Changes in tax law, including those introduced by the OBBBA or future legislation, could limit SOBR’s ability to utilize its NOLs or other tax attributes to offset future taxable income. In addition, future ownership changes or other events could further limit the availability of SOBR’s NOLs. If SOBR is unable to fully realize the benefit of its NOLs, or if tax law changes reduce their value, SOBR’s future cash tax expense, effective tax rate, and results of operations could be materially adversely affected.

SOBR needs to maintain insurance coverage, which could become very expensive or have limited availability.

SOBR’s marketing and sales of personal alcohol awareness tracking products create an inherent risk of claims for product liability. As a result, SOBR carries product liability insurance and will continue to maintain insurance in amounts it considers adequate to protect it from claims. SOBR cannot, however, be assured that it has sufficient resources to satisfy liability claims in excess of policy limits if required to do so. Also, if SOBR is subject to such liability claims, there is no assurance that its insurance provider will continue to insure it at current levels or that SOBR’s insurance rates will not substantially rise in the future, resulting in increased costs or forcing SOBR to either pay higher premiums or reduce its coverage amounts, which would result in increased liability to claims.

39

If SOBR is unable to recruit and retain qualified personnel, its business could be harmed.

SOBR’s growth and success highly depend on qualified personnel. SOBR is an emerging growth company with limited resources and ability to provide competitive salaries, employee benefits, retirement plans and other valued perquisites to attract, retain and compensate individuals. Competition in the industry could cause difficulty in recruiting or retaining a sufficient number of qualified technical personnel, which could harm SOBR’s ability to develop new products. If SOBR is unable to attract and retain necessary key talent, it would harm SOBR’s ability to develop competitive products and retain good customers and could adversely affect its business and operating results.

We are a relatively small company with a limited number of products and staff. Sales fluctuations and employee turnover may adversely affect our business.

We are a relatively small company and recently cut staff. Consequently, compared to larger companies, sales fluctuations could have a greater impact on our revenue and profitability on a quarter-to-quarter and year-to-year basis, and delays in customer orders could cause our operating results to vary significantly from quarter-to-quarter and year-to-year. In addition, as a small company we now have limited staff and are heavily reliant on certain key personnel to operate our business. If a key employee were to leave the company, it could have a material impact on our business and results of operations, as we might not have sufficient depth in our staffing to fill the role that was previously being performed. A delay in filling the vacated position could put a strain on existing personnel, result in a failure to satisfy our contractual obligations, or to effectively implement our internal controls, which could materially harm our business.

SOBR may be dependent on outside advisors or consultants to assist us.

To supplement the business experience of management, SOBR may employ accountants, technical experts, appraisers, attorneys or other consultants or advisors. The selection of any such advisors will be made by management and without any control from stockholders. Additionally, it is anticipated that such persons may be engaged by SOBR on an independent basis without a continuing fiduciary or other obligation to SOBR.

The internal controls SOBR utilizes to produce reliable financial reports provide no assurance that SOBR will, at all times, in the future, be able to report that its internal controls over financial reporting are effective. If SOBR develops material weaknesses in its internal controls, SOBR may not be able to report its financial results accurately or timely, or to detect fraud, which could have a material adverse effect on SOBR’s business.

An effective internal control environment is necessary for SOBR to produce reliable financial reports and is an important part of its effort to prevent financial fraud. There are inherent limitations on the effectiveness of internal controls, including collusion, management override, and failure of human judgment. In addition, control procedures are designed to reduce rather than eliminate business risks. If SOBR fails to maintain an effective system of internal controls, it may be unable to produce reliable, timely financial reports or prevent fraud, which could have a material adverse effect on SOBR’s business, including subjecting it to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission. Any such actions could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of SOBR’s common stock to decline or limit its access to capital.

SOBR is required to periodically evaluate the effectiveness of the design and operation of its internal controls over financial reporting. In the past SOBR has identified material weaknesses in its internal controls which have been readily remediated and corrected. As of December 31, 2025, specific weaknesses SOBR’s management identified include: (i) SOBR did not have adequate oversight of physical finished goods inventory held by its third-party product distributor and (ii) an occurrence of management override to SOBR’s delegation of authority policy. Enhancements, modifications, and changes to SOBR’s internal controls during the first quarter of fiscal 2025 were necessary in order to eliminate these weaknesses. Despite these weaknesses in internal controls which were detected in a timely manner through other adjacent internal controls and based on an evaluation of potential impacts to SOBR’s financial reporting, SOBR concluded in its Annual Report on Form 10-K for the year ended December 31, 2025, its internal controls to produce reliable financial reports and related disclosure were operating effectively.

40

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect SOBR’s reported results of operations.

SOBR is required to prepare our financial statements in accordance with generally accepted accounting principles in the United States of America (“GAAP”), which is periodically revised and/or expanded. From time to time, SOBR is required to adopt new or revised accounting standards issued by recognized authoritative bodies, including the Financial Accounting Standards Board (“FASB”) and the SEC. It is possible that future accounting standards SOBR is required to adopt may require additional changes to the current accounting treatment that it applies to its financial statements and may require SOBR to make significant changes to SOBR’s reporting systems. Such changes could result in a material adverse impact on SOBR’s business, results of operations and financial condition.

Provisions in SOBR’s corporate charter documents and under Delaware law may prevent or frustrate attempts by SOBR’s stockholders to change SOBR’s management and hinder efforts to acquire a controlling interest in SOBR, and the market price of SOBR Common Stock may be lower as a result.

The SOBR Charter and the SOBR Bylaws contain provisions that could delay or prevent changes in control or changes in SOBR’s management without the consent of the SOBR board of directors. These provisions include the following:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of the SOBR board of directors;
•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•

the exclusive right of the SOBR board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the SOBR board of directors;

•

the ability of the SOBR board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the ability of the SOBR board of directors to alter the SOBR Bylaws without obtaining stockholder approval; and
•

advance notice procedures that stockholders must comply with in order to nominate candidates to the SOBR board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of SOBR.

In addition, these provisions would apply even if SOBR were to receive an offer that some stockholders may consider beneficial.

SOBR is also subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.

Risks Associated with SOBR’s Products

SOBR needs to ensure strong product performance and reliability to maintain and grow its business.

SOBR needs to maintain and, if needed, improve the performance and reliability of its products to achieve SOBR’s profitability objectives. Poor product performance and reliability could lead to customer dissatisfaction, adversely affect SOBR’s reputation and revenues, and increase its service and distribution costs and working capital requirements. In addition, the SOBRsafe technology, and the hardware and software incorporated into the SOBRcheck and SOBRsure devices may contain errors or defects, especially when first introduced and while SOBR has made efforts to test this software and hardware extensively, SOBR cannot assure that the software and hardware, or software and hardware developed in the future, will not experience errors or performance problems.

SOBR’s products could contain defects, or they may be installed or operated incorrectly, which could reduce sales of those products or result in claims against SOBR.

Although SOBR has quality assurance practices in place to ensure good product quality, defects still may be found in its future products. End-users could lose their confidence in SOBR’s products and/or the company if they unexpectedly use defective products or use SOBR’s products improperly. This could result in loss of revenue, loss of profit margin, or loss of market share.

Rapid technological change could cause SOBR’s products to become obsolete and if SOBR does not enhance its product offerings through its research and development efforts, SOBR may be unable to effectively compete.

The technologies underlying our products are subject to rapid and profound technological change. Competition intensifies as technical advances in each field are made and become more widely known. SOBR can give no assurance that others will not develop products, software or services that may present significant advantages over the products, software and services that SOBR offers or is seeking to develop. Any such occurrence could have a material and adverse effect on SOBR’s business, results of operations, and financial condition.

SOBR plans to enhance and broaden its product, software and service offerings in response to changing customer demands and competitive pressure and technologies, but it may not be successful. The success of any new product offering or enhancement to an existing product or software will depend on numerous factors, including SOBR’s ability to:

•	properly identify and anticipate enterprise, consumer, user or business needs;
•	develop and introduce new products or product enhancements in a timely manner;
•	adequately protect SOBR’s intellectual property and avoid infringing upon the intellectual property rights of third parties;
•	demonstrate the safety and efficacy of new products, including through the conduct of additional product testing;
•	obtain necessary regulatory clearances or approvals for new products or product enhancements, if applicable; and
•	achieve adequate coverage and reimbursement for SOBR’s products.

41

If SOBR does not develop and, when necessary, obtain regulatory clearance or approval for new products or product enhancements in time to meet market demand, or if there is insufficient demand for these products or enhancements, SOBR’s results of operations will suffer. SOBR’s research and development efforts may require a substantial investment of time and resources before it is adequately able to determine the commercial viability of a new product, technology, material, or other innovation. In addition, even if SOBR is able to successfully develop enhancements or new generations of its products, these enhancements or new generations of products may not produce sales in excess of the costs of development, and/or may be quickly rendered obsolete by changing customer preferences or the introduction by SOBR’s competitors of products embodying new technologies or features.

Failure to keep pace with the latest technological changes could negatively impact SOBR’s projected revenues.

The market for some of SOBR’s products is characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments could result in serious harm to SOBR’s business and operating results. SOBR derives a substantial portion of its revenues from the development and sale of products. As a result, SOBR’s success will depend, in part, on its ability to develop and market product offerings that respond in a timely manner to the technological advances of its competitors, evolving industry standards, and changing enterprise and consumer preferences. There is no assurance that SOBR will keep up with technological improvements.

Because SOBR’s technology is innovative and disruptive, it may require additional time to enter the market due to the need to further discover the profile companies within SOBR’s target markets.

SOBR’s products are new to the marketplaces in which it operates. As a result, SOBR will need time to penetrate its target markets by further developing the profile of companies and customers, and verticals that could benefit the most from its products and technology. If SOBR is not successful in discovering these companies, it could greatly slow its growth and adversely impact its financial condition.

If SOBR’s products do not gain market acceptance, prospects for its sales revenue may be affected.

SOBR intends to use the SOBRsafe technologies in various platforms and markets in behavioral wellness industries, and individual consumer use. Currently, most alcohol sensing devices are breath analyzers and ankle bracelets employed in the judicially mandated markets where the use is usually required by law as a punishment for committing a crime. While punitive markets are attractive, SOBR’s product suite is primarily geared towards aspirational behavioral wellness. SOBR believes this approach and markets will be attractive to many companies, industries and consumers. SOBR must achieve some level of market acceptance to be successful. If SOBR is unable to achieve market acceptance, its investors could lose their entire investment.

Enterprise and consumer customers may not use SOBR’s products in sufficient numbers, which could result in decreased revenue projections and profits.

Customers may not accept any of SOBR’s products as effective, reliable, or cost-effective. Factors that could prevent such customer acceptance include:

•	if customers conclude the costs of these products exceed the economic cost savings associated with the use of these products;
•	if customers are financially unable to purchase these products;
•	if adverse customer events occur with the use of these products, generating adverse publicity;
•	if we lack adequate resources to provide sufficient education and training to SOBR’s customers; and
•	if frequent product malfunctions occur, leading customers to believe that the products are unstable or unreliable.

SOBR is currently selling its products through direct sales and channel partners and will need time to develop brand awareness and recognition, define market verticals, potential market share, and support relationships in order to secure customers and grow revenue.

Any failure to maintain and grow SOBR’s direct sales force and channel partners network could harm its business. The members of SOBR’s direct sales force are adequately trained and possess technical expertise, which SOBR believe is critical in driving the awareness and adoption of SOBR’s products. The members of SOBR’s U.S. sales force are at-will employees. The loss of these personnel to competitors, or otherwise, could materially harm our business. If SOBR is unable to retain its direct sales force personnel or replace them with individuals of comparable expertise and qualifications, or if SOBR is unable to successfully employ such expertise in replacement personnel, its product sales, revenues and results of operations could be materially harmed.

42

Risks Related with SOBR’s Intellectual Property

SOBR relies on third-party intellectual property licenses and agreements to provide and facilitate the basis for and production of its patent-pending technology including its manufactured SOBRcheck and SOBRsure devices.

SOBR has limited control over its third-party business partners and contract manufacturers who rely on intellectual property and patents of other parties to supply primary components for SOBR’s devices. This presents potential manufacturing supply and reliability, quality compliance, and intellectual property infringement risks or expiry of exclusive rights to the intellectual property. Further, there is no assurance components or changes to the intellectual property rights will meet SOBR’s quality requirements to ensure quality and reliability of SOBR’s devices.

Should SOBR’s third-party business partners and contract manufacturers not maintain exclusive rights to intellectual property or should the content of the patents change, this could impact the effectiveness of SOBR’s current device designs and impair its ability to produce quality products.

SOBR may be unable to adequately protect its proprietary rights.

SOBR currently has one “use” patent covering the SOBRsafe personal alcohol awareness tracking system and/or the SOBRsafe devices and four provisional patents pending with the United States Patent and Trademark Office. These patents are not specific to the components, but rather the overall solution provided by the SOBRsafe devices and software. SOBR’s ability to compete partly depends on the superiority, uniqueness and value of its intellectual property. To protect SOBR’s proprietary rights, SOBR will rely on a combination of patent, copyright and trade secret laws, confidentiality agreements with its employees and third parties, and protective contractual provisions. Despite these efforts, any of the following occurrences may reduce the value of SOBR’s intellectual property:

•	SOBR’s applications for patents relating to its business may not be granted and, if granted, may be challenged or invalidated;
•	issued patents may not provide SOBR with any competitive advantages;
•	SOBR’s efforts to protect our intellectual property rights may not be effective in preventing misappropriation of its technology;
•	SOBR’s efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those it develops; or
•

another party may obtain a blocking patent, and SOBR would need to either obtain a license or design around the patent in order to continue to offer the contested feature or service in SOBR’s products.

43

SOBR may become involved in lawsuits to protect or enforce its patents that would be expensive and time-consuming.

To protect or enforce SOBR’s patent rights, SOBR may initiate patent litigation against third parties. In addition, SOBR may become subject to interference or opposition proceedings conducted in patent and trademark offices to determine the priority and patentability of inventions. The defense of intellectual property rights, including patent rights through lawsuits, interference or opposition proceedings, and other legal and administrative proceedings, would be costly and divert SOBR’s technical and management personnel from their normal responsibilities. An adverse determination of any litigation or defense proceedings could put SOBR’s pending patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of SOBR’s confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure could have a material adverse effect on SOBR’s business and its financial results.

Substantial costs could be incurred defending against claims of intellectual property infringement.

Other companies, including competitors, may obtain patents or other proprietary intellectual property rights that would limit, interfere with, or otherwise circumscribe SOBR’s ability to make, use, or sell products. Should there be a successful claim of infringement against SOBR, and if SOBR could not license the alleged infringed technology at a reasonable cost, SOBR’s business and operating results could be adversely affected. There has been substantial litigation regarding patent and other intellectual property rights in the wearable device industry. The validity and breadth of claims covered in technology patents involve complex legal and factual questions for which important legal principles remain unresolved. Any litigation claims against SOBR, independent of their validity, may result in substantial costs and the diversion of resources with no assurance of success. Intellectual property claims could cause SOBR to:

•	cease selling, incorporating, or using products that incorporate the challenged intellectual property;
•	obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms, if at all; and
•	re-design SOBR’s products excluding the infringed intellectual property, which may not be possible.

SOBR may be unable to protect its trademarks, trade secrets, and other intellectual property rights that are important to its business.

SOBR considers its trademarks, trade secrets, and other intellectual property an integral component of its success. SOBR relies on trademark law and trade secret protection and confidentiality agreements with employees, customers, partners, and others to protect SOBR’s intellectual property. Effective trademark and trade secret protection may not be available in every country in which SOBR’s products are available. SOBR cannot be certain that it has taken adequate steps to protect its intellectual property, especially in countries where the laws may not protect SOBR’s rights as fully as in the United States or other global jurisdictions. In addition, if SOBR’s third-party confidentiality agreements are breached, there may not be an adequate remedy available. If SOBR’s trade secrets become publicly known, it may lose competitive advantages.

Risks Related to Manufacturing

SOBR has limited experience manufacturing its products in large-scale commercial quantities, and SOBR faces a number of manufacturing risks that may adversely affect its manufacturing abilities which could delay, prevent or impair its growth.

SOBR’s growth strategy depends on its ability to manufacture its current and future products in sufficient quantities and on a timely basis to meet customer demand. SOBR outsources with United States based, third-party manufacturing companies. If any of SOBR’s manufacturing facilities suffer damage, or a force majeure event, such damage or event could materially impact SOBR’s ability to operate, which could materially and adversely affect its business and financial performance.

44

SOBR is also subject to numerous other risks relating to its manufacturing capabilities, including:

•

quality and reliability of components, sub-assemblies and materials that SOBR’s third-party manufacturers source from third-party suppliers, who are required to meet SOBR’s quality specifications, almost all of whom are single source suppliers for the items and materials that they supply;

•	SOBR’s third-party manufacturers’ inability to secure components, sub-assemblies and materials in a timely manner, in sufficient quantities or on commercially reasonable terms;
•	SOBR’s inability to maintain compliance with quality system requirements or pass regulatory quality inspections;
•	SOBR’s failure to increase production capacity or volumes to meet demand;
•	potential risks associated with disruptions in SOBR’s supply chain, such as global conflicts or other macroeconomic events;
•	lead times associated with securing key components;
•

SOBR’s inability to design or modify production processes with its third-party manufacturers enabling SOBR to produce future products efficiently or implement changes in current products in response to design or regulatory requirements; and

•	difficulty identifying and qualifying, and obtaining new regulatory approvals, for alternative suppliers for components in a timely manner.

These risks are likely to be exacerbated by SOBR’s limited experience with its current products and manufacturing processes. As demand for SOBR’s products increases, it will have to invest additional resources to purchase components, sub-assemblies and materials, hire and train employees and enhance its manufacturing processes. If SOBR fails to increase its production capacity efficiently, SOBR may not be able to fill customer orders on a timely basis, its sales may not increase in line with its expectations, and its operating margins could fluctuate or decline. In addition, although some future products may share product features, components, sub-assemblies and materials with SOBR’s existing products, the manufacture of these products may require modification of its current production processes or unique production processes, the hiring of specialized employees, the identification of new suppliers for specific components, sub-assemblies and materials or the development of new manufacturing technologies. It may not be possible for SOBR to manufacture these products at a cost or in quantities sufficient to make these products commercially viable or to maintain current operating margins, all of which could have a material adverse effect on SOBR’s business, financial condition and results of operations.

SOBR depends upon third parties to manufacture and supply key components necessary for its products. SOBR does not have long-term agreements with its manufacturers and suppliers, and if these manufacturers or suppliers become unwilling or unable to provide an adequate supply of key components, with respect to which there is a global shortage, SOBR would not be able to find alternative sources in a timely manner and its business would be adversely impacted.

Many of the key components SOBR uses in its products come from limited or single sources of supply, and therefore a disruption with any one manufacturer or supplier in SOBR’s supply chain would have an adverse effect on its ability to effectively manufacture and timely deliver its products. SOBR does not have any long-term supply contracts with any suppliers and purchase components on a purchase order basis. Due to SOBR’s reliance on these key components, SOBR is subject to the risk of shortages and long lead times in their supply. SOBR is in the process of identifying alternative manufacturers for these components. SOBR may in the future experience shortages and the availability and cost of these components would be difficult to predict. For example, SOBR’s manufacturers may experience temporary or permanent disruptions in their manufacturing operations due to equipment breakdowns, labor strikes or shortages, natural disasters, component or material shortages, cost increases, acquisitions, insolvency, changes in legal or regulatory requirements, or other similar problems. Further, any delays in production and shipment of products due to a delay or shortage of key components may harm SOBR’s reputation and discourage additional orders and sales, and otherwise materially and adversely affect its business and operations.

45

A third-party manufacturer’s inability to produce SOBR’s products’ components on time and to its specifications could result in lost revenue.

Third-party manufacturers assemble and manufacture components of the SOBRcheck and SOBRsure devices to SOBR’s specifications. The inability of a manufacturer to ship orders of SOBR’s products in a timely manner or to meet its quality standards could cause SOBR to miss the delivery date requirements of its customers for those items, which could result in cancellation of orders, refusal to accept deliveries, or a reduction in purchase prices, any of which could have a material adverse effect on SOBR’s revenues. Because of the nature of SOBR’s products and customers we service, the dates on which customers need and require shipments of products from us are critical. Further, because quality is a leading factor when SOBR’s enterprise and consumer customers accept or reject SOBR’s products, any decline in quality by SOBR’s third-party manufacturers could be detrimental not only to a particular order, but also to the future of SOBR’s brand and its relationship with that particular customer.

If SOBR needs to replace manufacturers, SOBR’s expenses and cost of goods could increase, resulting in low profit margins.

SOBR competes with other companies for the production capacity of its manufacturers. Some of these competitors have greater financial and other resources than SOBR and thus have an advantage in the competition for production. If SOBR experiences a significant increase in demand, or if it needs to replace an existing manufacturer, SOBR may have to expand its third-party manufacturing capacity. SOBR cannot assure that this additional capacity will be available when required on terms that are acceptable to it or similar to existing terms, which it has with its manufacturers, either from a production standpoint or a financial standpoint. SOBR enters into a number of purchase order commitments specifying a time for delivery, method of payment, design and quality specifications, and other standard industry provisions, but SOBR does not have long-term contracts with any manufacturer. None of the manufacturers SOBR uses produce its products exclusively. Should SOBR be forced to replace one or more of its manufacturers, SOBR may experience increased costs or an adverse operational impact due to delays in distribution and delivery of its products to our customers, which could cause it to lose customers or lose revenue because of late shipments.

SOBR’s business could be adversely affected by reliance on sole suppliers.

Notwithstanding SOBR’s current supplier approach, certain essential product components may be supplied in the future by sole, or a limited group of, suppliers. Most of SOBR’s products and components are purchased through purchase orders rather than through long-term supply agreements, and large volumes of inventory may not be maintained. There may be shortages and delays in obtaining certain product components. Disruption of the supply or inventory of components could result in a significant increase in the costs of these components or could result in an inability to meet the demand for SOBR’s products. In addition, if a change in the manufacturer of a key component is required, qualification of a new supplier may result in delays and additional expenses in meeting customer demand for products. These factors could adversely affect SOBR’s revenues and ability to retain its experienced sales force.

SOBR could experience cost increases or disruptions in supply of raw materials or other components used in its products.

SOBR’s third-party manufacturers that assemble and manufacture components for its products expect to incur significant costs related to procuring raw materials required to manufacture and assemble SOBR’s product. The prices for these raw materials fluctuate depending on factors beyond our control, including market conditions and global demand for these materials and could adversely affect SOBR’s business, prospects, financial condition, results of operations, and cash flows. Further, any delays or disruptions in our supply chain could harm SOBR’s business. Global events could cause disruptions to and delays in SOBR’s operations, including shortages and delays in the supply of certain parts, including semiconductors, materials and equipment necessary for the production of its products, and the internal designs and processes SOBR or third parties may adopt in an effort to remedy or mitigate impacts of such disruptions and delays could result in higher costs. Furthermore, currency fluctuations, tariffs, or shortages in petroleum and other economic or political conditions may result in significant increases in freight charges and raw material costs. Substantial increases in the prices for raw materials or components would increase SOBR’s operating costs and could reduce its margins.

If critical components become unavailable or contract manufacturers delay their production, SOBR’s business will be negatively impacted.

SOBR currently anticipates and prepares in advance to avoid supply chain issues through direct communication and planning with its supply chain vendors, but if for reasons out of SOBR’s control parts are not available, it could impact customer contracts and revenue.

46

SOBR currently outsources supply chain and manufacturing of the SOBRcheck and SOBRsure devices to third-party manufacturers. The stability of component supply will be crucial to maintaining SOBR’s manufacturing processes. Due to the fact SOBR’s devices are currently manufactured utilizing in part, “off the shelf” parts and components, some of the critical devices and components being supplied to SOBR’s third-party manufacturers may not be available in the necessary quantities or at competitive prices to produce the devices.

SOBR has selected these manufacturers based on their ability to consistently produce these products according to SOBR’s specifications and requirements in an effort to obtain the best quality product at the most cost-effective price. However, the loss of all or one of these suppliers or delays in obtaining shipments by SOBR’s third-party manufacturers would have an adverse effect on its operations until an alternative supplier could be identified, if one may be located at all. Upon reaching a significant growth stage, such loss of a third-party manufacturer could cause SOBR to breach any customer contracts it has in place at that time and would likely cause it to lose sales.

If SOBR’s contract manufacturers fail to meet its requirements for quality, quantity and timeliness, SOBR’s business growth could be harmed.

SOBR currently outsources the manufacturing of devices utilizing the SOBRsafe personal alcohol awareness tracking system, and development of the SOBRsafe software to third-party contract manufacturers and developers, respectively. These manufacturers procure all the raw materials, parts and components for SOBR and provide all necessary facilities and labor to manufacture SOBR’s products and develop its software. If these companies were to terminate their agreements with SOBR without adequate notice or fail to provide the required capacity and quality on a timely basis, SOBR would be delayed in its ability or unable to process and deliver he SOBRsafe devices or software to its customers.

Although SOBR does not manufacture the products it distributes, if one of the products distributed by SOBR proves to be defective or is misused by an enterprise or consumer customer, SOBR may be subject to liability that could adversely affect its financial condition and results of operations.

Although SOBR does not manufacture the products that it distributes, a defect in the design or manufacture of a product distributed or serviced by SOBR, or a failure of a product distributed by SOBR to perform for the use specified, could have a material and adverse effect on SOBR’s reputation in the industry, and subject it to claims of liability for injuries and otherwise. Misuse of the product distributed by SOBR by a customer that results in injury could similarly subject SOBR to liability. Any substantial underinsured loss could have a material and adverse effect on SOBR’s business, financial condition, results of operations, and cash flows. Furthermore, any impairment of SOBR’s reputation could have a material and adverse effect on its revenues and prospects for future business.

Risks Associated with SOBR’s Competition

Because SOBR may face direct competition, it may not be able to operate profitably in its markets.

The market for SOBR’s products may become more competitive as additional competitors enter the market, which could hinder SOBR’s ability to successfully market its products. SOBR expects to face additional competition from existing competitors and new market entrants in the future where it may not have the resources, expertise or other competitive factors to compete successfully. Many of SOBR’s competitors are more established in the industry and as a result, these competitors may be able to:

•	develop and expand their product offerings more rapidly;
•	adapt to new or emerging changes in customer requirements more quickly;
•	take advantage of acquisition and other opportunities more readily; and
•	devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than SOBR can.

47

Any new competitor could be larger than SOBR and have greater financial and other resources than SOBR does, and those advantages could make it difficult for SOBR to compete with them.

Existing and potential competitors to SOBR’s products may have substantially greater financial, technical, marketing, and other resources. Competition could result in fewer orders, reduced gross margins, and loss of market share. Competitors may develop products that are substantially equivalent to SOBR’s products, thereby using SOBR’s products as predicate devices to more quickly obtain market approval for their own products. If overall demand for our products decreases, it could have a material adverse effect on SOBR’s operating results. Substantial competition is expected in the future in the area of personal alcohol awareness tracking that may directly compete with SOBR’s suite of SOBRsafe products. These competitors may use standard or novel technologies or techniques to detect alcohol use. Other companies may develop personal alcohol awareness tracking products that perform better and/or are less expensive than SOBR’s products, which could have a material adverse effect on SOBR’s operating results.

Risks Related to Security

Cyber-attacks and security vulnerabilities could lead to reduced revenue, increased costs, liability claims, or harm to SOBR’s competitive position.

Increased sophistication and activities of perpetrators of cyber-attacks have resulted in an increase in information security risks in recent years. Hackers develop and deploy viruses, worms, and other malicious software programs that attack products and services and gain access to networks and data centers. In addition to extracting sensitive information, such attacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information. The prevalent use of mobile devices also increases the risk of data security incidents. If SOBR experiences difficulties maintaining existing systems or implementing new systems, it could incur significant losses due to disruptions in its operations. Additionally, these systems contain valuable proprietary and confidential information and may contain personal data of SOBR’s customers. While SOBR believes it has taken reasonable steps to protect such data, techniques used to gain unauthorized access to data and systems, disable or degrade service, or sabotage systems, are constantly evolving, and SOBR may be unable to anticipate such techniques or implement adequate preventative measures to avoid unauthorized access or other adverse impacts to such data or SOBR’s systems. In addition, some of SOBR’s third-party service providers and partners also collect and/or store SOBR’s sensitive information and its customers’ data on its behalf, and these service providers and partners are subject to similar threats of cyber-attacks and other malicious internet-based activities, which could also expose SOBR to risk of loss, litigation, and potential liability. A security breach could result in disruptions of SOBR’s internal systems and business applications, harm to its competitive position from the compromise of confidential business information, or subject it to liability under laws that protect personal data. Additionally, actual, potential or anticipated attacks may cause SOBR to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants. Specifically, as cyber threats continue to evolve, SOBR may be required to expend additional resources to continue to enhance our information security measures and/or to investigate and remediate any information security vulnerabilities. Any of these consequences would adversely affect SOBR’s revenue and margins. Additionally, although SOBR maintains cybersecurity insurance coverage, it cannot be certain that such coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against SOBR relating to any incident, will continue to be available to it on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against SOBR that exceed available insurance coverage, or the occurrence of changes in its insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on SOBR’s reputation, business, prospects, results of operations and financial condition.

SOBR’s internal computer systems, or those used by its contractors or consultants, may fail or suffer security breaches, and such failure could negatively affect its business, financial condition, results of operations and cash flows.

SOBR depends on its information technology systems for the efficient functioning of its business, including the manufacture, distribution and maintenance of its products, as well as for accounting, data storage, compliance, purchasing, inventory management and other related functions. SOBR does not have redundant information technology in all aspects of its systems at this time. Despite the implementation of security and back-up measures, SOBR’s internal computer, server, and other information technology systems as well as those of SOBR’s third-party consultants, contractors, suppliers, and service providers, may be vulnerable to damage from physical or electronic break-ins, accidental or intentional exposure of SOBR’s data by employees or others with authorized access to its networks, computer viruses, malware, ransomware, supply chain attacks, natural disasters, terrorism, war, telecommunication and electrical failure, denial of service, and other cyberattacks or disruptive incidents that could result in unauthorized access to, use or disclosure of, corruption of, or loss of sensitive, and/or proprietary data, including personal information and health-related information, and could subject SOBR to significant liabilities and regulatory and enforcement actions, and reputational damage.

Additionally, theft of SOBR’s intellectual property or proprietary business information could require substantial expenditures to remedy. Such theft could also lead to loss of intellectual property rights through disclosure of SOBR’s proprietary business information, and such loss may not be capable of remedying. If SOBR or its third-party consultants, contractors, suppliers, or service providers were to suffer an attack or breach, for example, that resulted in the unauthorized access to or use or disclosure of personal information, SOBR may have to notify consumers, partners, collaborators, government authorities, and the media, and may be subject to investigations, civil penalties, administrative and enforcement actions, and litigation, any of which could harm SOBR’s business and reputation. Disruptive global events generally increase the risk of cybersecurity intrusions. Ou SOBR’s reliance on internet technology and the number of SOBR’s employees who are working remotely may create additional opportunities for cybercriminals to exploit vulnerabilities. For example, there has been an increase in phishing and spam emails as well as social engineering attempts from “hackers” hoping to use socially engineered crises to their advantage. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, SOBR may be unable to anticipate these techniques or implement adequate preventative measures. SOBR may also experience security breaches that may remain undetected for an extended period. To the extent that any disruption or security breach were to result in a loss of, or damage to, SOBR’s data or systems or data or systems of its commercial partners, or inappropriate or unauthorized access to or disclosure or use of confidential, proprietary, or other sensitive, personal, or health information, SOBR could incur liability and suffer reputational harm. Failure to maintain or protect SOBR’s information technology systems effectively could negatively affect its business, financial condition, results of operations and cash flows.

48

Risks Related to CWV’s Limited Operating History, Financial Position and Capital Requirements

There is substantial doubt about CWV being a going concern.

CWV has a limited operating history and has historically relied on financing through the sale of securities and debt to fund its operations. For the years ending December 31, 2025 and 2024, CWV experienced net losses of $4,578,934 and $5,166,484, respectively. As of June 8, 2026, CWV has not generated significant revenues from its planned operations. CWV’s independent registered public accounting firm has included an explanatory paragraph in its audit report relating to the uncertainty of CWV’s ability to continue as a going concern. These conditions raise substantial doubt about CWV’s ability to continue as a going concern without generating sufficient revenue or obtaining additional financing. There can be no assurance that CWV will be able to raise additional capital on favorable terms or at all. If CWV is unable to secure additional funding or achieve commercial revenue-generating operations, it may be forced to curtail or cease its operations entirely. Even if additional financing is obtained, it may result in substantial dilution to existing stockholders or impose restrictive covenants that limit CWV’s operational flexibility. The going concern doubt may also impair CWV’s ability to enter into customer contracts, project financing arrangements, and strategic partnerships, as counterparties may be unwilling to transact with a company whose viability is uncertain.

CWV is reliant upon significant future capital; CWV’s failure to raise sufficient capital would adversely affect its results of operations.

CWV will need to raise approximately $250 million in a post-merger financing round, in addition to completing a post-merger $200 million project financing engagement, to fund the construction and deployment of its planned Build, Own, Operate, and Maintain (“BOOM”) Plants and Modular ECG Appliances. There is no guarantee that CWV will be able to secure these funds on acceptable terms, or at all. Failure to secure these funds would materially impair CWV’s ability to build and deploy BOOM Plants and Modular ECG Appliances, execute on its business plan, hire and retain necessary personnel, meet its contractual obligations, service its existing debt, and achieve commercial-scale operations. If CWV cannot raise sufficient capital, it may be required to delay, scale back, or eliminate some or all of its planned projects, which would have a material adverse effect on its business, financial condition, results of operations, and prospects. CWV’s failure to raise adequate capital could also prevent it from achieving the revenue levels necessary to fund ongoing operations without continued external financing, jeopardize CWV’s relationships with prospective customers and lenders, and result in defaults under any future debt or financing agreements. The availability and cost of capital financing for early-stage clean energy companies can be materially affected by macroeconomic conditions, interest rate environments, and investor sentiment toward the clean energy sector, all of which are outside CWV’s control.

An investment in CWV is speculative in nature and may lack an active trading market.

Investing in CWV common stock involves a high degree of risk. CWV is an early-stage company with no proven commercial operations, limited revenues, a history of operating losses, and no certainty that its technology will achieve commercial viability at scale. Investors should carefully consider all of the risk factors set forth in this document and should be prepared to lose their entire investment. There is no guarantee that an active, liquid trading market for CWV’s common stock will develop or be sustained following completion of the Merger or any future listing event. The absence of an active trading market may limit investors’ ability to sell their shares at a desired price or at all, and may cause significant volatility in the price of CWV’s common stock. The market price of CWV’s common stock, if and when traded, may be highly volatile and subject to wide fluctuations in response to factors including changes in operating performance, regulatory developments, conditions in the clean energy and green hydrogen markets, broader macroeconomic and geopolitical conditions, and investor speculation. There is no assurance that CWV’s stock will trade at or above any particular price level, and investors may be unable to recover all or any portion of their investment.

49

Risks Related to CWV’s Business and Operations

CWV’s failure to provide its planned technology performance and scalability will negatively impact its results of operations.

CWV’s business model depends entirely on the successful commercial deployment of its proprietary Metal Hydrolysis Thermal Transfer (MHTT) Reactor and Electrochemical Gas (ECG) technology platforms. CWV owns these core technologies and holds the associated intellectual property rights; however, this technology has not yet been deployed at commercial scale and remains subject to significant development, engineering, and commercialization risk. While these technologies are designed to produce continuous, 24/7 clean electricity and green hydrogen from an aluminum-water thermochemical reaction without external electrical inputs, there can be no assurance that they will perform as intended at commercial scale, achieve stated electrical efficiency parameters, or prove economically viable under real-world operating conditions. The technologies have been demonstrated only in controlled or limited-scale settings, and the transition to full commercial deployment may reveal unforeseen technical, operational, materials, or engineering challenges. Any failure to achieve anticipated performance benchmarks, including rated electrical output capacity, hydrogen production yields, system uptime and reliability, or equipment lifecycle expectations, could undermine customer confidence, jeopardize offtake agreements, delay or prevent project financing, and have a material adverse effect on CWV’s revenues and results of operations. CWV’s technology could also be rendered less competitive or obsolete by improvements in competing clean energy technologies. Furthermore, if the technology fails to meet the performance standards represented to customers, offtake partners, or investors, CWV could face contractual liability, reputational harm, and potential securities law exposure.

Geographic concentration and project execution risks may negatively affect CWV’s operations and financial condition.

CWV’s initial financial success is heavily dependent on a limited number of regional projects, which creates significant geographic concentration risk. Specifically, CWV’s projected revenue and operational stability rely on the timely construction and successful commissioning of facilities in Lancaster, Palmdale, and Shafter, California. Any delays in the Commercial Operation Dates (COD) for these sites, currently scheduled between 2026 and 2029, or any failure to meet production milestones at these locations, could materially and adversely affect CWV’s results of operations and overall financial condition. Because CWV’s early growth is tied to this specific geographic cluster, it is disproportionately exposed to local regulatory shifts, environmental permitting requirements, opposition from local communities, infrastructure limitations, seismic or weather-related events, and regional economic volatility specific to the California market. Changes to the California Environmental Quality Act (CEQA) review processes, California Energy Commission permitting requirements, or applicable zoning and land use regulations could delay or significantly increase the cost of CWV’s planned facilities. Project execution risk is also elevated given the early-stage nature of CWV’s technology deployment and its reliance on contractors and subcontractors who have limited prior experience building MHTT-based facilities. The failure or material underperformance of any one of these initial projects could have a disproportionately large negative impact on CWV’s financial position and its ability to execute on subsequent phases of its expansion plan.

Feedstock supply chain risks may lead to material cost increases and operational disruptions.

CWV’s operational process requires a reliable and continuous supply of clean scrap aluminum as its primary feedstock. CWV currently intends to source aluminum domestically from the U.S. circular aluminum recycling economy; however, CWV does not currently have executed long-term supply agreements with aluminum suppliers, and there is no assurance that sufficient quantities of suitable-grade clean scrap aluminum will be available at commercially acceptable prices when and as needed. The United States scrap aluminum market is subject to competition from domestic manufacturers, automotive recyclers, and export buyers, any of which could reduce the availability of supply or drive up prices. Any interruptions in the supply of aluminum, whether due to supply chain disruptions, logistics failures, labor disputes at recycling or processing facilities, natural disasters, changes in domestic recycling rates, tariffs, or trade restrictions affecting aluminum scrap, could cause material decreases in CWV’s operational capacity and revenues. In addition, fluctuations in the market price of recycled aluminum, driven by domestic demand, global commodity cycles, or changes in trade policy, could materially increase CWV’s cost of goods sold and compress its operating margins. To the extent CWV seeks to diversify its aluminum supply chain through imported materials, it may be exposed to additional risks including tariffs, import duties, international logistics costs, and currency fluctuations. If CWV is unable to secure adequate feedstock of the required quality and volume at acceptable prices, its ability to operate its BOOM Plants and Modular ECG Appliances at intended capacity would be materially impaired.

We face significant competition from alternative green hydrogen and clean energy technologies.

CWV operates in a rapidly evolving and intensely competitive market for clean energy and green hydrogen production. CWV’s primary competitors include companies commercializing established and emerging electrolyze technologies, including Alkaline electrolysis, Proton Exchange Membrane (PEM) electrolysis, Anion Exchange Membrane (AEM) electrolysis, and Solid Oxide Electrolysis Cell (SOEC) systems. Companies actively competing in these spaces include Nel ASA, ITM Power, Plug Power, Bloom Energy, Cummins (Hydrogenic), Electric Hydrogen, Osmium, and various other well-capitalized entrants supported by major industrial conglomerates, sovereign wealth funds, and government-backed programs. Many of these competitors have significantly greater financial resources, longer operating histories, more established customer and partner relationships, more mature supply chains, and the benefit of government grants, loan guarantees, and other subsidies unavailable to CWV. Competing technologies, including small modular nuclear reactors and next-generation thermochemical water-splitting processes, may also emerge as direct alternatives. If CWV is unable to successfully compete on cost, performance, reliability, project development timelines, or other factors valued by customers and project financiers, its revenues, market share, and long-term viability could be materially adversely affected.

50

Risks of relying on the AI data center market may negatively impact CWV’s financial condition and ability to execute on its business plan.

A material portion of CWV’s growth strategy and projected revenues depends on its ability to enter into agreements to supply onsite power to artificial intelligence (AI) data center operators. This strategy is subject to significant risks that could prevent CWV from achieving its operational and financial objectives. If the growth of AI services, large language model inference, or data center buildout slows due to market saturation, regulatory restrictions on AI, technological substitution, changes in capital allocation by technology companies, or macroeconomic downturns, actual demand for CWV’s onsite power solutions may be substantially lower than projected, requiring CWV to identify alternative customers for its power output on potentially less favorable terms.

Competition from Hyperscale Technology Companies and Alternative Power Providers, such as large-scale technology companies operating hyperscale data center campuses, including Google (Alphabet), Amazon (AWS), Microsoft, and Meta, are actively developing onsite generation capacity through their own power procurement initiatives. These companies have substantial financial resources to develop or contract for power from competing technologies, including small modular nuclear reactors (SMRs), utility-scale solar and battery storage, natural gas generation, and other distributed generation sources. If these companies elect to pursue alternative technologies or execute long-term power purchase agreements with other providers before CWV achieves commercial scale, CWV may be unable to capture these opportunities. Additionally, independent power producers, utilities, and other third-party power providers may offer onsite solutions competitive with CWV’s on pricing or reliability.

CWV is subject to concentration risks.

CWV’s early revenue projections may be dependent on a limited number of large data center customers. The loss of any one such customer, the failure to enter into anticipated customer agreements, or delays in the commencement of any contracted projects could have a disproportionate negative impact on CWV’s revenues and cash flows.

If any of the foregoing risks materialize, CWV may be unable to execute on its business plan, build additional BOOM Plants and Modular ECG Appliances, hire sufficient personnel, service its debt obligations, or achieve profitability. Such outcomes would have a material adverse effect on CWV’s business, financial condition, and results of operations.

CWV is reliant upon its key personnel, Roy DiBenedini, CWV’s Chief Executive Officer.

CWV is highly dependent on the services of its Founder and Chief Executive Officer, Roy DiBenedini, who possesses unique and specialized knowledge of CWV’s proprietary technology, customer and strategic partner relationships, and overall business strategy. The loss of Roy DiBenedini’s services, whether due to death, disability, resignation, or otherwise, could severely disrupt CWV’s operations and materially impair its ability to execute on its business plan. CWV currently does not maintain key man life insurance or disability insurance on Roy DiBenedini. The absence of such coverage means that CWV would not receive any financial benefit in the event of his death or permanent incapacitation that could be deployed to recruit and retain a replacement executive or to offset the business disruption resulting from his departure. CWV has not identified a designated internal successor to Roy DiBenedini, and there can be no assurance that CWV would be able to attract and retain a qualified replacement Chief Executive Officer with the necessary technical, operational, and leadership qualifications on a timely basis, or at all. In addition to its dependence on Roy DiBenedini, CWV’s ongoing growth and operations will require it to attract and retain a number of highly skilled technical, scientific, engineering, and commercial personnel. The market for such talent in the clean energy and technology sectors is intensely competitive. CWV’s inability to hire, train, motivate, or retain qualified personnel could materially harm its competitive position, operations, and financial results.

51

Risks Related to CWV’s Intellectual Property

CWV’s intellectual property protections may be inadequate, and third-party intellectual property claims could adversely affect its business.

CWV’s business model and competitive position are substantially dependent on its ability to protect its proprietary MHTT Reactor and ECG technology through patents, trade secrets, and other forms of intellectual property protection. CWV currently owns its core technology platforms and associated intellectual property; however, there can be no assurance that CWV’s existing or future patent applications will be granted, that any granted patents will be broad enough to provide meaningful competitive protection, or that they will be enforceable against potential infringers. The process of obtaining and maintaining patent protection for novel energy technologies is costly, uncertain, and time-consuming, and competitors may seek to design around CWV’s patents or independently develop substantially equivalent technologies. If CWV’s patents are invalidated, circumvented, or found unenforceable, CWV may lose significant competitive advantage.

CWV also relies on trade secrets and proprietary know-how to protect aspects of its technology that are not covered by patents. Protection of trade secrets depends upon CWV’s ability to maintain effective confidentiality safeguards through agreements with employees, consultants, contractors, and commercial partners. If employees or third parties with access to CWV’s confidential technology leave the company or otherwise misappropriate CWV’s trade secrets, CWV’s competitive position could be materially and permanently harmed. Confidentiality agreements may not provide adequate protection in all circumstances, and trade secret misappropriation may be difficult and expensive to detect and remedy.

CWV may also face claims by third parties that its technology or processes infringe their patents or other intellectual property rights. Intellectual property litigation is inherently uncertain, expensive, and time-consuming, and an adverse judgment could require CWV to pay substantial damages, obtain licenses on unfavorable commercial terms, or modify or discontinue the use of technology central to its business. Any such outcome could have a material adverse effect on CWV’s business, financial condition, and results of operations and could delay or prevent CWV from achieving commercial-scale deployment of its technology. As CWV’s technology becomes more commercially visible, the risk of intellectual property claims may increase.

52

Risks Related to the Combined Company

If any of the events described in “Risks Related to SOBR” or “Risks Related to CWV” occur, those events could cause potential benefits of the Merger not to be realized.

Following completion of the Merger, the Combined Company will be susceptible to many of the risks described in the sections herein entitled “Risks Related to SOBR” and “Risks Related to CWV.” To the extent any of the events in the risks described in those sections occur, the potential benefits of the Merger may not be realized and the Combined Company’s results of operations and financial condition may be adversely affected in a material way. This could cause the market price of the Combined Company common stock to decline.

The market price of the Combined Company common stock is expected to be volatile, and the market price of the common stock may drop following the Merger.

The market price of the Combined Company common stock following the Merger could be subject to significant fluctuations as a result of any one or a combination of the factors listed below:

•	failure to meet or exceed the Combined Company’s publicly disclosed financial and development projections the Combined Company may provide to the public;
•	failure to meet or exceed investment community financial and development projections;
•	in the event that the Combined Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts;
•	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by the Combined Company or its competitors;
•	actions taken by regulatory agencies with respect to the Combined Company’s products, manufacturing process or sales and marketing terms;
•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and the Combined Company’s ability to obtain patent protection for its technologies;
•	additions or departures of key personnel;
•	significant lawsuits, including patent or stockholder litigation;
•	if securities or industry analysts do not publish research or reports about the Combined Company’s business, or if they issue adverse or misleading opinions regarding its business and stock;
•	changes in the market valuations of similar companies;
•	general market or macroeconomic conditions or market conditions in the energy, biotechnology and AI sectors;
•	future sales of securities by the Combined Company or its securityholders that may cause material dilution of the Combined Company’s stock price;
•	the Combined Company’s failure to raise an adequate amount of capital to fund its operations or continued development of its products;
•	trading volume of the Combined Company common stock;
•	announcements by competitors of new commercial products, significant contracts, commercial relationships or capital commitments;
•	adverse publicity relating to precision medicine product candidates, including with respect to other products in such markets;
•	the introduction of technological innovations or new therapies that compete with the products and services of the Combined Company;
•	period-to-period fluctuations in the Combined Company’s financial results.
•	stock volatility that is unrelated to the Combined Company’s operating performance;
•	broad market fluctuations causing material declined in the Combined Company’s stock price;
•	litigation, including class action lawsuits against the Combined Company; and
•	occurrence of a depression or recession adversely affecting the Combined Company stock price.

53

Furthermore, market volatility may lead to increased stockholder activism if the Combined Company experiences a market valuation that activists believe is not reflective of its intrinsic value. Activist campaigns that contest or conflict with the Combined Company’s strategic direction or seek changes in the composition of its board of directors could have an adverse effect on its operating results, financial condition and cash flows.

The Combined Company may incur losses for the foreseeable future and may never achieve profitability.

The Combined Company may never become profitable and will need to successfully complete significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, are expected to result in substantial increased operating losses for at least the next several years. Even if the Combined Company does achieve profitability, it may not be able to consistently sustain or increase profitability on a quarterly or annual basis.

If the Combined Company fails to attract and retain management and other key personnel, it may be unable to continue to successfully develop or commercialize its product candidates or otherwise implement its business plan.

The Combined Company’s ability to compete in the competitive zero-carbon water-energy technology industry depends on its ability to attract and retain highly qualified managerial, scientific, legal, sales and marketing and other personnel. The Combined Company will be highly dependent on its management and scientific personnel. The loss of the services of any of these individuals could impede, delay, or prevent the successful development of the Combined Company’s product pipeline, or in-licensing or acquisition of new assets and could impact negatively its ability to implement successfully its business plan. If the Combined Company loses the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and its business could be harmed as a result. The Combined Company might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among energy, biotechnology, and other businesses.

The Combined Company will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.

The Combined Company will require substantial additional funds sufficient to meet its future capital requirements, which will depend upon a number of factors, including:

•

Raising additional capital may be costly or difficult to obtain and could, for example, through the sale of common stock or securities convertible or exchangeable into common stock, significantly dilute the Combined Company’s stockholders’ ownership interests or inhibit the Combined Company’s ability to achieve its business objectives;

•

If the Combined Company raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely the rights of its common stockholders;

•

Any debt financing may subject the Combined Company to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends;

•

If the Combined Company raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, the Combined Company may have to relinquish certain valuable intellectual property or other rights to its product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to it; and

•	Even if the Combined Company were to obtain sufficient funding, there can be no assurance that it will be available on terms acceptable to the Combined Company or its stockholders.

54

The Combined Company will incur additional costs and increased demands upon management as a result of complying with the laws and regulations affecting public companies.

The Combined Company will incur significant legal, accounting and other expenses as a public company that CWV did not incur as a private company, including costs associated with public company reporting obligations under the Exchange Act. The Combined Company’s management team will consist of the executive officers of CWV prior to the Merger. These executive officers and other personnel will need to devote substantial time to gaining or enhancing their expertise related to public company reporting requirements and compliance with applicable laws and regulations to ensure that the Combined Company complies with all such requirements. Any changes the Combined Company makes to comply with these obligations may not be sufficient to allow it to satisfy its obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for the Combined Company to attract and retain qualified persons to serve on the board of directors or on board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

Upon completion of the Merger, failure by the Combined Company to comply with the initial listing standards of Nasdaq will prevent its stock from being listed on Nasdaq.

Upon completion of the Merger, SOBR, under the new name “Clean World Ventures, Ltd.” will be required to meet the initial listing requirements to maintain the listing and continued trading of its shares on Nasdaq. These initial listing requirements are more difficult to achieve than the continued listing requirements. Pursuant to the Merger Agreement, SOBR agreed to use its commercially reasonable efforts to cause the shares of SOBR Common Stock being issued in the Merger to be approved for listing on Nasdaq at or prior to the effective time of the Merger. Based on information currently available to SOBR, SOBR anticipates that its stock will be unable to meet the $4.00 minimum bid price initial listing requirement at the Closing unless it effects a reverse stock split. Based on the recent trading prices of SOBR Common Stock, SOBR and CWV currently estimate that a reverse stock split ratio of at least 1-for-4 would be required to increase the per-share market price to $4.00, which is the minimum initial listing price requirement of Nasdaq. The final reverse stock split ratio will be determined mutually by the SOBR board of directors and the CWV board of directors prior to the closing of the Merger based primarily on the then-current trading price of SOBR Common Stock and the objective of achieving a post-closing per-share price that (1) satisfies Nasdaq’s listing requirements and (2) provides an appropriate and sustainable post-closing per-share market price that the parties believe will better position the Combined Company for long-term trading stability, investor interest and market visibility, taking into account prevailing market conditions and other relevant factors. Accordingly, the ratio effected is likely to be greater than the minimum necessary to satisfy Nasdaq’s listing standards. In addition, often a reverse stock split will not result in a trading price for the affected common stock that is proportional to the ratio of the split. Following the Merger, if the Combined Company is unable to satisfy Nasdaq listing requirements, Nasdaq may notify the Combined Company that its shares of common stock will not be listed on Nasdaq.

Upon a potential delisting from Nasdaq, if the Combined Company common stock is not then eligible for quotation on another market or exchange, trading of the shares could be conducted in the over-the- counter market or on an electronic bulletin board established for unlisted securities such as the OTC Markets. In such event, it is likely that there would be significantly less liquidity in the trading of the Combined Company common stock; decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume; and fewer broker dealers willing to execute trades in the Combined Company common stock. Also, it may be difficult for the Combined Company to raise additional capital if the Combined Company common stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of the Combined Company common stock and could have a material adverse effect on the Combined Company.

55

The Combined Company is expected to be eligible to report as a “smaller reporting company,” and as a result of the reduced reporting requirements applicable to such companies, the Combined Company’s securities may be less attractive to investors.

The Combined Company is expected to be eligible to report as a smaller reporting company. For as long as the Combined Company continues to be eligible to report as a “smaller reporting company,” it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “smaller reporting companies,” including not being required to comply with the auditor attestation requirements in the assessment of the Combined Company’s internal control over financial reporting, as well as reduced disclosure obligations regarding executive compensation in the Combined Company’s periodic reports, proxy statements and registration statements. The Combined Company may take advantage of these reporting exemptions until it is no longer a smaller reporting company. The Combined Company will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of shares of Combined Company common stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) the Combined Company’s annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of shares of Combined Company common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th.

The Combined Company will not be able to predict if investors will find Combined Company common stock less attractive because it will rely on these exemptions. If some investors find the Combined Company’s securities less attractive because it relies on any of these exemptions, there may be a less active trading market for the Combined Company’s common stock and the price of the Combined Company common stock may be more volatile.

Once the Combined Company is no longer a smaller reporting company or otherwise no longer qualifies for applicable exemptions, the Combined Company will be subject to additional laws and regulations affecting public companies that will increase the Combined Company’s costs and the demands on management and could harm the Combined Company’s operating results and cash flows.

The Combined Company will be subject to the reporting requirements of the Exchange Act, which requires, among other things, that the Combined Company file with the SEC, annual, quarterly and current reports with respect to the Combined Company’s business and financial condition as well as other disclosure and corporate governance requirements. However, as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, in at least the near term, the Combined Company may take advantage of exemptions from disclosure requirements and reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and in the Combined Company’s periodic reports and proxy statements. In addition, if the Combined Company is a smaller reporting company with less than $100.0 million in annual revenue, it would not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Once the Combined Company is no longer a smaller reporting company or otherwise no longer qualifies for these exemptions, the Combined Company will be required to comply with these additional legal and regulatory requirements applicable to public companies and will incur significant legal, accounting and other expenses to do so. If the Combined Company is not able to comply with the requirements in a timely manner or at all, the Combined Company’s financial condition or the market price of the Combined Company common stock may be harmed. For example, if the Combined Company or its independent auditor identifies deficiencies in the Combined Company’s internal control over financial reporting that are deemed to be material weaknesses the Combined Company could face additional costs to remedy those deficiencies, the market price of the Combined Company’s stock could decline or the Combined Company could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

If the Combined Company fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.

Provided the Combined Company continues to be listed on Nasdaq, the Combined Company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that the Combined Company maintain effective disclosure controls and procedures and internal control over financial reporting. The Combined Company must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes- Oxley Act. As a private company, CWV has not been required to document and test its internal controls over financial reporting nor has its management been required to certify the effectiveness of its internal controls and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Following the Merger, the Combined Company will be required to incur substantial professional fees and internal costs to expand its accounting and finance functions and expend significant management efforts. The Combined Company may experience difficulty in meeting these reporting requirements in a timely manner.

56

The Combined Company may discover weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. The Combined Company’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If the Combined Company is not able to comply with the requirements of Section 404 of the Sarbanes- Oxley Act, or if it is unable to maintain proper and effective internal controls, the Combined Company may not be able to produce timely and accurate financial statements. If that were to happen, the market price of its common stock could decline and it could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

Provisions that will be in the Combined Company’s certificate of incorporation and bylaws and provisions under Delaware law could make an acquisition of the Combined Company more difficult and may prevent attempts by its stockholders to replace or remove its management.

Provisions that will be included in the Combined Company’s certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control of the Combined Company that stockholders may consider favorable, including transactions in which its common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Combined Company’s common stock, thereby depressing the market price of its common stock. In addition, because the Combined Company’s board of directors will be responsible for appointing the members of the Combined Company’s management team, these provisions may frustrate or prevent any attempts by the Combined Company’s stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of the Combined Company’s board of directors.

Among other things, these provisions will:

•	continue the use of a classified board of directors such that not all members of the Combined Company board of directors are elected at one time;
•	allow the authorized number of the Combined Company’s directors to be changed only by resolution of its board of directors;
•	limit the manner in which stockholders can remove directors from the Combined Company’s board of directors;
•	provide for advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on at stockholder meetings; and
•	authorize the Combined Company’s board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the Combined Company’s board of directors.

Moreover, because the Combined Company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding Combined Company voting stock from merging or combining with the Combined Company. Although SOBR and CWV believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the Combined Company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the Combined Company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

57

SOBR and CWV do not anticipate that the Combined Company will pay any cash dividends in the foreseeable future other than the Cash Dividend that SOBR will declare and pay to the holders of record of outstanding shares of SOBR Common Stock as of a record date prior to the effective time of the Merger, to be set by the SOBR board of directors as close as reasonably practicable to (but not later than) the anticipated Closing Date.

The current expectation is that the Combined Company will retain its future earnings, if any, to fund the growth of the Combined Company’s business as opposed to paying dividends. As a result, capital appreciation, if any, of the Combined Company common stock will be your sole source of gain, if any, for the foreseeable future.

An active trading market for the Combined Company common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

Prior to the Merger, there had been no public market for shares of CWV’s capital stock. An active trading market for the shares of the Combined Company common stock may never develop or be sustained. If an active market for the Combined Company common stock does not develop or is not sustained, it may be difficult for the Combined Company’s stockholders to sell their shares at an attractive price or at all.

Future sales of shares by existing stockholders could cause the Combined Company’s stock price to decline.

If existing securityholders of SOBR and CWV sell, or indicate an intention to sell, substantial amounts of the Combined Company common stock in the public market after legal restrictions on resale discussed in this proxy statement/prospectus lapse, the trading price of the Combined Company common stock could decline. Based on shares outstanding as of [__], 2026, after giving effect to the estimated Exchange Ratio and the shares of CWV Common Stock to be issued in the CWV Pre-Closing Financing and shares expected to be issued upon completion of the Merger and prior to giving effect to the anticipated SOBR reverse stock split, the Combined Company is expected to have outstanding a total of approximately [__] million shares of common stock immediately following the completion of the Merger. Approximately [__] million shares will be freely tradeable upon completion of the Merger. In addition, shares of common stock that are subject to outstanding options of CWV will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and Rules 144 and 701 under the Securities Act. If these shares are sold, the trading price of the Combined Company common stock could decline.

After completion of the Merger, the Combined Company’s executive officers, directors and principal stockholders will have the ability to control or significantly influence all matters submitted to the Combined Company’s stockholders for approval.

Upon the completion of the Merger, and giving effect to the issuance of the shares of CWV Common Stock prior to the Closing pursuant to the CWV Pre-Closing Financing, it is anticipated that the Combined Company’s executive officers, directors and principal stockholders will, in the aggregate, beneficially own approximately 99.25% of the outstanding shares of Combined Company common stock (on a fully-diluted basis), subject to beneficial ownership limitations and certain assumptions. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to the Combined Company’s stockholders for approval, as well as the Combined Company’s management and affairs. For example, these stockholders, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of the Combined Company’s assets. This concentration of voting power could delay or prevent an acquisition of the Combined Company on terms that other stockholders may desire.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the Combined Company, its business or its market, its stock price and trading volume could decline.

The trading market for the Combined Company common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect to not provide research coverage of the Combined Company common stock after the completion of the Merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the Combined Company will not have any control over the analysts or the content and opinions included in their reports. The price of the Combined Company common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the Combined Company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

58

The Combined Company will have broad discretion in the use of the cash and cash equivalents of the Combined Company and the proceeds from the CWV Pre-Closing Financing and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

The Combined Company will have broad discretion over the use of the cash and cash equivalents of the Combined Company and the proceeds from the CWV Pre-Closing Financing. You may not agree with the Combined Company’s decisions, and its use of the proceeds may not yield any return on your investment. The Combined Company’s failure to apply these resources effectively could compromise its ability to pursue its growth strategy and the Combined Company might not be able to yield a significant return, if any, on its investment of these net proceeds. You will not have the opportunity to influence its decisions on how to use the Combined Company’s cash resources.

The Combined Company’s ability to use NOL carryforwards and other tax attributes may be limited, including as a result of the Merger.

As discussed above, each of SOBR and CWV has incurred losses during its history, and the Combined Company does not expect to become profitable in the near future and may never achieve profitability. As of December 31, 2025, SOBR has generated significant net operating losses (“NOLs”) of approximately $58.6 million which may result in federal NOL carryforwards. SOBR had no state research and development tax credit carryforwards as of December 31, 2025. As of December 31, 2025, CWV had federal and state NOL carryforwards of approximately $60.0 million. CWV had $2.3 million in federal or state research and development tax credit carryforwards as of December 31, 2025. The recognition of net operating losses (“NOL”s) for financial reporting purposes and their recognition for income tax purposes may differ. Under the provisions of the One Big Beautiful Bill Act (“OBBBA”), NOL carryforwards may be subject to revised utilization rules and limitations, particularly in connection with ownership changes as defined by the Internal Revenue Code. Consistent with the OBBBA provisions, these NOLs may be carried forward indefinitely; however, their annual utilization may be limited to a specified percentage of taxable income in future periods. In addition, under Sections 382 and 383 of the Code, U.S. federal NOL carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The Combined Company’s ability to utilize its NOL carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including, as discussed above, in connection with the Merger or other transactions. Similar rules may apply under state tax laws. If the Combined Company earns taxable income, such limitations could result in increased future income tax liability to the Combined Company, and the Combined Company’s future cash flows could be adversely affected.

Changes in tax law could adversely affect the Combined Company’s business and financial condition.

The Combined Company is subject to federal, state and local income and other taxes in the United States and in foreign jurisdictions because of the scope of its operations. New tax laws, statutes, rules, regulations or ordinances could be enacted at any time. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted differently, changed, repealed or modified at any time. Any such enactment, interpretation, change, repeal or modification could adversely affect us, possibly with retroactive effect. For example, the U.S. government recently enacted legislation commonly referred to as the One Big Beautiful Bill Act that (along with prior U.S. federal tax reform legislation) has resulted in significant changes to the taxation of business entities, including, among other changes, the imposition of minimum taxes and excise taxes, changes to the taxation of income derived from international operations, changes in the deduction and amortization of research and development expenditures, and limitations on the deductibility of business interest. Future guidance from the IRS and other taxing authorities with respect to this and other legislation may affect the Combined Company, and certain aspects of such legislation could be repealed or modified in future legislation or sunset in future years. In addition, it is uncertain if and to what extent various states will conform to federal law. To the extent that any such changes in tax laws and regulations have a negative impact on the Combined Company, including as a result of related uncertainty, its business, financial condition, results of operations and cash flows may be materially and adversely impacted.

Unfavorable global economic conditions could adversely affect the Combined Company’s business, financial condition, results of operations or cash flows.

The Combined Company’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn could result in a variety of risks to the Combined Company’s business, including weakened demand for the Combined Company’s product candidates and the Combined Company’s ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain the Combined Company’s suppliers, possibly resulting in supply disruption, or cause the Combined Company’s customers to delay making payments for its services. Any of the foregoing could harm the Combined Company’s business and the Combined Company cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.

The Combined Company will face significant challenges integrating two businesses operating in fundamentally different industries, and the failure to successfully integrate those businesses could adversely affect the Combined Company’s results of operations and financial condition.

The Combined Company will operate across two distinct and unrelated industries, biotechnology, and zero-carbon water-energy technology, each with its own regulatory frameworks, competitive dynamics, customer bases, operational requirements, and risk profiles. Unlike mergers between companies in the same or adjacent industries, the integration of SOBR and CWV will require the Combined Company to manage fundamentally different business models simultaneously without the operational synergies typically realized in same-industry transactions. The Combined Company’s management will be required to devote substantial time, resources, and attention to integrating the two businesses, which may divert their focus from the day-to-day operations of each business and from the pursuit of other strategic opportunities. The Combined Company may be unable to successfully integrate the operations, personnel, technologies, products, and programs of the two companies, or to realize anticipated operational efficiencies, synergies, or other benefits of the Merger within the anticipated time frame or at all. The integration process may also involve unforeseen difficulties, risks, and expenditures, including potential incompatibility of systems and processes, inconsistency in standards, controls, procedures and policies, and unanticipated issues in integrating employees with disparate professional backgrounds and corporate cultures. In addition, following the Merger, investors and analysts may have difficulty valuing or comparing the Combined Company with single-industry peers, which could adversely affect the market price of the Combined Company’s common stock. If the Combined Company is not able to successfully integrate the two businesses, or if the integration takes longer than anticipated or costs more than expected, the expected benefits of the Merger may not be realized in full or at all, and the Combined Company’s business, results of operations, and financial condition could be materially adversely affected.

59

Security breaches, cyberattacks, or other disruptions to the Combined Company’s information technology systems could compromise the Combined Company’s confidential information and proprietary data, expose it to significant liability, and materially harm its business and reputation.

The Combined Company’s information technology systems and infrastructure, including systems used to store and process patient health information, proprietary research and development data, financial records, and trade secrets, are critical to its operations. The Combined Company faces risks from a variety of cybersecurity threats, including hacking, ransomware, phishing, malware, denial-of-service attacks, social engineering, and other malicious activities by external bad actors, as well as inadvertent or intentional actions by employees or third-party service providers. Following the Merger, the integration of the separate information technology systems of SOBR and CWV may create additional vulnerabilities during the transition period. A successful cyberattack or security breach could result in: unauthorized access to, misappropriation, corruption, or loss of the Combined Company’s confidential or proprietary information or intellectual property; disruption or shutdown of the Combined Company’s business operations; exposure of sensitive patient or personal data protected under HIPAA, GDPR, or other applicable privacy laws; significant remediation costs; litigation and regulatory investigation and penalties; and reputational harm that could impair the Combined Company’s ability to attract and retain partners, collaborators, and employees. The Combined Company’s biotechnology operations may involve the collection, storage, and processing of personal health information that is subject to complex and evolving data privacy regulations in the United States and internationally, including HIPAA and applicable state privacy laws. Any failure to comply with applicable privacy or data security laws and regulations, whether through a breach or otherwise, could expose the Combined Company to material civil and criminal penalties, regulatory scrutiny, and private litigation. There can be no assurance that the Combined Company’s security measures will be sufficient to prevent or detect a security breach or cyberattack, or to limit any related damages.

The Combined Company’s success depends in part on its ability to obtain and maintain adequate intellectual property protection for its technologies, product candidates, and innovations in both the biotechnology and water-energy sectors, and the failure to do so could materially harm the Combined Company’s competitive position and business.

The Combined Company’s commercial success in both the biotechnology and zero-carbon water-energy technology businesses will depend in significant part upon its ability to obtain, maintain, protect, and enforce patents, trade secrets, trademarks, and other forms of intellectual property protection for its respective technologies, product candidates, and proprietary processes. The patent application and prosecution process is expensive, time-consuming, and uncertain. The Combined Company may not be able to file, prosecute, or maintain all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions. Patents that are issued may be challenged, invalidated, circumvented, or rendered unenforceable. The Combined Company may have insufficient resources to devote to the protection of its intellectual property across two distinct technical disciplines simultaneously. In addition, the laws of certain jurisdictions may not afford the same protections as United States law, which could impair the Combined Company’s ability to protect its innovations in international markets. Third parties may assert that the Combined Company’s activities infringe upon their patents or other intellectual property rights, and the costs associated with defending such claims, even if ultimately resolved in the Combined Company’s favor, could be substantial. An adverse determination in any intellectual property litigation or interference proceeding could require the Combined Company to: pay significant damages; cease using or licensing the relevant technology; obtain licenses from third parties, which may not be available on acceptable terms or at all; or substantially modify its technologies or product candidates, which may not be technically or commercially feasible. Any of the foregoing could materially harm the Combined Company’s competitive position, business, financial condition, and results of operations.

The Combined Company may be unable to obtain or maintain adequate insurance coverage at reasonable costs, and any uninsured or underinsured losses could have a material adverse effect on the Combined Company’s financial condition and results of operations.

The Combined Company will be exposed to various risks and potential liabilities across both the biotechnology and zero-carbon water-energy technology businesses, including product liability, directors’ and officers’ liability, property damage, environmental liability, and other operational risks. The Combined Company will depend on its ability to obtain and maintain adequate insurance coverage for these exposures at commercially reasonable premium rates. As a newly combined and recently public company operating in two distinct industries, the Combined Company may face challenges in obtaining comprehensive insurance coverage at reasonable costs. Following the Merger, the Combined Company will need to procure insurance products that cover the combined risk profile of both businesses, which may be more costly or more difficult to obtain than coverage for either business individually. Insurance premiums have risen significantly in recent years across biotechnology, and technology sectors, and this trend may continue. The Combined Company’s insurance coverage, even if obtained, may be insufficient to cover the full amount of any claims or losses, and certain claims or events may not be covered at all. Product liability claims arising from the commercial sale of the Combined Company’s products, if any, could expose the Combined Company to substantial claims for damages that exceed its insurance coverage limits. Environmental liability associated with the water and energy technology operations of CWV may also give rise to claims that are not fully covered by the Combined Company’s insurance. Any uninsured or underinsured losses could have a material adverse effect on the Combined Company’s financial condition and results of operations. In addition, the Combined Company’s inability to maintain adequate directors’ and officers’ liability insurance at reasonable rates could impair its ability to attract and retain qualified directors and executive officers.

The Combined Company may be subject to a going concern qualification in its financial statements, which could negatively impact its ability to raise capital, maintain its Nasdaq listing, and continue its operations.

Each of SOBR and CWV has a history of recurring net losses and negative cash flows from operations and has relied on equity and debt financings to fund its operations. Following the Merger, the Combined Company does not expect to generate sufficient revenue from operations to fund its activities in the near term. The Combined Company’s auditors may include an explanatory paragraph regarding substantial doubt about the Combined Company’s ability to continue as a going concern in their audit opinion on the Combined Company’s consolidated financial statements. A going concern qualification could: impair the Combined Company’s ability to raise additional capital on favorable terms or at all; cause existing and potential commercial partners, licensees, collaborators, suppliers, and customers to question the Combined Company’s long-term viability and stability; trigger defaults under certain debt or other contractual obligations; and adversely affect the market price of the Combined Company’s common stock. The Combined Company’s ability to continue as a going concern will be dependent upon its ability to raise sufficient additional capital to fund its operations until it is able to generate adequate revenues or achieve profitability, and there can be no assurance that it will be able to do so. If the Combined Company is unable to raise sufficient additional capital when needed, the Combined Company may be required to significantly curtail or suspend its operations, which could result in a complete loss of investment for holders of the Combined Company’s common stock. The presence of a going concern qualification may also create additional difficulties in satisfying Nasdaq’s continued listing standards, including the requirement to maintain minimum stockholders’ equity or market value of listed securities.

60

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/ prospectus contain forward-looking statements relating to SOBR, CWV, the Merger and the other proposed transactions contemplated thereby.

These forward-looking statements include express or implied statements relating to SOBR’s and CWV’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting SOBR, CWV or the proposed transaction will be those that have been anticipated.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond SOBR’s or CWV’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that the conditions to the Closing are not satisfied, including the failure to obtain stockholder approval for the Merger; the risk that the CWV Pre-Closing Financing is not completed in a timely manner or at all; uncertainties as to the timing of the consummation of the transaction and the ability of each of SOBR and CWV to consummate the transaction, including the CWV Pre-Closing Financing; risks related to SOBR’s continued listing on Nasdaq until Closing; risks related to SOBR’s and CWV’s ability to correctly estimate their respective operating expenses and expenses associated with the transaction, as well as uncertainties regarding the impact any delay in the Closing would have on the anticipated cash resources of the Combined Company upon Closing and other events and unanticipated spending and costs that could reduce the Combined Company’s cash resources; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement; statements regarding the Cash Dividend that SOBR may pay SOBR’s stockholders in connection with the completion of the Merger; the effect of the announcement or pendency of the Merger on SOBR’s or CWV’s business relationships, operating results and business generally; costs related to the Merger; the outcome of any legal proceedings that may be instituted against SOBR, CWV or any of their respective directors or officers related to the Merger Agreement or the transactions contemplated thereby; the ability of CWV to protect its intellectual property rights; competitive responses to the transaction; unexpected costs, charges or expenses resulting from the transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; adverse legislative, regulatory, political and economic developments; CWV’s plans regarding, and its ability to maintain, obtain, and negotiate favorable terms of, any collaboration, and licensing or other arrangements that may be necessary or desirable to develop, manufacture or commercialize its programs.

Should one or more of these risks or uncertainties materialize, or should any of SOBR’s or CWV’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that SOBR considers immaterial or which are unknown. It is not possible to predict or identify all such risks. SOBR’s and CWV’s forward-looking statements only speak as of the date they are made, and SOBR and CWV do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For a discussion of the factors that may cause SOBR, CWV or the Combined Company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of SOBR and CWV to complete the Merger and the effect of the Merger on the business of SOBR, CWV and the Combined Company, please see the section titled “Risk Factors” beginning on page 28 of this proxy statement/prospectus. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by SOBR and incorporated by reference herein. Please see the section titled “Where You Can Find More Information” beginning on page 176 of this proxy statement/prospectus. There can be no assurance that the Merger will be completed, or if it is completed, that it will be completed within the anticipated time period or that the expected benefits of the Merger will be realized.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of SOBR, CWV or the Combined Company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made. SOBR and CWV do not undertake any obligation to (and expressly disclaim any such obligation to) publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

61

THE SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF SOBR STOCKHOLDERS

Date, Time and Place

The SOBR Special Meeting will be held on         , 2026, commencing at      Mountain Time, unless postponed or adjourned to a later date. The SOBR Special Meeting will be held at. You will be able to attend and participate in the SOBR Special Meeting in person where you will be able to ask questions and vote. SOBR is sending this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the SOBR board of directors for use at the SOBR Special Meeting and any adjournments or postponements of the SOBR Special Meeting. This proxy statement/prospectus is first being furnished to SOBR stockholders on or about         , 2026.

Purpose of the SOBR Special Meeting

The purposes of the SOBR Special Meeting are:

1.

To approve the issuance of shares of common stock of SOBR, par value $0.00001 per share (the “SOBR Common Stock”), to stockholders of Clean World Ventures, Inc. (“CWV”) pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of April 24, 2026 (the “Merger Agreement”), by and among SOBR, CWV and SOBR Safe Merger Sub Inc. (“Merger Sub”), a copy of which is attached as Annex A, pursuant to which, among other matters, Merger Sub will merge with and into CWV, with CWV surviving as a wholly owned subsidiary of SOBR and the surviving corporation of the merger (the “Merger”), which will (i) represent more than 98.3% of the shares of SOBR Common Stock outstanding immediately prior to the Merger under Nasdaq Listing Rule 5635(a), and (ii) result in a change of control under Nasdaq Listing Rule 5635(b);

2.

To approve an amendment to the amended and restated certificate of incorporation of SOBR (the “SOBR Charter”) to effect a reverse stock split of SOBR’s issued and outstanding common stock at a ratio determined by the SOBR board of directors and agreed to by CWV, in a range from one-for-two (1:2) up to one-for-twenty-five (1:25), in the form attached as Annex B;

3.	To approve an amendment to the SOBR Charter to increase the number of shares of SOBR Common Stock that SOBR is authorized to issue from 100,000,000 to 1,000,000,000, in the form attached as Annex C;

4.

To elect the Class I Director nominee, Kris Pederson, to the SOBR board of directors to hold office for a three-year term, until her respective successor is elected and qualified, or until her earlier death, resignation or removal; provided that if the Merger is consummated, the approval of Proposal No. 4 will only have an effect until the completion of the Merger because the composition of the SOBR board of directors will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement;

5.	To ratify and approve the appointment of Haynie and Company, as SOBR’s independent registered accounting firm for the year ended December 31, 2026.

6.

To approve an amendment to the 2019 Plan (as defined in the accompanying proxy statement/prospectus) which will become effective on the date immediately following the consummation of the Merger and is contingent on the completion of the Merger;

7.	To approve an amendment to SOBR’s amended and restated certificate of incorporation to change the name of SOBR to “Clean World Ventures, Ltd.”;

8.

To approve for purposes of complying with applicable Nasdaq rules, the issuance in excess of 19.99% of the Company’s outstanding common stock upon the conversion of convertible promissory notes issued in connection with, a private placement pursuant to Rule 506(b) of the Securities Act of 1933, as amended, which may be deemed a “change of control” under Nasdaq listing Rule 5635(b); and

9.	To approve an adjournment of the SOBR Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 and 6.

62

Approval of each of Proposal Nos. 1, 2, 3, and 6 is a condition to completion of the Merger. The issuance of SOBR Common Stock in connection with the Merger and the change of control resulting from the Merger will not take place unless Proposal No. 1 is approved by SOBR stockholders and the Merger is consummated. The amendment to the SOBR Charter to effect a reverse stock split of SOBR’s issued and outstanding common stock will not take place unless Proposal No. 2 is approved by the requisite SOBR stockholders but may take place whether or not the Merger is consummated. The amendment to the SOBR Charter to increase the number of shares of SOBR Common Stock will not take place unless Proposal No. 3 is approved by the requisite SOBR stockholders and the Merger is consummated. The amendment to the SOBR Charter to approve an amendment to the 2019 Plan will not take place unless Proposal No. 6 is approved by the requisite SOBR stockholders and the Merger is consummated.

Recommendation of the SOBR Board of Directors

•	The SOBR board of directors has determined and believes that the issuance of shares of SOBR Common Stock, pursuant to the Merger Agreement is fair to, in the best interests of, and advisable to, SOBR and its stockholders and has approved such issuance. The SOBR board of directors unanimously recommends that SOBR stockholders vote “FOR” the Nasdaq Stock Issuance Proposal.

•	The SOBR board of directors has determined and believes that it is fair to, in the best interests of, and advisable to, SOBR and its stockholders to approve the amendment to SOBR’s charter to effect the reverse stock split, as described in this proxy statement/prospectus. The SOBR board of directors unanimously recommends that SOBR stockholders vote “FOR” the Reverse Stock Split Proposal.

•

The SOBR board of directors has determined and believes that it is fair to, in the best interests of, and advisable to, SOBR and its stockholders to approve the amendment to SOBR’s charter to increase the number of shares of SOBR Common Stock that SOBR is authorized to issue from 100,000,000 to 1,000,000,000, in the form attached as Annex C, as described in this proxy statement/prospectus. The SOBR board of directors unanimously recommends that SOBR stockholders vote “FOR” the Authorized Share Increase Proposal.

•	The SOBR board of directors has determined and believes that it is advisable to, and in the best interests of, SOBR and its stockholders to elect the Class I Director nominee, Kris Pederson, to the SOBR board of directors to hold office for a three-year term, until her respective successor is elected and qualified, or until her earlier death, resignation or removal; provided that if the Merger is consummated, the approval of Proposal No. 4 will only have an effect until the completion of the Merger because the composition of the SOBR board of directors will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement. The SOBR board of directors unanimously recommends that SOBR stockholders vote “FOR” the director nominee named in the Director Election Proposal as described in this proxy statement/prospectus.

•	The SOBR board of directors has determined and believes that it is advisable to, and in the best interests of, SOBR and its stockholders to ratify and approve the appointment of Haynie and Company, as SOBR’s independent registered accounting firm for the year ended December 31, 2026, as described in this proxy statement/prospectus. The SOBR board of directors recommends that SOBR stockholders vote “FOR” the Auditor Ratification Proposal.

•	The SOBR board of directors has determined and believes that it is advisable to, and in the best interests of, SOBR and its stockholders to approve an amendment to the 2019 Plan (as defined in the accompanying proxy statement/prospectus) which will become effective on the date immediately following the consummation of the Merger and is contingent on the completion of the Merger. The SOBR board of directors recommends that SOBR stockholders vote “FOR” the 2019 Plan Amendment Proposal.

•	The SOBR board of directors has determined and believes that it is advisable to, and in the best interests of, SOBR and its stockholders to approve an amendment to SOBR’s amended and restated certificate of incorporation to change the name of SOBR to “Clean World Ventures, Ltd.” The SOBR board of directors recommends that SOBR stockholders vote “FOR” the Name Change Proposal.

•

The SOBR board of directors has determined and believes that it is advisable to, and in the best interests of, SOBR and its stockholders to approve for purposes of complying with applicable Nasdaq rules, the issuance in excess of 19.99% of the Company’s outstanding common stock upon the conversion of convertible promissory notes issued in connection with, a private placement pursuant to Rule 506(b) of the Securities Act of 1933, as amended, which may be deemed a “change of control” under Nasdaq listing Rule 5635(b). The SOBR board of directors recommends that SOBR stockholders vote “FOR” the SOBR Financing Proposal.

•	The SOBR board of directors has determined and believes that adjourning the SOBR special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Nasdaq Stock Issuance Proposal, the Reverse Stock Split Proposal, the Authorized Share Increase Proposal, and the 2019 Plan Amendment Proposal, is fair to, in the best interests of, and advisable to, SOBR and its stockholders and has approved and adopted the proposal. The SOBR board of directors unanimously recommends that SOBR stockholders vote “FOR” the Adjournment Proposal, if necessary.

63

Record Date and Voting Power

Only holders of record of SOBR Common Stock at the close of business on the Record Date of         , 2026, are entitled to notice of, and to vote at, the SOBR Special Meeting. At the close of business on           , 2026, there were       registered holders of record of SOBR Common Stock and there were          shares of SOBR Common Stock issued and outstanding. Each share of SOBR Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus is solicited on behalf of the SOBR board of directors for use at the SOBR Special Meeting.

If, as of the Record Date referred to above, your shares were registered directly in your name with the transfer agent for SOBR Common Stock, Broadridge Financial Services, then you are a stockholder of record. As a stockholder of record, you may vote at the SOBR Special Meeting or vote by proxy. Whether or not you plan to attend the SOBR Special Meeting, SOBR urges you to vote by proxy over the telephone or on the internet as instructed below or return the proxy card SOBR may mail to you to ensure your vote is counted, the form of which is attached hereto as Annex D.

The procedures for voting are as follows:

If you are a stockholder of record, you may vote at the SOBR Special Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the internet or by telephone. Whether or not you plan to attend the SOBR Special Meeting, SOBR encourages you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the SOBR Special Meeting, you may still attend the SOBR Special Meeting and vote. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the SOBR Special Meeting and SOBR will give you a ballot when you arrive. If you attend the SOBR Special Meeting and vote, your vote will revoke any proxy that you have previously submitted. Simply attending the SOBR Special Meeting will not, by itself, revoke your proxy.

•	To vote using the proxy card, simply complete, sign and date the proxy card that you may request or that SOBR may elect to deliver at a later time and return it promptly in the envelope provided. If you return your signed proxy card to SOBR before the special meeting, SOBR will vote your shares as you direct in accordance with the proxy card.

•	You can vote by proxy over the telephone by calling the toll-free number found on the proxy card. Your telephone vote must be received by 11:59 P.M. ET on [___], 2026 to be counted.

•	You can vote by proxy over the internet by following the instructions provided on the proxy card. You will be asked to provide the company number and control number on the enclosed proxy card. Your internet vote must be received by 11:59 P.M. ET on [___], 2026 to be counted.

64

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from SOBR. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote at the SOBR Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

SOBR provides internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, bank or other agent is not entitled to vote your shares with respect to “non-routine” proposals. As a result, SOBR urges you to direct your broker, bank or other agent how to vote your shares on all proposals to ensure that your vote is counted.

Broker non-votes, if any, will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the SOBR Special Meeting. Broker non-votes, if any, will not be counted as “votes properly cast” or “shares entitled to vote” and will therefore have no effect on Proposal Nos. 1, 2, 3, 4, 5, 6, 7, 8 and 9.

All properly executed proxies that are not revoked will be voted at the SOBR Special Meeting and at any adjournments or postponements of the SOBR Special Meeting in accordance with the instructions contained in the proxy. If a stockholder of record of SOBR Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” all of the proposals in accordance with the recommendation of the SOBR board of directors.

Required Vote

The presence, in person or being represented by proxy, at the SOBR Special Meeting of the holders of at least one-third of the shares of SOBR Common Stock outstanding and entitled to vote at the SOBR Special Meeting is necessary to constitute a quorum at the meeting for the purpose of approving the proposals. Abstentions or “WITHHOLD” votes and broker non-votes will be counted towards the presence of a quorum. The affirmative vote of a majority of the votes properly cast for and against by the holders of SOBR Common Stock at the SOBR Special Meeting, assuming a quorum is present, is required for approval of Proposal Nos. 1, 2, 3, 4, 5, 7, 8 and 9. The affirmative vote of a plurality of the votes properly cast by the holders of SOBR Common Stock entitled to vote at the SOBR Special Meeting, assuming a quorum is present, is required for the election of the director nominated via Proposal No. 6.

Each of Proposal No. 1 and Proposal No. 2 is a condition to completion of the Merger. The closing of the CWV Pre-Closing Financing is conditioned upon the satisfaction or waiver of each of the conditions to the closing of the Merger as well as certain other conditions. Therefore, the Merger and the CWV Pre-Closing Financing cannot be consummated without the approval of Proposal Nos. 1 and 2. The issuance of SOBR Common Stock in connection with the Merger and the change of control of SOBR resulting from the Merger will not take place unless Proposal Nos. 1 and 2 are approved by SOBR stockholders and the reverse stock split is effected and the Merger is consummated. The amendment to the SOBR Charter to effect a reverse stock split of SOBR issued and outstanding common stock will not take place unless Proposal No. 2 is approved by the requisite SOBR stockholders. SOBR may still elect to proceed with the reverse stock split if Proposal No. 2 is approved by SOBR’s stockholders even if Proposal No. 1 is not approved, or even if approved, the Merger is not consummated. Additionally, Proposal Nos. 3, 6 and 7 are each conditioned on the consummation of the Merger. Therefore, if Proposal No. 1 and Proposal No. 2 are not approved and the Merger is not consummated, Proposal Nos. 3, 6 and 7 will each have no effect, even if approved by SOBR stockholders.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions or “WITHHOLD” votes (as applicable), and broker non-votes. Abstentions or “WITHHOLD” votes and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the SOBR Special Meeting, but will not be counted as votes cast and will have no effect on the outcome of the vote for each proposal.

65

Following the effectiveness of the registration statement on Form S-4 of which the accompanying proxy statement/prospectus is a part and pursuant to the Merger Agreement, CWV stockholders holding a sufficient number of shares of CWV Capital Stock to adopt the Merger Agreement and approve the Merger and related transactions will be asked to execute written consents providing for such adoption and approval.

Solicitation of Proxies

Solicitation in connection with the SOBR Special Meeting is made by SOBR. We will bear the entire cost of solicitation, including the preparation, assembly, printing, mailing, and posting of this proxy statement/prospectus, the Annual Report, the form of Proxy and any additional solicitation materials furnished to stockholders. Copies of any solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies may be supplemented by a solicitation by telephone, e-mail, or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by e-mail, telephone, and mail.

Other Matters

As of the date of this proxy statement/prospectus, the SOBR board of directors does not know of any business to be presented at the SOBR Special Meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the SOBR Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

66

THE MERGER

This section and the section titled “The Merger Agreement” beginning on page 80 of this proxy statement/prospectus describe the material aspects of the Merger and the Merger Agreement. While SOBR and CWV believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the Merger and the Merger Agreement and the other documents to which you are referred in this proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” beginning on page 176 of this proxy statement/prospectus.

Background of the Merger

The following chronology is a summary description of the background of the negotiations and the proposed Merger and does not purport to catalogue every conversation among representatives of SOBR, CWV and other parties. In addition to formal SOBR board meetings, SOBR management had informal discussions with the SOBR board of directors throughout the process. The terms of the Merger Agreement are the result of extensive arm’s-length negotiations among CWV management and SOBR management and members of the SOBR board of directors and the CWV board of directors, along with SOBR’s financial advisor and SOBR’s and CWV’s respective legal counsels.

In an effort to enhance stockholder value, the SOBR board of directors and SOBR management regularly reviewed and discussed SOBR’s business, performance, financial condition, near and long-term operations and strategic priorities. These reviews and discussions included, among other things, the risks and benefits associated with SOBR’s product candidates, current and anticipated business and industry trends, the competitive landscape, regulatory conditions, the financial markets and macroeconomic environment.

The SOBR board of directors and management also considered various strategic business initiatives intended to strengthen its business and enhance stockholder value. These included opportunities for strategic relationships, collaborations and other potential long-term strategic options to develop and commercialize SOBR’s product candidates, divest certain product candidates or businesses, as well as acquisitions of or mergers with other companies with products, product candidates or technologies that would complement SOBR’s product candidates and commercialization capabilities and/or otherwise enhance stockholder value.

On March 19, 2026, SOBR received a Determination Letter from Nasdaq that SOBR’s securities would be delisted from Nasdaq because the bid price for SOBR’s securities had closed at less than $1 per share for a period of 30 consecutive days in violation of Nasdaq Listing Rule 5550(a)(2). Additionally, because SOBR had effected a 1-for-110 reverse stock split on October 2, 2024, and a 1-for-10 reverse stock split on April 4, 2025, SOBR was not eligible for any compliance specified in Nasdaq Listing Rule 5810(c)(3)(A). SOBR had until March 26, 2026 to appeal Nasdaq’s determination.

On March 19, 2026, SOBR management and the SOBR board of directors (the “SOBR Board”) had informal discussions about four potential strategic transaction opportunities, including a transaction with CWV.

On March 20, 2026, the SOBR Board held a formal meeting and discussed with SOBR management the four potential strategic transaction opportunities, and discussed in detail the potential transaction with CWV. Following the SOBR Board meeting, management and the SOBR Board reviewed a non-binding term sheet for the transaction with CWV.

Following the Board meeting, SOBR management provided the SOBR board with investor decks and information on the three other strategic transaction opportunities for the SOBR Board to review.

On March 23, 2026 the SOBR Board and SOBR management had informal discussions, including via email, on the proposed term sheet for the transaction with CWV.

On March 24, 2026, SOBR management provided the SOBR Board with a proposed timeline to complete the transaction with CWV and other SOBR Nasdaq and SEC filing requirements.

67

On March 24, 2026, SOBR management discussed the impact of a merger or other change of control transaction on outstanding SOBR warrants and other securities with SOBR’s legal counsel. The discussion on the outstanding SOBR securities continued throughout the negotiations of the Merger.

On March 25, 2026, SOBR received an updated term sheet from CWV detailing the proposed combination of SOBR and CWV. SOBR’s management, the SOBR Board and SOBR’s counsel reviewed and had informal discussions on the updated term sheet.

On March 26, 2026, the SOBR Board, along with management and SOBR legal counsel, met to discuss the term sheet from CWV. After discussion, SOBR management prepared, with advice from the SOBR Board and SOBR legal counsel, an email response to the term sheet.

On March 26, 2026, SOBR submitted a hearing request to Nasdaq regarding the delisting of its securities pursuant to the March 19, 2026 Determination Letter from Nasdaq.

On March 27, 2026, CWV provided SOBR with an updated term sheet following negotiation between the management of SOBR and CWV. SOBR’s management and the SOBR reviewed and informally discussed the term sheet, and the SOBR Board signed a unanimous written consent to approve the term sheet. SOBR’s chief executive officer then executed the term sheet on behalf of SOBR.

In the following weeks, SOBR’s management and SOBR’s legal counsel frequently discussed and updated the timeline for the Merger and Nasdaq compliance. The SOBR Board was frequently updated on the timeline. The timeline was also frequently discussed with CWV’s board of directors, management and legal and financial advisors.

On March 31, 2026, the SOBR Board signed a unanimous written consent to approve the setting of the annual meeting of stockholders on May 18, 2026. SOBR then filed a Current Report on Form 8-K announcing such meeting date. After review of the transaction and Nasdaq compliance timeline and discussion with SOBR legal counsel, the SOBR Board and SOBR management decided it was in the best interests of SOBR to postpone the annual meeting of stockholder until a later date. On April 17, 2026 the SOBR Board executed a unanimous written consent to postpone the annual meeting of stockholders until a later date, and SOBR filed a Current Report on Form 8-K announcing the same.

On March 31, 2026 the parties to the Merger held an all hands call, including SOBR and CWV management, legal counsel, and financial advisors, to discuss the progress of the transaction and to prioritize outstanding items needed to complete the transaction.

On April 1, 2026 the parties to the Merger held an all hands call, including SOBR and CWV management, legal counsel, and financial advisors, to discuss the progress of the transaction and to prioritize outstanding items needed to complete the transaction.

On April 1, 2026 SOBR management met with its legal counsel, including Nasdaq compliance specific legal counsel, to discuss the Nasdaq Determination Letter and the plan to get back into compliance with Nasdaq.

On April 3, 2026, after discussions between CWV and SOBR management, CWV provided SOBR with an amended term sheet that included CWV’s commitment to provide the Pre-Closing Financing to fund the ongoing SOBR business operations. SOBR’s management had informal discussions on the amened term sheet with the SOBR Board and SOBR legal counsel. The SOBR Board signed a unanimous written consent to approve the amended term sheet on April 3, 2026 and SOBR’s chief executive officer executed the amended term sheet on behalf of SOBR the same day.

On April 7, 2026 SOBR management met with its legal counsel, including Nasdaq compliance specific legal counsel, to discuss restoration of compliance with Nasdaq, and the prehearing submission.

On April 7, 2026 the parties to the Merger held an all hands call, including SOBR and CWV management, legal counsel, and financial advisors, to discuss the progress of the transaction and to prioritize outstanding items needed to complete the transaction.

68

On April 8, 2026, SOBR submitted its prehearing submission to Nasdaq.

On April 8, 2026, SOBR’s legal counsel provided an initial list of due diligence requests from CWV. A data room was set up for sharing of due diligence items between CWV and SOBR. CWV later provided its own due diligence request list for SOBR. Both SOBR and CWV, including their respective management, boards of directors, and legal and financial counsel, updated and reviewed their respective due diligence items throughout the following weeks.

During the following weeks, SOBR’s legal counsel prepared the Merger Agreement and frequently held informal discussion, via email, telephone conference and other electronic means, to discuss the provisions of the Merger Agreement. SOBR provided CWV with the initial draft of the Merger Agreement on April 15, 2026. SOBR and CWV, including their respective management, board of directors, and legal and financial advisors discussed and exchanged comments on the Merger Agreement frequently leading up to its execution on April 24, 2026.

On April 9, 2026 the parties to the Merger held an all hands call, including SOBR and CWV management, legal counsel, and financial advisors, to discuss the progress of the transaction and to prioritize outstanding items needed to complete the transaction.

On April 13, 2026 SOBR management met with its legal counsel, including Nasdaq compliance specific legal counsel, to discuss restoration of compliance with Nasdaq and the status of the Merger Agreement negotiations.

On April 14, 2026, CWV’s financial advisor delivered a draft term sheet related to the Pre-Closing Financing for review by SOBR and CWV. Following discussion with SOBR’s management and legal counsel, updated drafts of the term sheet were provided on April 15, 2026 and April 16, 2026.

From April 15, 2026 through Apri 24, 2026, SOBR and CWV continued to negotiate the terms of the Merger Agreement, and their respective legal counsel continued to exchange mark-ups to the Merger Agreement and the Pre-Closing Financing term sheet.

On April 17, 2026 the parties to the Merger held an all hands call, including SOBR and CWV management, legal counsel, and financial advisors, to discuss the progress of the transaction and to prioritize outstanding items needed to complete the transaction.

On April 21, 2026 the parties to the Merger held an all hands call, including SOBR and CWV management, legal counsel, and financial advisors, to discuss the progress of the transaction and to prioritize outstanding items needed to complete the transaction.

On April 22, 2026 SOBR management met with its legal counsel, including Nasdaq compliance specific legal counsel, to discuss restoration of compliance with Nasdaq and the upcoming Nasdaq hearing presentation.

On April 23, 2026 certain of SOBR and CWV’s respective management, legal counsel, and financial advisors met to discuss outstanding items in the Merger Agreement.

On April 24, 2026, SOBR provided its hearing presentation to Nasdaq.

On April 24, 2026 the parties to the Merger held an all hands call, including SOBR and CWV management, legal counsel, and financial advisors, to discuss the progress of the transaction and to prioritize outstanding items needed to complete the transaction.

On April 24, 2026, the SOBR Board held an informal meeting, which included SOBR management and legal counsel, to discuss the proposed final draft of the Merger Agreement. After review and discussion of the Merger Agreement, the SOBR Board agreed to approve the Merger Agreement, and signed a unanimous written consent of the SOBR Board affecting such approval.

On April 24, 2026, the respective parties executed the Merger Agreement and the Pre-Closing Financing term sheet.

On April 27, 2026 SOBR management met with its legal counsel, including Nasdaq compliance specific legal counsel, to discuss restoration of compliance with Nasdaq and the upcoming hearing with Nasdaq. Representatives from CWV were also present at this meeting.

69

On Apri 28, 2026, certain of SOBR’s management and legal counsel, and certain of CWV’s management and legal counsel attended SOBR’s hearing with Nasdaq related to the Nasdaq Determination Letter received on March 19, 2026.

On April 30, 2026 H.C. Wainright & Co., LLC (“HCW”) provided SOBR with a Conditional Termination Letter (the “Termination Agreement”) to terminate the engagement letter between HCW and SOBR dated December 22, 2025. After discussions between SOBR and CWV, including their respective management, legal and financial counsel and board of directors, SOBR and CWV agreed to execute the engagement letter. The SOBR Board signed a unanimous written consent approving the Termination Agreement and the filing of a related Current Report on Form 8-K (as further described below) on April 30, 2026. SOBR’s chief executive officer subsequently executed the Termination Agreement on behalf of SOBR.

On April 30, 2026, SOBR and CWV issued a joint press release announcing the execution of the Merger Agreement. SOBR also filed a Current Report on Form 8-Kregarding the execution of the Merger Agreement and the Termination Agreement, and the publication of the press release.

SOBR’s Reasons for the Merger

During the course of its strategic review and its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, the SOBR board of directors held numerous meetings, consulted with SOBR management, SOBR’s outside legal counsel and financial advisors, and reviewed, discussed and assessed SOBR’s opportunities. In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the SOBR board of directors considered a number of factors that it viewed as supporting its decision, including:

•	The financial condition and prospects of SOBR and the risks associated with continuing to operate SOBR on a stand-alone basis, particularly in light of the then-current and historical trading prices of SOBR Common Stock, and the possibility that SOBR Common Stock could be delisted from Nasdaq and only trade through the over-the-counter markets, if at all;
•	the belief that SOBR would have difficulty raising a sufficient amount of additional capital to continue funding the development of its assets as a standalone company;
•	the belief that remaining a standalone company was not reasonably likely to generate greater value than a strategic transaction;
•	the comprehensive and thorough process of reviewing and analyzing potential strategic alternatives, such as entering into a licensing, sale or other strategic agreement sufficient to fund continuing operations, combining with other potential strategic transaction candidates in a reverse merger or otherwise;
•	the belief that the Merger is more favorable to SOBR stockholders than the potential value that might have resulted from remaining a standalone company or entering into other strategic alternatives available to SOBR, including a stock-for-stock acquisition at a discount to the current transaction, a cash tender offer at a discount to net cash value and a liquidation and dissolution of SOBR and the distribution of any available cash;
•	the belief that a liquidation and dissolution was not reasonably likely to create greater value for SOBR stockholders than a strategic alternative transaction based on, among other things, the need to hold back a meaningful amount of SOBR’s current cash balance to cover current and potential future liabilities, including those triggered by a liquidation strategy, and the lack of value ascribed to SOBR’s public listing or its assets in a liquidation;
•	the Merger would provide SOBR existing stockholders an opportunity to participate in the potential growth of the Combined Company following the Merger, which will focus on CWV’s product candidates;
•	the belief that, as a result of arm’s length negotiations with CWV, SOBR and its representatives negotiated the highest exchange ratio to which CWV was willing to agree and that the other terms of the Merger Agreement include the most favorable terms to SOBR in the aggregate to which CWV was willing to agree;
•

the expected cash balances of the Combined Company as of the closing of the Merger resulting from the cash CWV currently holds and the expected gross proceeds of no less than approximately $22 million from the CWV Pre-Closing Financing, which is to precede the closing of the Merger;

•	the prospects of and risks associated with the other strategic parties that made proposals for a strategic transaction with SOBR based on the scientific, technical, financial, legal and other due diligence conducted by SOBR’s management and advisors;
•	the ability of the SOBR board of directors to respond to unsolicited acquisition proposals that third parties may make before SOBR stockholders approve the Merger; and
•	the ability of SOBR to undergo continued due diligence of CWV prior to the closing of the Merger, and the requirement for the SOBR board of directors to be satisfied with its due diligence of CWV.

70

In reviewing the Merger Agreement and the contemplated transactions, the SOBR board of directors also reviewed the terms of the Merger Agreement and related transaction documents, including those described below, and concluded that the terms of the Merger Agreement and related transaction documents, in the aggregate, were fair to and in the best interests of SOBR and its stockholders under the circumstances:

•	the number and nature of the conditions to SOBR’s and CWV’s respective obligations to complete the Merger and the likelihood that the Merger will be completed on a timely basis, as more fully described below under the caption “The Merger Agreement — Conditions to the Completion of the Merger,” beginning on page 86 of this proxy statement/prospectus; and
•	the respective rights of, and limitations on, SOBR and CWV under the Merger Agreement to consider and engage in discussions regarding unsolicited acquisition proposals under certain circumstances, as more fully described below under the caption “The Merger Agreement — Non-Solicitation,” beginning on page 84 of this proxy statement/prospectus;

In the course of its deliberations, the SOBR board of directors also considered a variety of risks and other countervailing factors related to entering into the Merger, including:

•	the substantial expenses to be incurred by SOBR in connection with the Merger;
•	the prohibition on SOBR to solicit alternative acquisition proposals during the pendency of the Merger;
•	the possible volatility of the trading price of SOBR Common Stock resulting from the announcement, pendency or completion of the Merger;
•	the risk that the Merger might not be consummated in a timely manner or at all and the potential effect of the public announcement of the Merger or the failure to complete the Merger on the reputation of SOBR;
•	the scientific, technical, regulatory and other risks and uncertainties associated with development and commercialization of CWV’s product candidates; and
•	the various other risks associated with the Combined Company and the proposed transaction, including those described in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” beginning on pages 28 and 61, respectively, of this proxy statement/ prospectus.

The foregoing information and factors considered by the SOBR board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the SOBR board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the SOBR board of directors did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the SOBR board of directors may have given different weight to different factors. The SOBR board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, SOBR’s management, outside legal counsel and financial advisor, and considered the factors overall to be favorable to, and to support, its determination.

CWV’s Reasons for the Merger

In the course of reaching its decision to approve the Merger and the CWV Pre-Closing Financing, the CWV board of directors held numerous meetings, consulted with CWV’s senior management, legal counsel and financial advisors, and considered a wide variety of factors. Ultimately, the CWV board of directors concluded that a merger with SOBR, together with the additional financing committed from the CWV Pre-Closing Financing, was the best option to generate capital resources to support the advancement of CWV’s core functions, revenue streams, and fund the Combined Company.

71

Additional factors the CWV board of directors considered included the following (which factors are not necessarily presented in any order of relative importance):

•

the Merger will potentially expand the access to capital and the range of investors available as a public company to support the development of CWV’s pipeline, compared to the capital and investors CWV could otherwise gain access to if it continued to operate as a privately-held company;

•	the CWV Pre-Closing Financing will generate capital resources to fund the Combined Company;
•	the potential benefits from increased public market awareness of CWV and its pipeline;
•	the historical and current information concerning CWV’s business, including its financial performance and condition, operations, and management;
•	the competitive nature of the industry in which CWV operates;
•	the CWV board of directors’ fiduciary duties to CWV stockholders;
•	the CWV board of directors’ belief that no alternatives to the Merger, together with the additional financing committed from the CWV Pre-Closing Financing, were reasonably likely to create greater value for CWV stockholders, after considering the various financing and other strategic options to enhance stockholder value that were considered by the CWV board of directors;
•	the CWV board of directors’ expectation that the Merger, together with the additional financing committed from the CWV Pre-Closing Financing, would be a higher probability and more cost-effective means to access capital than other options considered, including an initial public offering;
•	the expected operations, management structure and operating plans of the Combined Company;
•	the business, history, operations, financial resources, assets, technology and credibility of SOBR;
•	the availability of appraisal rights under the NRS to holders of CWV capital stock who comply with the required procedures under the NRS, which allow such holders to seek appraisal of the fair value of their shares of CWV capital stock;
•	the terms and conditions of the Merger Agreement, including the following:

o

the determination that the expected relative percentage ownership of SOBR stockholders and CWV stockholders in the combined organization was appropriate, based on the CWV board of directors’ judgment and assessment of the approximate valuations of SOBR and CWV (including the value of the amount of proceeds from the CWV Pre-Closing Financing);

o

the expectation that the Merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that the CWV stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes with respect to the Merger;

o	the limited number and nature of the conditions of the obligation of SOBR to consummate the Merger;
o	the rights of CWV under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should CWV receive a superior offer; and
o

the belief that the other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction;

o	the issuance of shares of SOBR Common Stock to CWV stockholders, including shares of SOBR Common Stock issued in exchange for shares of CWV Common Stock sold in the CWV Pre-Closing Financing;
o

the shares of SOBR Common Stock issued to CWV stockholders, including shares of SOBR Common Stock issued in exchange for shares of CWV Common Stock sold in the CWV Pre- Closing Financing and existing shares of CWV Capital stock, as applicable, will become freely tradable for CWV securityholders who are not affiliates of CWV and not otherwise subject to restrictions;

o	the ability to obtain a Nasdaq listing; and
o	the likelihood that the Merger will be consummated on a timely basis.

72

The CWV board of directors also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•	the possibility that the Merger might not be completed and the potential adverse effect of the public announcement of the Merger on the reputation of CWV and the ability of CWV to obtain financing in the future in the event the Merger is not completed;
•	the possibility that the CWV Pre-Closing Financing might not be and the potential adverse effect of the public announcement of the CWV Pre-Closing Financing on the reputation of CWV and the ability of CWV to obtain financing in the future in the event the CWV Pre-Closing Financing is not completed;
•	the possibility that SOBR could, under certain circumstances, consider unsolicited acquisition proposals if superior to the Merger;
•	the risk that the Merger might not be consummated in a timely manner or at all, for a variety of reasons, such as the failure of SOBR to obtain the required stockholder vote or the failure of CWV to close the CWV Pre-Closing Financing, and the potential adverse effect on the reputation of CWV and the ability of CWV to obtain financing in the future in the event the Merger is not completed;
•	the costs involved in connection with completing the Merger, the time and effort of CWV senior management required to complete the Merger, the related disruptions or potential disruptions to CWV’s business operations and future prospects, including its relationships with its employees, suppliers and partners and others that do business or may do business in the future with CWV, and related administrative challenges associated with combining the companies;
•	the additional expenses and obligations to which CWV’s business will be subject to following the Merger that CWV has not previously been subject to, and the operational changes to CWV’s business, in each case that may result from being a public company;
•	the fact that the representations and warranties in the Merger Agreement do not survive the Closing and the potential risk of liabilities that may arise post-Closing;
•	the risk that future sales of SOBR Common Stock by existing SOBR stockholders may cause the price of SOBR Common Stock to fall, thus reducing the potential value of SOBR Common Stock received by CWV stockholders following the Merger; and
•	various other risks associated with the combined organization and the Merger, including the risks described in the section titled “Risk Factors” beginning on page 28 of this proxy statement/prospectus.

The foregoing information is not intended to be exhaustive, but is believed to include a summary of all of the material factors considered by the CWV board of directors in its consideration of the Merger Agreement, the CWV Pre-Closing Financing, and the transactions contemplated thereby. After conducting an overall analysis of these and other factors, including thorough discussions with, and questioning of, CWV’s senior management and legal counsel, the CWV board of directors concluded that the benefits, advantages and opportunities of a potential transaction outweighed the uncertainties and risks described above. Based on this overall analysis of the factors described above, the CWV board of directors unanimously approved the Merger Agreement, the Merger, the CWV Pre-Closing Financing and the other transactions contemplated by the Merger Agreement.

Interests of SOBR’s Directors and Executive Officers in the Merger

In considering the recommendation of the SOBR board of directors with respect to approving the Merger, stockholders should be aware that SOBR’s current directors and officers and certain former directors and executive officers who were directors and officers at the time of entry to the Merger Agreement have interests in the Merger that are different from, or in addition to, the interests of SOBR’s stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

The SOBR board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that SOBR’s stockholders approve the Merger as contemplated by this proxy statement/ prospectus.

Ownership Interests

As of April 24, 2026, SOBR’s current non-employee directors and executive officers beneficially owned, in the aggregate, less than 1% of the shares of SOBR Common Stock, which for purposes of this subsection excludes any shares of SOBR Common Stock issuable upon exercise or settlement of SOBR Options or SOBR RSUs held by such individuals.

73

Potential Payments upon Termination or Change in Control

SOBR has entered into agreements with each of its NEOs in connection with his employment. These agreements set forth the terms and conditions of employment of each NEO, including base salary, target bonus and standard employee benefit plan participation. The following summaries of the compensation arrangements do not purport to be complete and are qualified in their entirety by reference to each agreement.

David Gandini, Chief Executive Officer

The terms of Mr. Gandini’s employment are governed by his Executive Employment Agreement, dated January 30, 2023, as amended by Amendment No. 1 to Executive Employment Agreement dated December 30, 2025 (collectively the “Gandini Employment Agreement”). Mr. Gandini’s annual base salary is currently $325,000. Mr. Gandini is also eligible to receive an annual cash target bonus up to the maximum bonus opportunity allowable under the applicable annual bonus plan or program in effect from time to time,, subject to the achievement of SOBR performance criteria determined by the SOBR board of directors or the compensation committee thereof.

The Gandini Employment Agreement provides that if Mr. Gandini’s employment is terminated by SOBR without Cause (as defined below), then, subject to his execution and non- revocation of a release of claims, Mr. Gandini will be entitled to receive, among other items set forth in the Gandini Employment Agreement (i) a severance payment equal to 100% of his annual base salary then in effect, (ii) accrued but unused vacation and sick time; and (iii) full accelerated vesting of all of outstanding and unvested stock options and restricted stock units on the date of termination.

For purposes of the Gandini Employment Agreement and the Whitaker Employment Agreement (as defined below):

“Cause” means (i) a material breach of the executive employment agreement; (ii) a failure by executive to comply with SOBR’s written polices or rules; (iii) any material neglect or persistent unsatisfactory performance of executive’s duties, including but not limited to, material underperformance of the approved annual budget, as determined by a majority vote of the board of directors; (iv) executive’s repeated failure to follow reasonable and lawful instructions from the board of directors; (v) executive’s conviction of, or plea of guilty or nolo contendere to, any crime that results in material harm to the business or reputation of SOBR; (vi) executive’s commission of or participation in an act of fraud, dishonesty, or embezzlement against SOBR; (vii) Any act of moral turpitude, as determined by the board of directors; or (viii) Executive’s breach of fiduciary duty owed to SOBR.

Christopher Whitaker, Chief Financial Officer

The terms of Mr. Whitaker’s employment are governed by his Executive Employment Agreement, dated March 1, 2025, as amended by Amendment No. 1 to Executive Employment Agreement dated December 30, 2025 (collectively the “Whitaker Employment Agreement”). Mr. Whitaker’s annual base salary is currently $280,000. Mr. Whitaker is also eligible to receive an annual cash target bonus up to the maximum bonus opportunity allowable under the applicable annual bonus plan or program in effect from time to time, subject to the achievement of SOBR performance criteria determined by the SOBR board of directors or the compensation committee thereof.

The Whitaker Employment Agreement provides that if Mr. Whitaker’s employment is terminated by SOBR without Cause, then, subject to his execution and non- revocation of a release of claims, Mr. Whitaker will be entitled to receive, among other items set forth in the Whitaker Employment Agreement (i) a severance payment equal to 100% of his annual base salary then in effect, (ii) accrued but unused vacation and sick time; (iii) an amount equal to premium payments for COBRA coverage for a period of six months following termination; and (iv) full accelerated vesting of all of outstanding and unvested stock options and restricted stock units on the date of termination.

74

Limitations of Liability and Indemnification

In addition to the indemnification obligations required by the SOBR Charter and the SOBR Bylaws, SOBR has entered into indemnification agreements with each of its directors and officers. These agreements provide for the indemnification of SOBR’s directors and executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. SOBR will advance expenses, including attorney’s fees, incurred in connection with any action or proceeding brought against SOBR’s directors and executive officers arising from that person’s services as a director or officer brought on behalf of SOBR or in furtherance of SOBR’s rights, and certain of SOBR’s directors or officers may have certain rights to advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or executive officer’s services to SOBR. SOBR believes that these certificate of incorporation provisions, Bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Interests of CWV Directors and Executive Officers in the Merger

In considering the recommendation of the CWV board of directors with respect to approving the Merger, stockholders should be aware that CWV’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of CWV stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

The CWV board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that CWV stockholders approve the Merger as contemplated by this proxy statement/ prospectus.

Ownership Interests

As of June 8, 2026, CWV’s current non-employee directors and executive officers beneficially owned, in the aggregate, approximately 90% of the shares of CWV Capital Stock, which for purposes of this subsection excludes any shares of CWV Common Stock issuable upon exercise or settlement of CWV Options held by such individuals.

Management Following the Merger

As described in the section captioned “Management Following the Merger” beginning on page 148 of this proxy statement/prospectus, certain of CWV’s directors and executive officers are expected to become the directors and executive officers of the Combined Company upon the Closing.

Limitations of Liability, Indemnification and Insurance

The CWV’s articles of incorporation (the “CWV Charter”) and CWV’s amended and restated bylaws (the “CWV Bylaws”) include requirements that limit the liability of its officers and directors and include certain indemnification requirements. CWV believes that the certificate of incorporation provisions and bylaws provisions are necessary to attract and retain qualified persons as directors and officers.

Form of the Merger

Subject to the terms and conditions of the Merger Agreement, and in accordance with the NRS, at the Effective Time, Merger Sub will merge with and into CWV, with CWV continuing as a wholly owned subsidiary of SOBR and the surviving corporation of the Merger.

Merger Consideration and Adjustment

At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, each then-outstanding share of CWV Capital Stock or any outstanding vested and unexercised options or unvested options immediately prior to the effective time of the Merger, excluding any shares to be cancelled pursuant to the Merger Agreement and excluding dissenting shares, will be converted into the right to receive (or the right to receive upon exercise of such option) a number of shares of SOBR Common Stock equal to the Exchange Ratio, as more fully described in the sections titled “The Merger Agreement — Merger Consideration” and “The Merger Agreement — Exchange Ratio” beginning on page 81 of this proxy statement/ prospectus.

75

Effective Time of the Merger

The Merger Agreement requires the parties to consummate the Merger as promptly as practicable after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by CWV stockholders and the approval by SOBR stockholders of the issuance of SOBR Common Stock and the other transactions proposed under the Merger Agreement, other than those conditions that by their nature are to be satisfied at the Closing. The Merger will become effective upon the filing of certificate of Merger with the Secretary of State of the State of Nevada or at such later time as is agreed by SOBR and CWV and specified in the certificate of Merger. Neither SOBR nor CWV can predict the exact timing of the consummation of the Merger.

Regulatory Approvals

SOBR must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of SOBR Common Stock to CWV’s stockholders in connection with the transactions contemplated by the Merger Agreement and the filing of this proxy statement/prospectus with the SEC. SOBR and CWV do not intend to seek any regulatory approval from antitrust authorities to consummate the transactions.

U.S. Federal Income Tax Considerations of the Merger

The following discussion is a summary of U.S. federal income tax considerations to U.S. Holders (as defined below) of CWV Capital Stock of the Merger. The discussion does not purport to be a complete analysis of all potential tax considerations. The considerations of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws, are not discussed. This discussion is based on the Code, Treasury Regulations promulgated under the Code, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. CWV has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax considerations of the Merger.

This discussion is limited to a U.S. Holder that holds CWV Capital Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations relevant to a U.S. Holder’s particular circumstances, including, without limitation. the effect of the Medicare contribution tax on net investment income, the alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code. In addition, it does not address considerations relevant to U.S. Holders subject to special rules, such as:

•	U.S. expatriates and former citizens or long-term residents of the United States;
•	U.S. Holders whose functional currency is not the U.S. dollar;
•	persons holding CWV Capital Stock as part of a hedge, straddle or other risk-reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies and other financial institutions;
•	real estate investment trusts or regulated investment companies;
•	brokers, dealers or traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in CWV Capital Stock;
•	partnerships or other entities or arrangements classified as partnerships, passthroughs, or disregarded entities for U.S. federal income tax purposes (and investors therein), S corporations or other passthrough entities (including hybrid entities);
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell CWV Capital Stock under the constructive sale provisions of the Code;
•	persons who hold or receive CWV Capital Stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•	tax-qualified retirement plans;
•	persons who hold their CWV Capital Stock as “qualified small business stock” within the meaning of Section 1202 of the Code; and
•	persons that own, or have owned, actually or constructively, more than 5% of CWV Capital Stock.

76

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds CWV Capital Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, a partnership holding CWV Capital Stock and each partner in such partnership is urged to consult its tax advisor regarding the U.S. federal income tax considerations to it of the Merger.

This discussion is for informational purposes only and is not tax advice. Each prospective investor is urged to consult its tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation as well as any tax considerations of the Merger arising under U.S. federal estate or gift tax laws, the laws of any state, local or non-U.S. taxing jurisdiction or any applicable income tax treaty.

For purpose of this discussion, a “U.S. Holder” is any beneficial owner of CWV Capital Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust that: (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code); or (ii) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Based on the assumptions, qualifications and limitations described herein, the Merger is intended to qualify as (1) a “reorganization” within the meaning of Section 368(a) of the Code and/or (2) an exchange of shares of CWV Capital Stock for SOBR Common Stock under Section 351(a) of the Code. Assuming the Merger so qualifies, a U.S. Holder will not recognize gain or loss upon the exchange of its CWV stock for SOBR Common Stock. A U.S. Holder will have the same aggregate basis in its SOBR Common Stock after the Merger as such U.S. Holder had in the corresponding CWV Capital Stock immediately prior to the Merger. A U.S. Holder’s holding period in the SOBR Common Stock immediately following the Merger will include such U.S. Holder’s holding period in the corresponding CWV Capital Stock immediately prior to the Merger. If a U.S. Holder holds different blocks of CWV Capital Stock (generally, CWV Capital Stock acquired on different dates or at different prices), such U.S. Holder is urged to consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the shares of SOBR Common Stock received in the Merger.

Each U.S. Holder is urged to consult its tax advisor regarding the U.S. federal income tax considerations of the Merger in light of its personal circumstances and the considerations to them under state, local and non-U.S. tax laws and other federal tax laws.

Information Reporting

Each U.S. Holder who receives SOBR Common Stock in the Merger is required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Under Treasury Regulation Section 1.368-3(b), each U.S. Holder who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding CWV Capital Stock is required to attach a statement to its tax return for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Similarly, under Treasury Regulation Section 1.351-3(a), each U.S. Holder who owned immediately after the Merger at least five percent (by vote or value) of the total outstanding SOBR Common Stock is required to attach a statement to its tax return for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.351-3(a). Such statements must include the U.S. Holder’s tax basis in such U.S. Holder’s CWV Capital Stock surrendered in the Merger, the fair market value of such CWV Capital Stock, the date of the Merger, and the name and employer identification number of each of CWV and SOBR. Each U.S. Holder is urged to consult with its tax advisor to comply with these rules.

77

Nasdaq Stock Market Listing

Shares of SOBR Common Stock are currently listed on Nasdaq under the symbol “SOBR.” SOBR has agreed to use commercially reasonable efforts to (a) maintain its listing on Nasdaq until the Effective Time and to obtain approval of the listing of the Combined Company on Nasdaq; (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of SOBR Common Stock to be issued in connection with the Merger and transactions contemplated thereunder, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) prepare and timely submit to Nasdaq a notification form for the proposed reverse stock split (if required) and to submit a copy of the amendment to the SOBR Charter effecting the proposed reverse stock split, certified by the Secretary of State of the State of Delaware, to Nasdaq on the Closing Date; and (d) to the extent required by Nasdaq Marketplace Rule 5110, assist CWV in preparing and filing an initial listing application for the SOBR Common Stock issued to CWV stockholders (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time.

In addition, under the Merger Agreement, each of SOBR’s and CWV’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Closing, of various conditions, including that the Nasdaq Listing Application shall have been approved.

In order for the Nasdaq Listing Application to be accepted, among other requirements, the Combined Company must maintain a bid price of $4.00 or higher for a certain period of time following the proposed reverse stock split.

Anticipated Accounting Treatment

The Merger is expected to be treated by SOBR as a reverse merger and will be accounted for as an in- substance reverse recapitalization of SOBR by CWV in accordance with U.S. GAAP as, at close, the transaction is, in essence, the issuance of equity by CWV for SOBR’s net assets, consisting of nominal assets and liabilities before the Merger. For accounting purposes, CWV is considered to be acquiring the assets and liabilities of SOBR in this transaction based on the terms of the Merger Agreement and other factors, including: (i) CWV’s equity holders will own a substantial majority of the voting rights in the Combined Company; (ii) CWV’s largest stockholder will retain the largest interest in the Combined Company; (iii) CWV will designate all of the initial members of the board of directors of the Combined Company; and (iv) CWV’s existing executive management team will become the management of the Combined Company. The Combined Company will be named Clear World Ventures, Ltd. Upon the closing of the Merger, SOBR is expected to have no or nominal operations for accounting purposes and the Merger is expected to be treated as the equivalent of CWV issuing stock to acquire the net assets of SOBR. As a result of the Merger, the net assets of SOBR will be stated at fair value, which approximates carrying value, with no goodwill or other intangible assets recorded, and the historical results of operations prior to the Merger will be those of CWV. The direct and incremental costs related to the transaction will be treated as a reduction of the net proceeds received within additional paid-in-capital. See the “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this proxy statement/prospectus for additional information.

78

Appraisal Rights and Dissenters’ Rights

Under the DGCL, SOBR stockholders are not entitled to appraisal rights in connection with the Merger. CWV stockholders are entitled to dissenters’ rights (sometimes referred to as appraisal rights) in connection with the Merger under Chapter 92A of the Nevada Revised Statutes (the “NRS”), including NRS 92A.300 through 92A.500, inclusive (the “Nevada Dissenter’s Rights Statutes”).

The discussion below is not a complete summary of the Nevada Dissenter’s Rights Statutes and is qualified in its entirety by reference to Chapter 92A of the NRS. Stockholders who wish to exercise dissenters’ rights should carefully review the applicable statutory provisions. Failure to comply precisely with the statutory procedures may result in the loss of dissenters’ rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that CWV stockholders exercise dissenters’ rights.

Because CWV expects to approve the Merger by written consent, a CWV stockholder who wishes to assert dissenters’ rights must not execute (and must not cause or permit to be executed) a written consent approving the Merger with respect to the shares for which dissenters’ rights are asserted. If the Merger is completed, CWV is generally required to send a written dissenter’s notice to each stockholder entitled to assert dissenters’ rights within 10 days after the Merger becomes effective. A stockholder must also satisfy the applicable continuous ownership requirements under Nevada law. See NRS 92A.420 and NRS 92A.430.

A stockholder who wishes to receive payment for the stockholder’s shares must deliver a demand for payment in accordance with the dissenter’s notice and otherwise comply with the applicable requirements of the Nevada Dissenter’s Rights Statutes, including any requirement to deposit certificates if the shares are certificated. The dissenter’s notice will specify the deadline for submitting the demand, which must not be less than 30 days nor more than 60 days after the dissenter’s notice is sent. See NRS 92A.430 and NRS 92A.440.

Demands should be sent to the address specified in the dissenter’s notice and should be executed by, or on behalf of, the record holder of shares of CWV Capital Stock.

A STOCKHOLDER MUST STRICTLY COMPLY WITH THE PROCEDURES AND DEADLINES SET FORTH IN THE DISSENTER’S NOTICE AND THE NEVADA DISSENTER’S RIGHTS STATUTES. IN PARTICULAR, A PROPER WRITTEN DEMAND FOR PAYMENT MUST BE RECEIVED BY CWV (OR THE SURVIVING CORPORATION) BY THE DEADLINE SPECIFIED IN THE DISSENTER’S NOTICE (WHICH WILL BE NOT LESS THAN 30 DAYS NOR MORE THAN 60 DAYS AFTER THE DISSENTER’S NOTICE IS SENT). A STOCKHOLDER WHO SIGNS A WRITTEN CONSENT APPROVING THE MERGER WITH RESPECT TO THE SHARES FOR WHICH DISSENTERS’ RIGHTS ARE ASSERTED GENERALLY WILL NOT BE ENTITLED TO DISSENTERS’ RIGHTS WITH RESPECT TO THOSE SHARES.

After a proper demand is made, the subject corporation must generally pay the amount it estimates to be the fair value of the dissenter’s shares (plus accrued interest, if any) and provide certain financial and other information. The payment must be made within 30 days after the demand period expires (or within 30 days after receipt of a demand, whichever is later). See NRS 92A.460 and NRS 92A.470. If the dissenter believes the amount paid is less than fair value, the dissenter may, within 30 days after receipt of payment, notify the subject corporation of the dissenter’s own estimate of fair value and demand payment of that estimate (less any amount previously paid). See NRS 92A.480.

If the subject corporation and a dissenter do not agree on the fair value of the shares, the subject corporation must commence a proceeding to determine fair value by filing a petition in the appropriate court within 60 days after receiving a dissenter’s demand for payment that remains unsettled. The court will determine fair value and accrued interest, if any, and may assess costs and, in certain circumstances, fees and expenses (including attorneys’ fees and expert fees) as provided under Nevada law. See NRS 92A.490 and NRS 92A.500. If the subject corporation fails to commence the proceeding within 60 days after receiving the demand for payment, the corporation shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter.

Nevada law defines “fair value” as the value of the shares immediately before the effective date of the corporate action, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable; using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and without discounting for lack of marketability or minority status. See NRS 92A.320.

If a stockholder fails to comply with the Nevada Dissenter’s Rights Statutes and the dissenter’s notice, the stockholder may lose dissenters’ rights and instead receive the Merger consideration for the stockholder’s shares pursuant to the Merger Agreement.

79

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A Copy of the Merger Agreement and is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about SOBR, CWV, or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that SOBR and Merger Sub, on the one hand, and CWV, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While SOBR and CWV do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about SOBR or CWV, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between SOBR, Merger Sub and CWV and are modified by the disclosure schedules.

Structure

Subject to the terms and conditions of the Merger Agreement, and in accordance with the NRS, at the Closing, Merger Sub, a wholly owned subsidiary of SOBR, will merge with and into CWV, with CWV surviving the Merger as a wholly owned subsidiary of SOBR.

Completion and Effectiveness of the Merger

The Merger Agreement requires the parties to consummate the Merger as promptly as practicable after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by CWV stockholders and the approval by SOBR stockholders of the issuance of SOBR Common Stock, other than those conditions that by their nature are to be satisfied at the Closing. The Merger will become effective upon the filing of certificate of Merger with the Secretary of State of the State of Nevada or at such later time as is agreed by SOBR and CWV and specified in the certificate of Merger. Neither SOBR nor CWV can predict the exact timing of the consummation of the Merger.

Merger Consideration

At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, each then-outstanding share of CWV Capital Stock or any outstanding vested and unexercised options or unvested options immediately prior to the effective time of the Merger, excluding any shares to be cancelled pursuant to the Merger Agreement and excluding dissenting shares, will be converted into the right to receive (or the right to receive upon exercise of such option) a number of shares of SOBR Common Stock equal to the Exchange Ratio (described in more detail below). No fractional shares of SOBR Common Stock will be issued in connection with the Merger, but all shares will be rounded up to the nearest full share. If any shares of CWV Capital Stock or CWV Capital Stock subject to options outstanding immediately prior to the Effective Time are vested and unexercised, or unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with CWV, then the shares of SOBR Common Stock issued in exchange for such shares or options of CWV Capital Stock will to the same extent be unvested, unexercised and subject to the same repurchase option or risk of forfeiture, and such shares of SOBR Common Stock shall accordingly be marked with appropriate legends.

80

Exchange Ratio

The Exchange Ratio is calculated using a formula intended to allocate existing SOBR and CWV securityholders a percentage of the Combined Company. Based on SOBR’s and CWV’s capitalization as of April 24, 2026, the Exchange Ratio will result in the CWV securityholders receiving 98.3% of the outstanding capital stock of SOBR (the “Total Merger Consideration”). Each share of CWV capital stock outstanding or any outstanding vested and unexercised options or unvested options immediately prior to the effective time of the Merger (excluding shares to be canceled and excluding any dissenting shares) shall be converted solely into the right to receive (or the right to receive upon exercise of such option) a Pro-Rata Share of the Total Merger Consideration. “Pro-Rata Share” means the percentage determined by dividing the number of shares of CWV capital stock held by a CWV stockholder on a fully diluted basis by the total amount of CWV capital stock outstanding on a fully diluted basis (excluding shares to be canceled and excluding any dissenting shares).

Treatment of CWV Options

Under the terms of the Merger Agreement, each CWV Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, will be assumed and converted into an option to purchase shares of SOBR Common Stock.

Accordingly, from and after the Effective Time: (i) each outstanding CWV Option assumed by SOBR may be exercised solely for shares of SOBR Common Stock; (ii) the number of shares of SOBR Common Stock subject to each outstanding CWV Option assumed by SOBR will be determined by multiplying (A) the number of shares of CWV Common Stock that were subject to such CWV Option assumed by SOBR, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number up to the nearest whole number of shares of SOBR Common Stock. Each CWV Option assumed by SOBR will otherwise continue in full force and effect and the term, exercisability, vesting schedule, acceleration rights and other terms and conditions of such CWV Option will otherwise remain unchanged.

To the extent provided under the terms of a CWV Option assumed by SOBR in accordance with the terms of the Merger Agreement, such CWV Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of CWV Common Stock subsequent to the Effective Time.

Treatment of SOBR Common Stock and SOBR Options

Except as contemplated by the proposed increase in the number of authorized shares of SOBR Common Stock described in Proposal No. 3 of this proxy statement/prospectus and the proposed reverse stock split of issued and outstanding SOBR Common Stock described in Proposal No. 2 of this proxy statement/prospectus, SOBR Common Stock will remain unaffected by the Merger.

Procedures for Exchanging CWV Stock Certificates

Prior to the closing date of the Merger, SOBR and CWV will jointly select an exchange agent and, at the Effective Time, SOBR will deposit with the exchange agent evidence of book-entry shares representing the shares of SOBR Common Stock issuable pursuant to the terms of the Merger Agreement in exchange for shares of CWV Capital Stock.

Promptly after the Effective Time, the exchange agent will mail to each record holder of CWV Capital Stock (i) a letter of transmittal and (ii) instructions for surrendering the record holder’s stock certificates in exchange for the Merger consideration. Upon delivery to the exchange agent of a duly executed letter of transmittal in accordance with the exchange agent’s instructions and the declaration for tax withholding purposes, the surrender of the record holder’s stock certificates, if applicable, and delivery to the exchange agent of such other documents as may be reasonably required by the exchange agent or SOBR, the record holder of such stock certificates or book-entry shares, as applicable, will be entitled to receive in exchange therefor book-entry shares representing the number of whole shares of SOBR Common Stock issuable to such holder pursuant to the Merger Agreement. The surrendered certificates representing shares of CWV Capital Stock will be canceled.

81

After the Effective Time, each certificate representing CWV Capital Stock that has not been surrendered will represent only the right to receive shares of SOBR Common Stock issuable pursuant to the Merger Agreement to which the holder of any such certificate is entitled.

HOLDERS OF CWV CAPITAL STOCK SHOULD NOT SEND IN THEIR CWV STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT WITH INSTRUCTIONS FOR THE SURRENDER OF CWV STOCK CERTIFICATES.

Amendment of the SOBR Charter

SOBR has agreed to amend the SOBR Charter to effect the proposed reverse stock split, if needed.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of SOBR and Merger Sub, on one hand, and CWV, on the other hand, for a transaction of this type relating to, among other things:

•	corporate organization and power, subsidiaries and similar corporate matters;
•	organizational documents;
•	authority to enter into the Merger Agreement and the related agreements;
•	votes required for completion of the Merger and approval of the proposals that will come before the SOBR Annual Meeting and that will be the subject of the CWV stockholder approval;
•	except as otherwise specifically disclosed in the Merger Agreement, the fact that the consummation of the Merger would not contravene the organizational documents, certain laws, governmental authorizations or certain contracts of the parties; result in any encumbrances on the parties’ assets or require the consent of any third party;
•	capitalization;
•	financial statements and, with respect to SOBR, documents filed with the SEC and the accuracy of information contained in those documents;
•	material changes or events;
•	liabilities;
•	title to assets;
•	real property and leaseholds;
•	intellectual property;
•	regulatory compliance, permits and restrictions;
•	legal proceedings and orders;
•	tax matters;
•	employee and labor matters and benefit plans;
•	environmental matters;
•	insurance; and
•	certain transactions or relationships with affiliates.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger. The accuracy of the representations and warranties of each of SOBR and CWV form the basis of certain of the conditions to the obligations of SOBR and CWV to complete the Merger, subject to materiality thresholds.

82

Covenants; Conduct of Business Pending the Merger

SOBR has agreed that, except as contemplated or permitted by the Merger Agreement, as required by law, or unless CWV has provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement, SOBR will, and will cause its subsidiaries to, use commercially reasonable efforts to conduct their business and operations in the ordinary course consistent with past practices and in material compliance with all applicable laws, regulations and certain material contracts and continue to pay material outstanding accounts payable and other material current liabilities (including payroll) when due and payable. SOBR has also agreed that, subject to certain limited exceptions and except as contemplated or permitted by the Merger Agreement, as required by law, or unless CWV has provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement, it will not, and will not cause or permit any of its subsidiaries to:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of SOBR Common Stock from terminated employees, directors or consultants of SOBR);
•	except as required to give effect to anything in contemplation of the Closing, amend any of its organization documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the transactions contemplated in the Merger Agreement;
•	sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of any capital stock or other security (except for SOBR Common Stock issued upon the valid exercise of outstanding SOBR Options or SOBR RSUs, as applicable), any option, warrant or right to acquire any capital stock or any other security or any instrument convertible into or exchangeable for any capital stock or other security;
•	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into any joint venture with any other entity;
•	lend money to any person or entity; incur or guarantee any indebtedness for borrowed money; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $250,000;
•	adopt, establish or enter into certain agreements, plans or arrangements relating to employment or benefits matters; cause or permit any such agreement, plan or arrangement to be amended other than as required by law or in order to make amendments for purposes of Section 409A of the Code; pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants; increase the severance or change of control benefits offered to any current or new employees, directors or consultants; or hire or terminate any officer, employee or consultant;
•	acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties;
•	sell, assign, transfer, license, sublicense or otherwise dispose of any intellectual property of SOBR (other than pursuant to non-exclusive licenses in the ordinary course of business);
•	make, change or revoke any material tax election; file any amended income or other material tax return; or adopt or change any material accounting method in respect of taxes; enter into any material tax closing agreement or settle any material tax claim or assessment; consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment; or surrender any material claim for refund; or
•	agree, resolve or commit to do any of the foregoing.

The Merger Agreement does not give CWV the right, directly or indirectly, to control or direct the operations of SOBR prior to the Effective Time. Prior to the Effective Time, SOBR shall exercise, consistent with the terms and conditions of the Merger Agreement, complete unilateral control and supervision over its business operations.

83

CWV has agreed that, except as contemplated or permitted by the Merger Agreement or the Transaction Documents, as required by law, or unless SOBR shall have provided its written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement, CWV will use commercially reasonable efforts to conduct its business and operations in the ordinary course consistent with past practices and in material compliance with all applicable laws, regulations and certain contracts. CWV has also agreed that, subject to certain limited exceptions without the consent of SOBR, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement, it will not, and will not cause or permit its subsidiary to:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of CWV Common Stock from terminated employees, directors or consultants of CWV);
•	except as required to give effect to anything in contemplation of the Closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the transactions contemplated in the Merger Agreement;
•	sell, issue, grant, or authorize any of the foregoing actions with respect to more than 25% of the shares of CWV Capital Stock outstanding as of the date of the Merger Agreement: any capital stock or other security of CWV (except for shares of outstanding CWV Common Stock issued upon the valid exercise or settlement of CWV Options); any option, warrant or right to acquire any capital stock or any other security; or any instrument convertible into or exchangeable for any capital stock or other security of CWV;
•	acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;
•	lend money to any person or entity; incur or guarantee any indebtedness for borrowed money; or guarantee any debt securities of others;
•	sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any lien with respect to such assets or properties;
•	sell, assign, transfer, license, sublicense or otherwise dispose of any material intellectual property of CWV, other than in the ordinary course of business;
•	waive, settle or compromise any pending or threatened legal proceeding against CWV, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of CWV or any equitable relief on, or the admission of wrongdoing by CWV;
•	enter into, amend in a manner adverse to CWV or terminate any CWV material contract; or
•	agree, resolve or commit to do any of the foregoing.

Non-Solicitation

Each of SOBR and CWV have agreed that, except as described below, SOBR and CWV and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize any of the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives retained by it or any of its subsidiaries to, directly or indirectly:

•	solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of, any Acquisition Proposal (as defined below) or Acquisition Inquiry (as defined below) or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;
•	furnish any non-public information with respect to it to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;
•	engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry;
•	approve, endorse or recommend any Acquisition Proposal, subject to the terms of the Merger Agreement;
•	execute or enter into any letter of intent or any contract contemplating or otherwise relating to an Acquisition Transaction; or
•	publicly propose to do any of the foregoing.

An “Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted CWV, on the one hand, or SOBR, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

84

An “Acquisition Proposal” means with respect to a party, any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (a) any acquisition or purchase of more than ten percent (10%) of the outstanding shares of capital stock or all or substantially all or a material portion of the assets of the Party and its Subsidiaries, taken as a whole; (b) any merger, consolidation or other business combination to which the Party is a party; or (c) any recapitalization, reorganization, liquidation or any other similar extraordinary business transaction involving the Party.

Notwithstanding the foregoing, before obtaining the applicable approvals of SOBR stockholders or CWV stockholders required to consummate the Merger, each party may furnish non-public information regarding such party and its subsidiaries to, and may enter into discussions or negotiations with, any third party in response to a bona fide written Acquisition Proposal, which such party’s board of directors determines in good faith, after consultation with such party’s financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a superior offer (and is not withdrawn), if:

•	such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of the Merger Agreement;
•	such party’s board of directors concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of such board of directors under applicable law;
•	at least two business days prior to furnishing any non-public information or entering into discussions with a third party, such party gives the other party written notice of the identity of the third party and of that party’s intention to furnish non-public information to, or enter into discussions with, such third party;
•	such party receives from the third party an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement between SOBR and CWV; and
•	at least two business days prior to furnishing any non-public information to a third party, such party furnishes the same non-public information to the other party to the extent not previously furnished.

The Merger Agreement also provides that each party will promptly (and in no event later than one business day after such party receives any such Acquisition Proposal or Acquisition Inquiry) advise the other party of the status and terms of, and keep the other party reasonably informed with respect to, any Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

Directors and Officers of SOBR Following the Merger

Pursuant to the Merger Agreement, each of the directors and officers of SOBR will resign or be terminated effective as of the Effective Time and the SOBR board of directors will thereafter consist of a total of four new directors designated by CWV. CWV has designated Roy DiBenerdini, Brian Blevins, Christian M. Steinmetz, and Anand Rao to serve as members of the SOBR board of directors.

In addition, upon the Closing, Roy DiBenerdini will serve as Chief Executive Officer of the Combined Company, Nancy Parrillo will serve as Chief Financial Officer, and Anthony Sansone will serve as Chief Operating Officer.

Stockholder Approval

SOBR is required, as a closing condition to the Merger Agreement, to receive the required approval from its stockholders to approve the items necessary to consummate the transactions set forth in the Merger Agreement. Merger Sub and CWV are required, as a closing condition to the Merger Agreement, to receive the required approval of their respective stockholders to approve the Merger Agreement and to consummate the transactions set forth in the Merger Agreement. Each required approval of SOBR, CWV and Merger Sub is referred to as a “Required Stockholder Approval”.

85

Regulatory Approvals

Each party agrees to use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of the Merger Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any governmental authority with respect to the transactions contemplated by the Merger Agreement, and to submit promptly any additional information requested by any such governmental authority. SOBR and CWV do not intend to seek any regulatory approval from antitrust or other regulatory authorities to consummate the transactions.

Additional Agreements

Pursuant to the Merger Agreement, SOBR and CWV have agreed that SOBR will use its commercially reasonable efforts to maintain its listing on Nasdaq and cause the shares of SOBR Common Stock being issued in the Merger to be approved for listing on Nasdaq at or prior to the Effective Time.

Conditions to the Completion of the Merger

Each party’s obligation to complete the Merger is subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties, at or prior to the Closing, of various conditions, which include the following:

•	there must not have been issued, and remain in effect, any order preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement by any governmental authority of competent jurisdiction, and there must not be any law, statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement in effect which has the effect of making the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement illegal;
•	CWV shall have obtained its Required Stockholder Vote;
•	SOBR shall have obtained its Required Stockholder Vote;
•	the initial listing application for SOBR Common Stock on Nasdaq shall have been approved by Nasdaq; and
•	the registration statement on Form S-4, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order or any proceeding seeking a stop order that has not been withdrawn.

In addition, each party’s obligation to complete the Merger is further subject to the satisfaction or waiver by that party of the following additional conditions:

•	the other party’s representations and warranties being true and correct as of the Closing Date, subject to applicable materiality qualifiers;
•	the other party to the Merger Agreement must have performed or complied with in all material respects all of such party’s agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;
•	the lack of a material adverse effect that is continuing with respect to the other party; and
•	the other party having delivered certain certificates and other documents required under the Merger Agreement for the Closing.

Termination

The Merger Agreement may be terminated at any time before the Effective Time, whether before or after the required stockholder approvals to complete the Merger have been obtained, as set forth below:

(a) by mutual written consent of SOBR and CWV;

(b) by either SOBR or CWV, if the Merger has not been consummated by October 15, 2026; provided, however, that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of the Merger Agreement;

86

(c) by either SOBR or CWV, if a court of competent jurisdiction or governmental entity has issued a final and non- appealable order, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any of the transactions contemplated by the Merger Agreement;

(d) by CWV if CWV is not then in material breach of the Merger Agreement, if SOBR or Merger Sub breaches any representation, warranty or covenant contained in the Agreement and which breach, in the absence of a cure within 30 days following written notice from CWV to SOBR would cause a closing condition of SOBR to fail; or

(e) by SOBR, if SOBR and Merger Sub are not then in material breach of the Merger Agreement, if CWV breaches any representation, warranty or covenant contained in the Agreement and which breach, in the absence of a cure within 30 days following written notice from SOBR to CWV would cause a closing condition of CWV to fail.

Amendment and Waiver

The Merger Agreement may be amended by the parties to the Merger Agreement at any time, whether before or after the approval of the Merger Agreement by either party’s stockholders has been obtained; provided, that after approval of the Merger Agreement has been obtained by either party’s stockholders, no amendment may be made that pursuant to applicable law requires further approval or adoption by the stockholders of either party, without such further approval or adoption.

Any provision of the Merger Agreement may be waived by any party solely on that party’s behalf, without the consent of any other party, to the extent permitted by applicable law. Waiver of any term or condition of the Merger Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of the Merger Agreement by such party.

87

AGREEMENTS RELATED TO THE MERGER AGREEMENT

CWV Pre-Closing Financing

In connection with the execution of the Merger Agreement, certain institutional and accredited investors have entered into a binding term sheet with CWV to purchase shares of CWV Common Stock for a purchase price of $5.5 million at a price of $2.42 per share of CWV Common Stock. CWV anticipates that it will also raise an additional $16.5 million through the sale of CWV Common Stock also at a price of $2.42 per share of CWV Commonb Stock. Prior to the Closing, it is anticipated that such investors will have entered into the CWV Securities Purchase Agreements.

If all funds are raised, approximately 9,090,909 shares of CWV Common Stock will be issued pursuant to this financing transaction and at Closing, converted into shares of SOBR Common Stock in accordance with the Exchange Ratio and the Merger Agreement. SOBR stockholders should not consider investments made by CWV’s existing investors as a factor when deciding on how to vote on the proposals in this proxy statement/prospectus, since CWV’s existing investors may have had different risk tolerances.

The closing of the CWV Pre-Closing Financing is conditioned upon the satisfaction or waiver of the conditions to the Closing as well as certain other conditions. The closing of the CWV Pre-Closing Financing is a condition to the closing of the Merger, as is the transfer of $2 million to SOBR to be used to fund the business operations of SOBR and to settle any SOBR debts.

SOBR Pre-Closing Financing

SOBR expects to enter into 12-month promissory notes with an annual interest rate of 6.5%, in the principal amount of up to $2 million, with an original issue discount of 10%, which will be convertible into SOBR Common Stock at the Closing and warrants to purchase SOBR Common Stock, pending SOBR stockholder approval (the “SOBR Notes”).  Without SOBR stockholder approval, the SOBR Notes will not convert and will continue as debt to the Combined Company.  Total shares of SOBR Common Stock anticipated to be issued, including shares to the placement agent, are approximately 3,106,061 shares of SOBR Common Stock.  The SOBR Notes and financing is referred to herein as the SOBR Pre-Closing Financing. If SOBR obtains the requisite stockholder approval, it is anticipated that the shares of SOBR Common Stock to be issued at the Closing in connection with the SOBR Pre-Closing Financing will be registered for resale on this Form S-4.

88

SOBR DIRECTORS, OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The following table sets forth the names and ages of our directors, director nominees, and executive officers as of June 8, 2026, the principal offices and positions with SOBR held by each person. The date each director, director nominee, and executive officer became a director or executive officer of SOBR is disclosed for each below. The executive officers of SOBR are elected annually by the Board of Directors. The directors are elected for three-year terms (as Class I, II, III), with approximately one-fifth of all directors elected each year (other than the Class III directors which is three-fifths). At the Annual General Meeting of the Stockholders in 2025, to implement the staggered board at the this annual meeting, the Class I Directors were elected for a one-year term, to serve until the 2026 annual meeting of stockholders, the Class II Directors were elected for a two-year term, to serve until the 2027 annual meeting of stockholders, and the Class III Directors were elected for a three-year term, to serve until the 2028 annual meeting of stockholders, and in each case, until their respective successor, if any, is duly elected and qualified. The directors serve one-year terms until their successors are elected. The executive officers serve terms as set forth in their employment agreements. Unless described below, there are no family relationships among any of the directors and officers.

Name	Age	Position(s)

David Gandini (Class III)	68	Chief Executive Officer, Secretary, Chairman of the Board, and Director

Christopher Whitaker	54	Chief Financial Officer and Treasurer

Ford Fay (Class III)	65	Independent Director

J. Steven Beabout (Class III)	72	Lead Independent Director (Chairperson of Compensation Committee)

Sandy Shoemaker (Class II)	57	Independent Director (Chairperson of Audit Committee)

Kristen Pederson (Class I)	62	Independent Director (Chairperson of Nominating and Corporate Governance Committee)

David Gandini has served as Chief Executive Officer since October 18, 2021, and has been a member of the Board of Directors since November 2019. In September 2018, Mr. Gandini became a Managing Partner at First Capital Advisory Services, where he focused on capital formation, new business acquisition, strategic planning, and business development.

From 2014 through August 2017, Mr. Gandini served as President of Alchemy Plastics, Inc. in Englewood, Colorado. In this role, he oversaw U.S. manufacturing operations, sales initiatives, and strategic partnerships. Earlier in his career, Mr. Gandini held multiple sales and management positions at IPS Denver from 2001 to 2014, including serving as President in 2012. During his tenure, he led significant company and market transformations, positioning the organization as a leader in the U.S. secured gift card market and growing revenues to approximately $46 million. Prior to joining IPS Denver, Mr. Gandini served as Chief Operations Officer of First World Communications, a major U.S. internet and data center provider. In that role, he helped guide the company through its successful 2000 initial public offering, which raised more than $250 million. Mr. Gandini also founded Pace Network Services, which provided SS7 carrier signaling services to U.S. long-distance providers and was later acquired by ICG Communications. Earlier, he co-founded Digital Signal, a Detroit-based company operating in the fiber-optic long-haul market and helped lead its successful exit to SP Telecom.

89

Mr. Gandini earned a degree in Telecommunications from Michigan State University. While attending Michigan State, he was a scholarship athlete in NCAA Division I hockey, a member of the U.S. Junior National Team, and a U.S. Junior All-American.

Christopher Whitaker has served as our Chief Financial Officer since January 2024. Prior to his appointment as Chief Financial Officer, Mr. Whitaker served as SOBR’s Vice President of Finance and Accounting since February 2022. Mr. Whitaker has held various executive finance positions with large public multi-national corporations and small entrepreneurial companies throughout a progressive 30-year career that began with KPMG LLP in Denver, Colorado. Prior to joining SOBR, Mr. Whitaker served as President - Americas and Vice President of Finance and Administration from February 2020 through June 2021 for North and South American operations with public, multinational corporation Elixinol, Inc. Through advancing executive roles, his responsibilities at Elixinol, Inc. included management of all financial and accounting operations, and leading marketing, sales, consumer product goods development, information technology, and human resource functions. Prior to Elixinol, Inc., Mr. Whitaker served as the Managing Director of AEGIS Financial Consulting, LLC, from January 2015 through January 2020, leading a team of consultants in providing fractional CFO and financial consulting services to a wide variety of businesses in the public and private sectors.

Mr. Whitaker has been a Certified Public Accountant since 2014. He earned his Bachelor of Science degree in Accounting from the Metropolitan State University of Denver in December 1999.

Ford B. Fay has served as a member of our Board of Directors since June 2020. Mr. Fay currently serves as a Board Member for Axiom Consulting and a Board Advisor for Labra Technologies, both telecommunications companies. Previously, Mr. Fay served as the Director of Network Access Management at Crown Castle., a large fiber-based telecommunications company from 2020 through 2024. In this position Mr. Fay managed all aspects of Network Access Life Cycle for the company. From 2017 to 2020, Mr. Fay was a principal with Eagle Bay Advisors, LLC, a telecommunications consulting firm. In this position, Mr. Fay assisted clients with cost and efficiency improvements in Access Management across the life cycle spectrum of Access. From 2015 to 2017, Mr. Fay was the Vice President, Access Management for Zayo Communications. In this position Mr. Fay created and managed most aspects of offnet costs, such as vendor selection, contracting, procurement, quoting, operationalization, vendor management, offnet ordering, offnet grooming and optimization. In this position, Mr. Fay also planned and executed the network integrations of the $1.4B acquisition of Electric Lightwave and the $350M acquisition of Canadian-based Allstream. Mr. Fay received his Bachelor of Science in Operations Research & Industrial Engineering from Cornell University, and his Master of Business Administration from University of Rochester, Simon School of Business.

J. Steven Beabout has served as a member of our Board of Directors since August 2020 and serves as the Chairperson of the Compensation Committee of our Board of Directors. Since 2018, Mr. Beabout has been consulting with various startup companies and involved in real estate investing. From 2016-2018, Mr. Beabout was General Counsel of Tectonic, LLC, a SaaS company specializing in big data analytics and customer relationship management (CRM). In this position, Mr. Beabout was in charge of Tectonic’s legal department and negotiated deals with large companies like Coca-Cola, Anhueser-Busch and Wyndham Hotels. From 1996 to 2015, Mr. Beabout was General Counsel and a member of the strategic management team (executive vice-president) of Starz, a company listed on the Nasdaq Capital Market (“Nasdaq”) that competes with HBO and Netflix. During his time there, Mr. Beabout assisted with other key management personnel to grow the business from a start-up with $100M in losses to a multi-billion dollar public company. As part of strategic management team, Mr. Beabout was involved in the company’s strategic business decisions and as General Counsel he was responsible for all legal aspects of business, including, but not limited to, negotiation of billion dollar plus contacts with major studios (Universal, Disney and Sony), and distributors (Comcast, Time- Warner, DIRECTV, DISH Networks, Netflix, etc.), human resources and related matters, general corporate matters, post-IPO public board matters, and reviewing filings with the Securities and Exchange Commission.

90

Sandy Shoemaker has served as a member of our Board of Directors since December 2021 and serves as Chairperson of the audit committee of our Board of Directors. Ms. Shoemaker retired from public accounting in June 2021 to focus on consulting with small-medium sized companies. She was a partner in the audit service area of EKS&H/Plante Moran and was involved in public accounting since 1990, serving publicly traded and privately held companies. She led the EKS&H SEC practice for several years. Ms. Shoemaker’s experience includes initial and secondary public offerings, reverse mergers, annual and quarterly audits/reviews of public companies, responses to SEC comment letters, assisting with implementation of new accounting pronouncements, business acquisitions, stock-based compensation, and internal controls. Ms. Shoemaker has provided services to companies in the various industries such as biotech, franchising, distribution, manufacturing, medical-device, restaurants and real estate industries. She also has extensive experience working with employee-owned companies. Ms. Shoemaker has numerous professional affiliations including, but not limited to, American Institute of Certified Public Accountants (AICPA), and the National Center for Employee Ownership (NCEO). Ms. Shoemaker received her B.S. in Accounting, graduating cum laude, from Missouri State University.

Kristen Pederson has served as a member of our Board of Directors since May 2025 and serves as the Chairperson of the Nominating and Corporate Governance Committee of our Board of Directors. Ms. Pederson is a retired EY and PwC partner and IBM Vice President. She is currently a board director of Eagle Bank (NASDAQ: EGBN), the NFL Alumni Association, NACD Colorado, and NASDAQ’s Governance Advisory Council. Prior, she was a director on the boards of Great Western Bank, Harvard Business School Alumni, Windward Reports, and the Association of Mechanical Engineers. As the past leader of EY’s Center for Board Matters, Ms. Pederson supported the firm’s engagement with boards, committees, and directors. Her expertise areas are the board’s role in strategy definition, digital transformation oversight, emerging tech and AI policy, risk management, M&A/IPO governance, and board performance. Ms. Pederson also has significant operational experience as EY’s Americas Strategy Consulting Leader, overseeing 1,200 personnel as part of a $4B consulting unit and $250M P&L. As VP at IBM, she ran strategic transformation practices, including the strategy arm of a $7B business unit, and several global management consulting practices with P&L ownership of $300M-$1.5B. Ms. Pederson was recognized by NACD as a leading governance professional in 2022, 2023, and 2024. She was awarded Consulting Magazine’s Lifetime Achievement Award in 2016 and as a Top 25 Consultant in 2007. Ms. Pederson received an MBA from Harvard Business School, and a BA from UCLA. She lives in Boulder, Colorado and enjoys golfing, skiing, swimming, and hiking in the mountains with her family.

Director Nominations

The Board nominates directors for election at each annual meeting of stockholders, appoints new directors to fill vacancies when they arise, and has the responsibility to identify, evaluate and recruit qualified director candidates to the Board for such nomination or appointment.

The Nominating and Corporate Governance Committee identifies director nominees by first considering those current members of the Board who are willing to continue service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue service are considered for re-election, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. After being nominated by the Nominating Committee, director nominees are selected by a majority of the members of the Board. Although SOBR does not have a formal diversity policy, in considering the suitability of director nominees, both the Nominating Committee and the Board consider such factors as they deem appropriate to develop a Board that is diverse in nature and comprised of experienced and seasoned advisors. Factors considered by the Nominating and Corporate Governance Committee and the Board include judgment, knowledge, skill, diversity, integrity, experience with businesses and other organizations of comparable size, including experience in law enforcement, the use of force product industry, intellectual property, business, corporate governance, marketing, finance, administration or public service, the relevance of a candidate’s experience to our needs and experience of other Board members, experience with accounting rules and practices, the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members, and the extent to which a candidate would be a desirable addition to the Board and any committees of the Board.

A stockholder who wishes to suggest a prospective director nominee for the Board may notify the Corporate Secretary of SOBR in writing with any supporting material the stockholder considers appropriate. Director nominees suggested by stockholders are considered in the same way as director nominees recommended by other sources.

91

Term of Office

Our directors hold office until the next annual meeting at which their term expires or until their successors have been elected and qualified, or until they resign or are removed. Our Board of Directors appoints our officers, and our officers hold office until their successors are chosen and qualify, or until their resignation or their removal.

Family Relationships

Our Board of Directors and Audit Committee are responsible for reviewing and approving related person transactions, as defined in applicable rules promulgated by the SEC. Officers are required to bring any potential related person transaction to SOBR’s Board of Directors and Audit Committee. Officers would present any actual or proposed transactions with related persons to the Board of Directors and Audit Committee for its review and approval.

David Gandini is one of our named executive officers. Mr. Gandini’s sons, Greg Gandini and Robert Gandini, are employees of SOBR Safe, Inc. Greg Gandini’s and Robert Gandini’s total compensation during fiscal 2025 was approximately $165,000 and $97,500, respectively. These compensation arrangements are consistent with those made available to other employees of SOBR Safe, Inc. with similar years of experience and positions within SOBR. Greg Gandini and Robert Gandini each also participate in Company benefit plans and equity incentive plans available to all other employees in similar positions.

Currently, four of our directors are considered independent, namely Steven Beabout, Ford Fay, Sandy Shoemaker, and Kristen Pederson. Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship that, in the opinion of SOBR’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company;

•

the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for Board or Board committee service);

•	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

•

the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•

the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•

the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Director Independence

As of December 31, 2025, our Board of Directors consisted of David Gandini, Ford Fay, Steven Beabout, Sandy Shoemaker and Kristen Pederson. As of December 31, 2025, four of our five directors qualified as an “independent director” as the term is used in Nasdaq Rule 5605(a)(2), and Rule 10A-3 of the Exchange Act namely Ford Fay, Steven Beabout, Sandy Shoemaker and Kristen Pederson.

92

Advisory Votes on Executive Compensation and the Frequency of the Advisory Vote on Executive Compensation

At the 2024 Annual Meeting of Stockholders, the Board of Directors included an advisory stockholder vote regarding the frequency with which the stockholders would vote on the compensation of SOBR’s named executive officers. At the 2024 Annual Stockholder meeting, the stockholders voted to conduct advisory votes on executive compensation every three years. The last advisory vote on executive compensation occurred during the 2024 Annual Stockholder Meeting. The next advisory vote on executive compensation will be held at the 2027 Annual Meeting of Stockholders. The next required advisory vote regarding the frequency of an advisory vote on named executive officer compensation will be held no later than the 2030 Annual Meeting of Stockholders.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any legal proceedings during the past ten years that are material to an evaluation of the ability or integrity of any director, person nominated to become a director or executive officer.

On January 22, 2024, SOBR was named as a party to a complaint filed in Oakland County Court, Michigan by a former employee. The case was initially filed in the 6th Judicial District Circuit of Michigan. However, on February 15, 2024, the case was removed to the Federal Courts. The former employee is claiming breach of contract, unlawful termination and promissory estoppel. SOBR has denied these claims. A settlement agreement was agreed to during 2024 with the former employee where SOBR has remitted a settlement in exchange for a full release and dismissal of the lawsuit.

There are no other material proceedings to which any director, officer, owner of record or beneficially of more than five percent of any class of voting securities, affiliate of SOBR, or any associate of any such director, officer, security holder, or affiliate is a party adverse to SOBR or any of its subsidiaries or has a material interest adverse to SOBR of any of its subsidiaries.

Board and Committee Meetings

Our Board of Directors held four meetings during the year ended December 31, 2025, which occurred on April 17, 2025, August 1, 2025, November 17, 2025, and December 18, 2025; and all directors, except for Noreen Butler, who did not attend the April 17, 2025 meeting, attended 100% of the aggregate number of meetings of the Board. The Board also acted by unanimous written consent five times during the year ended December 31, 2025.

Committees

Since April 22, 2022, our Board of Directors has a designated compensation committee, consisting of Steven Beabout as chair and Ford Fay, and in August 2024, Sandy Shoemaker joined. Our Board of Directors has a designated audit committee, consisting of Sandy Shoemaker as chair, Steven Beabout and Ford Fay. Our Board of Directors has a nominating and corporate governance committee, consisting of Kristen Pederson as chair, Ford Fay and Steven Beabout. We also have written nominating and corporate governance, compensation, and audit committee charters.

Audit Committee

The primary role of the Audit Committee is to assist with the financial oversight of SOBR, which primarily includes the accounting, financial reporting, and audits of the financial statements of SOBR.

The Nasdaq Capital Market rules require us to have, subject to certain exceptions, three independent Audit Committee members, with at least one member being an “audit committee financial expert”. Our Board of Directors has affirmatively determined that Sandy Shoemaker meets the definition of “independent director” and an “audit committee expert”, and Steven Beabout and Ford Fay qualify as “independent directors” for purposes of serving on an Audit Committee under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and Nasdaq Capital Market rules.

Our Audit Committee has held two meetings during the year ended December 31, 2025 which occurred on July 25, 2025 and October 30, 2025, and all members attended each meeting. The Audit Committee did not act by unanimous written consent during the year ended December 31, 2025.

93

Audit Committee Financial Expert

The Nasdaq rules require us to have three independent audit committee members upon the listing of our common stock, with at least one member being an “audit committee financial expert”. Our Board of Directors has affirmatively determined that Sandy Shoemaker meets the definition of “independent director” and an “audit committee expert”, and Steve Beabout and Ford Fay qualify as “independent directors” for purposes of serving on an audit committee under Rule 10A-3 of the Securities Exchange Act of 1934, as amended and Nasdaq rules.

Compensation Committee

The primary role of the Compensation Committee is to oversee SOBR’s overall executive compensation philosophy, policies and programs, and to determine, or recommend to the Board for determination, the compensation of the executive officers of SOBR.

The Nasdaq Capital Market rules require us to have two independent Compensation Committee members. Our Board of Directors has affirmatively determined that Steve Beabout, Ford Fay and Sandy Shoemaker meet the definition of “independent director” for purposes of serving on a compensation committee under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and Nasdaq Capital Market rules.

Our Compensation Committee has held two meetings during the year ended December 31, 2025, which occurred on July 25, 2025 and October 30, 2025, and all members attended each meeting. The Compensation Committee acted by unanimous written consent two times during the year ended December 31, 2025.

Nomination and Corporate Governance Committee

The primary role of the Nominating and Corporate Governance Committee is to identify and recommend to the Board individuals qualified to become members of the Board (consistent with criteria the Board has approved). Further discussions of this process are described under “Director Nominations” above.

The Nasdaq Capital Market rules require us to have two independent Nominating and Corporate Governance Committee members. Our Board of Directors has affirmatively determined that Kris Pederson, Ford Fay, Steve Beabout and Sandy Shoemaker meet the definition of “independent director” for purposes of serving on a Nominating and Corporate Governance Committee under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and Nasdaq Capital Market rules.

Our Nominating and Corporate Governance Committee held three meetings during the year ended December 31, 2025, which occurred on March 7, 2025, July 25, 2025 and October 30, 2025, and all members attended each meeting. The Compensation Committee did not act by unanimous written consent during the year ended December 31, 2025.

Stockholder Communications

Stockholders who are interested in communicating directly with members of the Board of Directors may do so by writing directly to the individual Board members c/o Secretary, SOBR Safe, Inc., 6400 S. Fiddlers Green Cir., Suite 1400, Greenwood Village, Colorado 80111. SOBR’s Secretary will forward communications directly to the appropriate Board member. If the correspondence is not addressed to the particular member, the communication will be forwarded to a Board member to bring to the attention of the Board. SOBR’s Secretary will review all communications before forwarding them to the appropriate Board member.

94

Role of Board of Directors in Risk Oversight

While management is charged with the day-to-day management of risks that SOBR faces, the Board of Directors and the Audit Committee are responsible for oversight of risk management. The full Board, and the Audit Committee since it was formed, have responsibility for general oversight of risks facing SOBR. Specifically, the Audit Committee is tasked with periodically discussing policies with respect to risk assessment and risk management, and SOBR’s plans to monitor, control and minimize such risks and exposures, with the independent public accounting firm, internal auditors and management.

Cybersecurity

We have a cross-departmental approach to addressing cybersecurity risk, including input from employees and our Board of Directors (the “Board”). The Board, Audit Committee, and senior management devote significant resources to cybersecurity and risk management processes to adapt to the changing cybersecurity landscape and respond to emerging threats in a timely and effective manner. Assessing, identifying, and managing cybersecurity related risks are integrated into our overall enterprise risk management (ERM) process. We have a set of Company-wide policies and procedures outlined in our Employee Handbook that directly or indirectly relate to cybersecurity risks. These policies go through an internal review process and are approved by appropriate members of management. Consistent with best practices and requirements in the Employee Handbook, SOBR conducts cybersecurity training on a periodic basis which occurs at least annually. Additionally, SOBR continually addresses and maintains internal controls for identity and access management, logging and monitoring activities, performing periodic penetration testing and vulnerability scanning, general IT infrastructure governance and oversight, risk and threat assessment, employee awareness training and ongoing security monitoring. SOBR engages a third-party hosting platform which internally manages ongoing vulnerability scanning, threat assessment and incident response through the hosting platform providing redundancy in threat preparedness, detection and response.

Our Director of Technology Services is responsible for addressing and managing cybersecurity risks, developing and implementing our information security program and reporting on cybersecurity matters to the Board. Our Director of Technology Services has over twenty years of professional experience as a senior executive in technology driven enterprises with expertise across cybersecurity, compliance, manufacturing process engineering, database architecture, interface programming and more. Under the direction of the Director of Technology Services, SOBR also engages and retains qualified third-party consultants to assist in the identification and management of material risks from cybersecurity threats.

SOBR assesses the cybersecurity preparedness of third-party vendors by obtaining SOC 1 or SOC 2 reports. If a third-party vendor is not able to provide a SOC 1 or SOC 2 report, we take additional steps to assess their cybersecurity preparedness and assess our relationship on that basis. Our assessment of risks associated with the use of third-party providers is part of our overall cybersecurity risk management framework.

The Board and Audit Committee, in conjunction with their oversight responsibility related to the ERM process and management, participates regularly in discussions with management regarding cybersecurity risks, and performs a review at least annually of SOBR’s cybersecurity program. This includes discussions of management’s actions to identify and detect threats, as well as planned actions in the event of a response or recovery situation.

We are subject to cyber incidents and will continue to be exposed to cyber incidents in the normal course of our business. Incident response plans, procedures and processes are in place to address any cyber incidents, events or occurrences. Along with our third-party hosting platform, we periodically test preparedness ensuring and appropriate response is designed for immediate application. Although, such risks have not materially affected or are reasonably unlikely to materially affect us, these risks could affect our business strategy, including financial condition, results of operations, or cash flows. The extensive approach we take to cybersecurity may not be successful in preventing or mitigating a cybersecurity incident that could have a material adverse effect on us in the future. See Item 1A – Risk Factors in SOBR’s Annual Report on Form 10-K for the year ended December 31, 2025 for a discussion of cybersecurity risks.

95

Code of Ethics

On April 22, 2022, our Board of Directors adopted a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of Nasdaq. The code of business conduct and ethics is publicly available on our website at www.sobrsafe.com/corporate-policies/. Any substantive amendments or waivers of the code of business conduct and ethics or code of ethics for senior financial officers may be made only by our Board of Directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq.

Additionally, we adopted a policy on insider trading which is publicly available on our website at www.sobrsafe.com/corporate-policies/. The Insider Trading Policy also specifically addresses hedging transactions, providing that any person wishing to enter into such an arrangement must first obtain written pre-clearance from the designated Compliance Officer. However, if any hedging transaction is considered a short-sale, it will be prohibited. In any event, no director or officer of SOBR Safe is permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of any SOBR Safe securities granted as compensation or held, directly or indirectly, by such director or executive officer.

Clawback Policy

In accordance with the applicable rules of the Nasdaq Stock Market and Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended, SOBR has adopted a policy for the recovery of erroneously awarded incentive-based compensation from executive officers (a “Clawback Policy”). In the event of an Accounting Restatement, SOBR will reasonably promptly recover erroneously awarded compensation received from executive officers in accordance with the Nasdaq Rules and Rule 10D-1.

Section 16(a) Beneficial Ownership

Section 16(a) of the Securities Exchange Act of 1934 requires SOBR’s directors, executive officers and persons who own more than ten percent of a registered class of SOBR’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of SOBR. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish SOBR with copies of all Section 16(a) forms they file.

Insider Trading Policy

On May 31, 2024, our Board of Directors adopted the Insider Trading Policy which applies to all directors, officers and employees considered to have a “special relationship” with SOBR and includes certain family members. The Insider Trading Policy governs the purchase, sale and other dispositions of our securities that have regular access to material, nonpublic information about SOBR in the normal course of their duties, and includes a discussion regarding material, non-public information, a blackout policy and prohibition on short selling and hedging transactions. We believe that our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us.

96

SOBR EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers and Directors

The following tables set forth certain information about compensation paid, earned or accrued for services by (i) SOBR’s Chief Executive Officer and (ii) all other executive officers who earned in excess of $100,000 in the years ended December 31, 2025, and 2024 (“Named Executive Officers”):

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Gandini, CEO and Secretary(2)	2025	300,000	100,000	-0-	-0-	-0-	-0-	-0-	400,000
	2024	300,000	-0-	-0-	-0-	-0-	-0-	-0-	300,000

Christopher Whitaker, Chief Financial Officer (3)	2025	255,000	70,000	-0-	-0-	-0-	-0-	-0-	325,000
	2024	225,000	-0-	-0-	-0-	-0-	-0-	-0-	225,000

(1)	Includes amounts paid and/or accrued.
(2)	Mr. Gandini was appointed as our Chief Executive Officer in October 2021. Mr. Gandini previously served as our Chief Revenue Officer and Chief Financial Officer.
(3)	Mr. Whitaker was appointed as our Chief Financial Officer in January 2024. Mr. Whitaker previously served as our Vice President of Finance and Accounting.

Employment Contracts

David Gandini On January 30, 2023, we entered into an Employment Agreement with Mr. Gandini to continue to serve as our Chief Executive Officer through December 31, 2025 (the “Term”). On December 30, 2025, SOBR entered into an amendment to the Employment Agreement to extend the Term through December 31, 2026.

Under the terms of the Employment Agreement, Mr. Gandini will receive an annual base salary of $300,000. For each subsequent calendar year of the Term and Renewal Terms, Mr. Gandini will receive salary adjustments as recommended by the Compensation Committee and approved by SOBR’s Board of Directors. Mr. Gandini is also entitled to participate in SOBR’s Annual Bonus Plan and any and all other incentive payments available to executives of SOBR. Mr. Gandini may also be provided with regular equity grants commensurate with his role and as awarded by the Board of Directors pursuant to SOBR’s 2019 Equity Incentive Plan.

Christopher Whitaker On May 1, 2025, we entered into an Employment Agreement with Mr. Whitaker to serve as our Chief Financial Officer for a one-year term effective March 1, 2025. On December 30, 2025, SOBR entered into an amendment to the Employment Agreement to extend the Term through December 31, 2026.

Under the terms of the Employment Agreement, Mr. Whitaker will receive an annual base salary of $255,000. Mr. Whitaker is also entitled to participate in SOBR’s Annual Bonus Plan and any and all other incentive payments available to executives of SOBR. Mr. Whitaker may also be provided with regular equity grants commensurate with his role and as awarded by the Board of Directors pursuant to SOBR’s 2019 Equity Incentive Plan.

97

PAY VS. PERFORMANCE

Year	Summary Compensation Table Total for First PEO	Summary Compensation Table Total for Second PEO	Compensation Actually Paid to First PEO	Compensation Actually Paid to Second PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based on Total Stockholder Return	Net Income (Loss)
2025	$400,000	$-	$400,000	$-	$325,000	$325,000	$1	$(8,951,121)
2024	$300,000	$-	$300,000	$-	$225,000	$225,000	$1	$(8,609,156)
2023	$1,498,221	$-	$450,266	$-	$147,930	$170,644	$5	$(10,214,721)
2022	$403,750	$-	$185,157	$(826,873)	$386,007	$(81,454)	$11	$(12,354,930)

During 2025, 2024, 2023 and 2022, our Chief Executive Officer (PEO) was David Gandini. During 2022, our Chief Executive Officer (PEO) was David Gandini. During 2025 and 2024, our NEO’s consisted of Christopher Whitaker. During 2023, our NEO’s consisted of Jerry Wenzel, Scott Bennett (through March 15, 2023), and Michael Watson (through October 13, 2023). During 2022, our NEOs consisted of Jerry Wenzel, Scott Bennett, and Michael Watson.

The following table sets forth the adjustments made to arrive at compensation “actually paid” to our PEOs during each of the years represented in the PVP Table:

Adjustments to Determine Compensation “Actually Paid” to PEOs	2025	2024	2023	2022
Deduction for amounts reported under the “Option Awards” column in the SCT	$-	$-	$(1,198,221)	$-
Increase for fair value of awards granted during year that remain unvested at year end	-	-	175,836	-
Fair value of awards granted and vested in the same year	-	-	-	(161,175)
Change in fair value from prior year-end to current year-end of awards granted in prior years that were outstanding and unvested at year-end	(59,956)	(115,880)	-	-
Change in fair value from prior year-end to vesting date of awards granted in prior years that vested during year	-	32,809	-	(156,354)
Fair value of awards granted in prior years that failed to meet applicable vesting conditions	-	-	(25,570)	(727,937)
Total Adjustments	$(59,596)	$(83,071)	$(1,047,955)	$(1,045,466)

The following graph reflects the value of a fixed investment of $100 made on December 31, 2020:

The following table sets forth the adjustments made to arrive at the average compensation “actually paid” to our non-PEO NEOs during each of the years represented in the PVP Table:

Adjustments to Determine Average Compensation “Actually Paid” to non-PEO NEOs	2025	2024	2023	2022
Deduction for amounts reported under the “Option Awards” column in the SCT	$-	$-	$(24,000)	$(968,611)
Increase for fair value of awards granted during year that remain unvested at year end	-	-	-	(293,224)
Fair value of awards granted and vested in the same year	-	-	(25,878)	(489,139)
Change in fair value from prior year-end to current year-end of awards granted in prior years that were outstanding and unvested at year-end	-	-	24,000	(36,512)
Change in fair value from prior year-end to vesting date of awards granted in prior years that vested during year	-	-	94,019	(238,713)
Fair value of awards granted in prior years that failed to meet applicable vesting conditions	-	-	-	(670,519)
Total Adjustments	$-	$-	$68,142	$(2,696,719)

98

Prior to SOBR’s up list to Nasdaq in May of 2022, SOBR’s stock was thinly traded on the OTC Pink and OTCQB markets. Due to a very limited float and a lack of investor awareness, SOBRsafe’s stock was not subject to an efficient trading market. In addition, there existed a substantial legacy stockholder base in the illiquid entities preceding SOBRsafe. Upon Nasdaq up list many of those stockholders chose to realize liquidity and exited the stock. SOBR’s tradeable float is now approximately 1.2 million shares, and its post-up list commitment to creating new investor awareness is reflected in the trading volume and stockholder count increases detailed below.

The following table compares SOBR’s stock, equity and cash as of and for the years ended December 31, 2021, 2022, 2023, 2024 and 2025:

	December 31, 2021	December 31, 2022	December 31, 2023	December 31, 2024	December 31, 2025
Common Shares Outstanding	8,778,555	16,972,241	18,582,241	936,926	1,886,238
Annual Trading Volume of Shares	77,662	334,819,866	101,588,190	12,081,356	919,769
Approximate Beneficial Owners	175	4,200	3,550	4,300	7,140
Stockholders’ Equity (Deficit)	$(483,593)	$9,090,353	$1,982,537	$9,802,321	$4,925,189
Cash	$882,268	$8,578,997	$2,790,147	$8,834,042	$4,759,370

Since 2019 SOBR has been developing products leveraging proprietary transdermal (touch-based) technology to identify the presence of alcohol quickly and hygienically. During 2022, SOBR raised approximately $19.5million in support of the first product sales, continued product development, sales force deployment and its operational structure to support future sales growth. During 2025 and 2024, SOBR raised approximately $5.7 million and $13.5 million, respectively, to further commercial product and software development, support initial consumer and enterprise marketing campaigns, augment our sales force and continue to develop the corporate structure to support operational and sales growth initiatives.

99

As a result of SOBR’s transition in 2022 from a development stage level of operations to initial product sales, the PEOs’ and non-PEO NEOs’ level of compensation is consistent with the necessary experience required to raise capital, develop products, launch to customer markets and generate revenue. The comparison of the decline in investment value and losses incurred to the PEO and non-PEO NEO compensation are reflective of SOBR moving from a limited stockholder base and trading volumes, and the required investments for product and market development to generate revenue.

Additionally, the following individuals have entered into Indemnification Agreements with SOBR, which were approved by the stockholders at SOBR’s 2023 Annual Stockholder Meeting held June 9, 2023.

•	David Gandini – Board Chair, Secretary & Chief Executive Officer
•	Steven Beabout – Board Director, Lead Independent Director & Compensation Committee Chair
•	Sandy Shoemaker – Board Director & Audit Committee Chair
•	Kristen Pederson – Board Director & Corporate Governance/Nominating Committee Chair
•	Ford Fay – Board Director
•	Christopher Whitaker – Chief Financial Officer

Director Compensation

The following table sets forth director compensation for 2025:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

David Gandini	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Ford Fay	20,625	-0-	-0-	-0-	-0-	30,000	50,625

Steven Beabout	25,500	-0-	-0-	-0-	-0-	50,000	75,500

Noreen Butler	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Sandy Shoemaker	26,250	-0-	-0-	-0-	-0-	30,000	56,250

Kristen Pederson	18,750	-0-	-0-	-0-	-0-	-0-	18,750

As of December 31, 2025, we have no formal plan for compensating our directors for their service in their capacity as directors, although such directors may receive restricted stock units or stock options to purchase common shares as awarded by our Board of Directors or (as to future stock options) or the Compensation Committee of our Board of Directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors. Our Board of Directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

100

Outstanding Equity Awards

The following table sets forth certain information concerning outstanding stock awards held by the Named Executive Officers on December 31, 2025:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

David Gandini(1)	592	-	164	$869.20-2,552.00	November 1, 2029 -February 23, 2033(1)	-	-	-	$1,035

Christopher Whitaker	110	-	87	$528.00-2,321.00	February 23, 2028 -November 10, 2028(2)	-	-	-	-

(1)

Under the terms of Mr. Gandini’s stock option grant, 292 of the options expire ten (10) years from the date of vesting, or November 1, 2029.

Under the terms of Mr. Gandini’s stock option grant, 464 of the options expire ten (10) years from the date of vesting, or February 23, 2033.

(2)

Under the terms of Mr. Whitaker’s stock option grant, 60 of the options expire five (5) years from the date of vesting, or February 23, 2028.

Under the terms of Mr. Whitaker’s stock option grant, 137 of the options expire five (5) years from the date of vesting, or November 10, 2028.

Aggregated Option Exercises

No options were exercised during the year ended December 31, 2025, by our named executive officers.

Long-Term Incentive Plan

Currently, our Company does not have a formal long-term incentive plan in favor of any director, officer, consultant or employee of our Company.

101

EQUITY COMPENSATION PLAN INFORMATION

On October 24, 2019, SOBR’s 2019 Equity Incentive Plan (the “Plan”) went effective authorizing 1,167 shares of Company common stock for issuance as equity awards to employees, directors or consultants. The Plan was approved by SOBR’s Board of Directors and the holders of a majority of SOBR’s voting stock on September 9, 2019. In January 2022, the stockholders approved and ratified an amendment to increase the shares authorized under the Plan to 1,576. In June 2024, the stockholders approved and ratified an amendment to increase the shares authorized under the Plan to 3,182. On July 17, 2025, SOBR’s stockholders approved and ratified an amendment to increase the number of shares authorized under the Plan to 350,000 shares. In addition, pursuant to the terms of the Plan, the authorized shares of common stock that may be issued under the Plan are automatically increased each February 1 by five percent of the total number of shares of common stock of SOBR outstanding on December 31 of the prior year.

Under the Plan, awards may be granted to employees, consultants, officers and directors of SOBR as determined by the Board of Directors. The term of any award granted shall be fixed by the Board of Directors at the date of grant, and the exercise price of any award shall not be less than the fair value of SOBR’s stock on the date of grant, except that any incentive stock option granted under the Plan to a person owning more than 10% of the total combined voting power of all classes of SOBR’s stock must be exercisable at a price of no less than 110% of the fair market value per share on the date of grant and is not exercisable after the expiration of five years from the grant of such incentive stock option.

The Plan is administered and interpreted by SOBR’s Board of Directors who may delegate such administrative authority to the compensation committee. The Board has full power and authority to designate participants and determine the types of awards to be granted to each participant under the plan. The Board also has the authority and discretion to determine when awards will be granted, the number of awards to be granted and the terms and conditions of the awards and may adopt modifications to comply with laws of non-U.S. jurisdictions. SOBR may designate a plan administrator to administer the day-to-day operations of the Plan.

Eligible participants in the Plan consists of employees, officers, consultants, advisors, or directors providing services to SOBR or any affiliate of SOBR as determined by the Board; however, incentive stock options may only be granted to employees of SOBR. Awards remain exercisable for a period of three months (but no longer than the original term of the award) after a participant ceases to be an employee or the consulting services are terminated not due to cause, and for a period of 12 or 18 months if the termination is due to disability or death, respectively. Upon the termination of the participant’s continuous services to SOBR for any reason, SOBR may receive any or all of the shares of Common Stock that have not vested as of the date of such termination under the participant’s restricted stock award and any portion of the participant’s restricted stock unit award that has not vested is forfeited.

The Board of Directors may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that stockholder approval will be required for any amendment to the extent required by applicable law.

102

The following table sets forth information as of December 31, 2025, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plan approved by security holders	350,000	$2,178.70	1,860
Equity compensation plan not approved by security holders	-	-	-
Total	350,000	$2,178.70	1,860

103

CWV EXECUTIVE AND DIRECTOR COMPENSATION

Summary Executive Compensation Table for Fiscal Years 2025 and 2024

The following table sets forth all plan and non-plan compensation for the last two completed fiscal years paid to all individuals who served as CWV principal executive officer or acted in a similar capacity and CWV’s two other most highly compensated executive officers during the last completed fiscal year whose total compensation was in excess of $100,000, as required by Item 402(m)(2) of Regulation S-K of the Securities Act (“Named Executive Officers”). Based on the foregoing, our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”) are the only Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option/Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Roy DiBenerdini (CEO)	2025	422,500	-	104,720,000		-	105,142,500
	2024	450,000	360,000	-	-	-	810,000

Anthony J. Sansone (COO)	2025	232,500	-	1,360,000	-	-	1,592,500
	2024	250,000	100,000	-	-	-	350,000

Nancy Parrillo (CFO)	2025	197,500	-	340,000	-	-	537,500
	2024	175,000	-	-	-	-	175,000

Executive Employment Agreements and Arrangements

Roy DiBenerdini—CWV and Mr. DiBenerdini are party to an employment agreement, dated January 2, 2025, pursuant to which Mr. DiBenerdini receives an annual base salary of $450,000 and a target annual bonus of 100% of his base salary, which will not be pro-rated for 2026 based on personal and CWV milestones. The agreement also provides for compensation in 2024 of a grant of 77,000,000 restricted stock units which vest in equal quarterly amounts over a 4 year period.  Mr. DiBenerdini’s original employment agreement included compensation in 2020 of a grant of 77,000,000 restricted shares.

In the event of Mr. DiBenerdini’s termination by CWV without “Cause” or his resignation for “Good Reason,” Mr. DiBenerdini is eligible for the following severance benefits: (i) 150% of his base salary as of his final date of employment, (ii) 150% of his annual bonus then in effect; (iii) payment of any earned but not paid annual bonus for any bonus year completed prior to his termination date; (iv) immediate vesting of any restricted stock, stock options, restricted stock units or other securities provided him during the term; (v) any deferred compensation owed to Mr. DiBenerdini; (vi) other compensation owed by CWV to him; and (vii) payment of 18 months of COBRA premiums. If Mr. DiBenerdini is terminated by CWV without Cause or resigns for Good Reason within the term following a “Change in Control,” he will receive the benefits consisting of: (i) 200% of his full annual base salary then in effect; (ii) 200% of his full annual bonus then in effect; (iii) immediate vesting of any restricted stock, stock options, restricted stock units or other securities provided him during the term; (iv) any deferred compensation owed to Mr. DiBenerdini and any other compensation owed to him; and (v) payment of COBRA premiums for 36 months following his termination date.

For purposes of Mr. DiBenerdini’s employment agreement:

•

“Cause” is defined as: (a) gross financial dishonesty; (b) continued refusal to comply with reasonable directives of the Board; (c) gross negligence or reckless or willful misconduct in the performance of assigned duties; (d) gross misconduct which has a materially adverse effect upon CWV’s business or reputation; (e) Mr. DiBenerdini’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement; or (f) material breach of any provision of the agreement.

•

“Change in Control Termination” is defined as: (i) termination of Mr. DiBenerdini’s employment by CWV for any reason or by Mr. DiBenerdini for any reason, in each case, during the period from the date of a Change of Control through the second anniversary thereof or (ii) termination of Mr. DiBenerdini’s employment (i) by CWV for any reason within 90 calendar days prior to a Change of Control if it is reasonably demonstrated by Mr. DiBenerdini that such termination of employment was at the request of a third party that has taken steps reasonably calculated to effect the Change of Control or was otherwise related or in anticipation of the Change of Control.

•

“Change of Control” shall mean: (a) any change in the ownership or control of the common stock of CWV which results in more than 50% of the issued and outstanding common stock of the Company being owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 50% of the issued and outstanding common stock of CWV as of the date of the agreement; (b) the merger or consolidation of CWV with another entity such that more than 50% of the issued and outstanding equity interests of the surviving entity is owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 50% of the issued and outstanding common stock of CWV as of the date of this Agreement; or (c) the sale of all or substantially all of the operating assets of CWV.

Nancy Parrillo—CWV and Ms. Parrillo are party to an employment letter agreement, pursuant to which Ms. Parrillo receives an initial annual base salary of $150,000. The agreement also provides for a grant of stock options to purchase 250,000 shares of CWV Common Stock through CWV’s equity incentive plan. Ms. Parrillo is an “at-will” employee and can be terminated at any time. Should Ms. Parrillo be terminated, no separation package is specified in her employment agreement.

104

Anthony Sansone—CWV and Mr. Sansone are party to an employment letter agreement, pursuant to which Mr. Sansone received an annual base salary of $200,000. The agreement also provides for a grant of 1,000,000 restricted stock units of CWV to purchase which began vesting upon award would continue to vest on a quarterly basis until fully vested or a change in his employment status. Mr. Sansone was also eligible for participation in the Company’s Employee Stock Option Plan and received incentive stock options to purchase 400,000 shares of CWV Common Stock and non-qualified stock options to purchase 600,000 shares of CWV Common Stock. Mr. Sansone is an “at-will” employee and can be terminated at any time. Should Mr. Sansone be terminated, no separation package is specified in his employment agreement.

Outstanding Equity Awards as of December 31, 2025

Outstanding Equity Awards

The following table sets forth certain information concerning outstanding stock awards held by the Named Executive Officers on December 31, 2025:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Roy DiBenerdini	-	-	-	$-	-	57,500,000	87,400,000	-	$-

Anthony Sansone	250,000	750,000		$0.99	January 31, 2035	-	-	-	-

Nancy Parrillo	62,500	187,500		$0.99	January 31, 2035	-	-	-	-

Director Compensation

CWV has not compensated its directors for service on the board of directors in 2025. The table below sets forth the compensation paid to our directors during the fiscal year ended December 31, 2025:

Director	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Roy DiBenerdini	0	0	0	0
Mike Steinmetz	0	0	0	0
Brian Blevins	0	0	0	0
Anand Rao	0	0	0	0

105

MATTERS BEING SUBMITTED TO A VOTE OF SOBR STOCKHOLDERS

PROPOSAL NO. 1—THE NASDAQ ISSUANCE PROPOSAL

General

At the SOBR Special Meeting, SOBR stockholders will be asked to approve the issuance of shares of SOBR Common Stock (including the shares of SOBR Common Stock issuable upon exercise of the SOBR Notes) to stockholders of CWV pursuant to the terms of the Merger Agreement, which will (i) represent more than 20% of the shares of SOBR Common Stock outstanding immediately prior to the Merger under Nasdaq Listing Rule 5635(a), and (ii) result in a change of control under Nasdaq Listing Rule 5635(b).

Immediately after the Merger, SOBR securityholders as of immediately prior to the Merger are expected to own approximately 1.7% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis and former holders of CWV securities are expected to own approximately 98.3% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis, subject to certain assumptions.

SOBR will assume outstanding and unexercised options to purchase shares of CWV Common Stock, and such securities will be converted into options to purchase shares of SOBR Common Stock, subject to certain adjustments.

The terms of, reasons for and other aspects of the Merger Agreement, the Merger and the issuance of SOBR Common Stock in the Merger are described in detail in the section of this proxy statement/ prospectus titled “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Reason for the Proposal

Under Nasdaq Listing Rule 5635(a)(1), a company listed on Nasdaq is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The potential issuance of the shares of SOBR Common Stock in the Merger exceeds the 20% under the Nasdaq Listing Rules and is expected to represent approximately 98.3% of the SOBR Common Stock on a fully diluted basis immediately following the Merger.

Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1), SOBR must obtain the approval of SOBR stockholders for the issuance of these shares of common stock in the Merger.

Under Nasdaq Listing Rule 5635(b), a company listed on Nasdaq is required to obtain stockholder approval prior to an issuance of stock that will result in a “change of control” of the listed company. Nasdaq has determined that the Merger constitutes a “change of control” of SOBR. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), SOBR must obtain the approval of SOBR stockholders of the change of control resulting from the Merger.

The Merger is conditioned upon the approval of the Nasdaq Stock Issuance Proposal. Notwithstanding the approval of the Nasdaq Stock Issuance Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Nasdaq Stock Issuance Proposal will not be effected.

The Nasdaq Stock Issuance Proposal is conditioned on the approval of the Reverse Stock Split Proposal. Notwithstanding the approval of the Nasdaq Stock Issuance Proposal, if the Reverse Stock Split Proposal is not approved, the actions contemplated by the Nasdaq Stock Issuance Proposal will not be effected and the Merger will not be consummated.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Nasdaq Stock Issuance Proposal.

THE SOBR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NASDAQ STOCK ISSUANCE PROPOSAL.

106

PROPOSAL NO. 2—THE REVERSE STOCK SPLIT PROPOSAL

General

At the SOBR Special Meeting, SOBR stockholders will be asked to approve an amendment to the SOBR Charter to effect a reverse stock split of the issued and outstanding shares of SOBR Common Stock at a ratio in the range of one new share for every 2 shares and one new share for every 25 shares outstanding (or any number in between), to be determined mutually by the SOBR board of directors and the CWV board of directors (the “Split Ratio”). The final Split Ratio and effectiveness of such amendment will be mutually agreed by the SOBR board of directors and the CWV board of directors, assuming this proposal is approved by SOBR’s stockholders and the Merger is consummated. On June 9, 2026, the SOBR board of directors adopted resolutions approving the proposed certificate of amendment to the SOBR Charter in the form attached as Annex B to this proxy statement/prospectus. If this certificate is filed with the Secretary of State of the State of Delaware, upon the effectiveness of such amendment (the “Reverse Stock Split Effective Time”), the issued and outstanding shares of SOBR Common Stock immediately prior to the Reverse Stock Split Effective Time will automatically without further action on the part of SOBR by combined into a smaller number of shares in accordance with the final Split Ratio.

The SOBR board of directors may determine to effect the reverse stock split, if it is approved by SOBR stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the issuance of SOBR Common Stock pursuant to the Merger Agreement, or if the Merger is not consummated.

By approving this Proposal No. 2, SOBR stockholders will approve an amendment to the SOBR Charter pursuant to which any whole number of issued and outstanding shares of SOBR Common Stock, between and including 2 to 25, would be combined into one share of SOBR Common Stock and will authorize the SOBR board of directors to file such certificate of amendment, as mutually agreed by the SOBR board of directors and CWV board of directors. As of the record date, 100,000,000 shares of SOBR Common Stock were authorized, 2,876,562 shares of SOBR Common Stock were outstanding and 17 shares of SOBR Common Stock were held in treasury.

All holders of SOBR Common Stock will be affected proportionately by the reverse stock split. No fractional shares of SOBR Common Stock will be issued as a result of the reverse stock split. Instead, SOBR stockholders who otherwise would be entitled to receive fractional shares will have their shares rounded up to the next whole number as described under the caption “No Fractional Shares.” Each SOBR stockholder will hold the same percentage of the outstanding SOBR Common Stock immediately following the reverse stock split as such SOBR stockholder did immediately prior to the reverse stock split. Also, proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding options and warrants to buy common stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the reverse stock split will be approximately equal.

Should SOBR receive the required stockholder approval for this Proposal No. 2, and following such stockholder approval, the SOBR board of directors, subject to agreement by CWV, determines that effecting the reverse stock split is in the best interests of SOBR and its stockholders, the reverse stock split will become effective as specified in the amendment filed with the Secretary of State of the State of Delaware.

The amendment filed thereby will contain the number of shares selected by the SOBR board of directors and CWV board of directors within the limits set forth in this Proposal No. 2 to be combined into one share of SOBR Common Stock. Accordingly, upon the effectiveness of the amendment to the SOBR Charter, at the Reverse Stock Split Effective Time, every 2 to 25 shares (or any number in between) of SOBR Common Stock outstanding immediately prior to the split effective time will be combined and reclassified into one share of SOBR Common Stock.

The proposed form of certificate of amendment to the SOBR Charter to effect the reverse stock split, as more fully described below, will affect the reverse stock split but will not change the number of authorized shares of SOBR Common Stock or preferred stock, or the par value of SOBR Common Stock or preferred stock.

Notwithstanding approval of this Proposal No. 2 by SOBR stockholders, the SOBR board of directors may, in its sole discretion, abandon the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split, as permitted under Section 242(c) of the Delaware General Corporation Law.

107

Reasons for the Reverse Stock Split

The SOBR board of directors approved the proposal approving the amendment to the SOBR Charter effecting the reverse stock split for the following reasons:

•	the SOBR board of directors believes effecting the reverse stock split will result in an increase in the minimum bid price of SOBR Common Stock and reduce the risk of a delisting of SOBR Common Stock from Nasdaq in the future; and

•	the SOBR board of directors believes a higher stock price may help generate investor interest in SOBR and ultimately the Combined Company and help SOBR attract and retain employees.

Based on the recent trading prices of SOBR Common Stock, SOBR and CWV currently estimate that a reverse stock split ratio of at least 1-for-4 would be required to increase the per-share market price to at least $4.00, which is the minimum initial listing price requirement of Nasdaq. The final reverse stock split ratio will be determined mutually by the SOBR board of directors and the CWV board of directors prior to the closing of the Merger based primarily on the then-current trading price of SOBR Common Stock and the objective of achieving a post-closing per-share price that (1) satisfies Nasdaq’s listing requirements and (2) provides an appropriate and sustainable post-closing per-share market price that the parties believe will better position the Combined Company for long-term trading stability, investor interest and market visibility, taking into account prevailing market conditions and other relevant factors. Accordingly, the ratio effected is likely to be greater than the minimum necessary to satisfy Nasdaq’s listing standards.

On March 19, 2026, SOBR received a deficiency letter (the “Letter”) from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying SOBR that, for the preceding 30 consecutive business days, the closing bid price of SOBR’s common stock remained below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”).

In addition, the Letter noted that SOBR effected a 1-for-110 reverse stock split on October 2, 2024, and a 1-for-10 reverse stock split on April 4, 2025, making the cumulative reverse stock split ratio 1-for-1100 (the “Reverse Splits”) over the last two years. As a result of the Reverse Splits, SOBR is not eligible for the 180-day compliance period set forth in Rule 5810(c)(3)(A) because the Reverse Splits have a cumulative ratio of over 1-for-250.

SOBR timely appealed the Staff’s determination and submitted a plan to the hearing panel (the “Panel”) to regain compliance with the Bid Price Requirement through effecting a merger, and if necessary, effecting a reverse stock split. The hearing request automatically stayed any suspension or delisting action pending the hearing and the expiration of any additional extension period granted by the Panel following the hearing.

On April 11, 2026, SOBR and Panel participated in a hearing to discuss SOBR’s plans to meet the Nasdaq’s initial listing standards and provide a 180-day compliance period. Nasdaq has not yet issued a decision as to whether SOBR will be granted the 180-day compliance period.

The notification has no immediate effect on SOBR’s Nasdaq listing and SOBR’s common stock will continue to trade on Nasdaq under the ticker symbol “SOBR.” In addition, it does not affect SOBR’s business, operations or reporting requirements with the Securities and Exchange Commission.

If the reverse stock split successfully increases the per share price of SOBR Common Stock, the SOBR board of directors also believes this increase may increase trading volume in SOBR Common Stock and facilitate future financings by SOBR.

108

Requirements for Listing on Nasdaq

SOBR Common Stock is listed on The Nasdaq Capital Market under the symbol “SOBR.” SOBR is filing an initial listing application concurrent with the filing of this registration statement/ proxy pursuant to the terms of the Merger Agreement for the Combined Company to list the securities of the Combined Company on Nasdaq.

According to the Nasdaq rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq listing. Accordingly, the listing standards of Nasdaq will require SOBR to have, among other things, a $4.00 per share minimum bid price for a certain number of trading days preceding the Closing, unless it effects a reverse stock split. Therefore, the reverse stock split may be necessary in order to satisfy Nasdaq requirements and consummate the Merger.

In addition, it is a condition to the Closing that the shares of SOBR Common Stock to be issued in the Merger pursuant to the Merger Agreement having been approved for listing on Nasdaq.

One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in SOBR’s management being able to issue more shares without further stockholder approval. The reverse stock split will not affect the number of authorized shares of SOBR capital stock, which will continue to be authorized pursuant to the SOBR Charter.

Potential Increased Investor Interest

On     , 2026, SOBR Common Stock closed at $      per share. An investment in SOBR Common Stock may not appeal to brokerage firms that are reluctant to recommend lower-priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced stocks. Also, the SOBR board of directors believes that most investment funds are reluctant to invest in lower priced stocks.

There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of SOBR Common Stock.

SOBR cannot predict whether the reverse stock split will increase the market price for SOBR Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per share of SOBR Common Stock after the reverse stock split will rise in proportion to the reduction in the number of shares of SOBR Common Stock outstanding before the reverse stock split;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•	the reverse stock split will result in a per share price that will increase the ability of SOBR to attract and retain employees;

•	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq for continued listing; or

•	the market price per share will achieve and maintain the $4.00 minimum bid price requirement, unless it effects a reverse stock split, for a sufficient period of time for the Combined Company common stock to be approved for listing by Nasdaq.

The market price of SOBR Common Stock will also be based on the performance of SOBR, and after the Merger, on the performance of the Combined Company, and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of SOBR Common Stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of SOBR may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of SOBR Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

109

Principal Effects of the Reverse Stock Split

The reverse stock split will be realized simultaneously for all shares of SOBR Common Stock and options to purchase shares of SOBR Common Stock outstanding immediately prior to the Reverse Stock Split Effective Time. The reverse stock split will affect all holders of shares of SOBR Common Stock outstanding immediately prior to the Reverse Stock Split Effective Time uniformly and each such stockholder will hold the same percentage of SOBR Common Stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split, except for immaterial adjustments that may result from the treatment of fractional shares as described below. The reverse stock split will not change the par value of SOBR Common Stock or preferred stock and will not reduce the number of authorized shares of SOBR Common Stock or preferred stock. SOBR Common Stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. Proportionate adjustments will be made to the per share exercise price, the number of shares issuable upon the exercise, vesting or settlement of all outstanding options to purchase shares of SOBR Common Stock, and the number of shares reserved for issuance pursuant to SOBR’s existing equity incentive and employee stock purchase plans will be reduced proportionately based on the Split Ratio. The reverse stock split will not affect SOBR continuing to be subject to the periodic reporting requirements of the Exchange Act.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If SOBR stockholders approve the amendment to the SOBR Charter effecting the reverse stock split, the SOBR board of directors and CWV board of directors mutually agree that a reverse stock split is necessary, and the SOBR board of directors still believes that a reverse stock split is in the best interests of SOBR and its stockholders, SOBR will file the amendment to the SOBR Charter with the Secretary of State of the State of Delaware at such time as the SOBR board of directors has determined to be the appropriate Reverse Stock Split Effective Time. The SOBR board of directors and CWV board of directors may mutually agree to delay effecting the reverse stock split without resoliciting stockholder approval. Beginning at the Reverse Stock Split Effective Time, each stock certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the Reverse Stock Split Effective Time, SOBR stockholders will be notified that the reverse stock split has been effected. SOBR expects that the SOBR transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent stock certificates representing pre-split shares in exchange for stock certificates (or book-entry positions) representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by SOBR. No new certificates (or book-entry positions) will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Shares held in book-entry form will be automatically exchanged. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

No Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will have their fractional shares rounded up to the next whole number. For the foregoing purposes, all shares of SOBR Common Stock held by a holder will be aggregated (thus resulting in no more than one fractional share per holder).

110

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the SOBR board of directors or contemplating a tender offer or other transaction for the combination of SOBR with another company, the Reverse Stock Split Proposal is not being proposed in response to any effort of which SOBR is aware to accumulate shares of SOBR Common Stock or obtain control of SOBR, other than in connection with the Merger, nor is it part of a plan by management to recommend a series of similar amendments to the SOBR board of directors and stockholders. Other than the proposals being submitted to SOBR stockholders for their consideration at the SOBR Special Meeting, the SOBR board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of SOBR. For more information, please see the section titled “Risk Factors — Risks Related to the Combined Company” beginning on page 53 of this proxy statement/ prospectus.

U.S. Federal Income Tax Considerations of the Reverse Stock Split

The following discussion is a summary of U.S. federal income tax considerations to U.S. Holders (as defined below) of SOBR Common Stock of the reverse stock split. The discussion does not purport to be a complete analysis of all potential tax considerations.

The considerations of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws, are not discussed. This discussion is based on the Code, Treasury Regulations promulgated under the Code, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. SOBR have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax considerations of the reverse stock split.

This discussion is limited to a U.S. Holder that holds SOBR Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations relevant to a U.S. Holder’s particular circumstances, including without limitation the effect of the Medicare contribution tax on net investment income, the alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code. In addition, it does not address considerations relevant to U.S. Holders subject to special rules, such as:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	persons holding SOBR Common Stock as part of a hedge, straddle or other risk-reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in SOBR Common Stock;

•	partnerships or other entities or arrangements classified as partnerships, passthroughs, or disregarded entities for U.S. federal income tax purposes (and investors therein), S corporations or other passthrough entities (including hybrid entities);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell SOBR Common Stock under the constructive sale provisions of the Code;

•	persons who hold or receive SOBR Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	persons that own, or have owned, actually or constructively, more than 5% of SOBR Common Stock.

111

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds SOBR Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, a partnership holding SOBR Common Stock and each partner in such partnership is urged to consult its tax advisor regarding the U.S. federal income tax considerations to it of the reverse stock split.

For purpose of this discussion, a “U.S. Holder” is any beneficial owner of SOBR Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that: (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code); or (ii) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is for informational purposes only and is not tax advice. Each prospective investor is urged to consult its tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation as well as any tax considerations of the reverse stock split arising under U.S. federal estate or gift tax laws, the laws of any state, local or non-U.S. taxing jurisdiction or any applicable income tax treaty.

Tax Consequences of the Reverse Stock Split

The proposed reverse stock split is intended to qualify as a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder generally should not recognize gain or loss upon the proposed reverse stock split, except with respect to cash received in lieu of a fractional share of SOBR Common Stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of SOBR Common Stock received pursuant to the proposed reverse stock split should equal the aggregate adjusted tax basis of the shares of the SOBR Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of SOBR Common Stock), and such U.S. Holder’s holding period in the shares of SOBR Common Stock received should include the holding period in the shares of SOBR Common Stock surrendered. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of SOBR Common Stock surrendered to the shares of SOBR Common Stock received in a recapitalization pursuant to the proposed reverse stock split.

Each U.S. Holder of shares of SOBR Common Stock acquired on different dates and at different prices is urged to consult its tax advisor regarding the allocation of the tax basis and holding period of such shares.

112

Tax Reporting Regarding the Reverse Stock Split

Assuming the reverse stock split qualifies as a recapitalization within the meaning of Section 368(a) of the Code, each U.S. Holder who receives shares of SOBR Common Stock in the reverse stock split is required to retain permanent records pertaining to the reverse stock split and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Each U.S. Holder who owned at least five percent (by vote or value) of the total outstanding stock of SOBR or who owned securities in SOBR with a basis of $1,000,000 or more are required to attach a statement to their tax returns for the year in which the reverse stock split is consummated that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the holder’s tax basis in the U.S. Holder’s SOBR Common Stock and the fair market value of such stock. Each U.S. Holder is urged to consult with its tax advisor to comply with these rules.

This discussion of U.S. federal income tax considerations of the reverse stock split is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the reverse stock split to you may be complex and will depend on your specific situation and on factors that are not within SOBR’s knowledge or control. Each prospective investor is urged to consult its tax advisor with respect to the application of U.S. federal income tax laws to its specific situation as well as any tax considerations arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

The Merger is conditioned upon the approval of the Reverse Stock Split Proposal. However, the SOBR board of directors, without CWV’s input, may determine to effect the reverse stock split, if it is approved by SOBR stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the issuance of SOBR Common Stock pursuant to the Merger Agreement.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Reverse Stock Split Proposal.

THE SOBR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

113

PROPOSAL NO. 3—THE AUTHORIZED SHARE INCREASE PROPOSAL

General

At the SOBR Special Meeting, SOBR will ask its stockholders to approve an amendment to the SOBR Charter to increase the number of authorized shares of SOBR Common Stock (the “SOBR Share Increase Amendment”). On June 9, 2026, the SOBR board of directors approved a proposal to amend the SOBR Charter to increase the number of authorized shares of SOBR Common Stock from 100,000,000 shares to 1,000,000,000 (the “SOBR Share Increase”), in the form attached as Annex C to this proxy statement/prospectus. As of June [__], 2026, there were [__________] shares of SOBR Common Stock issued and [___________] shares of SOBR Common Stock outstanding, and [_______________] shares of SOBR Common Stock reserved for issuance. Accordingly, approximately [_____________] shares of the total number of SOBR Common Stock currently authorized remain available for issuance or may be reserved for issuance.

Form of the SOBR Share Increase Amendment

The SOBR Share Increase Amendment would amend and restate Section 2 of Article Fourth of the SOBR Charter in its entirety as follows:

“Section 2. The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion (1,000,000,000,000) shares of common stock having a par value of $.00001 each, and Twenty Five Million (25,000,000) shares of preferred stock having a par value of $.00001 each. All or any part of the capital stock may be issued by the Corporation from time to time and for such consideration and on such terms as may be determined and fixed by the Board of Directors, without action of the stockholders, as provided by law, unless the Board of Directors deems it advisable to obtain the advice of the stockholders. Said stock may be issued for money, property, services or other lawful considerations, and when issued shall be issued as fully paid and non-assessable. The private property of stock holders shall not be liable for Corporation debts.”

Background and Reasons for the SOBR Share Increase Amendment

The SOBR Charter currently authorizes the issuance of up to 100,000,000 shares of SOBR Common Stock and 25,000,000 shares of preferred stock. As of the close of business on June [__], 2026, there were [________] shares of SOBR Common Stock issued and [___________] shares of SOBR Common Stock outstanding, and [___________] shares of SOBR Common Stock reserved for issuance. Accordingly, ________ shares of the total number of SOBR Common Stock currently authorized remain available for issuance or may be reserved for issuance.

As described in greater detail in the section of this proxy statement/prospectus titled “The Merger Agreement,” pursuant to the Merger Agreement, SOBR will be required to issue shares of SOBR Common Stock to CWV stockholders and to assume CWV’s 2025 Equity Incentive Plan and outstanding options to purchase CWV Common Stock.

The number of shares of SOBR Common Stock currently authorized and unissued and not reserved for issuance is not sufficient for (i) the issuance of SOBR Common Stock pursuant to the Merger Agreement and (ii) the assumption of CWV’s 2025 Equity Incentive Plan and outstanding options to purchase CWV Common Stock. In addition, there will not be sufficient shares of SOBR Common Stock available for issuance in connection with possible future acquisitions, equity and equity- based financings, possible future awards under employee benefit plans and other corporate purposes that the SOBR board of directors may determine to be desirable. Therefore, the SOBR board of directors has determined that the SOBR Share Increase Amendment is in the best interests of SOBR and its stockholders.

If the SOBR Share Increase Amendment is approved by stockholders, upon its effectiveness, and without giving effect to the proposed reverse stock split described in Proposal No. 2 of this proxy statement/ prospectus, SOBR will have a total of 1,000,000,000 authorized shares of SOBR Common Stock, with [_____________] shares of SOBR Common Stock issued and [______________] shares of SOBR Common Stock outstanding (as of the Record Date), and [__________] shares reserved for issuance (as of the Record Date), leaving a balance of [___________] shares of SOBR Common Stock authorized and unissued and not reserved for any specific purpose. Such outstanding share amounts will be correspondingly adjusted to the extent the proposed reverse stock split is effected prior to effectiveness of the SOBR Share Increase Amendment, but the reverse stock split will not change the number of authorized shares of common or preferred stock. The SOBR Share Increase Amendment will have no effect on the authorized shares of SOBR preferred stock.

114

Except for (i) the issuance of shares of SOBR Common Stock and (ii) the issuance of shares of SOBR Common Stock that may result from the assumption of CWV’s 2025 Equity Incentive Plan and outstanding options to purchase CWV Common Stock, each pursuant to the terms of the Merger Agreement, SOBR does not currently have any plans, proposals or arrangement to issue any of its authorized but unissued shares of common stock.

Possible Effects of the SOBR Share Increase Amendment

If the SOBR Share Increase Amendment is approved and becomes effective, the additional authorized shares would be available for issuance at the discretion of the SOBR board of directors and without further stockholder approval, except as may be required by law or Nasdaq rules. The additional shares of authorized SOBR Common Stock would have the same rights and privileges as the shares of SOBR Common Stock currently issued and outstanding. Holders of SOBR Common Stock have no preemptive rights. The SOBR Share Increase would not change the number of shares of common stock outstanding, nor will it have any immediate dilutive effect; however, the issuance of additional shares of SOBR Common Stock authorized by the SOBR Share Increase may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Furthermore, future sales of substantial amounts of SOBR Common Stock, or the perception that these sales might occur, could adversely affect the prevailing market price of SOBR Common Stock or limit SOBR’s ability to raise additional capital. SOBR stockholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares relative to the total authorized shares of SOBR than they presently own.

Appraisal or Dissenters’ Rights

Pursuant to the DGCL, stockholders are not entitled to appraisal rights or dissenter’s rights with respect to the SOBR Share Increase Amendment or the SOBR Share Increase.

Effectiveness of Amendment

If the SOBR Share Increase Amendment is approved by the stockholders at the SOBR Special Meeting, it will become effective upon the filing of a certificate of amendment, a copy of which is attached as Annex C to this proxy statement/prospectus, with the Delaware Secretary of State or such later effective date and time as specified in the certificate of amendment in accordance with Delaware law.

Copies of the SOBR Charter and the certificates of amendment to the SOBR Charter are available as exhibits to this proxy statement/prospectus.

The Merger is conditioned upon the approval of the Authorized Share Increase Proposal. However, the Authorized Share Increase Proposal is conditioned on the approval of the Nasdaq Stock Issuance Proposal. Notwithstanding the approval of the Authorized Share Increase Proposal, if the Nasdaq Stock Issuance Proposal is not approved, the actions contemplated by the Authorized Share Increase Proposal will not be effected and the Merger will not be consummated.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the Authorized Share Increase Proposal.

THE SOBR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AUTHORIZED SHARE INCREASE PROPOSAL.

115

PROPOSAL NO. 4—THE DIRECTOR ELECTION PROPOSAL

The SOBR board of directors is divided into three classes. Each class has a staggered, three-year term. Unless the SOBR board of directors determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the SOBR board of directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The SOBR board of directors currently consists of five seated directors, divided into the three following classes:

•	Class I director: Kris Pederson, whose current term will expire at the Special Meeting;

•	Class II director: Sandy Shoemaker, whose current term will expire at the annual meeting of stockholders to be held in 2027; and

•	Class III directors: David Gandini, Steven Beabout, and Ford Fay, whose current terms will expire at the annual meeting of stockholders to be held in 2028.

Upon the expiration of the term of a class of the SOBR board of directors, any director in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

SOBR’s Nominating and Corporate Governance Committee is responsible for reviewing with the SOBR board of directors on an annual basis the appropriate characteristics, skills and experience required for the SOBR board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), SOBR’s Nominating and Corporate Governance Committee, in recommending candidates for election, and the SOBR board of directors, in approving (and, in the case of vacancies, appointing) such candidates, considers a variety of factors, as discussed elsewhere in this proxy statement/prospectus. See “SOBR Directors, Officers and Corporate Governance — Committees of the Board of Directors — Nominating and Corporate Governance Committee.”

Class I Director Nominee for Election for a Three-Year Term Expiring at the 2029 Annual Meeting

Ms. Pederson has been nominated to serve as Class I director and has agreed to stand for re-election. Ms. Pederson, if elected, will hold office from the date of her election by the stockholders until the third subsequent annual meeting of stockholders or until his or her successor is elected and has been qualified, or until his or her earlier death, resignation or removal. Ms. Pederson is currently a director of SOBR and was previously elected by the stockholders. The following is a brief biography of Ms. Pederson and a discussion of the specific experience, qualifications, attributes or skills of Ms. Pederson that led the Nominating and Corporate Governance Committee to recommend Ms. Pederson as a nominee for director, as of the date of this proxy statement/prospectus.

Kristen Pederson has served as a member of our Board of Directors since May 2025 and serves as the Chairperson of the Nominating and Corporate Governance Committee of our Board of Directors. Ms. Pederson is a retired EY and PwC partner and IBM Vice President. She is currently a board director of Eagle Bank (NASDAQ: EGBN), the NFL Alumni Association, NACD Colorado, and NASDAQ’s Governance Advisory Council. Prior, she was a director on the boards of Great Western Bank, Harvard Business School Alumni, Windward Reports, and the Association of Mechanical Engineers. As the past leader of EY’s Center for Board Matters, Ms. Pederson supported the firm’s engagement with boards, committees, and directors. Her expertise areas are the board’s role in strategy definition, digital transformation oversight, emerging tech and AI policy, risk management, M&A/IPO governance, and board performance. Ms. Pederson also has significant operational experience as EY’s Americas Strategy Consulting Leader, overseeing 1,200 personnel as part of a $4B consulting unit and $250M P&L. As VP at IBM, she ran strategic transformation practices, including the strategy arm of a $7B business unit, and several global management consulting practices with P&L ownership of $300M-$1.5B. Ms. Pederson was recognized by NACD as a leading governance professional in 2022, 2023, and 2024. She was awarded Consulting Magazine’s Lifetime Achievement Award in 2016 and as a Top 25 Consultant in 2007. Ms. Pederson received an MBA from Harvard Business School, and a BA from UCLA. She lives in Boulder, Colorado and enjoys golfing, skiing, swimming, and hiking in the mountains with her family.

SOBR stockholders should understand, however, that if the Merger is consummated, the approval of the director nominees named in the Director Election Proposal will only have an effect until the completion of the Merger because the composition of the SOBR board of directors will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement. Following the Merger, the Combined Company’s board of directors will consist of four members designated by CWV, including Roy DiBenerdini, Brian Blevins, Christian M. Steinmetz, and Anand Rao. All of SOBR’s current directors are expected to resign from their positions as directors of SOBR, effective as of the closing of the Merger.

The Merger is not conditioned upon the approval of the Director Election Proposal.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the Director Election Proposal. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the SOBR board of directors may propose. Ms. Pederson has agreed to serve if elected, and management has no reason to believe that Ms. Pederson will be unable to serve.

THE SOBR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEE NAMED IN THE DIRECTOR ELECTION PROPOSAL.

116

PROPOSAL NO. 5—THE AUDITOR RATIFICATION PROPOSAL

The Board of Directors has selected the accounting firm of Haynie and Company (“Haynie”) to serve as our independent registered public accounting firm for the 2026 fiscal year. We are asking our stockholders to ratify the selection of Haynie as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Haynie to our stockholders for ratification because we value our stockholders’ views on SOBR’s independent registered public accounting firm and as a matter of good corporate practice.

If our stockholders fail to ratify the selection, it will be considered as a direction to the Board to consider the selection of a different firm. Even if the selection is ratified, the Board of Directors in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of SOBR and our stockholders. To SOBR’s knowledge, a representative from Haynie is not expected to be present at the Annual Meeting.

Fees Billed by Independent Accounting Firm

The following table sets forth the aggregate fees billed to us by Haynie, our independent registered public accounting firm, for the years ended December 31, 2025 and 2024:

	Year Ended December 31,	Year Ended December 31,
	2025	2024
Audit Fees (1)	$131,500	$95,000
Audit Related Fees (2)	1,500	10,000
Tax Fees (3)	-	-
All Other Fees (4)	-	-
Total	$133,000	$105,000

(1)

Audit fees include fees and expenses for professional services rendered in connection with the audit of our financial statements for those years, reviews of the interim financial statements that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)

Audit related fees consist of fees billed for assurance related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”. Included in audit related fees are fees and expenses related to reviews of registration statements and SEC filings other than annual reports on Form 10-K and quarterly reports on Form 10-Q.

(3)	Tax fees include the aggregate fees billed during the fiscal year indicated for professional services for tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees for products and services other than the services reported above.

117

Pre-Approval Policies and Procedures

The Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors, subject to the de-minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. Each year the independent auditor’s retention to audit our financial statements, including the associated fee, is approved by the audit committee before the filing of the previous year’s Annual Report on Form 10-K. At the beginning of the fiscal year, the Audit Committee will evaluate other known potential engagements of the independent auditor, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. At each such subsequent meeting, the auditor and management may present subsequent services for approval. Typically, these would be services such as due diligence for an acquisition, that would not have been known at the beginning of the year.

Each new engagement of Haynie has been approved by the Board, and none of those engagements made use of the de-minimis exception to the pre-approval contained in Section 10A(i)(1)(B) of the Exchange Act.

All audit and non-audit services are pre-approved by the Audit Committee and were pre-approved by the full Board prior to the formation of the Audit Committee in April 2023, which considers, among other things, the possible effect of the performance of such services on the registered public accounting firm’s independence. The Audit Committee pre-approves the annual engagement of the principal independent registered public accounting firm, including the performance of the annual audit and quarterly reviews for the subsequent fiscal year, and pre-approves specific engagements for tax services performed by such firm. The Audit Committee has also established pre-approval policies and procedures for certain enumerated audit and audit-related services performed pursuant to the annual engagement agreement, including such firm’s attendance at and participation at Audit Committee and Board meetings; services of such firm associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings, such as comfort letters and consents; such firm’s assistance in responding to any SEC comment letters; and consultations with such firm as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Public Company Accounting Oversight Board (“PCAOB”), Financial Accounting Standards Board (“FASB”), or other regulatory or standard-setting bodies. The Audit Committee is informed of each service performed pursuant to its pre-approval policies and procedures.

Required Vote

Proposal 5 will be approved by the affirmative vote of a majority of the voting securities present or represented by proxy and entitled to vote at the Annual Meeting. You may vote “For” or “Against” or “Abstain” from this proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal.

However, while we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on SOBR. Our Board of Directors values the opinions of all of our stockholders and will consider the outcome of this vote when making future decisions with respect to our auditors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AUDITOR RATIFICATION PROPOSAL.

118

PROPOSAL NO. 6—THE 2019 PLAN AMENDMENT PROPOSAL

The Board of Directors recommends that SOBR amend its 2019 Equity Incentive Plan to increase the number of shares of common stock available for awards to 10,000,000 as of the date of this stockholder approval. At the present time, SOBR has an equity incentive plan for management and employees, the 2019 Equity Incentive Plan (the “2019 Plan”).

On October 24, 2019, the 2019 Plan went effective authorizing 1,167 shares of SOBR common stock for issuance as stock options and restricted stock units to employees, directors or consultants. The 2019 Plan was approved by SOBR’s Board of Directors and the holders of a majority of SOBR’s voting stock on September 9, 2019. In January 2022, the stockholders approved and ratified an amendment to increase the shares authorized under the 2019 Plan to 1,576. In June 2024, the stockholders approved and ratified an amendment to increase the shares authorized under the 2019 Plan to 3,182. On July 17, 2025, SOBR’s stockholders approved and ratified an amendment to increase the number of shares authorized under the Plan to 350,000 shares. In addition, pursuant to the terms of the Plan, the authorized shares of common stock that may be issued under the Plan are automatically increased each February 1 by five percent of the total number of shares of common stock of SOBR outstanding on December 31 of the prior year. As of February 1, 2026, there are a total of 444,312 shares of SOBR common stock authorized under the 2019 Plan.

SOBR generally recognizes share-based compensation expense on the grant date and over the period of vesting or period that services will be provided.

SOBR now desires to increase the number of authorized shares of common stock under the plan to 10,000,000 as of the date of stockholder approval. The increase is a one-time increase in number of shares available under the 2019 Plan in connection with the Merger, so that the outstanding CWV options at Closing can be exchanged for SOBR options pursuant to the 2019 Plan.

If the stockholders approve this Proposal No. 6, the shares available under 2019 Plan will be increased to 10,000,000 as of the date of stockholder approval, but no other increases in the number shares available under the 2019 Plan will occur without stockholder approval, subject to the 2019 Plan annual automatic increase.

The primary goal of the amendment to the 2019 Plan is to provide the Combined Company with a sufficient reserve of common stock to exchange the CWV options for options issued pursuant to the 2019 Plan, and in the future, to offer appropriate incentives to the Combined Company employees, directors and consultants.

The Merger is conditioned upon the approval of the 2019 Plan Amendment Proposal. The 2019 Plan Amendment Proposal is conditioned on the approval of the Nasdaq Stock Issuance Proposal. Notwithstanding the approval of the 2019 Plan Amendment Proposal, if the Nasdaq Stock Issuance Proposal is not approved, the actions contemplated by the 2019 Plan Amendment Proposal will not be effected and the Merger will not be consummated.

Required Vote

In accordance with Delaware law, approval of Proposal No. 6 requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on this proposal at the Annual Meeting. As a result, abstentions will have the same effect as votes against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE 2019 PLAN AMENDMENT PROPOSAL.

119

PROPOSAL NO. 7 — THE SOBR FINANCING PROPOSAL

General

In order to continue SOBR’s operations, SOBR expects to enter into 12-month promissory notes with an annual interest rate of 6.5%, in the principal amount of up to $2 million, with an original issue discount of 10%, which will be convertible into SOBR Common Stock at the Closing and warrants to purchase SOBR Common Stock, pending SOBR stockholder approval (the “SOBR Notes”).

Total shares of SOBR Common Stock anticipated to be issued, including shares to the placement agent, are approximately 3,106,061 shares of SOBR Common Stock.  The SOBR Notes and financing is referred to herein as the SOBR Pre-Closing Financing.

Reasons for the Proposal

At the SOBR Special Meeting, SOBR stockholders will be asked to approve the issuance of shares of SOBR Common Stock upon conversion of the SOBR Notes and issuance of shares of SOBR Common Stock to the placement agent, which will (i) represent more than 20% of the shares of SOBR Common Stock outstanding immediately prior to the Merger under Nasdaq Listing Rule 5635(a), and (ii) result in a change of control under Nasdaq Listing Rule 5635(b).

Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1), SOBR must obtain the approval of SOBR stockholders for the issuance of these shares of common stock in the Merger.

Without SOBR stockholder approval, the SOBR Notes will not convert and will continue as debt to the Combined Company.  If SOBR obtains the requisite stockholder approval, it is anticipated that the shares of SOBR Common Stock to be issued at the Closing in connection with the SOBR Pre-Closing Financing will be registered for resale on this Form S-4.

Required Vote

The affirmative vote of a majority of the votes properly cast for and against by the holders of SOBR Common Stock entitled to vote on at the SOBR annual meeting is required to approve the SOBR Financing Proposal. Abstentions and broker non-votes (if any) will have no effect on the outcome of the vote on the SOBR Financing Proposal.

The Merger is not conditioned upon the approval of the SOBR Financing Proposal. Notwithstanding the approval of the SOBR Financing Proposal, if the Merger is not consummated for any reason, the actions contemplated by the SOBR Financing Proposal may still be effected.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the SOBR Financing Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SOBR FINANCING PROPOSAL

120

PROPOSAL NO. 8 — THE NAME CHANGE PROPOSAL

General

At the SOBR annual meeting, SOBR stockholders will be asked to approve an amendment to SOBR’s amended and restated certificate of incorporation to effect the name change of “SOBR Corporation” to “Clean World Ventures, Ltd.” effective only upon the completion of the Merger. On June 9, 2026, the SOBR board of directors approved a proposal to amend the SOBR Charter to effect the name change upon completion of the Merger.

Effects of the Name Change Amendment

If the SOBR stockholders approve the amendment to SOBR’s certificate of incorporation effecting the name change, SOBR will file the certificate of amendment to SOBR’s amended and restated certificate of incorporation with the Secretary of State of the State of Delaware upon the completion of the Merger.

Following the Name Change Amendment and resulting change of the SOBR’s corporate name, the common stock of the Combined Company will trade on Nasdaq under the symbol “[______].” Stockholders will not experience any change in their rights as a stockholder as a result of this amendment to the SOBR charter. Stockholders will not be required to submit their stock certificates for exchange as a result of this proposed name change. Following the effective date of the name change, all new stock certificates issued by us will use our new name.

Required Vote

The affirmative vote of a majority of the votes properly cast for and against by the holders of SOBR Common Stock entitled to vote on at the SOBR annual meeting is required to approve the Name Change Proposal. Abstentions and broker non-votes (if any) will have no effect on the outcome of the vote on the Name Change Proposal.

The Merger is not conditioned upon the approval of the Name Change Proposal. Notwithstanding the approval of the Name Change Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Name Change Proposal will not be effected.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Name Change Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NAME CHANGE PROPOSAL

121

PROPOSAL NO. 9 — THE ADJOURNMENT PROPOSAL

If SOBR fails to receive a sufficient number of votes to approve Proposal Nos. 1, 2, 3 and 6, SOBR may propose to adjourn the SOBR Special Meeting, for a period of not more than 60 days, for the purpose of soliciting additional proxies to approve Proposal Nos. 1, 2, 3, and 6. SOBR currently does not intend to propose adjournment at the SOBR Special Meeting if there are sufficient votes to approve Proposal Nos. 1, 2, 3 and 6.

If a quorum is not present at the SOBR Special Meeting, under the SOBR Bylaws, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the special meeting.

The Merger is not conditioned upon the approval of the Adjournment Proposal.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares “FOR” the Adjournment Proposal.

THE SOBR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

122

SOBR’S BUSINESS

You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this proxy statement/prospectus. This proxy statement/prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Business Operations, Outlook and Challenges

We provide non-invasive technologies to quickly and discretely track and identify the presence of alcohol in individuals. Our mission is to save lives, positively impact behavioral outcomes and individual wellness, increase workplace safety and productivity, and create significant economic benefits. Our non-invasive technologies are integrated within our scalable and patent-pending software platform, SOBRsafe, producing statistical, measurable business and user data. We operate as a single segment designed to enable customers to purchase products directly through channel partners, sales agents or through our enterprise and consumer digital marketing channels. To that end, our SOBRsafe software platform, along with our patent-pending integrated hardware devices, SOBRcheck and SOBRsure, used to provide non-invasive alcohol tracking and identity verification, combine to create a robust solution that has current and potential applications in:

➢	Behavioral wellness
➢	Licensing and integration
➢	Commercial environments, including but not limited to oil and gas, fleet management, telematics, ride share programs, and general workplace safety
➢	Individual consumer use, including co-parenting trust and personal accountability

Our SOBRcheck device is a patent-pending, touch-based identity verification and alcohol tracking solution. Users place two fingers on the device sensors, one compares biometric data points from the finger to confirm identity, while the other senses alcohol contained in perspiration emitted through the pores of the fingertip. The touch-based device connects to the SOBRsafe software solution to collect, present and communicate data collected to subscribed parties.

Our SOBRsure device is a patent-pending, fitness-style wearable band with a personal alcohol awareness tracking solution intended for discrete, low-profile and voluntary use providing qualified, real-time alcohol tracking and GPS tracking. The wearable band is a device which includes a contained sensor which senses alcohol contained in perspiration released through the pores of the skin. The wearable band connects to a mobile device via Bluetooth communication where the SOBRsafe mobile application collects and transmits data to the SOBRsafe software solution. The SOBRsure device provides passive, qualified, real-time alcohol insights to administrators, parents and more, and also includes device removal and service interruption notifications.

Our SOBRsafe technology can also be deployed across numerous additional devices for various uses. We are currently exploring possible integrations with existing systems and licensing by third parties.

We believe our device portfolio approach could yield a substantial repository of user data – a potentially monetizable asset for statistical analytics. The opportunity to collect data points over time could enable the development of business and insurance liability benchmarking, through artificial intelligence (“AI”), powerful guidance for perpetual safety improvement and associated economic cost savings capture. By demonstrating substance-free environments, organizations could deliver a data-driven argument for a reduction in annual insurance premiums. We could potentially partner with insurance providers to mandate use of the SOBRsafe devices and/or technology.

During fiscal 2025 and as in prior years, design, manufacturing, quality testing and distribution for all SOBRsafe integrated devices take place in the United States.

123

Our brand, products and software services continue to gain awareness and recognition through a robust marketing platform, trade shows, media exposure, social media and product demonstrations. To generate sales, we have a three-part strategy: 1) direct sales to enterprise businesses and consumers, 2) enter into agreements with channel partners and 3) enter into licensing and integration agreements. We currently employ four highly experienced sales professionals facilitating direct sales and channel partner relationships. Licensing and integration opportunities with third parties continue in preliminary stages.

Since inception we have generated significant losses from operations and anticipate that we will continue to generate significant losses for the foreseeable future. Our success is dependent on our ability to access additional capital. Additional capital will be required under the following circumstances: 1) to offset negative cash flows from operations, 2) to accelerate customer acquisition, thereby increasing capital outlay, 3) for advanced purchasing of materials, 4) for the development and acquisition of new technology, 5) for potential acquisition of a key asset, and 6) for sales expansion.

Alcohol Use Disorder and Its Effects

SOBR Safe is committed to addressing the increasing prevalence of Alcohol Use Disorder (“AUD”) which is a medical condition characterized by an inability to control or stop the use of alcohol despite the adverse effects and consequences. According to the National Institute on Alcohol Abuse and Alcoholism (“NIAAA”) approximately 29 million individuals in the United States and 283 million globally suffer from this diagnosis where the problematic use of alcohol can result in both short- and long-term health issues including effects on behavioral wellness and overall physical health. The NIAA also notes AUD increased by 38% during the COVID pandemic, creating a surge in diagnoses and untreated cases.

In the United States, alcohol consumption and AUD can be linked to more than 200 diseases including 50% of all liver disease and 25% of pancreatitis cases and contributes to 5% of cancer related deaths. Approximately 178,000 alcohol related deaths occurred in the United States during 2022 and continue to increase annually.

Further attributing to the ongoing and ever-increasing AUD epidemic, less than 10% of those affected have available or receive treatment leaving approximately 26 million in the United States without traditional medical treatment options. The demographics of the 26 million untreated individuals cover a wide range including 17 million men and 12 million women with 1.5 million under the age of 21. Those who cannot receive medications or clinical behavioral treatments must work to find alternative support to address and recover from AUD such as the SOBR Safe personal alcohol awareness tracking solutions. We continue ongoing efforts to identify the wide-ranging demographics of the AUD epidemic in an effort to provide solutions defined for each group according to their treatment needs and journeys.

We have begun executing a strategic initiative to expand beyond our core cloud-based personal alcohol awareness tracking solutions to establish a broader presence within the health and wellness ecosystem. This evolution reflects SOBR’s commitment to supporting users not only in maintaining sobriety but also in achieving overall physical and mental well-being. Approximately 40% of Americans who experience AUD each year also experience depression, and around 35% live with anxiety. This overlap highlights a sizable total addressable market that spans behavioral health providers including sober living facilities, intensive outpatient programs, and residential treatment centers as well as retail consumers managing recovery for themselves or supporting a loved one. We believe this expansion will strengthen user engagement, diversify revenue streams, and position SOBR as a comprehensive wellness technology provider in the future. Our ongoing focus will be placed on product innovation, providing data-driven user insights, and ensuring that new offerings remain consistent with our mission to promote a healthier, safer world free from the impacts of alcohol with balanced lifestyles.

124

Marketing

We have developed a marketing plan that includes:

➢	consumer and enterprise e-commerce web-solutions,
➢	search engine optimization (SEO) and search engine marketing (SEM),
➢	integrated digital and traditional media campaigns,
➢	brand ambassadors, affiliate partners and social media influencers,
➢	public relations initiatives and trade shows,
➢	business to business targeted digital campaigns,
➢	marketing automation,
➢	alcohol tracking channel partners,
➢	territorial sales agents,
➢	advocacy group alignment,
➢	ongoing brand development, and
➢	continuous pursuit of cutting-edge technologies for future integration.

Our marketing strategy continues to evolve as we expand our focus across business-to-business (B2B) and consumer markets. An Account-Based Marketing (ABM) program is in development, and we have strengthened our marketing automation infrastructure to enable scalable outreach, improve lead management, and support data-driven decision-making. These efforts aim to increase awareness of our solutions among organizations that support wellness amongst the estimated 27.9 million Americans aged 12 or older who experienced AUD in the past year. In addition, we engaged a nationally recognized independent research firm to conduct in-depth qualitative and quantitative market research in the fourth quarter of 2025. The research included consumer insights and market demand assessment. The findings confirm demand for our flagship product, SOBRsure, and validate that it addresses a gap in the alcohol tracking market, as no other wearable devices offer alcohol-detection capabilities. The research indicates that the strongest demand for SOBRsure, as currently designed, is among individuals in the moderate-to-severe stages of recovery. It also identified key demographic segments within this population, enabling more targeted and efficient marketing through our selected media channels. Further research revealed that approximately half of the potential market is unaware of wearable alcohol detection technology, representing a significant opportunity for market expansion through continued education and awareness-building initiatives. These insights directly inform our product positioning, pricing strategy, and future go-to-market efforts. Our SOBRsure wristband is designed to address the limitations of traditional alcohol tracking solutions, such as breathalyzers, which provide only point-in-time readings. SOBRsure offers discreet, continuous alcohol tracking that supports sustained accountability while prioritizing user privacy and convenience. This combination of features differentiates our product within the growing alcohol-detection technology ecosystem and underpins our ongoing marketing and commercialization strategy.

As of December 31, 2025, we have retained ten channel partners to augment our sales and marketing efforts, serving business customers with SOBRsafe technology solutions, including the SOBRcheck and SOBRsure devices.

Intellectual Property

We possess the following patent and pending patent applications and granted patents related to our SOBRsafe personal alcohol awareness tracking system and related devices:

1)	U.S. Patent No. 9,296,298, entitled “Alcohol detection system for vehicle driver testing with integral temperature compensation”, which expires in 2032.
2)	U.S. Patent No. 12,544,007, entitled “Noninvasive Transdermal Alcohol Screening System,” and related European patent and pending patent application in Canada.
3)	U.S. Patent Application No. 18/251,567, entitled “Wearable Data Collection Device With Non-Invasive Sensing,” and related pending patent applications filed in Canada, Europe, and Mexico.
4)	U.S. Provisional Patent Application No. 63,808,397, entitled “Vehicle Diagnostic Port Dongle for Preventing Vehicle Start.”

In due time, we intend to convert our US Provisional Patent application filings to Non-Provisional Patent application filings in the US and abroad as part of our patent defense strategy.

We currently own the following registered trademarks: “SOBR”, “SOBRsure”, and “Return on Detection” and previously applied for the following trademarks “SOBR Safe” and a logo design mark utilizing “SOBR”.

125

Government Regulation

As we utilize a unique “Pass/Fail” methodology that provides informational alerts to the presence of alcohol (as opposed to measuring a discrete BrAC) - information that may be used at the discretion of the administrator (or employer, counselor, parent, etc.) - we do not believe we will be subject to any government regulation in the targeted alcohol tracking markets including Behavioral Wellness, Judicial Administration, Alcohol Rehabilitation, Personal Accountability Application, Commercial Workplace, or Adolescent Driver markets. In the Judicial Administrative market, regulations vary significantly by state. Some states only allow for the use of certain methodologies like breath or urine, while others do not specify and there exists no regulated barrier to entry for a transdermal solution in the low offender markets. However, the collection and use of biometric data may entail compliance with state-by-state notice and use regulations.

Human Capital Resources and Employees

As of December 31, 2025, there were a total of 18 full time employees, including Company officers Chairman/Chief Executive Officer/Secretary, David Gandini, and Chief Financial Officer/Treasurer, Christopher Whitaker. The employee base primarily operates from our corporate offices located in Greenwood Village, Colorado. Employees who operate remotely from our corporate offices primarily consist of territorial sales and business development representatives. The remainder of our workforce consists of professional consultants in supporting roles due to the size and nature of our business.

Oversight and Management

Our executive officers are tasked with leading our organization in managing employment-related matters, including recruiting and hiring, onboarding and training, compensation planning, and talent management and development. We are committed to providing team members with the training and resources necessary to continually strengthen their skills. Our executive team is responsible for periodically reviewing development and training programs, diversity efforts, business ethics and compliance training, team member benefit programs and initiatives, including healthcare and other benefits, as well as our management development and succession planning practices. Management periodically reports to the Board and the Compensation Committee regarding our human capital measures and results that guide how we attract, compensate, retain and develop a workforce to enable our business strategies.

Diversity, Equity and Inclusion

We believe that a diverse workforce is critical to our success, and we continue to monitor and improve the application of our recruiting and hiring, retention, compensation and advancement processes for women and underrepresented populations across our workforce to enhance our inclusive and diverse culture.

Workplace Safety and Health

A vital part of our business is providing our workforce with a safe, healthy and sustainable working environment. We focus on implementing changes through workforce observation and feedback channels to recognize risk and continuously improve our processes.

Properties

Our corporate office, consisting of approximately 5,000 square feet, is located at 6400 S. Fiddlers Green Circle, Suite 1400, Greenwood Village, Colorado 80111. We lease our office space under the terms of a commercial lease dated July 31, 2023. The lease is for thirty-nine months, and we pay approximately $17,500 per month through June 2026. We do not own our own manufacturing facility and outsource third-party manufacturing companies for our device manufacturing and product distribution.

126

Legal Proceedings

On December 6, 2006, Orange County Valet and Security Patrol, Inc. filed a lawsuit against us in Orange County California State Superior Court for Breach of Contract in the amount of $11,164. A default judgment was taken against us in this matter. In mid-2013 we learned the Plaintiffs perfected the judgment against us, but we have not heard from the Plaintiffs as of December 31, 2025. In the event we pay any money related to this lawsuit, IDTEC, LLC agreed, in connection with us closing the asset purchase transaction with IDTEC, to pay the amount for us in exchange for shares of our common stock.

In the ordinary course of business, we are from time to time involved in various pending or threatened legal actions. The litigation process is inherently uncertain, and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition, results of operations or cash flows. However, in the opinion of our management, other than as set forth herein, matters currently pending or threatened against us are not expected to have a material adverse effect on our financial position, results of operations or cash flows.

Available Information

As a public company, we are required to file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements on Schedule 14A and other information (including any amendments) with the Securities and Exchange Commission (the “SEC”). The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can find our SEC filings on the SEC’s website at www.sec.gov.

Our Internet address is www.sobrsafe.com. The information contained on our website is not part of this Annual Report. Our SEC filings (including any amendments) are also made available free of charge on www.sobrsafe.com, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

127

CWV’S BUSINESS

CWV, formerly known as Clean Water Ventures, Inc., was incorporated in Nevada in 2017. CWV is an early-stage, zero-carbon water-energy technology company that designs, engineers, manufactures, owns, operates, and maintains distributed green hydrogen and clean electricity generation systems. CWV’s proprietary technology platform combines recycled water and clean scrap aluminum through a self-sustaining Modular Hydrothermal Technology (“MHTT”) reactor and an Electrochemical Generator (“ECG”) technology platforms to generate, simultaneously and on a continuous 24/7 basis, green hydrogen, zero-carbon electricity, clean water, and valuable aluminum-based chemical by-products—all without requiring external grid electricity as a primary input.

CWV holds two (2) issued United States patents, three (3) additional patent applications pending, and 19 inventions being held as trade secrets for which patent applications have not yet been filed covering its MHTTand ECG platforms. CWV operates its headquarters and Advanced Science and Engineering facility at 81 Ocean State Drive, North Kingstown, Rhode Island 02852.

Other than the planned Merger with SOBR Tech, Inc. (“SOBR”) described in this proxy statement/prospectus, CWV has not been the subject of any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Principal Products and Services

CWV ECG-250 Modular Appliances

CWV’s primary commercial product focus is the ECG-250 - highly-configurable, modular, and scalable appliance.. The ECG-250 is being configured as a containerized/skid-mounted clean energy system enabling transport via standard military airlift operations or conventional road trucking projected to deliver a continuous baseload power output of approximately 700 kilowatts-electric (“kWe”) of net-zero carbon electricity and produce up to 660 kilograms per day (“kg/Day”) of green hydrogen. Multiple ECG-250 units may be deployed and aggregated in a modular configuration to scale output power allowing CWV to initially build to the customers’ requirements and to subsequently scale to keep up with customers’ growing needs over time.

CWV’s ECG-250 appliance will comply with applicable standards and other applicable industrial safety and equipment certification requirements. CWV is not required to obtain federal government approval for sale of its appliances as energy generation equipment; however, individual project deployments are subject to applicable local, state, and federal permitting, zoning, environmental, and safety requirements, which vary by jurisdiction and project site.

CWV Unique Business Models

In addition to its standalone ECG-250 appliances, CWV’s plans to deploy the ECG platform under two distinct business models:

•

Build, Own, Operate, and Maintain (“BOOM”) – Under the BOOM model, CWV will finance and own the ECG platform assets and will be responsible for the operation and maintenance of the systems. In summary, CWV will own and maintain each ECG BOOM-model facility throughout its operational lifecycle and generate revenue from the sale of electricity, green hydrogen, and clean by-products produced by the facility under long-term offtake agreements.

•

Build, Operate, and Maintain (“BOM”) – Under the BOM model, CWV will sell the ECG Platforms and will be responsible for the operation and maintenance of the systems under a separate Master Service Agreement. In summary, CWV will own and maintain each ECG BOM-model facility throughout its operational lifecycle and generate a shared-revenue by negotiate agreements that benefits the customers in the Total Cost of Ownership from the sale of green hydrogen, and clean by-products produced by the facility under long-term offtake agreements.

128

CWV’s planned pipeline currently includes four (4) Phase 1 facilities under development in California:

•	Lancaster, California: Estimated at 11 MW clean electricity and 10.4 MT of green hydrogen per day with a targeted Commercial Operation Date (“COD”) of Q4 2026-Q1 2027.
•	Palmdale, California: Estimated at 165 MW clean electricity and 156 MT of green hydrogen per day; with a targeted COD of 2027-2028.
•	Shafter, California: Estimated at 165 MW clean electricity per day and 156 MT of green hydrogen per day; with a targeted COD of 2028-2029.
•	Imperial Valley, California: Estimated at a final deployment of 1 GW of clean electricity and 945 MT of green hydrogen; with a targeted COD of 2027–2030.

CWV also has two future planned pipelines:

•	ENSCO , a Letter of Intent (LOI) for the strategic partnership with CWV was executed on July 3, 2025.
•	USAI, the definitive agreement between USAI and CWV is in progress.

The foregoing COD timelines are forward-looking projections based on management’s current assumptions and are subject to significant uncertainty. There can be no assurance that CWV will achieve these projections or complete these facilities on the timelines described. See “Risk Factors” for a discussion of the material risks associated with CWV’s facility development pipeline.

Energy Offtake Products and By-Products

CWV’s BOOM/BOM Plants and ECG-250 appliances will generate multiple simultaneous, monetizable output streams from a single unified production process and basic cost of goods, which CWV believes provides a structural economic advantage relative to competing single-output clean energy technologies. CWV’s commercial offtake products and by-products.

 include:

•	Zero-carbon clean electricity, delivered on a 24/7 sold under long-term power purchase agreements (“PPAs”) or behind-the-meter supply arrangements;
•	Green hydrogen sold under long-term Hydrogen Supply Agreements (“HSAs”) with indexed take-or-pay pricing or into spot markets;
•

Aluminum Hydroxide (Al(OH)₃) and Aluminum Oxide (Al₂O₃), high-value chemical by-products of the aluminum-water reaction sold into the specialty chemicals, industrial, and circular aluminum recycling markets; and

•	Process or Recycled Water Cleaning Services sold under a Water Purchase Agreement (“WPA”).

Target Markets and Applications

CWV’s technology platform is designed to serve customers and industries requiring reliable, continuous, on-site clean energy and green hydrogen supply independent of public grid infrastructure. CWV’s primary target end markets include:

•

Artificial Intelligence and Data Centers: CWV targets hyperscale and enterprise AI data center operators requiring 24/7 onsite baseload power, independent of grid interconnection queues (currently averaging four to ten years) and without requiring expensive grid upgrades.

•	Municipalities and Governments: Clean electricity and green hydrogen supply for municipal power, water treatment, and public infrastructure decarbonization.
•	Desalination and Wastewater Treatment: Zero-carbon power and process heat for large-scale water treatment and desalination operations.
•	Agriculture: Reliable distributed clean energy for irrigation, processing, and controlled environment agriculture.
•	Industrial Manufacturing and Heavy Industry: Baseload clean power and green hydrogen for manufacturing, refining, and other energy-intensive industrial applications.
•	Transportation and Logistics: Green hydrogen fuel supply for hydrogen fuel cell vehicles, fleet operations, and transportation infrastructure.
•	Critical Materials and Mining: Reliable off-grid or behind-the-meter clean power and hydrogen for critical minerals extraction and processing operations.

129

Distribution Methods

As mentioned previously, CWV deploys its technology and delivers its products and services through two primary commercial models:

•

Build, Own, Operate, and Maintain (“BOOM”): Under this model, CWV finances, constructs, owns, operates, and maintains a fully integrated MHTT/ECG facility or BOOM Plant on behalf of or in proximity to the customer. CWV retains ownership of the facility and all installed equipment throughout the contract term and generates revenue through long-term offtake agreements for the electricity, green hydrogen, and by-products produced by the facility. This model is analogous to a utility or independent power producer (“IPP”) project finance structure. CWV has signed a project financing engagement of up to $5 billion with Ramirez & Co. (signed May 1, 2024) and a $250 million equity backstop agreement with LDA Capital in support of its BOOM Plant development pipeline.

•

Build, Operate, and Maintain (“BOM”): Under this model, CWV constructs, operates, and maintains a facility or appliance deployment, but ownership of the facility may be structured differently depending on customer and financing arrangements. CWV provides ongoing operations and maintenance (“O&M”) services for all facilities it deploys under both the BOOM and BOM models, generating recurring service revenue over the facility’s operating life.

As in the BOOM Model, CWV has signed a project financing engagement of up to $5 billion with Ramirez & Co. (signed May 2024) and a $250 million equity backstop agreement with LDA Capital in support of its BOM Plant development pipeline.

Raw Materials

CWV’s production process requires two primary feedstock inputs: (1) clean scrap aluminum, and (2) water (including recycled wastewater). Both inputs are available domestically and internationally through established commercial supply channels.

Clean Scrap Aluminum

Clean scrap aluminum serves as the primary reactive feedstock in CWV’s MHTT/ECG process. CWV is in the process of establishing strategic sourcing clean scrap aluminum from domestic and international suppliers. CWV’s supply chain relies on the global circular aluminum recycling economy, which CWV believes provides a sustainable, lower-cost feedstock relative to primary (virgin) aluminum. CWV’s technology produces aluminum hydroxide (Al(OH)₃) and aluminum oxide (Al₂O₃) as co-products, which can be sold back into the aluminum recycling and specialty chemicals markets, further supporting the circular economic model.

CWV currently does not have executed long-term supply contracts with its aluminum feedstock suppliers, and the availability and pricing of clean scrap aluminum is subject to market fluctuations, global commodity cycles, trade policy changes, and potential tariffs or import restrictions on aluminum and aluminum scrap materials. A portion of CWV’s aluminum feedstock supply may be sourced from non-U.S. suppliers, including Glencore and Metrading International AG, exposing CWV to international supply chain risks, import duties, currency fluctuations, and geopolitical risk.

Water

CWV’s process also utilizes water, including recycled, waste, or non-potable water, as a feedstock input. CWV’s system incorporates an integrated water cleaning and recycling subsystem that processes and recirculates water within the facility, substantially reducing external water consumption and enabling CWV to utilize waste water or contaminated water sources as feedstock. CWV sources water feedstock from municipal waste water treatment plants and other available wastewater sources at or near each project site.

130

Dependence on Major Customers

CWV has not yet commenced commercial-scale revenue-generating operations. Accordingly, CWV does not currently have a base of revenue-generating customers upon which it is materially dependent. However, CWV’s near-term revenue projections and financial viability are heavily dependent on the successful execution of a limited number of anticipated large-scale offtake and project agreements. The failure to execute, or any termination or material modification of, any one of CWV’s projected anchor customer agreements could have a material adverse effect on CWV’s financial condition and results of operations.

Intellectual Property

CWV’s business is substantially dependent on its proprietary technology and related intellectual property. CWV owns two (2) issued United States patents, three (3) pending patent covering its MHTT/ECG technology platforms, and 19 additional inventions currently treated as trade secrets for which patent applications have not yet been submitted. CWV’s patent portfolio is managed by Bruce Greenhaus, CWV’s IP Counsel, who previously served as Vice President and Patent Counsel for Qualcomm, Inc. and Vice President and Chief Patent Counsel for Entropic Communications, Inc.

Government Approvals and Regulation

CWV’s ECG-250 Modular Appliances will comply with applicable industrial safety, pressure vessel, electrical, and mechanical equipment certification standards. CWV does not believe that its ECG-250 appliances, as manufactured and sold, are subject to pre-market approval by a federal government agency as a condition of sale; however, the deployment and operation of CWV’s technology at any project site will be subject to applicable local, state, and federal permitting, environmental review, zoning, land use, and safety regulations that vary by jurisdiction.

CWV’s planned California facility projects are subject to permitting and regulatory review under applicable California state law, including the California Environmental Quality Act (“CEQA”), California Energy Commission (“CEC”) requirements, local zoning and building codes, and applicable federal environmental regulations. CWV’s hydrogen production, storage, and transportation activities are subject to applicable U.S. Department of Transportation (“DOT”) and Pipeline and Hazardous Materials Safety Administration (“PHMSA”) regulations, as well as National Fire Protection Association (“NFPA”) and applicable state fire marshal requirements governing the storage and handling of hydrogen. CWV’s electrical generation and grid interconnection activities are subject to applicable Federal Energy Regulatory Commission (“FERC”) and state public utilities commission regulations.

Costs and Effects of Compliance with Environmental Laws

CWV’s MHTT/ECG technology platform produces zero direct carbon emissions (Zero-Carbon) from its energy generation process. CWV does not believe that its operational processes generate material quantities of regulated air pollutants, greenhouse gas emissions, or hazardous waste streams that would subject it to material ongoing environmental compliance obligations beyond standard industrial facility permitting and reporting requirements. CWV has incurred, or expects to incur, a one-time project-related environmental permitting and compliance fee of approximately $100,000 in connection with the development and permitting of its initial California facility projects.

131

Intellectual Property- Patents

Application Number	Exp Date	Status	Title	Description
16/996,775	10/30/38	Issued 5/3/22	Method and Apparatus for Water Purification using Continuous Hydrothermal Oxidation Regime

System and method for cleaning dirty water is disclosed. The systems and methods may include two heat exchangers, including a high temperature/high pressure (HT/HP) heat exchanger that receives superheated steam and hydrogen gas and a low temperature/low pressure (LT/LP) that receives steam at a reduced temperature and pressure. The LT/LP heat exchanger provides first stage heating to dirty water that is input into the system for cleansing. The LT/LP heat exchanger has a first coil and a second coil. The first coil carries the dirty water to be cleaned. The HT/HP heat exchanger provides a second stage of heating to the dirty water that is output from the LT/LP heat exchanger. A first coil of the HT/HP heat exchanger carries the superheated steam and hydrogen gas. A second coil carries the preheated dirty water that is output from the LT/LP heat exchanger

16/378,406	10/30/38	Issued 8/25/20	Method and Apparatus for Water Purification using Continuous Hydrothermal Oxidation Regime

System and method for cleaning dirty water is disclosed. The systems and methods may include two heat exchangers, including a high temperature/high pressure (HT/HP) heat exchanger that receives superheated steam and hydrogen gas and a low temperature/low pressure (LT/LP) that receives steam at a reduced temperature and pressure. The LT/LP heat exchanger provides first stage heating to dirty water that is input into the system for cleansing. The LT/LP heat exchanger has a first coil and a second coil. The first coil carries the dirty water to be cleaned. The HT/HP heat exchanger provides a second stage of heating to the dirty water that is output from the LT/LP heat exchanger. A first coil of the HT/HP heat exchanger carries the superheated steam and hydrogen gas. A second coil carries the preheated dirty water that is output from the LT/LP heat exchanger.

18/316,407	N/A	Published 5/23/24	METHOD AND APPARATUS FOR WATER PURIFICATION USING CONTINUOUS HYDROTHERMAL OXIDATION REGIME

System and method for cleaning dirty water is disclosed. The systems and methods may include two heat exchangers, including a high temperature/high pressure (HT/HP) heat exchanger that receives superheated steam and hydrogen gas and a low temperature/low pressure (LT/LP) that receives steam at a reduced temperature and pressure. The LT/LP heat exchanger provides first stage heating to dirty water that is input into the system for cleansing. The LT/LP heat exchanger has a first coil and a second coil. The first coil carries the dirty water to be cleaned. The HT/HP heat exchanger provides a second stage of heating to the dirty water that is output from the LT/LP heat exchanger. A first coil of the HT/HP heat exchanger carries the superheated steam and hydrogen gas. A second coil carries the preheated dirty water that is output from the LT/LP heat exchanger.

18/732,433	N/A	Published 7/17/25	Electrical Generation System Using an Aluminum-Water Cell

Electric generation system (EGS) in which aluminum is an anode material in an electrochemical Al-water cell. The aluminum anode is controllably moved in the electrolyte in such a way to modulate and control the electrical energy output from the cell. The Al-water cell includes an electrolyte solution in a tank, the movable anode, a cathode that reduces water to hydrogen gas and hydroxide ions, and a membrane situated between the anode and cathode allowing passage of hydroxide ions. An electrical monitoring system monitors the electrical output from the cell and a power controller controllably moves the anode to control electrolyte exposure and provide a desired electrical output from the cell, responsive to the anode position and monitored electrical output. A plurality of Al-water cells can be configured in combinations such as senes and/ or parallel connections, to realize a large-scale

18/767,790	N/A	Published 1/15/26	Hydrogen Sensor for Aluminum-Water Reactions

Various embodiments of a method and apparatus for sensing hydrogen produced continually by a reaction between aluminum and water are disclosed. The hydrogen sensor includes a proton-carrying electrolyte, an RE (reference electrode) lining a first side of the proton-carrying electrolyte, an SE (sensor electrode) lining a second side of the proton-carrying electrolyte, and a voltage-measuring device electrically connected to the RE and the SE to measure a voltage drop across the electrolyte. The proton-conducting electrolyte is capable of maintaining a gradient of concentration of protons between the SE and the RE at 250° C. In some embodiments, the proton-carrying electrolyte is a barium-zirconate-cerate material doped with yttrium (BCZY). In some embodiments, the RE and the SE are made from platinum. In some embodiments, the electrolyte has a conical shape and is placed on one end of a ceramic vessel with the SE on the exterior of the hydrogen center.

132

Material Agreements

Project Contracts:

CWV Lancaster CA (signed 2023) -- (COD Summer 2026)

CWV was awarded with a 20-year Municipal contract to Build, Own, Operate and Maintain (“BOOM”) a CWV Green Energy Plant with a long-term take or pay offtake agreement for 24/7 clean electricity and green hydrogen with First Public Hydrogen. This CWV Facility expects to produce 11 MW and 10 MT/day of green hydrogen.

CWV Imperial Valley CA (signed 2024/2025) - (COD 2027/2029)

CWV was awarded two grants, with another grant pending, by Imperial Valley CA to Build/Manufacture, Operate and Maintain (“BOM”) CWV Green Energy Appliances to produce 24/7 clean electricity and green hydrogen to address the growing demand from Artificial intelligence (“AI”) and data centers. CWV expects to produce 1GW and 945MT/day of green hydrogen.

CWV LAWA/Palmdale CA (signed Land Contract May 2026) -- (COD 2028)

CWV is engaged with LAX/LAWA on a 76 acre development projects to Build, Own, Operate and Maintain (BOOM) a CWV Green Energy Plant with a long-term take or pay offtake agreement for 24/7 clean electricity and green hydrogen with First Public Hydrogen. This CWV Facility expects to produce 165 MW and 156 MT/day of green hydrogen.

CWV Shafter CA (signed MOU Jan 2026) -- (COD 2028/2029)

CWV signed a Memorandum of Understanding with the City of Shafter CA to Build, Own, Operate and Maintain (BOOM) a CWV Green Energy Plant with a long-term take or pay offtake agreement for 24/7 clean electricity and green hydrogen with First Public Hydrogen. This CWV Facility expects to produce 165 MW and 156 MT/day of green hydrogen.

CWV -- KITS Gulf KSA (signed Jan 2025) -- Strategic Partnership in Saudi Arabia

CWV signed a Strategic Partnership/Agency Agreement with KITS Gulf a 30-year engineering company in the Kingdom of Saudi Arbia (KSA) to offer and sell CWV's BOM services for Green Energy Appliances to KITS Gulf's partners’, including Saudi Aramco, SABIC, SWCC, Maaden, etc.

Architect March -- Genii Capital (signed April 21, 2026) -- Asian Projects and Financing, Equity Investment, and SPV

CWV signed a long-term Strategic Partnership Agreement with Architect March and Genii Capital to deploy CWV Green Energy Appliances to Japan, Indonesia, Vietnam, Thailand, and South Korea — mainly for the growing energy requirements for AI data centers. Additionally, Genii Capital will be providing capital support for various CWV projects.

Project Financing Engagement with Ramirez & Co (signed May 1st ‘24/May 2026)

CWV signed an Engagement Letter Agreement with Ramirez & Co in 2024 and renewed in 2026 for several CWV projects in the US to cover both CWV's BOOM and BOM models.

CWV signed (April 2026) a $250M Equity Backstop Agreement with LDA Capital

In April 2026, CWV executed an Equity Backstop Agreement and Registration Rights Agreement with LDA Capital to provide CWV with added liquidity as needed up to $250M after closing of the Merger.

CWV signed a Letter of Intent (LOI) with ENSCO on July 3, 2025 to pursue mutually beneficial projects.

USAI- CWV and USAI are currently finalizing the CWV-USAI Strategic Partnership definitive agreement.

Employees

CWV has 14 total employees, of which 10 are full-time employees.

133

SOBR MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Disclaimer Regarding Forward Looking Statements

Our Management’s Discussion and Analysis or Plan of Operations contains not only statements that are historical facts, but also forward-looking statements within the meaning of the Exchange Act. Forward-looking statements include statements in which words such as “may,” “if,” “will,” “should,” “intend,” “expect,” “anticipate,” “plan,” “believe,” “estimate,” “project,” “consider,” or similar expressions are used. Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national and local general economic and market conditions; demographic changes; our access to capital to fund our continuing operations, our ability to sell our products and services and to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission (“SEC”).

Although the forward-looking statements in this Quarterly Report reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Corporate Overview

On September 19, 2011, we, as Imagine Media, Ltd., a Delaware corporation, acquired approximately 52% of the outstanding shares of TransBiotec, Inc. (“TBT”), a California corporation, from TBT’s directors in exchange for 124,439 shares of our common stock. In January 2012, our Board of Directors (the “Board”) amended our Certificate of Incorporation, changing our name from Imagine Media, Ltd. to TransBiotec, Inc., and we acquired approximately 45% of the remaining outstanding shares of TBT in exchange for 109,979 shares of our common stock. With the acquisitions in September 2011 and January 2012 of TBT common stock, we own approximately 99% of the outstanding shares of TBT. As a result of the acquisitions, TBT’s business is our business, and, unless otherwise indicated, any references to “we” or “us” include the business and operations of TBT.

On March 9, 2020, our Board of Directors approved the amendment to our Certificate of Incorporation and stockholders holding 52% of our then outstanding voting stock approved an amendment to our Certificate of Incorporation. The Certificate of Amendment to our Certificate of Incorporation was for the purpose of, among other things, changing our name from “TransBiotec, Inc.” to “SOBR Safe, Inc.” The Certificate of Amendment to our Certificate of Incorporation became effective with the State of Delaware on April 24, 2020.

Pursuant to approval of an application with the Nasdaq Capital Market (“Nasdaq”) to uplist our common stock to their exchange under the ticker symbol “SOBR,” our common stock began trading and quoted on the Nasdaq on May 16, 2022. Prior to this uplist to the Nasdaq exchange, our common stock was quoted on the “OTCQB” tier of the OTC Markets under the ticker symbol “SOBR.”

Our corporate offices are located at 6400 South Fiddlers Green Circle, Suite 1400, Greenwood Village, Colorado 80111, telephone number (844) 762-7723.

The following discussion:

o	summarizes our plan of operation; and
o	analyzes our financial condition and the results of our operations for the three months ended March 31, 2026.

This discussion and analysis should be read in conjunction with our financial statements included as part of this Quarterly Report on Form 10-Q, as well as our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

134

Business Operations, Outlook and Challenges

We provide non-invasive technologies to quickly and discretely track and identify the presence of alcohol in individuals. Our mission is to deliver reliable, near real-time alcohol tracking solutions that support informed decision-making, promote accountability, and provide measurable value for organizations and individuals. Our non-invasive technologies are integrated within our scalable and patent-pending software platform, SOBRsafe, producing statistical, measurable business and user data. We operate as a single segment designed to enable customers to purchase products directly through channel partners, sales agents or through our enterprise and consumer digital marketing channels. To that end, our SOBRsafeTM software solution, along with our patent-pending integrated hardware devices, SOBRcheckTM and SOBRsure®, used to provide non-invasive alcohol tracking and identity verification, combine to create a robust solution that has current and potential applications in:

➢	Behavioral wellness
➢	Licensing and integration
➢	Commercial environments, including but not limited to oil and gas, fleet management, telematics, ride share programs, and general workplace safety
➢	Individual consumer use, including co-parenting trust and personal accountability

Our SOBRcheck device is a patent-pending, touch-based identity verification and alcohol tracking solution. Users place two fingers on the device sensors, one compares biometric data points from the finger to confirm identity, while the other senses alcohol contained in perspiration emitted through the pores of the fingertip. The touch-based device connects to the SOBRsafe software solution to collect, present and communicate data collected to subscribed parties.

Our SOBRsure device is a patent-pending, fitness-style wearable band with a personal alcohol awareness tracking solution intended for discrete, low-profile and voluntary use providing qualified, real-time alcohol tracking and GPS tracking. The wearable band is a device which includes a contained sensor which senses alcohol contained in perspiration released through the pores of the skin. The wearable band connects to a mobile device via Bluetooth communication where the SOBRsafe mobile application collects and transmits data to the SOBRsafe software solution. The SOBRsure device provides passive, qualified, real-time alcohol insights to administrators, parents and more, and also includes device removal and service interruption notifications.

Our SOBRsafe technology can also be deployed across numerous additional devices for various uses. We are currently exploring possible integrations with existing systems and licensing by third parties.

We believe our device portfolio approach could yield a substantial repository of user data – a potentially monetizable asset for statistical analytics. The opportunity to collect data points over time could enable the development of business and insurance liability benchmarking, through artificial intelligence (“AI”), powerful guidance for perpetual safety improvement and associated economic cost savings capture. By demonstrating substance-free environments, organizations could deliver a data-driven argument for a reduction in annual insurance premiums. We could potentially partner with insurance providers to mandate use of the SOBRsafe devices and/or technology.

During fiscal 2025 and as in prior years, design, manufacturing, quality testing and distribution for all SOBRsafe integrated devices take place in the United States.

Our brand, products and software services continue to gain awareness and recognition through a robust marketing platform, trade shows, media exposure, social media and product demonstrations. We currently employ four highly experienced sales professionals facilitating direct sales and channel partner relationships. Licensing and integration opportunities with third parties continue in preliminary stages.

135

Since inception we have generated significant losses from operations and anticipate that we will continue to generate significant losses for the foreseeable future. Our success is dependent on our ability to access additional capital. Additional capital will be required under the following circumstances: 1) to offset negative cash flows from operations, 2) to accelerate customer acquisition, thereby increasing capital outlay, 3) for advanced purchasing of materials, 4) for the development and acquisition of new technology, 5) for potential acquisition of a key asset, and 6) for sales expansion.

Alcohol Use Disorder and Its Effects

SOBRsafe is committed to supporting individuals and organizations seeking tools to increase awareness of alcohol use behaviors and patterns. In the context of rising alcohol consumption trends, many individuals are seeking greater visibility into their habits to support personal wellness goals and informed decision-making. According to the National Institute on Alcohol Abuse and Alcoholism (NIAAA), alcohol use remains widespread, with millions of individuals reporting patterns of consumption that may impact overall well-being. Increased awareness of these patterns can play an important role in supporting behavioral wellness and healthier lifestyle choices. Alcohol use can influence both short- and long-term aspects of general health and well-being, including sleep, mood, and daily functioning. As awareness grows, there is an increasing need for tools that support individuals in understanding their behaviors and making self-directed lifestyle decisions.

In the United States, alcohol consumption and AUD can be linked to more than 200 diseases including 50% of all liver disease and 25% of pancreatitis cases and contributes to 5% of cancer related deaths. Approximately 178,000 alcohol related deaths occurred in the United States during 2022 and continue to increase annually.

Further attributing to the ongoing and ever-increasing AUD epidemic, less than 10% of those affected have available or receive treatment leaving approximately 26 million in the United States without traditional medical treatment options. The demographics of the 26 million untreated individuals cover a wide range including 17 million men and 12 million women with 1.5 million under the age of 21. Those who cannot receive medications or clinical behavioral treatments must work to find alternative support to address and recover from AUD such as the SOBR Safe personal alcohol awareness tracking solutions. We continue ongoing efforts to identify the wide-ranging demographics of the AUD epidemic in an effort to provide solutions defined for each group according to their treatment needs and journeys.

We have begun executing a strategic initiative to expand beyond our core cloud-based personal alcohol awareness tracking solutions to establish a broader presence within the health and wellness ecosystem. This evolution reflects SOBR’s commitment to supporting users not only in maintaining sobriety but also in achieving overall physical and mental well-being. Approximately 40% of Americans who experience AUD each year also experience depression, and around 35% live with anxiety. This overlap highlights a sizable total addressable market that spans behavioral health providers including sober living facilities, intensive outpatient programs, and residential treatment centers as well as retail consumers managing recovery for themselves or supporting a loved one. We believe this expansion will strengthen user engagement, diversify revenue streams, and position the Company as a comprehensive wellness technology provider in the future. Our ongoing focus will be placed on product innovation, providing data-driven user insights, and ensuring that new offerings remain consistent with our mission to promote a healthier, safer world free from the impacts of alcohol with balanced lifestyles.

136

Marketing

We have developed a marketing plan that includes:

➢	consumer and enterprise e-commerce web-solutions,
➢	search engine optimization (SEO) and search engine marketing (SEM),
➢	integrated digital and traditional media campaigns,
➢	brand ambassadors, affiliate partners and social media influencers,
➢	public relations initiatives and trade shows,
➢	business to business targeted digital campaigns,
➢	marketing automation,
➢	alcohol tracking channel partners,
➢	territorial sales agents,
➢	advocacy group alignment,
➢	ongoing brand development, and
➢	continuous pursuit of cutting-edge technologies for future integration.

Our marketing strategy continues to evolve as we continue our focus across business-to-business (“B2B”) and consumer markets. An Account-Based Marketing (ABM) program is in development, and we have strengthened our marketing automation infrastructure to enable scalable outreach, improve lead management, and support data-driven decision-making. These efforts aim to increase awareness of our solutions among organizations that support wellness amongst the estimated 27.9 million Americans aged 12 or older who experienced AUD in the past year. In addition, we engaged a nationally recognized independent research firm to conduct in-depth qualitative and quantitative market research in the fourth quarter of 2025. The research included consumer insights and market demand assessment. The findings confirm demand for our flagship product, SOBRsure, and validate that it addresses a gap in the alcohol tracking market, as no other wearable devices offer alcohol tracking capabilities. The research indicates that the strongest demand for SOBRsure, as currently designed, is among individuals engaging in regular or above-average alcohol use. It also identified key demographic segments within this population, enabling more targeted and efficient marketing through our selected media channels. Further research revealed that approximately half of the potential market is unaware of wearable alcohol tracking technology, representing a significant opportunity for market expansion through continued education and awareness-building initiatives. These insights directly inform our product positioning, pricing strategy, and future go-to-market efforts. Our SOBRsure wristband is designed to address the limitations of traditional alcohol tracking solutions, such as breathalyzers, which provide only point-in-time readings. SOBRsure offers discreet, continuous alcohol tracking that supports sustained accountability while prioritizing user privacy and convenience. This combination of features differentiates our product within the growing alcohol tracking technology ecosystem and underpins our ongoing marketing and commercialization strategy.

As of March 31, 2026, we have retained six channel partners to augment our sales and marketing efforts, serving business customers with SOBRsafe technology solutions, including the SOBRcheck and SOBRsure devices.

Recent Developments

During the quarter ended March 31, 2026, the following developments occurred:

➢	Conducted a pricing analysis across priority customer segments with the highest purchase propensity to optimize hardware and software pricing strategy and support margin expansion.
➢	Refined core marketing campaigns based on targeted market research insights to improve customer acquisition efficiency and conversion within high-intent segments.
➢

Updated marketing and sales materials to align with applicable U.S. Food and Drug Administration (“FDA”) general wellness guidance and conducted compliance training for employees and external partners, reducing regulatory risk and supporting scalable commercialization.

➢

Executed integrated marketing initiatives in connection with Alcohol Awareness Month, including paid and organic channels and a branded event, to increase brand awareness, drive demand generation, and enhance customer engagement.

Subsequent to the three-months ended March 31, 2026, the following developments occurred:

➢

On April 24, 2026, the Company entered into an Agreement and Plan of Merger with CWV and its wholly owned subsidiary, pursuant to which the subsidiary will merge with and into CWV, with CWV surviving as a wholly owned subsidiary of the Company. The transaction is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. Upon completion of the merger, CWV equity holders will receive shares of the Company’s common stock in exchange for their CWV shares, and CWV equity awards will be converted into comparable Company awards. On a pro forma basis, CWV stockholders are expected to own approximately 98% of the combined company, with existing Company stockholders owning approximately 2%. The transaction is subject to customary closing conditions, including approval by the stockholders of both companies, Nasdaq approval, and the effectiveness of a registration statement on Form S-4, as well as approval of certain related matters by the Company’s stockholders. The merger has been approved by the board of directors of both companies and is expected to close in the third quarter of 2026. Upon closing, CWV is expected to designate the board of directors and management of the combined company.

137

Results of Operations for Three Months Ended March 31, 2026 Compared to Three Months Ended March 31, 2025

Summary of Results of Operations

	Three Months Ended March 31,
	2026	2025
Revenue	$79,003	$86,617
Cost of goods and services	34,085	35,653
Gross profit	44,918	50,964

Operating expenses:
General and administrative	2,323,989	1,823,469
Stock-based compensation expense	7,243	139,678
Research and development	23,693	40,924
Total operating expenses	2,354,925	2,004,071

Operating loss	(2,310,007)	(1,953,107)

Other income (expense):
Interest income	20,551	77,717
Interest expense	(3,466)	(3,665)
Total other income, net	17,085	74,052

Net loss	$(2,292,922)	$(1,879,055)

Revenue

Both the SOBRcheck and SOBRsure devices are used in conjunction with our SOBRsafe software solution to generate sales and revenue. Revenue is primarily generated through our business-to-consumer eCommerce platform and business-to-business sales channels including the execution of customer agreements. Revenues of $79,003 for three months ended March 31, 2026 have decreased by $7,614, or a decrease of 8.8%, as compared to the prior period of $86,617. This decrease is primarily due to backorders resulting from inventory constraints for our SOBRsure device leading to approximately $31,000 in deferred revenue, offset by an increase in sales of our SOBRsure software subscriptions of $21,156. During the three months ended March 31, 2026, the Company sold 198 unique SOBRsure devices, representing an increase of 88.6% from 105 unique sales of SOBRsure devices during the three months ended March 31, 2025.

Gross Profit

The cost of sales for the three months ended March 31, 2026, was $34,085 resulting in a gross profit of $44,918 and a gross margin of 56.9%. The cost of sales for the three months ended March 31, 2025, was $35,563 resulting in a gross profit of $50,964 and a gross margin of 58.8%. The decrease in gross margin is primarily driven by strategic price reductions to the SOBRsure devices and software subscription. The pricing adjustments reflect a proactive approach to enhancing market competitiveness and expanding our customer base.

138

General and Administrative Expenses

General and administrative expenses increased by $500,520 or 27.4%, from $1,823,469 for the three months ended March 31, 2025, to $2,323,989 for the three months ended March 31, 2026, primarily due to the comprehensive marketing plan implemented in order to position the Company to generate improvements in the generation of both revenues and positive cash flows. Total increase in marketing and advertising spend was $196,150. Additional increases are due to increase in employee headcount, employee payroll and benefits expense of $110,645, legal and investor relation expenses of $125,500, and other consulting fees of $76,753.

Stock-Based Compensation Expense

Stock-based compensation expense was $7,243 for the three months ended March 31, 2026, compared to $139,678 for the three months ended March 31, 2025. The decrease from the prior year in expense of $132,435 is from the completed vesting, forfeitures and cancelations of previous grants. The stock-based compensation expense for both respective periods was related to the issuance of our stock options as compensation to certain consultants and employees that is recognized over the period of service. During 2025 and through the three months ended March 31, 2026, we have not granted additional stock-based compensation units.

Research and Development

Research and development expenses decreased by $17,231, or 42.1% to $23,693 for the three months ended March 31, 2026, compared to $40,924 for the three months ended March 31, 2025. The decrease in research and development is driven by focusing on improvements to its existing SOBRsafe software platform and enhancements to its mobile application, whereas the prior year spend was primarily driven by more expensive hardware development initiatives including the completion of the second generation of the SOBRsure device and software platform.

Other Income, net

Other income, net of $17,085 for the three months ended March 31, 2026 is comprised primarily of interest income derived from invested cash balances, as compared to $74,052 for the three months ended March 31, 2025 which was generated from higher cash balances during the prior-year period.

Operating Loss; Net Loss

Our net loss increased by $413,867 from $1,879,055 to $2,292,922, from the three months ended March 31, 2025, compared to the three months ended March 31, 2026. The change in our net loss and operating loss for the three months ended March 31, 2026, compared to the same prior year period, primarily a result in an increase in selling, general and administrative expenses, offset by decreases in stock-based compensation, research and development expenses and interest income.

Liquidity and Capital Resources for Three Months Ended March 31, 2026 Compared to December 31, 2025

Introduction

During the three months ended March 31, 2026 and 2025, the Company has incurred recurring losses from operations. Future capital requirements will depend on many factors including the Company’s ability to sell and develop products, generate cash flow from operations, and assess competing market developments. The Company may need additional capital in the near term. Our cash on hand as of March 31, 2026, was $2,106,413 and our current normalized operating cash flow burn rate is approximately $700,000 per month.

Management believes that cash balances and positive working capital at March 31, 2026 do not provide adequate operating capital for operating activities for the next twelve months after the date these financial statements are issued. Management anticipates additional revenue generation with the release of its second-generation SOBRsure device and a comprehensive marketing plan. In addition, the Company’s plans and ability to access capital sources and implement expense reduction tactics to preserve working capital provide the opportunity for the Company to continue as a going concern. These plans are contingent upon the actions to be performed by the Company which have been implemented through the quarter and will continue into future periods, however, these conditions have not been met on or before April 30, 2026. As such, substantial doubt about the Company’s ability to continue as a going concern has not been alleviated at March 31, 2026.

139

Our cash, total current assets, total assets, total current liabilities, and total liabilities as of March 31, 2026, and as of December 31, 2025, respectively, are as follows:

	March 31, 2026	December 31, 2025	Change
Cash	$2,106,473	$4,759,370	$(2,652,897)
Total current assets	2,495,008	5,230,936	(2,735,928)
Total assets	3,785,714	6,621,222	(2,835,508)
Total current liabilities	1,146,136	1,696,033	(549,897)
Total liabilities	1,146,136	1,696,033	(549,897)

Our total current assets and total assets decreased as of March 31, 2026, as compared to December 31, 2025, primarily due to normal business operations and the payment of the Delaware franchise tax payable and employee benefit payables.

Our total current liabilities decreased as of March 31, 2026, as compared to December 31, 2025. The decrease is primarily due to the payment of accrued expenses related to the Delaware franchise tax payable and employee benefit payables.

Sources and Uses of Cash

Operations

Our net cash used in operating activities increased by $885,704 from $1,705,497 for the three months ended March 31, 2025, to net cash used in operating activities of $2,591,201 for the three months ended March 31, 2026. For the three months ended March 31, 2026, the net cash used in operating activities consisted primarily of our net loss of $2,292,922 offset by non-cash items including amortization and depreciation of $72,445, stock-based compensation expense of $7,243, non-cash lease expense of $27,136 and bad debt expense of $9,022. The net loss and non-cash items have been offset by changes in our assets and liabilities primarily from sources of cash from prepaid expenses of $60,338, other assets of 13,671, accounts payable of $8,567, and deferred revenue of $24,648, balanced by uses of cash for accrued expenses of $492,471 and operating lease liability of $30,337. For the three months ended March 31, 2025, the net cash used in operating activities consisted primarily of our net loss of $1,879,055, offset by non-cash expense items including amortization of $96,366, stock-based compensation expense of $139,678, lease expense of $24,314. The net loss and non-cash items have been offset by changes in our assets and liabilities primarily from sources of cash from inventory of $31,007, other assets of $23,675, balanced by uses of cash for accounts payable of 10,055, accrued expenses of $105,998, and operating lease liabilities of $26,562.

Investments

We had no cash provided by or used in investing activities during the three-month periods ended March 31, 2026 or March 31, 2025.

Financing

Our net cash used by financing activities decreased by $3,457,180 from $3,395,484 for the three months ended March 31, 2025, to $61,696 for the three months ended March 31, 2026. For the three months ended March 31, 2026, our net cash from financing activities consisted of financing payments of $61,674 for annual insurance premiums. For the three months ended March 31, 2025, our net cash from financing activities consisted of proceeds from the exercise of warrants of $3,680,411, offset by payments for transaction costs of equity transactions of $184,020 and financing payments of $100,907 for annual insurance premiums.

140

Contractual Obligations and Commitments

At March 31, 2026, the Company had contractual commitments to make payments under operating leases. Payments due under these commitments are as follows:

	Total	Due Within 1 Year
Operating lease obligations	$61,656	61,656
Total contractual cash obligations	$61,656	61,656

For additional information about our contractual commitments for these leases, see “Note 5 – Leases” included in our Notes to the Condensed Consolidated Financial Statements.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements as of March 31, 2026, and December 31, 2025.

Effects of Inflation

We do not believe that inflation has had a material impact on our business, revenue or operating results during the periods presented. However, continued increases in inflation could have an adverse effect on our results of future operations, financial position, and liquidity in 2026.

Recent Accounting Pronouncements

New pronouncements issued for future implementation are discussed in Note 1 to the financial statements.

141

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF SOBR

SOBR is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information otherwise required under this section.

142

CWV MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations reviews the operating results of Clean World Ventures Inc. (“CWV” the “Company,” “we,” “our,” or “us”) for the three months ended March 31, 2026 and our financial condition as of March 31, 2026. This review should be read in conjunction with the accompanying financial statements and the related Notes to Financial Statements and the “Risk Factors” discussed in this proxy statement/prospectus. Forward-looking statements in this review are qualified by the cautionary statement under the heading “Cautionary Note Regarding Forward-Looking Statements” at page 61.

Business Overview

Clean World Ventures Inc. (the “Company”) is a water-energy solutions company, designing, testing, and building technologies to significantly reduce carbon emissions. The Company is currently in the development stage and has not generated revenue from commercial operations.

Substantially all of the Company’s activities to date have consisted of research and development efforts, engineering design, prototype development and testing, fundraising activities, and the establishment of operational infrastructure necessary to advance its water-energy solutions. The Company does not expect to generate revenue from product sales or energy production in the near term and anticipates continuing to incur operating losses and negative cash flows for the foreseeable future.

Comparison of Results of Operations for the three months ended March 31, 2026 compared to the three months ended March 31, 2025:

Results of Operations

The results of operations presented below should be reviewed in conjunction with the financial statements for the three months ended March 31, 2026 and 2025 found elsewhere in this document. The following table sets forth our statements of operations for the three months ended March 31, 2026 and 2025, and the dollar and percentage change between the two periods:

	Three months ended March 31,		Variance	Variance
	2026	2025	$	%
	(Unaudited)	(Unaudited)
Operating Expenses
Research and development expenses	$149,710	$148,938	$772	1%
General and administrative expenses	7,869,937	7,461,376	408,561	5%
Total operating expenses	8,019,647	7,610,314	409,333	5%
Loss from operations	(8,019,647)	(7,610,314)	(409,333)	5%

Other incomes (expenses)
Changes in fair value of bridge promissory notes	699,618	-	699,618	100%
Other income (expense), net	-	325	(325)	(100)%
Interest Expense	(83,200,349)	(776,753)	(82,423,596)	10,611%
Total other incomes (expenses)	(82,500,731)	(776,428)	(81,724,303)	10,526%

Net loss	$(90,520,378)	$(8,386,742)	$(82,133,636)	979%

143

Stock-based Compensation Expense

Stock-based compensation expense was approximately $6.7 million for the three months ended March 31, 2026, compared to approximately $6.7 million for the three months ended March 31, 2025.

Stock-based compensation expense consists primarily of expense related to the stock options and RSUs granted during each of the periods then ended.

General and Administrative Expenses

General and administrative expenses were approximately $7.9 million for the three months ended March 31, 2026, compared to approximately $7.5 million for the three months ended March 31, 2025, representing a $0.4 million increase.

General and administrative expenses consist primarily of stock-based compensation expense, personnel‑related costs, legal and professional fees, facilities and occupancy expenses, depreciation, and other corporate overhead. The increase in 2026 was primarily attributable to an increase in professional fees and other outside services.

The Company expects general and administrative expenses to remain a significant component of operating expenses as it continues to support its operations and corporate infrastructure.

Research and Development Expenses

Research and development expenses were approximately $0.1 million for the three months ended March 31, 2026, compared to approximately $0.1 million for the three months ended March 31, 2025. Research and development expenses consist primarily of personnel-related costs including non-cash compensation expenses.

Operating Loss

The Company reported an operating loss of approximately $8.0 million for the three months ended March 31, 2026, compared to an operating loss of approximately $7.6 million for the three months ended March 31, 2025.

The increase in 2026 was primarily attributable to an increase in professional fees and other outside services, classified within general and administrative expenses. The Company expects to continue to incur operating losses for the foreseeable future as it invests in research and development activities and supports ongoing operations.

Other Income (Expense)

Other income (expense), net was approximately $82.5 million of expense for the three months ended March 31, 2026, compared to approximately $0.8 million of expense for the three months ended March 31, 2025.

Other income (expense) primarily consisted of non-cash changes to the fair value of convertible and bridge promissory notes related to outstanding debt instruments and the debt issuance cost associated with the notes. The increase in other expense during 2026 was primarily attributable to debt issuance cost associated with new bridge promissory notes issued.

144

Net Loss

The Company reported a net loss of approximately $90.5 million for the three months ended March 31, 2026, compared to a net loss of approximately $8.4 million for the three months ended March 31, 2025.

The increase in net loss during 2026 was primarily attributable to debt issuance costs associated with bridge promissory notes, which were non‑cash in nature and did not affect cash flows. The Company expects to continue to incur net losses for the foreseeable future as it invests in research and development activities and supports ongoing operations.

Liquidity and Capital Resources

Going Concern Considerations

Since inception, the Company has incurred recurring operating losses and negative cash flows from operations. As of March 31, 2026, the Company had cash and cash equivalents of $320,699, compared to $1,231 as of March 31, 2025. The Company does not generate positive cash flows from operations and does not expect to do so in the near term.

The Company’s ability to continue as a going concern is dependent on its ability to maintain sufficient liquidity to fund operations and development activities. Management has evaluated the Company’s cash position, projected operating cash requirements, and available sources of funding and concluded that the Company does not have sufficient liquidity to fund operations for at least the next twelve months from the issuance date of these financial statements. The Company will require additional capital to continue development activities beyond this period. There can be no assurance that additional funding will be available on acceptable terms, or at all.

Liquidity

The Company’s primary source of liquidity is derived from proceeds from convertible and promissory notes. Changes in cash during the three months ended March 31, 2026 were primarily driven by cash used to fund operating activities related to general and administrative expenses, partially offset by proceeds from financing activities.

The Company’s operating cash requirements are driven primarily by personnel costs, reactor development and testing activities, facilities and occupancy expenses, professional services, and other corporate overhead. The Company does not currently generate cash flows from commercial operations and expects to continue relying on existing cash resources and external funding to meet its operating needs.

Capital Resources

The Company has historically financed its operations primarily through equity and equity‑linked financings, including convertible notes, as well as proceeds from government grant contracts. During the three months ended March 31, 2026, the Company raised additional capital through financing transactions to support development activities.

The Company’s future capital requirements will depend on a number of factors, including the timing and scope of research and development activities, regulatory requirements, the availability and timing of government funding, and overall operating costs. While the Company expects to pursue additional financing as needed, there can be no assurance that such financing will be available on acceptable terms. If the Company is unable to obtain additional capital when required, it may be necessary to curtail, delay, or modify development activities.

145

Cash Flow Analysis

The following table summarizes the major components of our net cash flows for the periods presented:

	Three months ended March 31,
	2026	2025
Net cash used in operating activities	$(2,370,810)	$(1,250,439)
Net cash used in investing activities	(77,782)	-
Net cash provided by financing activities	2,706,791	1,222,207
Net increase (decrease) in cash and cash equivalents	$258,199	$(28,232)

Operating Activities

Net cash used in operating activities was $2.4 million for the three months ended March 31, 2026, compared to $1.3 million for the three months ended March 31, 2025. The increase in use of cash for operating activities was primarily driven by $0.8 million increase in payments of outstanding accounts payable and accrued expenses.

Investing Activities

Net cash used in investing activities was less than $0.1 million in the three months ended March 31, 2026, compared to $nil in the three months ended March 31, 2025. The increased use of cash was attributable property and equipment purchases to support lab and research facilities.

Financing Activities

Net cash provided by financing activities was $2.7 million for the three months ended March 31, 2026, compared to $1.2 million during the three months ended March 31, 2025. Financing inflows in 2026 were primarily attributable to proceeds from the bridge promissory notes.

As a result of these activities, cash increased by $0.3 million during the three months ended March 31, 2026, compared to a decrease of $28,232 during the three months ended March 31, 2025. Cash at March 31, 2026 was $320,699.

Off Balance Sheet Arrangements

There were no material off-balance sheet arrangements as of March 31, 2026 and 2025.

Critical Accounting Estimates

The preparation of the Company’s financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions, and judgments that affect the reported amounts of assets, liabilities, income, and expenses, and the related disclosures.

Management evaluates these estimates on an ongoing basis based on historical experience and other assumptions believed to be reasonable under the circumstances. Actual results could differ materially from these estimates.

Management believes that the following accounting estimates involve a high degree of judgment and have the most significant impact on the Company’s financial statements.

146

Valuation of Convertible and Promissory Notes

The Company’s convertible and promissory notes are classified as liabilities and measured at fair value under ASC 825, with changes in fair value recognized in earnings. The fair value measurement requires judgment and the use of valuation techniques that incorporate assumptions regarding future financing events and other factors that are inherently uncertain. Because these instruments are not actively traded, the valuation relies on Level 3 inputs, and changes in assumptions may result in volatility in the Company’s results of operations.

Stock-Based Compensation

Stock‑based compensation expense is measured based on the grant‑date fair value of awards, which is estimated using the Black‑Scholes option pricing model. Significant judgment is required in estimating the fair value of the Company’s common stock and assumptions related to market price of the Company's stock at the grant date, expected volatility, expected term, and risk‑free interest rates. Changes in these assumptions could materially affect stock‑based compensation expense.

Other Estimates

Other areas requiring management judgment include the estimated useful lives of property and equipment, assessment of impairment of long‑lived assets, lease assumptions used to measure right‑of‑use assets and lease liabilities, stock-based compensation and valuation of convertible and promissory note, and income tax valuation allowances.

Additional information regarding the Company’s accounting policies and related judgments is included in Note 3 to the financial statements under “Summary of Significant Accounting Policies.”

Recent Accounting Pronouncements

See Note 3, “Summary of Significant Accounting Policies,” for information about recent accounting pronouncements.

Internal Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose material changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the year following our first annual report required to be filed with the SEC. We will not be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting until our first annual report subsequent to our ceasing to be an “emerging growth company.”

147

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

Upon the completion of the Merger, the business and affairs of the Combined Company will be managed under the direction of the Combined Company’s board of directors.

The Combined Company’s board of directors is divided into three staggered classes, with one class to be elected at each annual meeting to serve for a three-year term. The staggered structure of the board of directors will remain in place for the Combined Company following the completion of the Merger, with Class I directors holding a term expiring at the 2029 annual meeting of stockholders, Class II directors holding a term expiring at the 2027 annual meeting of stockholders and Class III directors holding a term expiring at the 2028 annual meeting of stockholders. The Combined Company’s board of directors will initially be fixed at four members, consisting of Roy DiBenerdini (Class III), Brian Blevins (Class I), Christian M. Steinmetz (Class II), and Anand Rao (Class II). There are no family relationships among any of the proposed Combined Company’s directors or executive officers.

All of SOBR’s current directors are expected to resign from their positions as directors of SOBR, effective as of the Closing.

The following table sets forth the name, age as of June 8, 2026 and position of each of the individuals who are expected to serve as executives and directors of the Combined Company following completion of the Merger:

Name	Age	Position(s)

Roy DiBenerdini (Class III)	62	Chief Executive Officer, Chairman of the Board and Director

Nancy Parrillo	65	Chief Financial Officer, Secretary & Treasurer

Anthony Sansone	78	Chief Operating Officer

Brian Blevins (Class I)	64	Independent Director

Christian M. Steinmetz (Class II)	69	Independent Director (Chairperson of Nominating and Corporate Governance Committee)

Anand Rao (Class II)	57	Independent Director (Chairperson of Audit Committee and Chairperson of Compensation Committee)

Executive Officers

Roy DiBenerdini. Roy DiBenerdini has been CWV’s Founder, Chief Executive Officer, and Board Chairman, since February 27, 2017. He has 30 years’ experience as a Founder, Senior Executive, Chief Executive Officer and Board Advisor in technology, analytics, finance and marketing for both private and public companies. From June 1986 to December 1994, he held several management positions, including Manager of Consumer Research, Managing Director of Marketing Planning & Research and Senior Consultant to Project AURORA at American Airlines, Inc. (AMR Corporation) From 1990 to 1993, he was an Airline Advisory Board member to the United States Travel & Tourism Administration (U.S. Department of Commerce). From January 1995 to December 1995, he was Senior Management Consultant at Computer and Information Sciences, Inc. From July 1996 to July 1998, he was a Senior Management Consultant at AOL Digital Marketing Services (American Online, Inc.) and from January 1999 to December 2009, he was the Founder, CEO and Chairman of iON Corporation, a SaaS Business Analytics company. Since January 2010, Roy DiBenerdini has been the Chief Executive Officer and General Partner of Green Room Fund, LLC, an early-stage technology commercialization company, and from February 2017, the Managing Director at College Hill Ventures, PBC, a multi-stage investment company. From 2018 to 2019, Roy DiBenerdini served as an Independent Director and Chairperson of the Audit Committee on the Board of Life On Earth, Inc., a publicly traded company. Since February 2017, Roy DiBenerdini has been the Founder, CEO and Chairman of Clean World Ventures, Inc. (formerly Clean Water Ventures, Inc.), a zero-Carbon Green Energy technology manufacturing company. Roy DiBenerdini has also been a panel member at business entrepreneurial discussion groups, including Connect San Diego, MIT Enterprise Forum, Brown University Biotechnology Group, CAMS (Cybersecurity At MIT Sloan). In 1985, Roy DiBenerdini received an Aerospace Engineering Degree at the University of Texas and in 2020 he received an HBS Certificate in Emerging Economies from Harvard University.

Nancy Parrillo. Nancy Parrillo was appointed as CWV’s Chief Financial Officer on May 7, 2026. From July 1, 2025 to May 6, 2026, she was CWV’s Managing Director of Project Financing and Administration. Her previous role at CWV, from May 15, 2023 to June 30, 2025, was as the Director of Finance and Administration. Prior to her joining CWV, Ms. Parrillo was the Senior Manager of Finance for the Providence Water Board, a quasi-municipal agency from April 2015 through April 2023 where she was responsible for accounting, financial reporting, treasury, cash management, budgeting and planning, and audit. Nancy Parrillo also served as CFO for the Rhode Island Turnpike & Bridge Authority from November 2010 through April 2015 and Treasurer and then CFO for the MA Water Pollution Abatement Trust from September 1999 to November 2005. Nancy Parrillo is a seasoned financial executive with a broad spectrum of experience in accounting, financial reporting, treasury, cash management, budgeting and planning, audit, and inventory control, including as a consultant with Seaton Hill Partners and Tatum LLC. In 1982, Nancy Parrillo received a BA Economics from Wheaton College (Norton, MA) and in 1991 she received an MBA in Finance from Bryant University.

148

Anthony Sansone. Mr. Sansone was appointed as a director of CWV on March 16, 2022. Since March 2022, he has served as CWV’s Chief Operating Officer. Prior to CWV, he served as President, Chief Operating Officer and member of the Board of Directors of Symptelligence Medical Informatics, a private healthcare technology company from the period between February2015 through March 2018. Between December 2011 and January 2015, Mr. Sansone was co-founder and partner in Cabot & McKenzie LLC, a privately held technology/operations consulting firm. Earlier in his career, Mr. Sansone spent more than 25 years with Raytheon Company, a publicly traded defense contractor, where he advanced through various leadership roles into senior management. He received a BS and MS in Electrical Engineering from University of Massachusetts, Lowell in 1969 and 1975, respectively and a degree in Executive Education from Harvard Business School in (2000).

Non-Employee Directors

Brian Blevins. Brian Blevins was appointed as a director of CWV on January 1, 2018. He held the position of Consulting Manager from January 2017 to October 2023 for the publicly traded company, Perficient. His background includes manufacturing, warehousing, logistics, financial services, telecommunications, water, oil and gas in the US and overseas with Accenture, Red Desert Reclamation, etc. BSIM, Management, Computers. In 1985 he received a Bachelor of Science degree in Industrial Engineering with minors in Electrical Engineering, Computer Science, Mathematics and Meteorology from Purdue University.

Christian M. Steinmetz. Christian M. Steinmetz was appointed a director of CWV on June 17, 2025. He has been with National Grid from January 2015 to April 2017 as the Director of Digital Risk and Security delivering all regulatory compliance, and governance functions globally that delivers strategic comprehensive operational technology information. He also served as the US CISO from August 2015 through April 2016. He has also served in various Director positions in the cybersecurity space, such as Chief Cyber Architect and Director, Program for Northrop Grumman between 2004 and 2013. He is the former State Cybersecurity Officer and Homeland Security Advisor to the Governor of Rhode Island. He served as a US Navy Captain with NSA and US Space Command. He attended the, National Defense University and in 2000 and received a Masters’ degree in National Resource Management. In 1978, he completed a BA in Education from the Peabody Conservatory of the Johns Hopkins University.

Anand Rao. Anand Rao was appointed as a director of CWV on April 17, 2026. In November 2023, he was employed by the multi-national private company, Mitsubishi HC Capital America, Inc., as its Managing Director. From 2020 to 2023, Anand Rao was an independent consultant and a Senior Vice President at the private company, Audex Private Debt. From March 2002 to February 2008, he was the Vice President of GE Capital Vanderbilt Capital Advisors, a public company. Anand Rao was Portfolio Manager of a $3B+ par, stressed and distressed debt investments and involved in underwriting, credit and industry analysis, as well as LBO and M&A of primarily private debt transactions. Anand Rao has held senior leadership roles in financial and credit crises and cycles, Growth, and M&A. In 1989 he received a BS in Accounting and MS Degree in Economics in 1991 from University of Mumbai and an MBA Degree in Finance from the University of Hartford in 1996.

Employment Agreements

The employment agreements for the CWV officers continuing as the Combined Company’s officers will remain in place for the Combined Company in their current form post-Merger.

149

Composition of the Board of Directors

The SOBR board of directors is currently divided into three staggered classes, with one class to be elected at each annual meeting to serve for a three-year term. The staggered structure of the board of directors will remain in place for the Combined Company following the completion of the Merger, with Class I directors holding a term expiring at the 2029 annual meeting of stockholders, Class II directors holding a term expiring at the 2027 annual meeting of stockholders and Class III directors holding a term expiring at the 2028 annual meeting of stockholders. It is anticipated that the incoming directors will be appointed to classes of the Combined Company board of directors following the completion of the Merger as follows: Roy DiBenerdini is expected to be a Class III director; Brian Blevins is expected to be a Class I director; and Chrisitan M. Steinmetz and Anand Rao are expected to be Class II directors.

Director Independence

Nasdaq listing rules have objective tests and a subjective test for determining who is an “independent director.” The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria.

Based on information provided by each proposed director concerning her or his background, employment and affiliations, SOBR and CWV expect that the Combined Company’s board of directors will determine that Brian Blevins, Christian M. Steinmetz, and Anand Rao qualify as “independent directors” as defined under Nasdaq listing rules. Roy DiBenerdini, CWV’s current Chief Executive Officer and Chairman, is not expected to qualify as an independent director of the Combined Company. In making these determinations, the Combined Company’s board of directors will consider the current and prior relationships that each director has with SOBR and CWV and all other facts and circumstances that the Combined Company’s board of directors deems relevant in determining the independence of each proposed director, including the interests of each Combined Company director in the Merger, any relevant related party transactions and the beneficial ownership of securities of SOBR, CWV or the Combined Company by each Combined Company director. See also the sections titled “Interests of CWV Directors and Executive Officers in the Merger,” “Certain Relationships and Related Party Transactions of the Combined Company — CWV Transactions” and “Principal Stockholders of CWV” beginning on pages 75, 152 and 172, respectively, of this proxy statement/prospectus for additional information.

Board Leadership Structure

Following the completion of the Merger, Roy DiBenerdini is expected to serve as Chair of the Combined Company’s board of directors.

The CWV board of directors recognizes that, depending on future circumstances, other leadership models, such as combining the roles of Chief Executive Officer and Chair, might be appropriate. Accordingly, the Combined Company’s board may periodically review its leadership structure. At any time when a non- independent director is serving as Chair, CWV anticipates that the independent directors of the Combined Company will designate a lead independent director to preside at all meetings of the board of directors of the Combined Company at which the Chair is not present, preside over executive sessions of the independent directors, which will occur regularly throughout each year, serve as a liaison between the Chair and independent directors, and perform such additional duties as the Combined Company’s board of directors may otherwise determine and delegate.

Board Committees

Following the completion of the Merger, SOBR and CWV anticipate that the Combined Company’s board of directors will establish an audit committee, a compensation committee and a nominating and governance committee (“governance committee”), each of which will operate pursuant to a charter adopted by the Combined Company’s board of directors. SOBR and CWV believe that following the completion of the Merger, the functioning and composition of these committees of the Combined Company will comply with the requirements of Nasdaq listing rules and SEC rules and regulations. The Combined Company’s board of directors may also establish other committees from time to time to assist the Combined Company and its board of directors. Each of the audit committee, compensation committee and the governance committee is expected to have the responsibilities described below.

150

Audit Committee

Following the completion of the Merger, the members of the Combined Company’s audit committee are expected to be Brian Blevins, Christian M. Steinmetz, and Anand Rao, each of whom is expected to qualify as an independent director for audit committee purposes as defined under the rules of the SEC and the applicable Nasdaq listing rules and has sufficient knowledge in financial and auditing matters to serve on the Combined Company’s audit committee. Mr. Rao is expected to chair the audit committee. In addition, the Combined Company’s board of directors is expected to determine that Mr. Rao is an “audit committee financial expert” as defined under the rules of the SEC.

The primary responsibilities of the Combined Company’s audit committee will be to oversee the Combined Company’s accounting and financial reporting processes, including the audits of the financial statements, and the internal and external audit processes. The audit committee will oversee the system of internal controls established by management and the Combined Company’s compliance with legal and regulatory requirements. The audit committee will also be responsible for the review, consideration and approval or ratification of related party transactions. The audit committee will oversee the independent auditors, including their independence and objectivity. The audit committee will be empowered to retain outside legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities and to approve the fees and other retention terms of the advisors.

Compensation Committee

Following the consummation of the Merger, the members of the Combined Company’s compensation committee are expected to be Brian Blevins, Christian M. Steinmetz, and Anand Rao, each of whom is expected to qualify as an independent director for compensation committee purposes as defined under the rules of the SEC and the applicable Nasdaq listing rules. Mr. Rao is expected to chair the compensation committee.

The primary responsibilities of the Combined Company’s compensation committee will be to periodically review and approve the compensation and other benefits for the Combined Company’s senior officers and directors. This will include reviewing and approving corporate goals and objectives relevant to the compensation of the Combined Company’s executive officers, evaluating the performance of these officers in light of the goals and objectives and setting the officers’ compensation. The compensation committee will also administer and make recommendations to the Combined Company’s board of directors regarding equity incentive plans that are subject to the board of directors’ approval and approve the grant of equity awards under the plans to executive officers.

Nominating and Corporate Governance Committee

Following the consummation of the Merger, the members of the Combined Company’s nominating and corporate governance committee are expected to be Brian Blevins, Christian M. Steinmetz, and Anand Rao, each of whom is expected to qualify as an independent director under applicable Nasdaq listing rules. Mr. Steinmetz is expected to chair the nominating and corporate governance committee.

The Combined Company’s nominating and corporate governance committee will be responsible for engaging in succession planning for the Combined Company’s board of directors, developing and recommending to the Combined Company’s board of directors criteria for identifying and evaluating qualified director candidates and making recommendations to the Combined Company’s board of directors regarding candidates for election or re-election to the Combined Company’s board of directors at each annual stockholders’ meeting. In addition, the governance committee will be responsible for overseeing corporate governance matters. The governance committee will also be responsible for overseeing the structure, composition and functioning of the Combined Company’s board of directors and its committees.

Compensation Committee Interlocks and Insider Participation

None of the expected members of the Combined Company’s compensation committee has at any time been one of the officers or employees of the Combined Company. None of the Combined Company’s expected executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers that is or are expected to serve on the Combined Company’s board of directors or compensation committee following the completion of the Merger.

Code of Conduct and Ethics

Following the completion of the Merger, the Combined Company will continue to follow the Code of Conduct and Ethics adopted by SOBR on April 22, 2022.

151

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF THE COMBINED COMPANY

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with SOBR’s and CWV’s directors and executive officers, including those discussed in the sections titled “SOBR Executive Compensation,” “Management Following the Merger” and “CWV Executive and Director Compensation” beginning on pages 97, 148 and 104, respectively, of this proxy statement/prospectus, the following is a description of each transaction involving SOBR since January 1, 2024, each transaction involving CWV since January 1, 2024 and each currently proposed transaction in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of CWV’s or SOBR’s total assets at year-end for the last two completed fiscal years, as applicable; and

•	any of CWV’s or SOBR’s directors, executive officers or holders of more than 5% of CWV’s or SOBR’s capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

SOBR Policies for Approval of Related Party Transactions

The SOBR Board of Directors and Audit Committee are responsible for reviewing and approving related person transactions, as defined in applicable rules promulgated by the SEC. Officers are required to bring any potential related person transaction to the SOBR’s Board of Directors and Audit Committee. Officers would present any actual or proposed transactions with related persons to the Board of Directors and Audit Committee for its review and approval.

SOBR Transactions

The following is a description of transactions during SOBR’s last two fiscal years to which SOBR has been a party, in which the amount involved exceeds $120,000, and in which any of SOBR’s directors, executive officers or beneficial owners of more than 5% of SOBR’s capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Director and Executive Officer Compensation

Please see “SOBR Director Compensation” and “SOBR Executive Compensation” for information regarding the compensation of SOBR’s directors and executive officers.

Employment Agreements

SOBR has entered into employment agreements with SOBR’s executive officers. For more information regarding these agreements, see “SOBR Executive Compensation”

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

SOBR has entered into indemnification agreements with each of its directors and executive officers. These agreements require SOBR to, among other things, indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of SOBR, arising out of the person’s services as a director or executive officer. SOBR has obtained an insurance policy that insures its directors and officers against certain liabilities, including liabilities arising under applicable securities laws.

Agreements with Immediate Family of Executive Officers

David Gandini is one of our named executive officers. Mr. Gandini’s sons, Greg Gandini and Robert Gandini, were employees of SOBR Safe, Inc. until their respective employments were each terminated on May 7, 2026. Greg Gandini’s and Robert Gandini’s total compensation during fiscal 2025 was approximately $165,000 and $97,500, respectively. These compensation arrangements were consistent with those made available to other employees of SOBR Safe, Inc. with similar years of experience and positions within the Company. Greg Gandini and Robert Gandini each also participated in Company benefit plans and equity incentive plans available to all other employees in similar positions.

CWV Related Party Transactions

CWV enters into transactions with related parties in the ordinary course of business. Related parties include executive officers, directors, key management personnel, shareholders with significant ownership interests, and entities under common control or significant influence of management. CWV’s related-party transactions primarily consist of equity issuances, stock-based compensation arrangements, convertible and bridge financing arrangements, deferred compensation arrangements, and reimbursement obligations. CWV and certain related-party entities are under common management and control through overlapping executive management and ownership interests. CWV believes all related-party transactions were conducted on terms comparable to those that could have been obtained in arm’s-length transactions; however, such transactions may not necessarily reflect terms obtainable from unaffiliated third parties.

On March 1, 2019, Green Room Fund, LLC, a Delaware limited liability company (“Green Room Fund”), made a convertible note investment in CWV for the principal amount of $1,007,179 with interest of 5% per annum, a maturity date of March 19, 2021 or until conversion at a conversion price of $2.85 per share. As amended, the outstanding principal amount of the convertible note is currently $1,007,179. Roy DiBenerdini, CWV's Founder and Chief Executive Officer and Chairman of the Board of Directors, is the Managing Member and General Partner of Green Room Fund, and therefore has a direct material interest in this transaction.

Green Room Fund held a convertible note with a fair value of $46,678,175 as of March 31, 2026 and December 31, 2025, respectively.

Mr. Sansone and two former board members held bridge promissory notes with fair values of approximately $570,754 and $873,108 as of March 31, 2026 and December 31, 2025, respectively.

The Company had deferred total compensation payable to Mr. DiBenerdini and Mr. Sansone of $427,756 and $685,500 as of March 31, 2026, and December 31, 2025, respectively. The deferred compensation arrangements are unsecured and payable pursuant to the terms established in the underlying agreements.

152

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

On April 24, 2026, SOBR, SOBR Merger Sub and CWV entered into the Merger Agreement pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into CWV, with CWV surviving as a wholly owned subsidiary of SOBR and the surviving corporation of the merger (the “Merger”). SOBR following the Merger is referred to herein as the “Combined Company.” The Merger is expected to close in the third quarter of 2026 following the effectiveness of this registration statement and receipt of approval by the stockholders of each of SOBR and CWV, in the prior case pursuant to the SOBR Special Meeting. In connection with the Merger, VYNE will change its name to “Yarrow Bioscience, Inc.” SOBR following the Merger is referred to herein as the “Combined Company.” The Combined Company will be led by CWV’s management team.

At the effective time of the Merger (the “Effective Time”):

(i)

each then-outstanding share of CWV common stock, par value $0.0001 per share (the “CWV Common Stock”), including any shares of CWV Common Stock issued in the CWV Pre-Closing Financing described below), excluding any shares of CWV Common Stock held as treasury stock immediately prior to the Effective Time and any dissenting shares, will be converted into the right to receive a number of shares of SOBR common stock, par value $0.00001 per share (the “SOBR Common Stock”) equal to the exchange ratio described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 81 of the accompanying proxy statement/prospectus, referred to herein as the “Exchange Ratio,”; and

(ii)

each then- outstanding option (a “CWV Option”) to purchase shares of CWV Common Stock will be converted into and become an option to purchase shares of SOBR Common Stock on the existing terms and conditions (including with respect to vesting and accelerated vesting), subject to adjustment as set forth in the Merger Agreement.

If any shares of CWV Common Stock are unvested or subject to a repurchase option or risk of forfeiture at the Effective Time, then the shares of SOBR Common Stock issued in exchange for such shares will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture.

The Exchange Ratio is calculated using a formula intended to allocate existing SOBR and CWV securityholders a percentage of the Combined Company as described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 81 of this proxy statement/prospectus. Based on SOBR’s and CWV’s capitalization as of April 24, 2026, the Exchange Ratio will result in the CWV securityholders receiving 98.3% of the outstanding capital stock of SOBR (the “Total Merger Consideration”). Each share of CWV capital stock outstanding or any outstanding vested and unexercised options or unvested options immediately prior to the effective time of the Merger (excluding shares to be canceled and excluding any dissenting shares) shall be converted solely into the right to receive (or the right to receive upon exercise of such option) a Pro-Rata Share of the Total Merger Consideration. “Pro-Rata Share” means the percentage determined by dividing the number of shares of CWV capital stock held by a CWV stockholder on a fully diluted basis by the total amount of CWV capital stock outstanding on a fully diluted basis (excluding shares to be canceled and excluding any dissenting shares).

The following unaudited pro forma condensed combined financial information gives effect to the Merger, which, together with the CWV Pre-Closing Financing, is expected to be accounted for as a reverse recapitalization under U.S. GAAP. For further details related to the accounting for the Merger, please see Notes [1] and [3] below.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 combines the historical consolidated balance sheets of SOBR and CWV, giving effect to the acquisition as if it had occurred on March 31, 2026. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026, and the year ended December 31, 2025, assumes that the Merger occurred as of January 1, 2025, and combines the historical results of SOBR and CWV giving pro forma effect for the periods then ended.

153

The unaudited pro forma condensed combined financial information is derived from the historical financial information of SOBR and CWV, and should be read in conjunction with the following information:

•	the historical audited consolidated financial statements of SOBR for the year ended December 31, 2025, and related notes included in this proxy statement/prospectus;

•	the historical unaudited condensed consolidated financial statements of SOBR for the three months ended March 31, 2026, and related notes included in this proxy statement/prospectus;

•	the historical audited financial statements of CWV for the year ended December 31, 2025, and related notes included in this proxy statement/prospectus;

•	the historical unaudited condensed financial statements of CWV for the three months ended March 31, 2026, and related notes included in this proxy statement/prospectus; and

•

the sections titled “SOBR’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “CWV’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and other financial information relating to SOBR and CWV included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is based on the assumptions and pro forma adjustments that are described in the accompanying notes. The pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed including but not limited to additional financing, additional direct and incremental offering costs and a reverse stock split. Adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the Closing, may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in the future periods or the result that actually would have been realized had SOBR and CWV been a combined organization during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited condensed combined pro forma financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma condensed combined financial information.

154

SOBR SAFE, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2026

	Historical
	SOBR SAFE, INC. 5(A)	CLEAN WORLD VENTURES, INC. 5(B)	Transaction Accounting Adjustments	Note	Pro Forma Combined
ASSETS
Current Assets
Cash	2,106,473	320,699	2,000,000	5(a)	4,427,172
Accounts receivable, net	22,604	-	-		22,604
Inventory	142,222	-	(142,222)	5(b)	-
Prepaid expenses	207,428	26,790	(207,428)	5(c)	26,790
Other current assets	16,281	-	-		16,281
Total current assets	2,495,008	347,489	1,650,350		4,492,847

Property and equipment, net	32,447	3,442,294	(32,447)	5(d)	3,442,294
Intangible assets, net	1,175,588	35,410	27,427	5(e)	1,238,425
Operating lease right-of-use assets, net	55,244	423,015	(55,244)	5(f)	423,015
Financing lease right-of-use assets, net	-	119,599	-		119,599
Other assets	27,427	500,000	(27,427)	5(e)	500,000
Total Assets	3,785,714	4,867,807	1,562,659		10,216,180

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	493,298	269,104	1,450,000	5(g)	2,212,402
Accrued expenses	405,081	1,024,115	(119,628)	5(h)	1,309,568
Accrued interest payable	116,360	-	-		116,360
Operating lease liabilities, current portion	61,656	-	57,664	5(h)	119,320
Financing lease liabilities, current portion	-	-	61,964	5(h)	61,964
Deferred revenue	31,248	-	(31,248)	5(i)	-
Notes payable - related parties, net	11,810		-		11,810
Notes payable - non- related parties, net	26,683		-		26,683
Convertible promissory notes	-	17,859,970	(17,859,970)	5(j)	-
Convertible promissory notes, related parties	-	46,678,175	(46,678,175)	5(j)	-
Bridge promissory notes	-	14,359,067	(14,359,067)	5(j)	-
Bridge promissory notes, related parties	-	570,755	(570,755)	5(j)	-
Short-term debt	-	401,772	-		401,772
Total current liabilities	1,146,136	81,162,958	(78,049,215)		4,259,879

Operating lease liabilities, non-current portion	-	443,182	-		443,182
Financing lease liabilities, non-current portion	-	73,619	-		73,619
Total Liabilities	1,146,136	81,679,759	(78,049,215)		4,776,680

Stockholders’ Equity
Common stock	28	26,242	-	5(j)	26,270
Treasury stock	(38,015)	-	-		(38,015)
Additional paid-in capital	112,354,443	152,418,489	79,467,967	5(j)	344,240,889
Accumulated deficit	(109,623,170)	(229,256,683)	143,907		(338,735,946)
Total SOBR Safe, Inc. stockholders’ equity	2,693,286	(76,811,952)	79,611,874		5,493,208
Noncontrolling interest	(53,708)	-	-		(53,708)

Total Stockholders’ Equity	2,693,286	(76,811,952)	79,611,874		5,439,500

Total Liabilities and Stockholders’ Equity	3,785,714	4,867,807	1,562,659		10,216,180

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

155

SOBR SAFE, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2025

	Historical
	SOBR SAFE, INC. 5(C)	CLEAN WORLD VENTURES, INC. 5(D)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenues	437,421	-	-		437,421
Cost of goods and services	201,920	-	-		201,920
Gross profit	235,501	-	-		235,501

Operating expenses:
General and administrative	8,122,119	29,076,911	(26,657,109)	5(k)	10,541,921
Stock-based compensation expense	485,432	-	26,791,681	5(k)	27,277,113
Research and development	329,654	817,957	(134,572)		1,013,039
Asset impairment loss	456,377	-	-		456,377
Total operating expenses	9,393,582	29,894,868	-		39,288,450

Loss from operations	(9,158,081)	(29,894,868)	-		(39,052,949)

Other income (expense):
Interest income	228,737	-	-		228,737
Interest expense	(21,777)	(36,052,850)	-		(36,074,627)
Unrealized loss on changes in fair value	-	-	(8,602,965)	5(l)	(8,602,965)
Changes in fair value of convertible notes		(8,447,711)	8,447,711	5(l)	-
Changes in fair value of bridge promissory notes		(155,254)	155,254	5(l)	-
Other expense, net	-	(371,907)	-		(371,907)
Total other income (expense), net	206,960	(45,027,722)	-		(44,820,762)

Loss before provision for income taxes	(8,951,121)	(74,922,590)	-		(83,873,711)

Provision for income taxes	-	-	-		-

Net loss	(8,951,121)	(74,922,590)	-		(83,873,711)

Net loss attributable to noncontrolling interest	17	-	-		17
Net loss attributable to SOBR Safe, Inc.	(8,951,104)	(74,922,590)	-

Deemed dividends related to convertible debt warrants down round provision	(1,833)	-	-		(1,833)
Deemed dividends related to PIPE warrants down round provision	(1,547)	-	-		(1,547)
Value of exercise price reduction related to warrant inducement	(47,373)	-	-		(47,373)

Net loss attributable to common stockholders	(9,001,857)	(74,922,590)	-		(83,924,447)

Basic and diluted loss per common share	(6.12)	(0.29)	-		(0.32)

Weighted average number of common shares outstanding, basic and diluted	1,470,004	257,535,671	-		259,005,675

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

156

SOBR SAFE, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the three months ended March 31, 2026

	Historical
	SOBR SAFE, INC. 5(E)	CLEAN WORLD VENTURES, INC. 5(F)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenues	79,003	-	-		79,003
Cost of goods and services	34,085	-	-		34,085
Gross profit	44,918	-	-		44,918

Operating expenses:
General and administrative	2,323,989	7,869,937	(5,243,750)	5(m)	4,950,176
Stock-based compensation expense	7,243	-	6,710,750	5(m)	6,717,993
Research and development	23,693	149,710	(17,000)		173,403
Total operating expenses	2,354,925	8,019,647	-		11,824,572

Loss from operations	(2,310,007)	(8,019,647)	-		(11,779,654)

Other income (expense):
Interest income	20,551	-	-		20,551
Interest expense	(3,466)	(83,200,349)	-		(83,203,815)
Unrealized gain on changes in fair value	-	-	699,618	5(l)	699,618
Changes in fair value of bridge promissory notes	-	699,618	(699,618)	5(l)	-
Total other income (expense), net	17,085	(82,500,731)	-		(82,483,646)

Loss before provision for income taxes	(2,292,922)	(90,520,378)	-		(94,263,300)

Provision for income taxes	-	-	-		-

Net loss	(2,292,922)	(90,520,378)	-		(94,263,300)

Net loss attributable to noncontrolling interest	4	-	-		4
Net loss attributable to SOBR Safe, Inc.	(2,292,918)	(90,520,378)	-		(94,263,296)

Net loss attributable to common stockholders	(2,292,918)	(90,520,378)	-		(94,263,296)

Basic and diluted loss per common share	(0.92)	(0.34)	-		(0.36)

Weighted average number of common shares outstanding, basic and diluted	2,496,321	262,422,500	-		264,918,820

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

157

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1. DESCRIPTION OF THE MERGER

On April 24, 2026, SOBR Safe, Inc. and Clean World Ventures, Ltd. Entered into a Merger Agreement whereby CWV will continue as a wholly owned subsidiary of SOBR, and in connection with the merger SOBR will change its corporate name to “Clean World Ventures, Ltd.” The merged company will change its trading symbol on the Nasdaq Capital Markets subsequent to the transaction.

Under the terms of the Merger Agreement, each outstanding share of CWV will be cancelled pursuant to the Merger Agreement and any dissenting shares will be converted into the right to receive a number of shares of SOBR Common Stock as applicable, equal to the Exchange Ratio as determined under the terms of the Merger Agreement. Further, each then outstanding CWV Option will be converted into and become an option to purchase shares of SOBR Common Stock on the existing terms and conditions.

SOBR and CWV believe that combining the two companies will result in a leading company focused on CWV designing and manufacturing advanced distributed green hydrogen and clean electricity generation systems. Further, CWV’s technology enables onsite, independent distributed power production to support AI/Data centers, critical materials, mining, heavy industries, industrial manufacturing, and other commercial applications. If the Merger is completed, the business of CWV will continue as the business of the Combined Company, and the Combined Company may continue to pursue opportunities for SOBR’s legacy products, which may include sales, out-licensing, partnerships or other strategic transactions, or terminate their development.

Following completion of the Merger, the Combined Company currently plans to spin off the SOBR assets to a wholly-owned subsidiary and may continue to pursue opportunities for SOBR’s legacy products. If the Merger Agreement is terminated, SOBR may pursue other strategic alternatives, including financing opportunities, or liquidation.

NOTE 2. BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The historical financial information of SOBR Safe, Inc. (“SOBR”) and Clean World Ventures, Inc. (“CWV”) has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Transactions in accordance with generally accepted accounting principles (“GAAP”), based on the assumptions and adjustments that are described in the accompanying notes.

The Merger has been accounted for as a business combination in accordance with the acquisition method of accounting under GAAP. Under this method of accounting, SOBR has been determined to be the accounting acquirer and CWV to be the accounting acquiree. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination are measured and recognized at fair value as of the acquisition date. The excess of the consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. The final purchase price allocation could differ materially from the preliminary allocation used in the transaction accounting adjustments as the final allocation may include changes in allocations to intangible assets as well as goodwill.

The unaudited pro forma condensed combined financial information includes certain reclassifications to conform CWV’s historical accounting presentation to SOBR’s accounting presentation.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 gives effect to the Merger, as if the Merger had been completed on March 31, 2026 and combines the unaudited condensed consolidated balance sheet of SOBR as of March 31, 2026 with CWV’s unaudited condensed balance sheet as of March 31, 2026.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 and the three months ended March 31, 2026 give effect to the Merger as if it had occurred on January 1, 2025, the first day of SOBR’s fiscal 2025, and combines the historical results of SOBR and CWV. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the audited consolidated statement of operations of SOBR for the year ended December 31, 2025 with CWV’s audited statement of operations for the year ended December 31, 2025. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 combines the unaudited condensed consolidated statement of operations of SOBR for the three months ended March 31, 2026 with CWV’s unaudited condensed statement of operations for the three months ended March 31, 2026.

The pro forma financial information reflects transaction accounting adjustments that management believes are necessary to present fairly SOBR’s pro forma results of operations and financial position following the closing of the Merger as of and for the periods indicated. The pro forma adjustments, which SOBR believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The actual results of operations of the combined company will likely differ, perhaps materially, from the pro forma amounts reflected herein due to a variety of factors. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the transactions based on information available to management at this time, and that the pro forma transaction accounting adjustments give effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

158

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger.

No deferred tax liability has been recorded with respect to the basis differences associated with the identifiable intangible assets recognized in the transaction because the Company has sufficient net operating loss carryforwards to offset the related deferred tax effects. Accordingly, no pro forma balance sheet adjustment has been reflected for such intangible assets. The preliminary purchase price allocation in the unaudited pro forma information reflects a full valuation allowance against the acquired U.S. federal and state net deferred tax assets, including net operating loss carryforwards, as the realization of the full amount of these acquired net deferred tax assets is uncertain, and reflects the carryover of deferred tax balances of foreign jurisdictions which do not carry a full valuation allowance.

NOTE 3. ACCOUNTING FOR THE MERGER

The unaudited pro forma condensed combined financial information gives effect to the Merger, which will be accounted for under U.S. GAAP as an in-substance reverse recapitalization of SOBR by CWV, as the transaction is, in essence, the issuance of equity for SOBR’s net assets, which will primarily consist of intangible assets. Under this method of accounting, CWV will be considered the accounting acquirer for financial reporting purposes. This determination is based on the expectations that, immediately following the Merger:

•	CWV is not a variable interest entity as it has sufficient equity at risk in order to fund its next development milestones;

•	CWV stockholders will own a substantial majority of the voting rights in the Combined Company;

•	CWV’s largest stockholder will retain the largest interest in the Combined Company;

•	CWV will designate the initial members of the board of directors of the Combined Company;

NOTE 4. SHARES ISSUED UPON CLOSING OF THE MERGER

Shares of SOBR Common Stock, Options and Warrants Issued to Clean World Ventures, Ltd. Stockholders upon Closing of the Merger

At the Merger Closing, all outstanding shares of Clean World Ventures, Ltd., on a fully-diluted basis, will be exchanged for shares of SOBR Safe, Inc. Common Stock, as applicable, based on the preliminary estimated Exchange Ratio of 1.3906, determined in accordance with the terms of the Merger Agreement is as follows:

Shares of Clean World Ventures, Ltd. Common Stock outstanding as of December 31, 2025	257,610,000
Shares of Clean World Ventures, Ltd. Common Stock issuable upon conversion of Clean World Ventures, Ltd. Founder Restricted Stock Shares	66,926,525
Shares of Clean World Ventures, Ltd. Common Stock issuable upon exercise of Clean World Ventures, Ltd. Options (1)	10,000,000
Estimated shares of Clean World Ventures, Ltd. Common Stock to be issued in connection with the Clean World Ventures, Ltd. Convertible Debt	44,263,539
Estimated shares of Clean World Ventures, Ltd. Common Stock to be issued in connection with the Clean World Ventures, Ltd. Convertible Bridge Debt	61,680,000
Total Clean World Ventures, Ltd. fully-diluted shares prior to the closing of the Merger	440,480,064
Estimated Exchange Ratio	1.36193
Estimated fully-diluted shares to be issued to Clean World Ventures, Ltd. securityholders and investors participating in the Clean World Ventures, Ltd. Pre-Closing Financing (2)	599,901,308

(1) - Represents the outstanding options to acquire Clean World Ventures, Ltd. Common Stock. Such Clean World Ventures, Ltd. Options will become exercisable for shares of SOBR Common Stock following the Merger.

(2) - Represents the total estimated fully diluted shares to be issued to Clean World Ventures, Ltd. securityholders at Closing.

NOTE 5. RECLASSIFICATION ADJUSTMENTS

The proforma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

5(A) Derived from the unaudited consolidated balance sheet of SOBR as of March 31, 2026.

5(B) Derived from the unaudited balance sheet of CWV as of March 31, 2026.

5(C) Derived from the audited consolidated statement of operations of SOBR as of December 31, 2025.

5(D) Derived from the audited statement of operations of CWV as of December 31, 2025.

5(E) Derived from the unaudited consolidated statement of operation of SOBR as of March 31, 2026.

5(F) Derived from the unaudited statement of operations of CWV as of March 31, 2026.

Pro forma Balance Sheet Transaction Accounting Adjustments:

5(a) To reflect the execution of the Merger Agreement, for an aggregate purchase price of $2 million.

5(b) To derecognize $142,222 of SOBR’s inventory that will be adjusted at Closing.

5(c) To derecognize $207,428 of SOBR’s prepaid expenses consisting of prepaid insurance primarily related to the current D&O policy of SOBR that will be fully utilized at Closing.

159

5(d) To derecognize $32,447 of SOBR’s fixed assets which will be sold or disposed of at Closing.

5(e) To reclass $27,427 of SOBR’s other intangible assets relating to patents into intangible assets, net.

5(f) To derecognize $55,244 of SOBR’s operating lease right of use assets that will be fully recognized at Closing.

5(g) To reflect preliminary estimated transaction costs of $1.45 million, not yet reflected in the historical financial statements which are expected to be incurred by SOBR in connection with the Merger, such as advisory, legal and auditor fees and including the estimated $0.45 million cost of a D&O tail policy, estimated incremental compensation expenses of $0.75 million related to severance and other separation benefits in connection with the termination of certain executive officers of SOBR as a reduction in cash of $1.45 million, and a reduction in accumulated deficit of $1.45 million in the unaudited pro forma condensed combined balance sheet.

5(h) Current portion of operating and financing lease liabilities was reclassified from accrued and other current liabilities to operating lease liabilities, current portion and financing lease liabilities, current portion on the pro forma combined balance sheet.

5(i) To derecognize $31,248 of SOBR’s deferred revenue which will be fully recognized at Closing.

5(j) To reflect conversion of all convertible and bridge promissory notes to common stock and APIC at Closing.

Pro forma Statement of Operations Transaction Accounting Adjustments:

5(k) Stock-based compensation included in general and administrative expense was reclassed to stock-based compensation on the pro forma combined statement of operations.

5(l) Changes in fair value of convertible and bridge promissory notes were reclassified into unrealized gain (loss) on changes in fair value, net on the pro forma combined statement of operations.

5(m) Stock-based compensation included in general and administrative expense, and research and development expense were reclassed to stock-based compensation on the pro forma combined statement of operations. Additional adjustment to reflect preliminary estimated transaction costs of $1.45 million, not yet reflected in the historical financial statements which are expected to be incurred by SOBR in connection with the Merger, such as advisory, legal and auditor fees and including the estimated $0.45 million cost of a D&O tail policy, estimated incremental compensation expenses of $0.75 million related to severance and other separation benefits in connection with the termination of certain executive officers.

160

DESCRIPTION OF SOBR CAPITAL STOCK

The following summary describes our common stock and the material provisions of our Certificate of Incorporation, our bylaws, and of the Delaware General Corporation Law (the “DGCL”). Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws. We encourage you to read those documents and the DGCL carefully.

Authorized Capital Shares

Our authorized capital stock consists of 100,000,000 shares of Common Stock, and 25,000,000 shares of blank check preferred stock, par value $0.00001 per share, of which 3,000,000 shares are designated as Series A Convertible Preferred Stock, 2,000,000 shares are designated as Series A-1 Convertible Preferred Stock, and 3,000,000 shares are designated as Series B Convertible Preferred Stock.

Common Stock

The holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our Common Stock do not have any cumulative voting rights. Holders of our Common Stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future. Our Common Stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. Each outstanding share of Common Stock is duly and validly issued, fully paid and non-assessable.

As reported on the Form 8-K we filed with the SEC on April 4, 2025, as approved by our stockholders and board of directors on March 31, 2025, we filed a Certificate of Amendment to our Certificate of Incorporation, for the purpose of effecting a 1-for-10 reverse stock split of our Common Stock, which amendment became effective as of 12:01 a.m. Eastern time on April 4, 2025.

Preferred Stock

Our board is authorized by our charter to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our Common Stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our Common Stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our Common Stock. Although our board is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock.

161

Effect of Certain Provisions of Our Bylaws

Our bylaws contain provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise.

Our bylaws provide for our Board of Directors to be divided into three classes serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. This method of electing directors makes changes in the composition of the Board of Directors more difficult, and thus a potential change in control of a corporation a lengthier and more difficult process. A classified board of directors is designed to assure continuity and stability in a board of directors’ leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with our Company and be familiar with our business and operations.

The classified board structure may increase the amount of time required for a takeover bidder to obtain control of SOBR without the cooperation of our Board of Directors, even if the takeover bidder were to acquire a majority of the voting power of our outstanding common stock. Without the ability to obtain immediate control of our Board of Directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of our Company. Thus, a classified Board of Directors could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, a classified Board of Directors will make it more difficult for stockholders to change the majority composition of our Board of Directors, even if our stockholders believe such a change would be beneficial. Because a classified Board of Directors will make the removal or replacement of directors more difficult, it will increase the directors’ security in their positions, and could be viewed as tending to perpetuate incumbent management.

Since the creation of a classified Board of Directors will increase the amount of time required for a hostile bidder to acquire control of our Company, the existence of a classified board of directors could tend to discourage certain tender offers which stockholders might feel would be in their best interest. However, our Board of Directors believes that forcing potential bidders to negotiate with our Board of Directors for a change of control transaction will allow our Board of Directors to better maximize stockholder value in any change of control transaction.

Our bylaws also provide that, unless we consent in writing to an alternative forum, the federal and state courts of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law; or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject the court having personal jurisdiction over the indispensable parties named as defendants therein. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. This forum selection provision may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before any meeting of our stockholders, including proposed nominations of persons for election to our board of directors. At an annual or special meeting, stockholders may only consider proposals or nominations (i) specified in the notice of meeting; (ii) brought before the meeting by or at the direction of our board of directors or (iii) otherwise properly brought before the meeting by any stockholder who is a stockholder of record on the date of the giving of the notice and on the record date of the meeting and who complies with the notice procedures set forth in our bylaws. The bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of our stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of SOBR.

162

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by our board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Transfer Agent and Registrar

Our transfer agent and registrar for our Common Stock is Broadridge Financial.

Market Listing

Our common stock is currently listed on Nasdaq under the symbol “SOBR”.

163

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for SOBR to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

164

COMPARISON OF RIGHTS OF HOLDERS OF SOBR CAPITAL STOCK AND CWV CAPITAL STOCK

If the Merger is completed, CWV stockholders will receive shares of SOBR Common Stock, pursuant to the terms of the Merger Agreement. Prior to or upon the closing of the Merger, assuming that Proposal Nos. 2 and 3 are approved by SOBR’s stockholders, the SOBR Charter will be amended to increase the number of shares of SOBR Common Stock that SOBR is authorized to issue from 100,000,000 to 1,000,000,000, and to effect the proposed reverse stock split, as set forth in the forms of certificates of amendment attached as Annex B, and Annex C, to this proxy statement/prospectus.

SOBR is incorporated under the laws of the State of Delaware, and the rights of its stockholders are generally governed by the DGCL, as well as its certificate of incorporation and bylaws. CWV is incorporated under the laws of the State of Nevada, and the rights of its stockholders are generally governed by the NRS, as well as its certificate of incorporation and bylaws. Upon completion of the Merger, CWV stockholders will become stockholders of SOBR, and their rights thereafter will be governed by the DGCL, the SOBR Bylaws, and the SOBR Charter, each as may be amended in connection with the Merger, including as contemplated by Proposal Nos. 2 and 3.

The material differences between the current rights of CWV stockholders under the CWV Charter and the CWV Bylaws and their rights as SOBR stockholders after the Merger, under the SOBR Charter and SOBR Bylaws, both as will be in effect immediately following the completion of the Merger and assuming that Proposal Nos. 2 and 3 are approved by SOBR’s stockholders, are summarized below. The summary below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the DGCL and the governing corporate instruments that are subject to amendment in accordance with their terms. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a stockholder of SOBR or CWV before the Merger and being a stockholder of the Combined Company following the completion of the Merger. For more information on how to obtain these documents, see the section titled “Where You Can Find More Information” beginning on page 176 of this proxy statement/ prospectus.

SOBR	CWV
Organizational Documents

The rights of SOBR stockholders are governed by the SOBR Charter, the SOBR Bylaws and the DCGL.	The rights of CWV stockholders are governed by the CWV Charter, the CWV Bylaws and the NRS.

Authorized Capital Stock

The SOBR Charter authorizes 100,000,000 shares of common stock, par value $0.00001/share (the “SOBR Common Stock”) and 25,000,000 shares of preferred stock, par value $0.00001/share (the “SOBR Preferred Stock”).

The CWV Charter authorizes 500,000,000 shares of common stock (the “CWV Common Stock”), par value $0.0001/share.

Common Stock

SOBR has 100,000,000 shares of SOBR Common Stock authorized. Except as may be otherwise provided in the SOBR Charter or SOBR Bylaws, the holders of SOBR Common Stock are entitled to one vote per share of SOBR Common Stock held by such stockholders.

CWV has 500,000,000 shares of CWV Common Stock authorized. Except as may be otherwise provided in the CWV Charter or CWV Bylaws, the holders of CWV Common Stock are entitled to one vote per share of CWV Common Stock held by such stockholders.

165

Preferred Stock

SOBR has 25,000,000 shares of SOBR Preferred Stock authorized. The SOBR board of directors is authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of SOBR Preferred Stock, of one or more series of SOBR Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL. SOBR has filed Certificates of Designation designating 3,000,000 shares of Series A Preferred Stock, 2,700,000 shares of Series A-1 Convertible Preferred Stock, and 3,000,000 shares of Series B Convertible Preferred Stock. No SOBR Preferred Stock was outstanding as of April 24, 2026.

CWV does not have any preferred stock authorized.

Number and Qualification of Directors

The number of directors constituting the Board of Directors of SOBR shall be not less than three nor more than seven, with the number of directors fixed by the Board of Directors from time to time.

The number of directors constituting the Board of Directors of CWV (the “CWV Board”) shall be not less than three nor more than five, unless otherwise determined by a vote of the majority of the CWV Board.

Structure of Board of Directors; Term of Directors; Election of Directors

The SOBR board of directors is divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible.

At each succeeding annual meeting of stockholders, directors are elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal.

Directors are elected by a plurality of the votes cast by stockholders.

At each succeeding annual meeting of stockholders, directors are elected to hold office until the annual meeting of stockholders next succeeding his election.

Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

Directors are elected by a plurality of the votes cast by stockholders

Removal of Directors; Vacancies of Directors

Except as prohibited by applicable law or the SOBR Charter, the SOBR stockholders holding a majority of the shares then entitled to vote may remove any director from office with or without cause.

Any vacancies on the SOBR board of directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled solely by the affirmative vote of a majority of the directors then in office, even though less than a quorum, and will not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the next election of the class for which such director shall have been chosen and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, or removal.

Except as prohibited by applicable law or the CWV Charter, the CWV stockholders holding two-thirds of the shares then entitled to vote may remove any director from office with or without cause at a special meeting of the stockholder called for such purpose.

Any vacancies on the CWV Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the unexpired term of the director they are replacing and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, or removal

166

Stockholder Action by Written Consent

Any action to be taken at any annual or special meeting of SOBR stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing or by electronic transmission setting forth the action to be so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to SOBR by delivery to its registered office in the State of Delaware, its principal place of business, an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, or to an information processing system designated by the corporation for receiving such consents in accordance with applicable law. Prompt notice of the taking of the corporate action by the stockholders by less than unanimous consent shall, to the extent required by applicable law, be given to those stockholders as of the record date for the action by consent who have not consented and who would have been entitled to notice of the meeting if the action had been taken at a meeting and the record date for the notice of the meeting were the record date for the action by consent.

Any action to be taken at any annual or special meeting of CWV stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing is signed by a majority of the stockholders, unless a different proportion of voting power is required by law, the CWV Bylaws or the CWV Charter. Any such written consents must be filed with the minutes of the proceedings of the stockholders of CWV.

Quorum

Unless otherwise required by law, the SOBR Charter, or the SOBR Bylaws, at each meeting of the SOBR stockholders, the holders of one-third of the outstanding shares of SOBR entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, then either (a) the chair of the meeting or (b) the stockholders by the affirmative vote of the holders of a majority of the voting power of the stock present in person or represented by proxy at the meeting entitled to vote thereon, shall have power to adjourn the meeting from time to time, until a quorum shall be present or represented.

Unless otherwise required by law or the CWV Charter, a quorum shall be present at all meeting of stockholders of CWV if the holders of a majority of the shares entitled to vote on that matter are represented at the meeting in person or by proxy. Despite the absence of a quorum at any meeting of stockholders, the stockholders present may adjourn the meeting,

167

Special Meetings of Stockholders; Notice of Stockholder Meeting

Special meetings of the stockholders of SOBR may be called, for any purpose or purposes, at any time by the SOBR board of directors, chairperson of the SOBR board of directors, chief executive officer, or the secretary following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, and have continuously owned for at least one year prior to the date such request is delivered to the secretary, in the aggregate, at least 10% of the voting power of the outstanding shares of SOBR then entitled to vote on the matter or matters to be brought before the proposed special meeting. No business may be transacted at such special meeting other than the business specified in the notice to stockholders

The notice of any meeting of stockholders shall be sent or otherwise given in accordance with the SOBR Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, record date, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Special meetings of the stockholders of CWV may be called by the CWV Board or such person authorized by the CWV Board.

The notice of any meeting of stockholders shall be sent not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The notice shall specify the time, place and purpose for which the meeting is called, and be signed by the president, vice president or secretary.

Amendment of Certificate/Articles of Incorporation and Bylaws

Except as otherwise provided in the DGCL, amendments to both the SOBR Charter and the SOBR Bylaws require the approval of SOBR stockholders holding a majority of the outstanding shares of SOBR stock entitled to vote on such amendment.

Except as otherwise provided in the NRS, amendments to the CWV Bylaws may be made by a majority vote of the CWV stockholders entitled to vote in the election of directors, or by the CWV Board. The CWV Charter may be amended upon a recommendation of such amendment by the CWV Board to the stockholders, and then the affirmative approval of CWV stockholders holding at least a majority of the voting power of CWV, unless a greater vote is required under the CWV Charter or applicable law.

168

Advance Notice Requirements for Stockholder Proposals

At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the SOBR board of directors or any committee thereof, (b) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the SOBR board of directors or any committee thereof, or (c) otherwise properly brought before the meeting by a stockholder present in person who is a stockholder of record of SOBR at the time such notice of meeting is delivered and at the time of the annual meeting of stockholders, who is entitled to vote at the meeting has complied with the SOBR Bylaws in all applicable respects.

For business to be properly brought before an annual meeting by a stockholder, the stockholder must provide timely notice thereof in writing and in proper form to the secretary of SOBR. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of SOBR not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Neither the CWV Bylaws, the CWV Charter, nor the NRS set forth requirements related to stockholder proposals.
Limitation of Director and Officer Liability

To the extent permitted by applicable law, a director of SOBR shall not be personally liable to SOBR or its stockholders for monetary damages for breach of fiduciary duty as a director. A director shall be liable for any breach of the director’s duty of loyalty to SOBR or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law, for a breach of section 174 of the DGCL, or for any transaction for which the director derived an improper personal benefit.

The liability of directors and officers of NRS are limited to the extent set forth in the NRS.

Indemnification

SOBR, to the fullest extent permitted by law, will indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, or otherwise, by reason of the fact that he, or his testator or intestate, is or was a director or officer of, or serves or served at any other enterprise as a director or officer at the request of SOBR.

SOBR shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer in defending any proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses. Payment of such expenses actually and reasonably incurred by such person, may be made by SOBR, subject to such terms and conditions as the general counsel of SOBR in their discretion deems appropriate.

CWV will indemnify its directors and officers as required by the NRS.

169

Conversion Rights; Preemptive Rights

Although the SOBR Charter authorizes the issuance of shares of preferred stock, as of the date of this proxy statement/prospectus, no shares of SOBR Preferred Stock are outstanding. Thus, SOBR stockholders currently do not have any conversion rights, nor do they have any preemptive rights.

The CWV Charter does not authorize preferred stock and the CWV stockholders currently do not have any conversion rights, nor do they have any preemptive rights.
Distributions to Stockholders

The SOBR board of directors, subject to any restrictions contained in either (i) the DGCL or (ii) the SOBR Charter, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of SOBR’s capital stock.

The CWV board of directors, subject to any restrictions contained in either (i) the NRS or (ii) the CWV Charter, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of CWV’s capital stock.

Exclusive Forum

Unless SOBR consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of SOBR, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, or employee of SOBR to SOBR or SOBR’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the SOBR Charter or the SOBR Bylaws, or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of SOBR will be deemed to have notice of and consented to the provisions of the SOBR Charter.

The CWV Bylaws do not designate an exclusive forum for disputes involving CWV, the CWV Board, CWV management, or the CWV stockholders.
Stock Transfer Restrictions

Shares of SOBR Common Stock are transferable in the manner prescribed by law and the SOBR Bylaws.	Shares of CWV Common Stock are transferable in the manner prescribed by law and the CWV Bylaws.

170

PRINCIPAL STOCKHOLDERS OF SOBR

The following table sets forth, as of June 8, 2026, certain information with respect to our equity securities owned of record or beneficially by (i) each Officer and Director of SOBR; (ii) each person who owns beneficially more than 5% of each class of SOBR’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Title of Class	Name and Address of Beneficial Owner (2)	Nature of Beneficial Ownership	Amount		Percent of Class (1)
Common Stock	David Gandini (3)	Chief Executive Officer, Secretary and Director	1,178	(4)	<	1%

Common Stock	Christopher Whitaker (3)	Chief Financial Officer, Treasurer and EVP of Business Operations & Marketing	215	(5)	<	1%

Common Stock	Steven Beabout (3)	Lead Independent Director	689	(6)	<	1%

Common Stock	Ford Fay (3)	Independent Director	66	(7)	<	1%

Common Stock	Sandy Shoemaker (3)	Independent Director	68	(8)	<	1%

Common Stock	Kristen Pederson (3)	Independent Director	-		<	1%

Common Stock	Thomas John Corley 132 Washington Place State College, PA 16801	5%+ Holder	370,000			12.86%

	All Officers and Directors as a Group (6 persons)		2,216	(10)	<	1%

(1)

Unless otherwise indicated, based on 2,876,562 shares of common stock outstanding. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants but are not deemed outstanding for the purposes of computing the percentage of any other person.

(2)	Unless indicated otherwise, the address of the stockholder is 6400 South Fiddlers Green Circle, Suite 1400, Greenwood Village, Colorado 80111.

(3)	Indicates one of our officers or directors.

(4)	Includes vested stock options to acquire 756 shares of our common stock and warrants to acquire 43 shares of our common stock.

(5)	Includes vested stock options to acquire 178 shares of our common stock.

(6)

Includes 69 shares held in the name of C&S Trust, a trust controlled by Mr. Beabout’s spouse; 16 shares held through IDTech Consulting; 35 Shares through Sky Startups LLC; vested stock options to acquire 69 shares of our common stock; and warrants to acquire 107 shares of our common stock.

(7)	Includes vested stock options to acquire 59 shares of our common stock.

(8)	Includes vested stock options to acquire 23 shares of our common stock and warrants to acquire 22 shares of our common stock.

(9)	Includes an aggregate of 1,085 vested options to purchase our common stock, and 172 shares underlying warrants held by our officers and directors.

171

PRINCIPAL STOCKHOLDERS OF CWV

The following table sets forth, as of June 8, 2026, certain information with respect to CWV’s equity securities owned of record or beneficially by (i) each Executive Officer and Director of CWV; (ii) each person who owns beneficially more than 5% of each class of CWV’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Title of Class	Name and Address of Beneficial Owner (2)	Nature of Beneficial Ownership	Amount		Percent of Class (1)
Common Stock	Roy DiBenerdini (3)	Founder, Chief Executive Officer, Chairman, and Director	264,687,500		87.96%

Common Stock	Nancy Parrillo(3)	Chief Financial Officer	62,500	(4)	*	%

Common Stock	Anthony Sansone (3)	Chief Operating Officer	1,250,000	(5)	*	%

Common Stock	Brian Blevins (3)	Director	3,000,000		1.12%

Common Stock	Christian M. Steinmetz (3)	Director	1,000,000		*	%

Common Stock	Anand Rao(3)	Director	32,500	(6)	*	%

	All Officers and Directors as a Group (6 persons)		270,032,500	(7)	89.96%

(1)

Unless otherwise indicated, based on 267,235,000 shares of common stock issued and outstanding. Shares of common stock subject to options or convertible notes currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or convertible notes but are not deemed outstanding for the purposes of computing the percentage of any other person.

(2)	Unless indicated otherwise, the address of the stockholder is 81 Ocean State Drive, North Kingstown, RI 02852.

(3)	Indicates one of our officers or directors.

(4)	Includes options to purchase 62,500 shares of CWV common stock.

(5)	Includes options to purchase 250,000 shares of CWV common stock.

(6)	Includes options to purchase 32,500 shares of CWV common stock.

(7)	Includes an aggregate of 264,875,000 shares of CWV common stock and options to purchase 345,000 shares of CWV common stock.

172

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

The following table sets forth, as of June 8, 2026, certain information with respect to our equity securities owned of record or beneficially by (i) each Officer and Director of the Combined Company; (ii) each person who owns beneficially more than 5% of each class of the Combined Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Title of Class	Name and Address of Beneficial Owner (2)	Nature of Beneficial Ownership	Amount		Percent of Class(1)
Common Stock	Roy DiBenerdini (3)	Founder, Chief Executive Officer, Chairman, and Director	405,318,420	(4)	68.43%

Common Stock	Nancy Parrillo(3)	Chief Financial Officer	81,250	(5)	* %

Common Stock	Anthony Sansone (3)	Chief Operating Officer	1,702,408	(6)	*

Common Stock	Brian Blevins (3)	Director	4,085,778		1.12

Common Stock	Christian M. Steinmetz (3)	Director	1,361,926		*

Common Stock	Anand Rao(3)	Director	44,263	(7)	* %

Common Stock	Wildcat LLC	5%+ holder	54,477,045	(8)	8.42%

	All Officers and Directors as a Group (6 persons)		288,649,478	(9)	69.66%

(1)

Unless otherwise indicated, based on 592,285,687 shares of common stock issued and outstanding of the Combined Company. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants but are not deemed outstanding for the purposes of computing the percentage of any other person.

(2)	Unless indicated otherwise, the address of the stockholder is 81 Ocean State Drive, North Kingstown, RI 02852.

(3)	Indicates one of our officers or directors.

(4)	Includes 44,833,598 shares of Combined Company common stock converted at Closing from a convertible note.

(5)	Includes options to purchase 85,120 shares of Combined Company common stock.

(6)	Includes options to purchase 340,482 shares of Combined Company common stock.

(7)	Includes options to purchase 44,263 shares of Combined Company common stock.

(8)	Consists of 54,477,045 shares of Combined Company common stock converted at Closing from a convertible note.

(9)	Includes an aggregate of 412,172,313 shares of CWV common stock and options to purchase 469,865 shares of CWV common stock.

173

USE OF PROCEEDS

This prospectus relates to the sale or other disposition of shares of our shares by the selling stockholders listed under “Selling Stockholders” section below, and their transferees. We will not receive any proceeds from any sale of the shares by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer common stock at the prevailing market prices or privately negotiated price as they may determine from time to time.

The offering price of our common stock to be sold by the selling stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our common stock will trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING STOCKHOLDERS

The shares of SOBR Common Stock being offered by the selling stockholders are those currently held by the selling stockholders and those shares issuable to the selling stockholders upon conversion of the SOBR Notes. For additional information regarding the issuance of the SOBR Notes, see “SOBR Pre-Closing Financing” above. We are registering the below shares of SOBR Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock and SOBR Notes, as of [______], assuming conversion of the SOBR Notes held by each such selling stockholder on that date but taking account of any limitations on conversion set forth therein.

The third column lists the shares of SOBR Common Stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a Registration Rights Agreement with the holders of the SOBR Notes, this prospectus generally covers the resale of a portion of the maximum number of shares of common stock issued or issuable pursuant to the SOBR Notes, including payment of interest on the SOBR Notes through [________] determined as if the outstanding SOBR Notes (including interest on the SOBR Notes through [____]) were converted in full (without regard to any limitations on conversion contained therein solely for the purpose of such calculation) at the price of $[____]. Because the conversion price of the SOBR Notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of Shares of Common Stock Owned Prior to Offering(1)			Maximum Number of Shares of Common Stock to Be Sold Pursuant to this Prospectus(__)	Number of Shares of Common Stock Owned After Offering(__)
Name of Selling Stockholder	Number		Percent	Prospectus(5)	Number(3)	Percent
David Gandini	1,178	(2)	<1%
Christopher Whitaker	215	(3)	<1%
Steven Beabout	689	(4)	<1%
Ford Fay	66	(5)	<1%
Sandy Shoemaker	68	(6)	<1%
Kristen Pederson	-	(7)	<1%
[_______]	[__]	(8)	[__] %

1.

Applicable percentage ownership is based on _____________ shares of SOBR Common Stock outstanding as of _____________ and based on ____________ shares of SOBR Common Stock outstanding after the offering.

2.	Consists of 379 shares, vested stock options to acquire 756 shares, warrants to acquire 43 shares, and restricted stock units to purchase [___] shares. Mr. Gandini is an officer and director of SOBR.
3.	Consists of 37 shares, vested stock options to acquire 178 shares, and restricted stock units to purchase [___] shares. Mr. Whitaker is an officer of SOBR.
4.

Consists of 393 shares, 69 shares held in the name of C&S Trust, a trust controlled by Mr. Beabout’s spouse; 16 shares held through IDTech Consulting; 35 shares through Sky Startups LLC; vested stock options to acquire 69 shares; warrants to acquire 107 shares; and restricted stock units to purchase [___] shares. Mr. Beabout is a director of SOBR.

5.	Consists of 7 shares, vested stock options to acquire 59 shares and restricted stock units to purchase [___] shares. Mr. Fay is a director of SOBR.
6.	Consists of 23 shares, vested stock options to acquire 23 shares, warrants to acquire 22 shares and restricted stock units to purchase [___] shares. Ms. Shoemaker is a director of SOBR.
7.	Consists of restricted stock units to purchase [___] shares. Ms. Pederson is a director of SOBR.
8.	Includes shares issued in SOBR Pre-Closing Financing to the investors and placement agent.

174

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the SOBR Notes to permit the resale of these shares of common stock by the holders of the SOBR Notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales made after the date the Registration Statement is declared effective by the SEC;
•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

•	There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

175

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Clark Hill PLC.

EXPERTS

The financial statements as of and for the fiscal years ended December 31, 2025 and December 31, 2024 have been audited by Haynie & Company, an independent registered public accounting firm, as stated in their reports. Such financial statements have been so included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

SOBR is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains SOBR’s filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

SOBR also makes available free of charge on or through its website at www.SOBRsafe.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after SOBR electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and SOBR are inactive textual references and except as specifically incorporated by reference into this proxy statement/prospectus, information on or accessible from those websites is not part of this proxy statement/prospectus.

SOBR has filed with the SEC a registration statement on Form S-4, of which this proxy statement/ prospectus is a part, under the Securities Act to register the shares of SOBR Common Stock to be issued to CWV stockholders in the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of SOBR, as well as a proxy statement of SOBR for its annual meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about SOBR and SOBR Common Stock.

SOBR has supplied all information contained in this proxy statement/prospectus relating to SOBR and CWV has supplied all information contained in this proxy statement/prospectus relating to CWV.

If you would like to request documents from SOBR or CWV, please send a request in writing or by telephone to either SOBR or CWV at the following addresses:

SOBR Safe, Inc.	Clean World Ventures Inc.
6400 S Fiddlers Green Circle, Suite 1400	81 Ocean State Drive
Greenwood Village, CO 80111	North Kingstown, RI 02852
Attn: Corporate Secretary	Attn: Corporate Secretary
Tel: (844) 762-7723	Tel: 508-574-1144
Email: info@sobrsafe.com	Email: info@cleanworldventures.com

SOBR has filed its Annual Report on Form 10-K for the year ended December 31, 2025 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a SOBR stockholder, SOBR will mail without charge a copy of its Annual Report on Form 10-K, including the financial statements, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to SOBR’s expenses in furnishing the requested exhibit. All requests should be directed to SOBR’s Corporate Secretary, 6400 S Fiddlers Green Circle, Suite 1400, Greenwood Village, CO 80111.

If you are a SOBR stockholder and would like additional copies, without charge, of this proxy statement/ prospectus or if you have questions about the Merger, including the procedures for voting your shares, you should contact SOBR’s Corporate Secretary at the following address, telephone number or email address:

176

OTHER MATTERS

Stockholder Proposals for the 2027 Annual Meeting of Stockholders

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals to be included in our next proxy statement must be received by us at our executive offices no later than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. A stockholder proposal for the 2027 Annual Meeting of Stockholders will be ineligible for inclusion in our proxy statement and form of proxy unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of SOBR at the executive offices of SOBR. To be timely, SOBR must have received the stockholder’s notice no later than 5:00 pm Mountain Time on [________], 2027. However, if the date of the 2027 Annual Meeting of Stockholders is changed by more than 30 days from the date of this year’s Annual Meeting, SOBR must receive the stockholder’s notice no later than the close of business on (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than SOBR’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days prior to the first anniversary of the preceding year’s annual meeting. Stockholders who intend to solicit proxies in support of director nominees other than SOBR’s nominees at the 2026 Annual Meeting of Stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act to the Corporate Secretary of SOBR at the executive offices of SOBR no later than 5:00 pm Mountain Time on [____], 2027.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

Communication with the SOBR Board of Directors

Any interested party with concerns about SOBR may report such concerns to the SOBR board of directors or the Chair of SOBR’s audit committee or the Chair of SOBR’s nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:

c/o SOBR Safe Inc.

6400 S Fiddlers Green Circle, Suite 1000

Greenwood Village, CO 80111

You may submit your concern anonymously or confidentially by postal mail, email or on SOBR’s whistleblower hotline at: https://www.lighthouse-services.com/sobrsafe. You may also indicate whether you are a stockholder, customer, supplier or other interested party.

In writing: Confidential Employee Concern

Attention: Chair of the Audit Committee c/ o SOBR Safe, Inc.

6400 S. Fiddlers Green Circle, Suite 1400

Greenwood Village, Colorado 80111

By email: compliance@sobrsafe.com

177

A copy of any such written communication may also be forwarded to SOBR’s legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with SOBR’s legal counsel, with independent advisors, with non-management directors, or with SOBR’s management, or may take other action or no action as the director determines in good faith, using reasonable judgment and applying his or her own discretion.

Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which SOBR tends to receive repetitive or duplicative communications.

SOBR’s audit committee oversees the procedures for the receipt, retention and treatment of complaints received by SOBR regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. SOBR has also established a toll-free telephone number and a secure web form for the reporting of such activity, which is (877) 900-2988 or https://www.whistleblowerservices.com/SOBR.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of SOBR will be “householding” SOBR’s proxy materials. A single set of SOBR’s proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of SOBR’s proxy materials, please notify your broker or direct a written request to SOBR at 6400 South Fiddlers Green Circle, Suite 1400, Greenwood Village, Colorado 80111, or contact us at 844.SOBRSAFE (762.7723). SOBR undertakes to deliver promptly, upon any such oral or written request, a separate copy of its proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of SOBR’s proxy materials at their address and would like to request “householding” of their communications should contact their broker, bank or other nominee, or contact SOBR at the above address or phone number.

At the date of this proxy/ registration statement, SOBR knows of no other matters, other than those described above, that will be presented for consideration at the SOBR Special Meeting. If any other business should come before the SOBR Special Meeting, it is intended that the proxy holders will vote all proxies using their best judgment in the interest of SOBR and the stockholders.

SOBR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 was mailed to the stockholders on or about [_____], 2026, and is accessible online at [__________]. The Annual Report, which includes audited financial statements, does not form any part of the material for the solicitation of proxies.

The Board invites you to attend the SOBR Special Meeting virtually. Whether or not you expect to attend the SOBR Special Meeting, please submit your vote by internet, telephone or mail as promptly as possible so that your shares will be represented at the SOBR Special Meeting.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SOBR SPECIAL MEETING, PLEASE READ THE PROXY STATEMENT AND THEN VOTE BY INTERNET OR MAIL AS PROMPTLY AS POSSIBLE. VOTING PROMPTLY WILL SAVE US ADDITIONAL EXPENSE IN SOLICITING PROXIES AND WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING.

178

INDEX TO FINANCIAL STATEMENTS

SOBR SAFE, INC.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2025 AND 2024

SOBR SAFE, INC.
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE THREE MONTHS ENDED
MARCH 31, 2026 AND 2025

179

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of SOBR Safe, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SOBR Safe, Inc. (the Company) as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 of the financial statements, the Company has incurred recurring losses from operations and has limited cash liquidity and capital resources to meet future capital requirements. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-1

Valuation and Presentation of Stock Options, RSUs, and Warrants – Refer to Note 12 to the financial statements

We identified the valuation and presentation of stock options, restricted stock units (“RSUs”), and warrants as a critical audit matter.

As described in Note 12 to the financial statements, the Company has several outstanding equity instruments including stock options, RSUs, and stock warrants. The accounting for these equity instruments involves complex judgments and estimates, including the determination of fair value for stock options and warrants, as well as the appropriate recognition of compensation expense over the vesting period. The fair value of stock options and warrants is determined using option-pricing models, such as the Black-Scholes model, which require the use of assumptions related to volatility, expected term, risk-free interest rate, and dividend yield. Additionally, the presentation of these equity-based awards in the financial statements requires judgment regarding their classification as equity or liability, depending on the specific terms of the awards.

We identified this as a critical audit matter due to the complexity of the valuation of stock options and warrants, as well as the judgment required in estimating key inputs used in the option-pricing models. The recognition of compensation expense and the classification of the awards involve significant judgment. This requires a high degree of auditor judgment and an increased extend of effort to address these matters.

Addressing the matter included evaluating the Company’s accounting policies for stock options and warrants, and assessing the reasonableness of the key assumptions used in the option-pricing models, such as the volatility, expected term, and risk-free interest rate. We assessed the accuracy and consistency of these assumptions by comparing them to available market data and industry benchmarks. We also examined the calculation of the total compensation expense recognized for these awards, ensuring that it was properly allocated over the requisite service periods. Additionally, we assessed the Company’s classification of these awards as equity or liability and reviewed the related disclosures in Note 12 to ensure compliance with applicable accounting standards.

Impairment of Intellectual Property - Refer to Note 7 to the financial statements

We identified the evaluation of potential impairment of intellectual property as a critical audit matter.

As described in Note 7 to the financial statements, the Company has $1.3 million of Intellectual Technology. The Company evaluates its Intellectual Technology at least annually or more frequently when events or changes in circumstances indicate the carrying value may not be recoverable. In consideration of impairment, the Company prepares a valuation based on management’s estimates and market information.

We identified valuation of this asset as a critical audit matter because of the significant estimates and assumptions made by management to estimate fair value, including the impact of forecasted growth, and the difference between the fair values and the carrying values as of December 31, 2025. This required a high degree of auditor judgment and an increased extent of effort, when performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions related to certain assumptions within the projected cash flows.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included, among others, gaining an understanding of management’s process for developing the fair value estimate, and assessing the inputs and key assumptions used to develop the models.

/s/ Haynie
Haynie Salt Lake City, UT April 10, 2026

We have served as the Company’s auditor since 2023.

F-2

SOBR SAFE, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2025	2024

ASSETS

Current assets
Cash	$4,759,370	$8,384,042
Accounts receivable, net	35,907	24,460
Inventory	146,522	224,875
Prepaid expenses	267,766	192,637
Other current assets	21,371	46,060
Total current assets	5,230,936	8,872,074

Property and equipment, net	34,355	-
Intellectual technology, net	1,246,124	2,087,965
Operating lease right-of-use assets, net	82,380	183,737
Other assets	27,427	27,427
Total Assets	$6,621,222	$11,171,203

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$484,731	$422,557
Accrued expenses	866,335	498,128
Accrued interest payable	114,901	105,501
Deferred revenue	6,600	-
Operating lease liabilities, current portion	91,993	111,303
Notes payable – related parties, net	11,810	11,810
Notes payable – non-related parties, net	119,663	127,590
Total current liabilities	1,696,033	1,276,889

Operating lease liabilities, less current portion	-	91,993

Total Liabilities	1,696,033	1,368,882

Stockholders’ Equity
Preferred stock, $0.00001 par value; 16,300,000 shares authorized, no shares issued or outstanding at December 31, 2025 and December 31, 2024	-	-
Series A Convertible Preferred stock, $0.00001 par value; 3,000,000 shares authorized, no shares issued or outstanding at December 31, 2025 and December 31, 2024	-	-
Series A-1 Convertible Preferred stock, $0.00001 par value; 2,000,000 shares authorized, no shares issued or outstanding at December 31, 2025 and December 31, 2024	-	-
Series B Convertible Preferred stock, $0.00001 par value; 3,000,000 shares authorized; no shares issued or outstanding at December 31, 2025 and December 31, 2024	-	-
Common stock, $0.00001 par value; 100,000,000 shares authorized; 1,886,238 and 936,926 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	19	94
Treasury stock, at cost; 17 and 16 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	(38,015)	(38,015)
Additional paid-in capital	112,347,141	108,222,324
Accumulated deficit	(107,330,252)	(98,328,395)
Total SOBR Safe, Inc. stockholders’ equity	4,978,893	9,856,008
Noncontrolling interest	(53,704)	(53,687)
Total Stockholders’ Equity	4,925,189	9,802,321

Total Liabilities and Stockholders’ Equity	$6,621,222	$11,171,203

The accompanying notes are an integral part of the consolidated financial statements.

F-3

SOBR SAFE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Year Ended
	December 31,	December 31,
	2025	2024

Revenues	$437,421	$212,736
Cost of goods and services	201,920	193,568
Gross profit	235,501	19,168

Operating expenses:
Selling, general and administrative	8,122,119	6,217,762
Stock-based compensation expense	485,432	729,712
Research and development	329,654	747,525
Asset impairment loss	456,377	-
Total operating expenses	9,393,582	7,694,999

Loss from operations	(9,158,081)	(7,675,831)

Other income (expense):
Other income	228,737	110,212
Notes payable – conversion expense	-	(585,875)
Interest expense	(21,777)	(457,662)
Total other income (expense), net	206,960	(933,325)

Loss before provision for income taxes	(8,951,121)	(8,609,156)

Provision for income taxes	-	-

Net loss	(8,951,121)	(8,609,156)
Net loss attributable to noncontrolling interest	17	17
Net loss attributable to SOBR Safe, Inc.	(8,951,104)	(8,609,139)

Deemed dividends related to convertible debt warrants down round provision	(1,833)	(23,270)
Deemed dividends related to PIPE warrants down round provision	(1,547)	(46,875)
Deemed dividends related to original warrants and new warrants down round provision	-	(1,541,833)
Value of exercise price reduction related to warrant inducement	(47,373)	(341,297)

Net loss attributable to common stockholders	$(9,001,857)	$(10,562,414)

Basic and diluted loss per common share	$(6.12)	$(172.19)

Weighted average number of common shares outstanding	1,470,004	61,342

The accompanying notes are an integral part of the consolidated financial statements.

F-4

SOBR SAFE, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Preferred Stock		Treasury Stock
		Amount		Amount			Additional		SOBR
		($0.00001		($0.00001		Amount	Paid-in	Accumulated	Safe,	Noncontrolling	Stockholders'
	Shares	Par)	Shares	Par)	Shares	(at cost)	Capital	Deficit	Inc.	Interest	Equity

Balances at January 1, 2024	16,907	$2	-	-	(12)	$(38,015)	$89,840,201	$(87,765,981)	$2,036,207	$(53,670)	$1,982,537
Common stock issued for restricted stock units vested	105	-	-	-	-	-	-	-	-	-	-
Common stock issued upon conversion of convertible debt	5,214	-	-	-	-	-	3,465,474	-	3,465,474	-	3,465,474
Paid in capital – fair value of stock options and restricted stock units vested	-	-	-	-	-	-	729,711	-	729,711	-	729,711
Deemed dividends related to convertible debt warrants down round provision	-	-	-	-	-	-	23,270	(23,270)	-	-	-
Deemed dividends related to PIPE warrants down round provision	-	-	-	-	-	-	46,875	(46,875)	-	-	-
Deemed dividends related to original and new warrants down round provision	-	-	-	-	-	-	1,541,833	(1,541,833)	-	-	-
Common stock and warrants issued in 2024 PIPE Offering, net of issuance costs	41,469	4	-	-	-	-	7,336,291	-	7,336,295	-	7,336,295
Additional common stock issued upon reverse stock split	358	-	-	-	-	-	160	-	160	-	160
Common stock issued upon exercise of warrants	872,873	88	-	-	(4)	-	5,238,509	(341,297)	4,897,300	-	4,897,300
Net Loss	-	-	-	-	-	-	-	(8,609,139)	(8,609,139)	(17)	(8,609,156)
Balances at December 31, 2024	936,926	94	-	-	(16)	(38,015)	108,222,324	(98,328,395)	9,856,008	(53,687)	9,802,321
Paid in capital – fair value of stock options and restricted stock units vested	-	-	-	-	-	-	485,432	-	485,432	-	485,432
Deemed dividends related to convertible debt warrants down round provision	-	-	-	-	-	-	1,833	(1,833)	-	-	-
Deemed dividends related to 2022 PIPE Warrants down round provision	-	-	-	-	-	-	1,547	(1,547)	-	-	-
Deemed dividends related to 2024 PIPE Warrants down round provision	-	-	-	-	-	-	47,373	(47,373)	-	-	-
True-up payment related to 2024 PIPE Warrants	-	-	-	-	-	-	(1,640,000)	-	(1,640,000)	-	(1,640,000)
Common stock and warrants issued in 2025 PIPE Offering, net of issuance costs	370,000	4	-	-	-	-	1,732,162	-	1,732,166	-	1,732,166
Additional common stock issued upon reverse stock split	110	(137)	-	-	-	-	137	-	-	-	-
Common stock issued upon exercise of warrants	579,219	58	-	-	(1)	-	3,496,333	-	3,496,391	-	3,496,391
Net Loss	-	-	-	-	-	-	-	(8,951,104)	(8,951,104)	(17)	(8,951,121)
Balances at December 31, 2025	1,866,255	$19	-	$-	(17)	$(38,015)	$112,347,141	$(107,330,252)	$4,978,893	$(53,704)	$4,925,189

The accompanying notes are an integral part of the consolidated financial statements.

F-5

SOBR SAFE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Year Ended
	December 31,
	2025	2024

Operating Activities:
Net loss	$(8,951,121)	$(8,609,156)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	389,281	385,464
Amortization of debt discounts	-	237,250
Stock-based compensation expense	485,432	729,712
Non-cash conversion expense	-	585,875
Non-cash interest expense	8,141	204,043
Non-cash lease expense	101,357	90,976
Non-cash disposal of obsolete inventory	-	115,741
Non-cash asset impairment loss	456,377	-
Bad debt expense	16,203	25,260
Changes in assets and liabilities:
Accounts receivable	(27,650)	(24,440)
Inventory	78,353	2,166
Prepaid expenses	197,919	284,690
Other assets	24,689	(46,060)
Accounts payable	62,174	(103,108)
Accrued expenses	304,322	(311,403)
Accrued interest payable	1,259	8,513
Deferred revenue	6,600	-
Operating lease liabilities	(111,303)	(97,107)
Net cash used in operating activities	(6,957,967)	(6,521,584)

Investing Activities:
Purchase of property and equipment	(38,172)	-
Net cash used in investing activities	(38,172)	-

Financing Activities:
Proceeds from notes payable - non-related parties		-
Repayments of notes payable – non-related parties	(250,421)	(200,808)
Proceeds from private equity offering	1,999,935	8,199,996
Proceeds from exercise of stock warrants	3,680,411	5,340,747
Payment for transaction costs of equity transactions	(418,458)	(1,224,456
Payment of 2024 PIPE Warrant True-up Payment	(1,640,000)	-

Net cash provided by financing activities	3,371,467	12,115,479

Net Change In Cash	(3,624,672)	5,593,895

Cash At The Beginning Of The Period	8,384,042	2,790,147

Cash At The End Of The Period	$4,759,370	$8,384,042

Schedule Of Non-Cash Investing And Financing Activities:
Non-related party debt converted to capital	$-	$2,879,279
Deemed dividends related to original warrants and new warrants down round provision	$-	$1,541,833
Deemed dividends related to 2022 PIPE warrants down round provision	$1,547	$46,875
Deemed dividends related to convertible debt warrants down round provision	$1,883	$23,270
Deemed dividends related to 2024 PIPE warrants down round provision	47,373	-
Value of exercise price reduction related to warrant inducement	$-	$341,297
Financing of prepaid insurance premiums	$-	$264,066
Issuance of common stock and warrants for prepaid services	$-	$-

Supplemental Disclosure:
Cash paid for interest	$12,377	$32,579

The accompanying notes are an integral part of the consolidated financial statements.

F-6

SOBR SAFE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

NOTE 1. ORGANIZATION, OPERATIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SOBR Safe, Inc., a Delaware corporation, (the “Company”, “we”, “us”, and “our”) is a hardware and software company headquartered in Greenwood Village, Colorado. Our Company integrates proprietary software, SOBRsafeTM, with our patented touch-based personal alcohol awareness tracking products, SOBRcheckTM and SOBRsure®, enabling non-invasive personal alcohol awareness tracking, biometric identity verification, and qualified, real-time cloud-based, informational alerts and reporting. We operate as a single segment designed to enable customers to purchase products directly through channel partners, sales agents or through our enterprise and consumer digital channels.  Currently our principal markets are located in North America.

On May 16, 2022, our common stock began trading on the Nasdaq Capital Markets exchange (“Nasdaq”) under the ticker symbol “SOBR.” Prior to this, our common stock was quoted on the “OTCQB” tier of the OTC Markets, also under the ticker symbol “SOBR.”

Basis of Presentation

The accompanying audited consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for the presentation of annual financial information.

In management’s opinion, the audited consolidated financial statements reflect all adjustments (including reclassifications and normal recurring adjustments) necessary to present fairly the financial position at December 31, 2025 and December 31, 2024, and results of operations and cash flows for the years ended December 31, 2025 and December 31, 2024.

Principles of Consolidation

The accompanying audited consolidated financial statements include the accounts of the Company and its majority-owned subsidiary, TransBiotec, Inc. (“TBT”), of 98.6%. We have eliminated all intercompany transactions and balances between entities consolidated in these audited financial statements.

Use of Estimates

The preparation of audited consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Specifically, such estimates were made by the Company for the recoverability and useful lives of long-lived assets, and our intellectual technology, stock-based compensation and the valuation allowance related to deferred tax assets. Actual results could differ from those estimates.

Financial Instruments

The Company is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value hierarchy is based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels based on reliability of the inputs as follows:

Level I: Inputs that reflect unadjusted quoted prices in active markets that are accessible to SOBRsafe for identical assets or liabilities.

Level II: Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level III: Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

F-7

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued expenses, accrued interest payable, related party payables, notes payable, and other liabilities. The Company believes that the recorded values of our financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

At December 31, 2025 and December 31, 2024, the Company did not have financial instruments requiring valuation from observable or unobservable inputs to determine fair value on a recurring basis.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents. The Company does not have any cash equivalents as of December 31, 2025, and December 31, 2024.

Accounts Receivable

Customer accounts are monitored for potential credit losses based upon management’s assessment of expected collectability and the allowance for doubtful accounts is reviewed periodically to assess the adequacy of the allowance. In making this assessment, management takes into consideration any circumstances of which the Company is aware regarding a customer’s inability to meet its financial obligations to the Company, and any potential prevailing economic conditions and their impact on the Company’s customers. The Company had $30,000 and $25,000 in allowance for doubtful accounts at December 31, 2025, and December 31, 2024, respectively.

Inventory

Inventory is comprised of component parts and finished product and is valued at the lower of cost or net realizable value. The cost of substantially all the Company’s inventory is determined by the FIFO cost method. The Company evaluates the valuation of inventory and periodically adjusts the value for estimated excess based upon estimates of future demand and market conditions, and obsolete inventory based upon otherwise damaged or impaired goods. The Company had no reserves for obsolescence at December 31, 2025 and December 31, 2024.

Prepaid Expenses

Amounts incurred in advance of contractual performance or coverage periods are recorded as prepaid assets and recognized as expense in the period service or coverage is provided.

Debt Issuance Costs

Debt issuance costs incurred in connection with the issuance of debt are capitalized and amortized to interest expense over the term of the debt using the effective interest method. The unamortized amount is presented as a reduction of debt on the audited consolidated balance sheet.

Preferred Stock

Preferred shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. The Company classifies conditionally redeemable preferred shares (if any), which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control, as temporary equity. At all other times, the Company classifies preferred shares in stockholders’ equity.

Noncontrolling Interest

A subsidiary of the Company, TBT, has minority members representing ownership interests of 1.4% at December 31, 2025 and December 31, 2024. The Company accounts for this noncontrolling interest whereby gains and losses in a subsidiary with a noncontrolling interest are allocated to the noncontrolling interest based on the ownership percentage of the noncontrolling interest, even if that allocation results in a deficit noncontrolling interest balance.

F-8

Long-Lived Assets

The Company records intangible assets based on estimated fair value on the date of acquisition. Long-lived assets consist of net property and equipment and intangible assets. The finite-lived intangible assets are intellectual property and are amortized on a straight-line basis over the estimated lives of the assets.

The Company assesses impairment of long-lived assets when events or changes in circumstances indicate that their carrying value amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: (i) significant decreases in the market price of the asset; (ii) significant adverse changes in the business climate or legal or regulatory factors; (iii) or, expectations that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life.

If the estimated future discounted cash flows, excluding interest charges, from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

Impairment of Long-Lived Assets

Long-lived assets and identifiable intangibles held for use are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable, or at least annually. If the sum of discounted expected future cash flows is less than the carrying amount of the asset or if changes in facts and circumstances indicate, an impairment loss is recognized and measured using the asset’s fair value. An impairment loss of $456,377 was recognized during the year ended December 31, 2025. No impairment loss was recognized during the year ended December 31, 2024.

Revenue Recognition

The Company enters contracts with customers and generates revenue through various combinations of software products and services which include the sale of cloud-based software solutions, tracking, and data collection hardware devices, and cloud-based data reporting and analysis services. Depending on the combination of products and services detailed in the respective customer contract, the identifiable components may be highly interdependent and interrelated with each other such that each is required to provide the substance of the value of the Company’s offering and accounted for as a combined performance obligation, or the specific components may be generally distinct and accounted for as separate performance obligations. Revenue is recognized when control of these software products and/or services are transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for respective services and devices.

The Company determines revenue recognition through five steps which include: (1) identification of the contract or contracts with a customer; (2) identification of individual or combined performance obligations contained in the contract; (3) determination of the transaction price detailed within the contract; (4) allocation of the transaction price to the specific performance obligations; (5) recognition of revenue as the Company’s performance obligations are satisfied according to the terms of the contract.

Contracts with a Single License/Service Performance Obligation

For contracts with a single performance obligation consisting of a license and/or data services, the entire transaction price is allocated to the single performance obligation. Where the Company provides a performance obligation as licensed software or data services, revenue is recognized upon delivery of the software or services ratably over the respective term of the contract.

Contracts for Purchase of Hardware Devices Only

Where hardware devices are sold separately by the Company, the entire transaction price is allocated to the device as an individual performance obligation and revenue recognized at a point in time when either legal title, physical possession, or the risks and rewards of ownership have transferred to the customer. Generally, these requirements are satisfied at the point in time the Company ships the product, as this is when the customer obtains control of the asset under SOBR’s standard terms and conditions of the purchase.

Contracts with Multiple Performance Obligations

Where a Company’s contract with a respective customer contains multiple performance obligations and due to the interdependent and interrelated nature of the licensed software, hardware devices and data reporting services, the Company accounts for the individual performance obligations if they are distinct in nature and the transaction price is allocated to each distinct performance obligation(s) on a directly observable standalone sales price basis. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of accounting may require significant judgment. Standalone selling prices are primarily based upon the price at which the performance obligation is sold separately. The Company may be able to establish a standalone sales price based upon observable products or services sold or priced separately in comparable circumstances, competitor pricing or similar customers. Where the performance obligations are either not distinct or directly observable, the Company estimates the standalone sales price of the performance obligations based upon the overall pricing objectives taking into consideration the value of the contract arrangement, number of licenses, number and types of hardware devices and the length of term of the contract. Professional judgement may be required to determine the standalone sales price for each performance obligation where not directly observable. Revenue for contracts with multiple performance obligations is recognized on a ratable basis for each respective performance obligation as allocated under the prescribed Transaction Price identification model applied.

F-9

The Company requires customers to make payments related to subscribed software licenses and data services on a monthly basis via authorized bank account ACH withdrawal or an automatic credit card charge during the approved term of the respective agreement. The collectability of future cash flows are reasonably assured with any potential non-payment easily identified with future services being discontinued or suspended due to non-payment.

The Company’s contracts are generally three to twelve months in duration, billed monthly, and non-cancelable. The timing of revenue recognition may differ from the timing of invoicing to customers. The Company generally has an unconditional right to consideration when customers are invoiced, and a receivable is recorded. A contract asset (unbilled revenue) is recognized when revenue is recognized prior to invoicing, or a contract liability (deferred revenue) when revenue will be recognized subsequent to invoicing.

The Company has elected to charge shipping, freight, and delivery costs to customers as a source of revenue to offset respective costs when control has transferred to the customer.

The Company reports revenue net of sales and other taxes collected from customers to be remitted to government authorities.

Estimated costs for the Company’s standard one-year warranty are charged to cost of goods and services when revenue is recorded for the related product. Royalties are also charged to cost of goods and services.

Leases

The Company determines if an arrangement is or contains a lease at inception. Leases with an initial term of twelve months or less are considered short-term leases and are not recognized on the Company’s unaudited condensed consolidated balance sheet. Right-of-use (“ROU”) assets and liabilities are recognized on the unaudited condensed consolidated balance sheet for leases with an expected term greater than twelve months. Operating lease ROU assets represent our right to use an underlying asset over the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at inception based on the present value of lease payments over the lease term. When the rate implicit in the lease is not determinable, the Company uses its estimated secured incremental borrowing rate in determining the present value of lease payments. The lease expense for fixed lease payments is recorded on a straight-line basis over the lease term and variable lease payments are included in the lease expense when the obligation for those payments is incurred. The Company has elected not to separate lease and non-lease components.

Stock-based Compensation

The Company uses the fair-value based method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments (warrants, options, and restricted stock units). The fair value of each warrant and option is estimated on the date of grant using the Black-Scholes options pricing model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. The Company has not paid dividends historically and does not expect to pay them in the future. Expected volatilities are based on weighted averages of the historical volatility of the Company’s common stock, estimated over the expected term of the awards. The expected term of options granted is derived using the “simplified method” which computes expected term as the average of the sum of the vesting term plus the contract term as historically the Company had limited activity surrounding its awards. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the period of the expected term. The grant date fair value of a restricted stock unit equals the closing price of our common stock on the trading day of the grant date.

Research and Development

Research and development costs are expensed as incurred. The Company incurs research and development costs as it acquires new knowledge to bring about significant improvements in the functionality and design of its products and software.

Advertising and Marketing Costs

Advertising and marketing costs are charged to operations as incurred. Advertising and marketing costs were $1,685,992 and $323,469 during the years ended December 31, 2025, and December 31, 2024, respectively.

F-10

Income Tax

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company has not recorded any deferred tax assets or liabilities at December 31, 2025 and December 31, 2024 as these have been offset by a 100% valuation allowance.

Loss Per Share

Basic loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share gives the effect to all dilutive potential common shares outstanding during the period, including stock options, warrants and convertible instruments. Diluted net loss per share excludes all potentially issuable shares if their effect is anti-dilutive. Because the effect of the Company’s dilutive securities is anti-dilutive, diluted net loss per share is the same as basic loss per share for the periods presented.

The following outstanding and potentially issuable shares have been excluded from the computation of diluted weighted shares outstanding, as they could have been anti-dilutive:

	December 31,	December 31,
	2025	2024
Stock options	1,210	1,323
Restricted stock units	-	90
Warrants	4,938,062	1,563,182
Convertible instruments	2	1
Total dilutive securities	4,939,274	1,564,596

Concentration of Risk

Credit Risk – Financial instruments that potentially subject the Company to concentration of credit risk consisted primarily of cash. The Company maintains its cash at two domestic financial institutions. The Company is exposed to credit risk in the event of a default by the financial institutions to the extent that cash balances are in excess of the amount insured by the Federal Deposit Insurance Corporation of up to $250,000 per institution. The Company places its cash with high-credit quality financial institutions and is managed within established guidelines to mitigate risk. To date, the Company has not experienced any loss on its cash.

Concentration of Customers – To date, the Company’s sales have been made to a limited number of customers. Should the Company continue to conduct sales to a limited number of customers and remain highly concentrated, revenue may experience significant period-to-period shifts and may decline if the Company were to lose one or more of its customers, or if the Company were unable to obtain new customers.

Concentration of Suppliers – The Company relies on a limited number of component and contract suppliers to assemble its product. If supplier shortages occur, or quality problems arise, production schedules could be significantly delayed or costs significantly increased, which could in turn have a material adverse effect on the Company’s financial condition, results of operations and cash flows.

Related Parties

Related parties are any entities or individuals that, through employment, ownership or other means, possess the ability to direct or cause the direction of the management and policies of the Company.

F-11

Recently Issued Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amended guidance enhances income tax disclosures primarily related to the effective tax rate reconciliation and income taxes paid information. This guidance requires disclosure of specific categories in the effective tax rate reconciliation and further information on reconciling items meeting a quantitative threshold. In addition, the amended guidance requires disaggregating income taxes paid (net of refunds received) by federal, state, and foreign taxes. It also requires disaggregating individual jurisdictions in which income taxes paid, net of refunds received, is equal to or greater than five percent of total income taxes paid, net of refunds received. The amended guidance was effective for annual periods beginning January 1, 2025. The guidance can be applied either prospectively or retrospectively. The Company adopted ASU 2023-09 for the year ended December 31, 2025. As the Company has net operating losses (“NOLs”) and did not incur material cash income taxes, adoption did not have a material impact on the consolidated financial statements, although the enhanced disclosures required by the standard are included in the accompanying notes.

The Company has reviewed recently issued, but not yet effective, accounting pronouncements and does not believe the future adoptions of any such pronouncements will be expected to have a material impact on its financial condition or the results of operations.

ASU 2024-03 and ASU 2025-01, Income Statement - Expense Disaggregation Disclosures (Subtopic 220-40). These ASUs require additional disclosure of disaggregated income statement expenses in the notes to the financial statements. The standards are effective for annual periods beginning after December 15, 2026, and for interim periods within those annual periods, with early adoption permitted. The Company is currently evaluating the impact of these ASUs on its consolidated financial statements and related disclosures.

ASU 2025-03, Determining the Accounting Acquirer in a Business Combination Involving a Variable Interest Entity. This ASU clarifies guidance for identifying the accounting acquirer when the legal acquiree is a variable interest entity. It is effective for fiscal years beginning after December 15, 2026, with early adoption permitted. The Company is evaluating the potential impact of this guidance on future business combinations.

ASU 2025-05, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses. This ASU introduces a practical expedient for credit loss measurement for certain accounts receivable and contract assets. It is effective for fiscal years beginning after December 15, 2025, with early adoption permitted. The Company is currently assessing the potential impact on its financial statements.

ASU 2025-06, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Targeted Improvements. This ASU amends the internal-use software capitalization criteria. It is effective for fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is evaluating the potential impact on its consolidated financial statements.

ASU 2025-11, Interim Reporting (ASC 270). This ASU clarifies guidance on when interim reporting applies and specifies required interim disclosures. It is effective for fiscal years beginning after December 15, 2025, with early adoption permitted. The Company is currently evaluating the potential impact of this guidance.

The Company does not expect that the adoption of any of the recently issued, but not yet effective, accounting standards will have a material impact on its consolidated financial statements; however, the full effect will depend on future transactions, guidance, and interpretations.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current period presentation. None of these reclassifications had a material impact on the condensed consolidated financial statements.

NOTE 2. GOING CONCERN

The Company has incurred recurring losses from operations and has limited cash liquidity and capital resources to meet future capital requirements. The Company’s ability to meet future capital requirements will depend on many factors, including the Company’s ability to sell and develop products, generate cash flow from operations, and assess competing market developments. The Company may need additional capital resources in the future. Sources of debt financing may result in additional interest expense. Any financing, if available, may be on unfavorable terms. If adequate funds are not available or obtained, the Company may be required to reduce or curtail operations.

As of December 31, 2025, the Company has an accumulated deficit of approximately $107,300,000. During the year ended December 31, 2025, the Company also experienced negative cash flows from operating activities of approximately $7,000,000. These principal conditions and events, when considered in the aggregate, could indicate it is probable that the Company will be unable to meet its obligations as they become due within one year after the date the financial statements are issued. However, the Company has identified factors that may mitigate the probable conditions that have raised substantial doubt about the entity’s ability to continue as a going concern.

Based on an evaluation of current operating cash usage, management identified several areas in which the Company is capable to reduce spend should it be needed. This includes reductions in operating headcount, discretionary sales & marketing spend, investor relations initiatives, and product/software research and development planning. Ongoing activities to identify and reduce monthly expenses by management will continue in perpetuity until such time financial liquidity and substantial cash flow from sales are realized.

F-12

Management believes that cash balances of approximately $4,800,000 and positive working capital of approximately $3,500,000 at December 31, 2025, do not provide adequate capital for operating activities for the next twelve months after the date these financial statements are issued. However, management believes the release of its second generation SOBRsure device in the fourth quarter of 2024 and a comprehensive 2025 marketing plan have positioned the Company to generate improvement in the generation of both revenue and positive cash flows from sales. In addition, the Company’s plans and ability to access capital sources and implement expense-reduction tactics to preserve working capital provide the opportunity for the Company to continue as a going concern as of December 31, 2025. These plans are contingent upon the actions to be performed by the Company, and these conditions have not been met on or before April 10, 2026. As such, substantial doubt about the entity’s ability to continue as a going concern has not been alleviated as of December 31, 2025.

NOTE 3. INVENTORY

Inventories consist of the following:

	December 31,	December 31,
	2025	2024
Component parts	$65,802	$80,164
Finished goods	80,720	144,711
Inventory	$146,522	$224,875

NOTE 4. PREPAID EXPENSES

Prepaid expenses consist of the following:

	December 31,	December 31,
	2025	2024
Insurance	$174,313	$165,041
Deposit	15,736	15,736
Other	77,717	11,860
Prepaid expenses	$267,766	$192,637

On July 1, 2025, the Company entered into a financing agreement for payment of its annual insurance premiums for coverage from July 2025 through June 2026 totaling $341,306. The financing agreement required an initial down payment of $68,261 with the remaining amount of $273,045 financed for a nine-month period at an annual interest rate of 8.6% with monthly payments of $31,441 beginning August 2025.

On July 1, 2024, the Company entered into a financing agreement for payment of its annual insurance premiums for coverage from July 2024 through June 2025 totaling $330,083. The financing agreement required an initial down payment of $66,017 with the remaining amount of $264,066 financed for an eight-month period at an annual interest rate of 9.1% with monthly payments of $34,150 beginning in July 2024. The principal balance and any accrued interest related to the premium financing note payable was paid in full in March 2025.

F-13

NOTE 5. LEASES

The Company leases its corporate headquarters office space and certain office equipment under arrangements classified as operating leases.

The Company entered into a lease agreement to rent office space for a twelve-month period beginning July 1, 2022, with a monthly base rent of $9,744. The lease did not contain renewal options and was considered a short-term lease at inception. In April 2023, the Company executed an amendment to extend the term of the lease from July 1, 2023, through September 30, 2026. The amended lease provides for monthly base rent of $9,310 through September 2024, with fixed escalating monthly base rent for each year thereafter, and no rent due for the months of July through September 2023.

The Company determined that the amendment results in a lease modification that is not accounted for as a separate contract. Further, due to the extension of the lease term beyond the initial twelve months, the office lease can no longer be considered a short-term lease. The Company has recorded a right-of-use asset and lease liability as of April 17, 2023 (the effective date of the amendment) based on the modified terms and conditions of the amended lease.

The Company entered into a lease agreement for copier equipment in June 2023, requiring monthly lease payments of $329 through May 2026.

Total operating lease expense was $201,713, which included $86,014 of variable lease expense during the year ended December 31, 2025. Total operating lease expense was $198,361, which included $82,662 of variable lease expense during the year ended December 31, 2024.

Operating lease obligations recorded on the audited consolidated balance sheet at December 31, 2025 are as follows:

Operating lease liabilities, current portion	$91,993
Operating lease liabilities – less current portion	-
Total Operating Lease Liabilities	$91,993

Future lease payments included in the measurement of operating lease liabilities on the audited consolidated balance sheet at December 31, 2025 are as follows:

2026	$95,063
Total future minimum lease payments	95,063
Less imputed interest	(3,070)
Total Operating Lease Liabilities	$91,993

The weighted average remaining lease term is 9 months, and the weighted average discount rate is 10%.

NOTE 6. PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	December 31, 2025	December 31, 2024
Leasehold improvements	$8,462	$-
Furniture and fixtures	29,710	-
Total property and equipment	38,172	-
Accumulated depreciation	(3,817)	-
Net property and equipment	$34,355	$-

Total depreciation expense was $3,817 for the year ended December 31, 2025 and zero for the year ended December 31, 2024.

NOTE 7. INTANGIBLE ASSETS

Intangible assets are comprised of SOBRsafe Intellectual Technology and consist of the following:

	December 31, 2025	December 31, 2024
Gross carrying amount	$3,854,675	$3,854,675
Accumulated amortization	(2,152,174)	(1,766,710)
Asset impairment loss	(456,377)	-
Net intangible asset	$1,246,124	$2,087,965
Amortization period (in years)	10	10

F-14

Amortization expense was $385,464 for the years ended December 31, 2025 and 2023, respectively.

Estimated future amortization expense for SOBRsafe Intellectual Technology intangible assets is as follows:

2026	$282,144
2027	282,144
2028	282,144
2029	282,144
2030	117,548
Thereafter	-
Total future amortization expense	$1,246,124

NOTE 8. ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31, 2025	December 31, 2024
Professional consulting services	$199,507	$293,395
Franchise taxes	392,639	-
Employee benefits	109,137	-
Other	165,052	204,733
Accrued expenses	$866,335	$498,128

NOTE 9. NOTES PAYABLE

RELATED PARTIES

Notes payable to related parties consist of the following:

	December 31, 2025	December 31, 2024
Notes payable	$11,810	$11,810
Current portion	(11,810)	(11,810)
Net long-term portion	$-	$-

The Company has one related party note payable that has an interest rate of 0%. The note payable had a due date of December 31, 2012, and is currently in default. Total interest expense for related party notes was none for the years ended December 31, 2025 and 2024.

F-15

NON- RELATED PARTIES

Notes payable to non-related parties consist of the following:

	December 31, 2025	December 31, 2024
Convertible notes payable	9,183	9,183
Non-convertible notes payable	17,500	17,500
Premium financing note payable	92,980	100,907
Net non-related party notes payable	119,663	127,590
Current portion	(119,663)	(127,590)
Net long-term portion	$-	$-

Total interest expense for non-related party notes was $21,777 and $76,965 for the years ended December 31, 2025 and 2024, respectively.

Convertible Notes Payable with Warrants – 2023 Debt Offering

On March 7, 2023, the Company entered into a Debt Offering (the “2023 Debt Offering”) pursuant to a Purchase Agreement (the “Agreement”) and Registration Rights Agreement with institutional investors. The 2023 Debt Offering closed on March 9, 2023. The 2023 Debt Offering includes 15% Original Issue Discount Convertible Notes (the “Notes”) and Common Stock Purchase Warrants (the “Warrants”). Under the terms of the Agreement, the Company received $3,000,001 from the Purchasers and in exchange issued the Notes in principal amounts of $3,529,412 and Warrants to purchase up to 352 shares of the Company’s common stock. The Notes may be converted voluntarily by the Purchaser at any time the principal amounts are outstanding into shares of our common stock at a conversion price of $2,508. The Notes are due March 10, 2025, and accrue interest quarterly at 5% per annum. The accrued interest is compounded quarterly, payable on the maturity date, if not sooner converted. The Warrants are exercisable at any time through March 9, 2028, into shares of the Company’s common stock at an exercise price of $2,772 per share. The Company received approximately $2,500,000 of net proceeds from the 2023 Debt Offering after offering-related costs.

On May 10, 2023, noteholders elected to convert a total of $341,998 (the “Conversion Amount”) pertaining to the 2023 Debt Offering into 137 shares of the Company’s common stock at $2,508 per share. As provided for in the Agreement, the Conversion Amount included original note principal of $309,688, as well as accrued interest of $32,311.

On March 4, 2024, the Company entered into inducement offer letter agreements (the “Inducement Letters”) with each holder (collectively, the “Holders”, and individually, a “Holder”) of the Notes issued on March 9, 2023. Pursuant to the Inducement Letters, the Holders agreed to convert some or all of the Applicable Notes at a reduced conversion price equal to $682 per share (such reduced conversion price, the “Notes Conversion Price”). Simultaneously with the execution of the Inducement Letters, the Company received conversion notices from such Holders for the conversion of approximately $804,000 aggregate principal amount of the Applicable Notes, representing approximately 25% of the aggregate principal amount of the Applicable Notes. In connection with such conversion, the Notes Conversion Price was permanently reduced to $682. The Company recognized conversion expense of $585,875 for the induced conversion.

In March, May, and June 2024 noteholders elected to convert an aggregate total of $3,556,234 (the “Conversion Amount”) pertaining to the 2023 Debt Offering into 5,214 shares of the Company’s common stock at $682 per share. As provided for in the Agreement, the Conversion Amount included original Convertible Note principal of $3,219,724, as well as $336,510 of accrued interest incurred in both fiscal 2023 and 2024.

Convertible Notes Payable

The Company has two convertible notes payable to a non-related entity with principal balances totaling $9,183 for the years ended December 31, 2025, and 2024, respectively. The notes bear interest at 12% and are convertible into shares of the Company’s common stock at $35,519 per share. The notes were due in 2013 and are currently in default.

Non-Convertible Notes Payable

The Company has two non-convertible notes payable to non-related parties with principal balances totaling $17,500 for the years ended December 31, 2025 and 2024, respectively. These notes carry interest ranging from 9% - 10% and have due dates ranging from December 2013 to November 2015. The notes are currently in default.

F-16

Premium Financing Note Payable

On July 1, 2025, the Company entered into a financing agreement for payment of its annual insurance premiums for coverage from July 2025 through June 2026 totaling $341,306. The financing agreement required an initial down payment of $68,261 with the remaining amount of $273,045 financed for a nine-month period at an annual interest rate of 8.6% with monthly payments of $31,441 beginning August 2025.

On July 1, 2024, the Company entered into a financing agreement for payment of its annual insurance premiums for coverage from July 2024 through June 2025 totaling $330,083. The financing agreement required an initial down payment of $66,017 with the remaining amount of $264,066 financed for an eight-month period at an annual interest rate of 9.1% with monthly payments of $34,150 beginning in July 2024. The principal balance and any accrued interest related to the premium financing note payable was paid in full in March 2025.

NOTE 10. COMMON STOCK

The Company’s common stock transactions for the year ended December 31, 2025 consisted of the following:

The Company issued 370,000 shares of common stock in connection with the 2025 PIPE Offering (see Note 12)

The Company issued 579,219 shares of common stock upon exercise of warrants.

The Company issued an additional 110 shares of common stock in connection with rounding provisions of the 1-for-10 reverse stock split effective on Nasdaq on April 4, 2025.

The Company’s common stock transactions for the year ended December 31, 2024 consisted of the following:

The Company issued 105 shares of common stock for RSUs vested during 2024.

The Company issued 5,214 shares of common stock upon conversion of a portion of the Convertible Notes issued in the 2023 Debt Offering.

The Company issued 358 shares of common stock in connection with the rounding provisions of the 1-for-110 reverse stock split effective on Nasdaq on October 2, 2024.

The Company issued 41,469 shares of common shares in connection with the 2024 PIPE Offering (see Note 12).

The Company issued 872,874 shares of common stock upon exercise of warrants during 2024.

NOTE 11. PREFERRED STOCK

On November 20, 2015, the Company’s Board of Directors authorized a class of stock designated as Preferred Stock with a par value of $0.00001 per share comprising 25,000,000, from which the Board of Director created a class of Preferred Stock designated as Series A Convertible Preferred Stock comprising 3,000,000 shares. As of December 31, 2025 and 2024, the Company did not have any Series A Convertible Preferred Stock issued or outstanding.

On December 19, 2019, the Company’s Board of Directors created a class of Preferred Stock designated as 8% Series A-1 Convertible Preferred Stock comprising 2,000,000 shares. During 2020, the authorized shares were increased to 2,700,000 shares. As of December 31, 2025 and 2024, the Company did not have any Series A-1 Convertible Preferred Stock issued or outstanding.

On March 1, 2022, the Company’s Board of Directors created a class of shares of Preferred Stock designated as Series B Convertible Preferred Stock comprising 3,000,000 shares. As of December 31, 2025 and 2024, the Company did not have any Series B Convertible Preferred Stock issued or outstanding.

As of December 31, 2025 and 2024, the remaining 16,300,000 of unclassified Preferred Stock did not have any units issued or outstanding.

F-17

NOTE 12. STOCK WARRANTS, STOCK OPTIONS AND RESTRICTED STOCK UNITS

The Company accounts for share-based compensation stock options and restricted stock units, and non-employee stock warrants based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable, utilizing the Black-Scholes pricing model for stock options and warrants, and the closing price of our common stock on the grant date for restricted stock units. Unless otherwise provided for, the Company covers equity instrument exercises by issuing new shares.

Stock Warrants

On March 6, 2024, pursuant to the Adjustment terms of the September 2021 and the March 2022 Armistice Warrants as a result of the Inducement Letters, the Company issued an aggregate 2,418 warrants (the “Armistice Warrants”) consisting of (i) 1,934 warrants pursuant to the Adjustment terms under the September 2021 Armistice Warrant, and (ii) 484 warrants pursuant to the Adjustment terms of the March 2022 Armistice warrant. In addition, the Armistice Warrants include conditions where the warrant exercise price may be adjusted downward in the event securities instruments or exercise prices are subsequently issued or reduced, respectively, below the then current exercise prices of $1,485 per unit of the Armistice Warrants. Where the Inducement Letters stipulate a reduction in the warrant securities exercise prices below the Armistice Warrant exercise price of $1,485 per unit, the conditions of a downward adjustment were met reducing the Armistice Warrants exercise price permanently to $682 per unit. The additional issuance of the Armistice Warrants expire seven years from the date of the original issuance on September 28, 2021, and March 30, 2022, respectively. The difference with respect to the adjusted additional warrants is treated as a deemed dividend and a reduction in net income available to common stockholders of $23,270.

On March 6, 2024, pursuant to the Inducement letters, the exercise price for Common Stock Purchase Warrants issued on September 30, 2022, in relation to the PIPE Offering were permanently reduced to $682 per share. The difference with respect to the adjusted warrant exercise price is treated as a deemed dividend and a reduction in net income available to common stockholders.

In June 2024, the Company entered into a Warrant Inducement with a certain holder of its existing warrants to exercise for cash an aggregate of 9,382 shares of the Company’s common stock at a reduced exercise price of $297 per share. The value of the adjusted warrant exercise price of $341,297 was recorded as a reduction to Retained Earnings in conjunction with a deemed dividend of $1,455,805. The exercised warrants included warrants issued in the Amended and Restated common stock Purchase Warrants, with an initial exercise date of September 27, 2021, dated September 2022, the Amended and Restated Common Stock Purchase Warrants, with an initial exercise date of March 30, 2022, dated September 2022, and warrants issued under the Waiver agreement dated March 30, 2022. As part of the Warrant Inducement, the Company agreed to issue new unregistered warrants to purchase up to 18,763 shares of common stock. The warrants are exercisable upon the Company obtaining stockholder approval for purposes of complying with applicable Nasdaq rules with an exercise price of $297 per share. The warrants will expire five years following the issuance date. The total gross proceeds from the Warrant Inducement was $2,786,174 with net proceeds of $2,425,418 after deducting $360,756 in commissions and transaction costs.

Upon the close of the transaction, the Company issued the holder 5,184 of the 9,382 shares of common stock that were issuable upon exercise of the existing warrants. Due to the beneficial ownership limitation provisions in the inducement offer letter agreement, the remaining 4,198 shares were initially unissued, and reserved in abeyance with the Company’s transfer agent for the benefit of the holder until notice from the holder that the shares may be issued in compliance with the agreement. Upon notice from the holder on June 24, 2024, the Company issued 4,198 shares of common stock previously held in abeyance.

On June 4, 2024, pursuant to the Warrant Inducement, the exercise price for Common Stock Purchase Warrants issued on September 30, 2022, in relation to the 2022 PIPE Offering were permanently reduced to $297 per share. The difference with respect to the adjusted warrant exercise price is treated as a deemed dividend of $42,539 and a reduction in net income available to common stockholders.

In October 2024, the Company entered into a private investment in public equity offering (the “PIPE 2024 Offering”) pursuant to a securities purchase agreement and registration rights agreement where the Company agreed to issue an aggregate of 202,470 units (the “Units”) at a purchase price of $40.50 per unit, each Unit consisting of one share of common stock, par value $0.00001 per share, of the Company, or one pre-funded warrant in lieu thereof, two Series A Warrants, each to purchase one share of common stock at an initial exercise price of $38 per share, and one Series B Warrant to purchase such number of common stock as will be determined on the Reset Date. The Series A Warrants also include a reset feature, where, on the Reset Date, the exercise price shall be adjusted to equal the lower of (i) the exercise price then in effect and (ii) the Reset Price determined as of the date of determination. Upon such reset of the exercise price pursuant to the Series A Warrant, the number of warrant shares issuable upon exercise of the Series A Warrant shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price on the issuance date for the warrant shares then outstanding. In accordance with the terms of the Series A and Series B Warrant Agreements and determination of the Reset Exercise Price in effect at December 31, 2025, the issuance of 1,603,370 Series A Warrants and 640,864 Series B Warrants. Under the terms of the Warrant Agreements, at the conclusion of the Reset Period and final determination of the Reset Exercise Price on the Reset Date, January 15, 2025, additional Series A and Series B Warrants may be issued.

F-18

On October 18, 2024, the Company received exercise notices from various institutional investors at a weighted-average exercise price of approximately $47.30. In exchange for the issuance of 19,110 shares of common stock the Company received net proceeds of $902,541.

During December 2024, the Company received exercise notices from various institutional investors at a weighted-average exercise price of approximately $9.60. In exchange for the issuance of 162,129 shares of common stock the Company received net proceeds of $1,652,034.

On January 15, 2025, the Reset Date for the Series A Warrants issued in the 2024 PIPE Offering, the final determination of the Reset Exercise Price was determined to be $8.29 per share. Pursuant to the Reset Date and Reset Exercise Price, the exercise price for Series A Warrants in relation to the 2024 PIPE Offering, and the Common Stock Purchase Warrants issued on September 30, 2022, in relation to the 2022 PIPE Offering, were permanently reduced to $8.29 per share resulting in an additional 225,450 warrants issued to the remaining warrant holders. The difference with respect to the adjusted warrant exercise prices is treated as a deemed dividend and a reduction in net income available to common stockholders.

On April 11, 2024, pursuant to the terms and conditions of the Series A Warrants issued on October 9, 2024 in conjunction with the 2024 PIPE Offering, the Company evaluated the impact of the 1-for-10 reverse split of the Company’s common stock, or Share Combination Event, on Nasdaq. The terms of the Series A Warrant Agreement stipulate in the event of Share Combination Event, or reverse split, where the resulting closing share price is lower than the then Exercise Price, the Exercise Price will be reduced to the Floor Price determined in the Warrant Agreement of $7.60 per warrant. Following the Share Combination Event, the Exercise Price of the Series A Warrants was reduced to the Floor Price prescribed in the terms of the respective Warrant Agreement at $7.60 per share resulting in an additional 110,273 warrants issued to the remaining warrant holders. Further, should the resulting closing share price be below the Floor Price during a period of five trading days after the Share Combination Event, the calculated difference between the lowest volume-weighted-average price (“VWAP”) of the Company’s stock during the five-trading day period and the Floor Price of the then outstanding Series A Warrants outstanding shall be paid pro rata to the remaining holders of the warrants (the “True-up Payment”), not to exceed $1,640,000. The lowest VWAP during the trading period of $4.71 was determined to be below the Floor Price resulting in a True-up Payment due to the remaining holders of $1,640,000. The True-up Payment balance due was paid in full to the remaining holders in July 2025.

During the year ended December 31, 2025, the Company received exercise notices from various institutional investors at a weighted average exercise price of approximately $8.39. In exchange for the issuance of 579,219 shares of common stock, the Company received net proceeds of $3,680,411.

On December 29, 2025, the Company entered into a private investment in public equity offering (the “PIPE 2025 Offering”) pursuant to a securities purchase agreement and registration rights agreement where the Company agreed to issue an aggregate of 370,000 share of common stock at a purchase price of $1.55 per share, 920,324 pre-funded warrants to purchase shares of its common stock at $1.55 per share, 1,290,324 Series C Warrants, each to purchase one share of common stock at an initial exercise price of $1.30 per share, and 1,290,324 Series D Warrants to purchase one share of common stock at $1.30. The aggregate net proceeds received by the Company from the offering were $1.7 million, net of commissions and offering expenses.

The rights and privileges of the PIPE 2025 Offering Pre-funded Warrants are set forth in the warrant agreement between the Company and each of the respective warrant holders. The PIPE 2025 Offering Pre-funded Warrants are exercisable at the option of the warrant holder at any time and do not expire. However, as set forth in the warrant agreements with each holder, the number of pre-funded warrants that may be exercised at any given time may be limited if, upon exercise, the warrant holder and any of its affiliates would beneficially own more than 9.99% of the Company’s common stock, or have voting power of more than 9.99% of the Company's common stock. The PIPE 2025 Offering Pre-funded Warrants do not provide any of the rights or privileges provided by the Company's common stock, including any voting rights, until the pre-funded warrants are exercised and settled in underlying shares of common stock.

The Company evaluated the PIPE 2025 Offering Pre-funded Warrants and concluded the warrants are indexed to the Company's common stock, meet the criteria to be classified as equity and are not subject to remeasurement. The proceeds received from the issuance of the pre-funded warrants were recorded as additional paid-in capital. There were no exercises of PIPE 2025 Offering Pre-funded Warrants during the year ended December 31, 2025.

The fair values of stock warrants granted were determined using the Monte Carlo simulation and Black-Scholes option pricing models based on the following assumptions:

	December 31, 2025	December 31, 2024
Exercise price	$1.30-8.29	$38.00-682.00
Dividend yield	0%	0%
Volatility	155-175%	147-173%
Risk-free interest rate	3.59-4.36%	3.91-4.50%
Expected life (years)	2.0-5.0	2.3-5.3

F-19

The following table summarizes the changes in the Company’s outstanding warrants:

	Warrants Outstanding Number of Shares	Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value
Balance at December 31, 2024	1,563,182	$9.60 – 4,675.00	4.8	$10.40	$-
Warrants granted	3,954,151	$1.30 – 8.29	3.9	$1.97	$-
Warrants exercised	(579,219)	$8.29 – 9.60	-	$8.39	$-
Warrants expired/forfeited	(52)	1,650.00-4,675.00	-	$2,163.68	$-
Balance at December 31, 2025	4,938,062	$1.30 – 1,485.00	3.9	3.30	$-

	Warrants Outstanding Number of Shares	Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value
Balance at December 31, 2023	9,642	$1,485.00-5,841.00	4.6	$1,716.00	$-
Warrants granted	2,426,413	9.60-297.00		11.50	$-
Warrants exercised	(872,873)	9.60-297.00	4.8	17.10	$-
Warrants expired	-	-		-	$-
Balance at December 31, 2024	1,563,182		4.8	10.40	$-

Share-Based Compensation

On October 24, 2019, the Company’s 2019 Equity Incentive Plan (the “Plan”) went effective authorizing 1,167 shares of Company common stock for equity awards to employees, directors or consultants. The Plan was approved by the Company’s Board of Directors and the holders of a majority of the Company’s voting stock on September 9, 2019. In January 2022, the stockholders approved and ratified an amendment to increase the shares authorized under the Plan to 1,576. In June 2024, the stockholders approved and ratified an amendment to increase the shares authorized under the Plan to 3,182. On July 17, 2025, the Company’s stockholders approved and ratified an amendment to increase the number of shares authorized under the 2019 Equity Incentive Plan to 350,000 shares.

The Company generally recognizes share-based compensation expense on the grant date and over the period of vesting or period that services will be provided.

Stock Options

As of December 31, 2025, and December 31, 2024, the Company has stock options granted and outstanding to acquire 1,210 and 1,323 shares of common stock under the Plan, respectively. As of December 31, 2025, the Plan had 1,176 vested options and 34 non-vested options. As of December 31, 2024, the Plan had 1,048 vested options and 275 non-vested options. The stock options are held by our officers, directors, employees, and certain key consultants.

For the years ended December 31, 2025, and 2024, the Company recorded in stock-based compensation expense $423,337 and $667,617, respectively, of share-based compensation related to stock options. The unrecognized compensation expense as of December 31, 2025, was $119,143 which will be recognized over a weighted average period of 4.8 months.

During the year ended December 31, 2025, the Company did not grant any stock options to directors, officers, employees or other third parties.

F-20

The following tables summarize the changes in the Company’s outstanding stock options:

	Options Outstanding Number of Shares	Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value
Balance at December 31, 2024	1,323	$528.00-10,230.00	4.9	$2,178.70	-
Options granted	-	-	-	-	-
Options exercised	-	-	-	-	-
Options cancelled	-	-	-	-	-
Options expired/forfeited	(113)	748.00-3,366.00	-	2,110.55	-
Balance at December 31, 2025	1,210	$528.00-10,230.00	4.5	$2,170.91	-

Exercisable at December 31, 2025	1,210	$528.00-10,230.00	4.6	$2,189.63	-

	Options Outstanding Number of Shares	Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value
Balance at December 31, 2023	1,541	$528.00-10,230.00	5.7	$2,211.00	-
Options granted	-	-	-	-	-
Options exercised	-	-	-	-	-
Options cancelled	-	-	-	-	-
Options expired/forfeited	(218)	-	-	2,591.50	-
Balance at December 31, 2024	1,323	$528.00-10,230.00	4.9	$2,178.70	-

Exercisable at December 31, 2024	1,323	$528.00-10,230.00	5.0	$2,221.70	-

F-21

Restricted Stock Units

The Plan provides for the grant of RSUs. RSUs are settled in shares of the Company’s common stock as the RSUs become vested. During the year ended December 31, 2025 and 2024, the Company granted no service based RSUs to executive officers and employees and no service based RSUs to directors.

The following table summarizes RSU activity under the Plan:

	RSUs	Weighted Average Grant Date Fair Value Per Share	Weighted Average Vesting Period (Years)
Unvested at December 31, 2023	194	$2,068.00	1.7
Granted	-	-	-
Vested	(104)	2,387.00
Unvested at December 31, 2024	90	$1,683.00	1.0
Granted	-	-	-
Vested	-		-
Expired/forfeited	(90)	1,683.00	-
Unvested at December 31, 2025	-	-	-

For the years ended December 31, 2025, and 2024, the Company recorded in stock-based compensation expense $62,095 of RSU based compensation.

Executive Officers Stock Options and RSUs

The Company had 953 vested and 31 unvested outstanding executive officers stock options exercisable at $528 to $2,552 per share with a weighted average remaining contractual life of 5.2 years as of December 31, 2025, and 701 vested and 251 unvested outstanding executive officers stock options exercisable at $528 to $2,552 per share with a weighted average remaining contractual life of 6.2 years as of December 31, 2024. The Company had no vested or unvested RSUs granted to executive officers as of December 31, 2025. The Company had no vested and 90 unvested RSUs granted to executive officers as of December 31, 2024, with a remaining weighted average vesting period of 12 months.

F-22

NOTE 13. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

On December 6, 2006, Orange County Valet and Security Patrol, Inc. filed a lawsuit against us in Orange County California State Superior Court for Breach of Contract in the amount of $11,164. A default judgment was taken against us in this matter. In mid-2013, we learned the Plaintiff’s perfected the judgment against us, but we have not heard from the Plaintiffs as of December 31, 2025. As of December 31, 2025, the Company has accrued $11,164 plus accrued interest of $22,488. In the event we pay any money related to this lawsuit, IDTEC agreed, in connection with us closing a 2020 asset purchase transaction with IDTEC, to pay the amount for us in exchange for shares of our common stock.

NOTE 14. INCOME TAXES

Deferred income taxes arise from temporary differences between the recognition of net operating losses (“NOL”s) for financial reporting purposes and their recognition for income tax purposes. Under the provisions of the One Big Beautiful Bill Act (“OBBBA”), NOL carryforwards may be subject to revised utilization rules and limitations, particularly in connection with ownership changes as defined by the Internal Revenue Code.

For the years ended December 31, 2025 and 2024, the Company incurred net losses and, accordingly, recorded no current income tax liability. Since commencing operations in 2007, the Company has generated approximately $58,610,000 in federal NOL carryforwards. Consistent with the OBBBA provisions, these NOLs may be carried forward indefinitely; however, their annual utilization may be limited to a specified percentage of taxable income in future periods.

Additionally, pursuant to the ownership change rules under Section 382 of the Internal Revenue Code, as modified by the OBBBA, the Company’s NOL carryforwards of approximately $58,610,000 are subject to annual limitations in the event of a significant ownership change. If such a change occurs, the amount of NOLs available to offset taxable income in future years could be materially restricted. Furthermore, cumulative NOL carryforwards for income tax reporting purposes may differ from cumulative financial statement losses due to timing differences between financial accounting and tax recognition.

F-23

As of December 31, 2025 and 2024, the deferred tax assets of approximately $14,598,000 and $12,004,000, respectively, created by the NOLs has been offset by a 100% valuation allowance because the likelihood of realization of the tax benefit cannot be determined. The change in the valuation allowance in 2025 and 2024 was approximately $2,595,000 and $2,290,000, respectively.

There is no current or deferred tax expense for the years ended December 31, 2025 and 2024. The Company has not filed its tax returns for the years 2012 through 2025; however, management believes there are no taxes due as of December 31, 2025 and 2024.

The Company includes interest and penalties arising from the underpayment of income taxes in selling, general and administrative expense in the consolidated statements of operations.

The provision for Federal income tax consists of the following:

	December 31, 2025	December 31, 2024
Income tax benefit attributable to:
Net loss	$(8,951,104)	$(8,609,139)
Permanent differences	485,432	1,315,587
Valuation allowance	8,465,672	7,293,552
Net provision for income tax	$-	$-

The cumulative tax effect at the expected federal tax rate of 21% of significant items comprising our net deferred tax amount is as follows on December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Deferred tax asset attributable to:
Net operating loss carry forward	$11,667,981	$9,572,421
Valuation allowance	(11,667,981)	(9,572,421)
Net deferred tax asset	$-	$-

The cumulative tax effect at the expected state tax rate of 5% of significant items comprising our net deferred tax amount is as follows on December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Deferred tax asset attributable to:
Net operating loss carry forward	$2,930,502	$2,431,559
Valuation allowance	(2,930,502)	(2,431,559)
Net deferred tax asset	$-	$-

F-24

The Company has identified the United States Federal tax returns as its “major” tax jurisdiction. The United States Federal tax return years 2012 – 2025 are still subject to tax examination by the United States Internal Revenue Service; however, we do not currently have any ongoing tax examinations.

NOTE 15. SEGMENT REPORTING

The Company is managed as one reportable operating segment, which includes all of our operations primarily designed to enable customers to purchase products and services through channel partners, sales agents or enterprise and consumer digital channels. Substantially all of our consolidated revenues and cash flows are generated in the United States. The segment information aligns with how the Company’s Chief Operating Decision Maker (“CODM”), designated as the Company’s Chief Financial Officer, reviews and manages the Company’s business. The Company’s CODM monitors our consolidated operating income and net earnings/(loss) to evaluate performance and make operating decisions.

Financial information and annual operating plans and forecasts are prepared and reviewed by the CODM at a consolidated level. The CODM assesses performance for the single operating segment and decides how to better allocate resources based on revenues, gross profit/(loss), net income/(loss) and other applicable benchmarks that are reported on the Consolidated Statement of Operations and Consolidated Statement of Cash Flows. The Company's objective in making resource allocation decisions is to optimize the Company’s operating financial results and financial position. The accounting policies of our single operating segment are the same as those described in the Summary of Significant Accounting Policies herein. For additional reportable single operating segment level financial information, see the Consolidated Financial Statements.

NOTE 16. SUBSEQUENT EVENTS

The Company has evaluated subsequent events for recognition and disclosure through April 10, 2026, which is the date the consolidated financial statements were available to be issued and has determined that there are no material subsequent events that require recognition or disclosure in the accompanying consolidated financial statements other than those following.

On March 19, 2026, the Company received a deficiency letter (the “Letter”) from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying the Company that, for the preceding 30 consecutive business days, the closing bid price of the Company’s common stock remained below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”).

In addition, the Letter noted that the Company effected a 1-for-110 reverse stock split on October 2, 2024, and a 1-for-10 reverse stock split on April 4, 2025, making the cumulative reverse stock split ratio 1-for-1100 (the “Reverse Splits”) over the last two years. As a result of the Reverse Splits, the Company is not eligible for the 180-day compliance period set forth in Rule 5810(c)(3)(A) because the Reverse Splits have a cumulative ratio of over 1-for-250.

The notification has no immediate effect on the Company’s Nasdaq listing and the Company’s common stock will continue to trade on Nasdaq under the ticker symbol “SOBR.” In addition, it does not affect the Company’s business, operations or reporting requirements with the Securities and Exchange Commission.

The Company timely appealed the Staff’s determination and intends to submit a plan to the hearings panel (the “Panel”) to regain compliance with the Bid Price Requirement, and if necessary, effect a reverse stock split. The hearing request will automatically stay any suspension or delisting action pending the hearing and the expiration of any additional extension period granted by the Panel following the hearing. However, there can be no assurance that the Company will regain compliance with the Bid Price Requirement or otherwise maintain compliance with any of the other listing requirements.

F-25

SOBR SAFE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2026	2025
ASSETS	(Unaudited)

Current assets
Cash	$2,106,473	$4,759,370
Accounts receivable, net	22,604	35,907
Inventory	142,222	146,522
Prepaid expenses	207,428	267,766
Other current assets	16,281	21,371
Total current assets	2,495,008	5,230,936

Property and equipment, net	32,447	34,355
Intellectual technology, net	1,175,588	1,246,124
Operating lease right-of-use assets, net	55,244	82,380
Other assets	27,427	27,427
Total Assets	$3,785,714	$6,621,222

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$493,298	$484,731
Accrued expenses	405,081	866,335
Accrued interest payable	116,360	114,901
Operating lease liabilities, current portion	61,656	91,993
Deferred revenue	31,248	6,600
Notes payable - related parties, net	11,810	11,810
Notes payable - non- related parties, net	26,683	119,663
Total current liabilities	1,146,136	1,696,033

Total Liabilities	1,146,136	1,696,033

Stockholders’ Equity
Common stock, $0.00001 par value; 100,000,000 shares authorized, 2,806,562 and 1,886,238 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	28	19
Treasury stock, at cost; 17 shares as of March 31, 2026 and December 31, 2025	(38,015)	(38,015)
Additional paid-in capital	112,354,443	112,347,141
Accumulated deficit	(109,623,170)	(107,330,252)
Total SOBR Safe, Inc. stockholders’ equity	2,693,286	4,978,893
Noncontrolling interest	(53,708)	(53,704)
Total Stockholders’ Equity	2,639,578	4,925,189

Total Liabilities and Stockholders’ Equity	$3,785,714	$6,621,222

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-26

SOBR SAFE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Revenues	$79,003	$86,617
Cost of goods and services	34,085	35,653
Gross profit	44,918	50,964

Operating expenses:
General and administrative	2,323,989	1,823,469
Stock-based compensation expense	7,243	139,678
Research and development	23,693	40,924
Total operating expenses	2,354,925	2,004,071

Loss from operations	(2,310,007)	(1,953,107)

Other income (expense):
Interest income	20,551	77,717
Interest expense	(3,466)	(3,665)
Total other income, net	17,085	74,052

Loss before provision for income taxes	(2,292,922)	(1,879,055)

Provision for income taxes	-	-

Net loss	(2,292,922)	(1,879,055)

Net loss attributable to noncontrolling interest	4	4

Net loss attributable to SOBR Safe, Inc.	$(2,292,918)	$(1,879,051)

Deemed dividends related to Convertible Debt Warrants down round provision	-	(1,833)
Deemed dividends related to 2022 PIPE Warrants down round provision	-	(1,547)
Deemed dividends related to Original Warrants and New Warrants down round provision	-	-
Deemed dividends related to 2024 PIPE Warrants down round provision	-	(47,373)

Net loss attributable to common stockholders	$(2,292,918)	$(1,929,804)

Basic and diluted loss per common share	$(0.92)	$(1.46)

Weighted average number of common shares outstanding, basic and diluted	2,496,321	1,320,526

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-27

SOBR SAFE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

For the Three Months Ended, March 31, 2025
	Common Stock		Preferred Stock		Treasury Stock				Stockholders’
	Shares	Amount ($0.00001 Par)	Shares	Amount ($0.00001 Par)	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Equity (Deficit) SOBR Safe, Inc.	Noncontrolling Interest	Total Stockholders’ Equity (Deficit)
Balances at January 1, 2025	936,926	$94	-	$-	(16)	$(38,015)	$108,222,324	$(98,328,395)	$9,856,008	$(53,687)	$9,802,321
Paid in capital - fair value of stock options and restricted stock units vested	-	-	-	-	-	-	139,678	-	139,678	-	139,678
Deemed dividends related to Convertible Debt Warrants down round provision	-	-	-	-	-	-	1,833	(1,833)	-	-	-
Deemed dividends related to 2022 PIPE Warrants down round provision	-	-	-	-	-	-	1,547	(1,547)	-	-	-
Deemed dividends related to 2024 PIPE Warrants down round provision	-	-	-	-	-	-	47,373	(47,373)	-	-	-
Common stock issued upon exercise of warrants	579,219	58	-	-	(1)	-	3,496,333	-	3,496,391	-	3,496,391
Net Loss	-	-	-	-	-	-	-	(1,879,051)	(1,879,051)	(4)	(1,879,055)
Balances at March 31, 2025	1,516,145	$152	-	$-	(17)	$(38,015)	$111,909,088	$(100,258,199)	$11,613,026	$(53,691)	$11,559,335

For the Three Months Ended, March 31, 2026

Balances at January 1, 2026	1,886,255	$19	-	$-	(17)	$(38,015)	$112,347,141	$(107,330,252)	$4,978,893	$(53,704)	$4,925,189
Paid in capital - fair value of stock options and restricted stock units vested	-	-	-	-	-	-	7,243	-	7,243	-	7,243
Common stock issued upon exercise of warrants	920,324	9	-	-	-	-	59	-	-	-	68
Net Loss	-	-	-	-	-	-	-	(2,292,918)	(2,292,918)	(4)	(2,292,922)
Balances at March 31, 2026	2,806,579	$28	-	$-	(17)	$(38,015)	$112,354,443	$(109,623,170)	$2,693,286	$(53,708)	$2,639,578

 The accompanying notes are an integral part of the condensed consolidated financial statements.

F-28

SOBR SAFE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For The Three Months Ended
	March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Operating activities:
Net loss	$(2,292,922)	$(1,879,055)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	72,445	96,366
Non-cash lease expense	27,136	24,314
Non-cash interest expense	1,145	-
Stock-based compensation expense	7,243	139,678
Bad debt expense	9,022	-
Changes in assets and liabilities:
Accounts receivable	4,281	(4,146)
Inventory	4,300	31,007
Prepaid expenses	60,338	3,155
Other assets	5,090	23,675
Accounts payable	8,567	(10,055)
Accrued expenses	(492,471)	(105,998)
Accrued interest payable	314	2,124
Deferred revenue	24,648	-
Operating lease liabilities	(30,337)	(26,562)

Net cash used in operating activities	(2,591,201)	(1,705,497)

Financing activities:
Repayments of notes payable – non-related parties	(61,764)	(100,907)
Proceeds from exercise of stock warrants	68	3,680,411
Payment for transaction costs of equity transactions	-	(184,020)
Net cash provided by (used in) financing activities	(61,696)	3,395,484

Net Change In Cash	(2,652,897)	1,689,987

Cash At The Beginning Of The Period	4,759,370	8,384,042

Cash At The End Of The Period	$2,106,473	$10,074,029

Schedule Of Non-Cash Investing And Financing Activities:
Deemed dividends related to Convertible Debt Warrants down round provision	$-	$1,833
Deemed dividends related to 2022 PIPE Warrants down round provision	$-	$1,547
Deemed dividends related to 2024 PIPE Warrants down round provision	$-	$47,373
Supplemental Disclosure:
Cash paid for interest	$2,006	$1,541
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-29

SOBR SAFE, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2026

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SOBR Safe, Inc., a Delaware corporation, (the “Company”, “we”, “us”, and “our”) is a hardware and software company headquartered in Greenwood Village, Colorado. Our Company integrates proprietary software, SOBRsafeTM, with our patented touch-based alcohol monitoring and detection products, SOBRcheckTM and SOBRsure®, enabling non-invasive alcohol monitoring and detection, biometric identity verification, and qualified, real-time cloud-based alerts and reporting. We operate as a single segment designed to enable customers to purchase products directly through channel partners, sales agents or through our enterprise and consumer digital channels. Currently our principal markets are located in North America.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements included herein have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These unaudited condensed consolidated financial statements and the notes thereto should be read in conjunction with the Company’s audited consolidated financial statements and related notes for the year ended December 31, 2025, included in the Company’s Annual Report on Form 10-K filed with the SEC on April 10, 2026.

In management’s opinion, the unaudited condensed consolidated financial statements reflect all adjustments (including reclassifications and normal recurring adjustments) necessary to present fairly the financial position as of March 31, 2026, and December 31, 2025, and results of operations and cash flows for the three-month periods ended March 31, 2026 and 2025.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its majority owned subsidiary, TransBiotec-CA (“TBT”), of 98.6%. We have eliminated all intercompany transactions and balances between entities consolidated in these unaudited condensed consolidated financial statements.

Use of Estimates

The preparation of audited consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Specifically, such estimates were made by the Company for the recoverability and useful lives of long-lived assets, and our intellectual technology, stock-based compensation and the valuation allowance related to deferred tax assets. Actual results could differ from those estimates.

Financial Instruments

The Company is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels based on reliability of the inputs as follows:

Level I: Inputs that reflect unadjusted quoted prices in active markets that are accessible to SOBRsafe for identical assets or liabilities

Level II: Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level III: Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued expenses, accrued interest payable, related party payables, notes payable, and other liabilities. The Company believes that the recorded values of our financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

At March 31, 2026 and December 31, 2025, the Company did not have financial instruments requiring valuation from observable or unobservable inputs to determine fair value on a recurring basis.

F-30

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less at the date of purchase as cash equivalents. The Company does not have any cash equivalents at March 31, 2026 and December 31, 2025.

Accounts Receivable

Customer accounts are monitored for potential credit losses based upon management’s assessment of expected collectability and the allowance for doubtful accounts is reviewed periodically to assess the adequacy of the allowance. In making this assessment, management takes into consideration any circumstances of which the Company is aware regarding a customer’s inability to meet its financial obligations to the Company, and any potential prevailing economic conditions and their impact on the Company’s customers. The Company had $20,000 and $30,000 in allowance for credit losses at March 31, 2026 and December 31, 2025, respectively.

Inventory

Inventory is comprised of component parts and finished product and is valued at the lower of cost or net realizable value. The cost of substantially all the Company’s inventory is determined by the FIFO cost method. The Company evaluates the valuation of inventory and periodically adjusts the value for estimated excess based upon estimates of future demand and market conditions, and obsolete inventory based upon otherwise damaged or impaired goods. The Company had no reserves for obsolescence at March 31, 2026 and December 31, 2025.

Prepaid Expenses

Amounts incurred in advance of contractual performance or coverage periods are recorded as prepaid assets and recognized as expense in the period service or coverage is provided.

Debt Issuance Costs

Debt issuance costs incurred in connection with the issuance of debt are capitalized and amortized to interest expense over the term of the debt using the effective interest method. The unamortized amount is presented as a reduction of debt on the unaudited condensed consolidated balance sheet.

Preferred Stock

Preferred shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. The Company classifies conditionally redeemable preferred shares (if any), which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control, as temporary equity. At all other times, the Company classifies preferred shares in stockholders’ equity.

Noncontrolling Interest

A subsidiary of the Company, TBT, has minority members representing ownership interests of 1.4% at March 31, 2026 and December 31, 2025. The Company accounts for this noncontrolling interest whereby gains and losses in a subsidiary with a noncontrolling interest are allocated to the noncontrolling interest based on the ownership percentage of the noncontrolling interest, even if that allocation results in a deficit noncontrolling interest balance.

Long-Lived Assets

The Company records intangible assets based on estimated fair value on the date of acquisition. Long-lived assets consist of net property and equipment and intangible assets. The finite-lived intangible assets are intellectual property and are amortized on a straight-line basis over the estimated lives of the assets.

The Company assesses impairment of long-lived assets when events or changes in circumstances indicate that their carrying value amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: (i) significant decreases in the market price of the asset; (ii) significant adverse changes in the business climate or legal or regulatory factors; (iii) or, expectations that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life.

If the estimated future discounted cash flows, excluding interest charges, from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

Impairment of Long-Lived Assets

Long-lived assets and identifiable intangibles held for use are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of undiscounted expected future cash flows is less than the carrying amount of the asset or if changes in facts and circumstances indicate, an impairment loss is recognized and measured using the asset’s fair value. No impairment loss was recognized during the three-month periods ended March 31, 2026 and 2025.

F-31

Revenue Recognition

The Company enters contracts with customers and generates revenue through various combinations of software products and services which include the sale of cloud-based software solutions, detection and data collection hardware devices, and cloud-based data reporting and analysis services. Depending on the combination of products and services detailed in the respective customer contract, the identifiable components may be highly interdependent and interrelated with each other such that each is required to provide the substance of the value of the Company’s offering and accounted for as a combined performance obligation, or the specific components may be generally distinct and accounted for as separate performance obligations. Revenue is recognized when control of these software products and/or services are transferred to the customer in an amount that reflects the consideration the Company expects to be entitled in exchange for respective services and devices.

The Company determines revenue recognition through five steps which include: (1) identification of the contract or contracts with a customer; (2) identification of individual or combined performance obligations contained in the contract; (3) determination of the transaction price detailed within the contract; (4) allocation of the transaction price to the specific performance obligations; (5) recognition of revenue as the Company’s performance obligations are satisfied according to the terms of the contract.

Contracts with a Single License/Service Performance Obligation

For contracts with a single performance obligation consisting of a license and/or data services, the entire transaction price is allocated to the single performance obligation. Where the Company provides a performance obligation as licensed software or data services, revenue is recognized upon delivery of the software or services ratably over the respective term of the contract.

Contracts for Purchase of Hardware Devices Only

Where hardware devices are sold separately by the Company, the entire transaction price is allocated to the device as an individual performance obligation and revenue recognized at a point in time when either legal title, physical possession, or the risks and rewards of ownership have transferred to the customer. Generally, these requirements are satisfied at the point in time the Company ships the product, as this is when the customer obtains control of the asset under SOBR’s standard terms and conditions of the purchase.

F-32

Contracts with Multiple Performance Obligations

Where a Company’s contract with a respective customer contains multiple performance obligations and due to the interdependent and interrelated nature of the licensed software, hardware devices and data reporting services, the Company accounts for the individual performance obligations if they are distinct in nature and the transaction price is allocated to each distinct performance obligation(s) on a directly observable standalone sales price basis. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of accounting may require significant judgment. Standalone selling prices are primarily based upon the price at which the performance obligation is sold separately. The Company may be able to establish a standalone sales price based upon observable products or services sold or priced separately in comparable circumstances, competitor pricing or similar customers. Where the performance obligations are either not distinct or directly observable, the Company estimates the standalone sales price of the performance obligations based upon the overall pricing objectives taking into consideration the value of the contract arrangement, number of licenses, number and types of hardware devices and the length of term of the contract. Professional judgement may be required to determine the standalone sales price for each performance obligation where not directly observable. Revenue for contracts with multiple performance obligations is recognized on a ratable basis for each respective performance obligation as allocated under the prescribed Transaction Price identification model applied.

The Company requires customers to make payments related to subscribed software licenses and data services on a monthly basis via authorized bank account ACH withdrawal or an automatic credit card charge during the approved term of the respective agreement. The collectability of future cash flows are reasonably assured with any potential non-payment easily identified with future services being discontinued or suspended due to non-payment.

The Company’s contracts are generally three to twelve months in duration, billed monthly, and non-cancelable. The timing of revenue recognition may differ from the timing of invoicing to customers. The Company generally has an unconditional right to consideration when customers are invoiced and a receivable is recorded. A contract asset (unbilled revenue) is recognized when revenue is recognized prior to invoicing, or a contract liability (deferred revenue) when revenue will be recognized subsequent to invoicing.

The Company has elected to charge shipping, freight, and delivery costs to customers who choose expedited shipping options as a source of revenue to offset respective costs when control has transferred to the customer.

The Company reports revenue net of sales and other taxes collected from customers to be remitted to government authorities.

Estimated costs for the Company’s standard one-year warranty are charged to cost of goods and services when revenue is recorded for the related product. Royalties are also charged to cost of goods and services.

Leases

The Company determines if an arrangement is or contains a lease at inception. Leases with an initial term of twelve months or less are considered short-term leases and are not recognized on the Company’s unaudited condensed consolidated balance sheet. Right-of-use (“ROU”) assets and liabilities are recognized on the unaudited condensed consolidated balance sheet for leases with an expected term greater than twelve months. Operating lease ROU assets represent our right to use an underlying asset over the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at inception based on the present value of lease payments over the lease term. When the rate implicit in the lease is not determinable, the Company uses its estimated secured incremental borrowing rate in determining the present value of lease payments. The lease expense for fixed lease payments is recorded on a straight-line basis over the lease term and variable lease payments are included in the lease expense when the obligation for those payments is incurred. The Company has elected not to separate lease and non-lease components.

Stock-based Compensation

The Company uses the fair-value based method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments (warrants, options, and restricted stock units). The fair value of each warrant and option is estimated on the date of grant using the Black-Scholes options pricing model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. The Company has not paid dividends historically and does not expect to pay them in the future. Expected volatilities are based on weighted averages of the historical volatility of the Company’s common stock estimated over the expected term of the awards. The expected term of options granted is derived using the “simplified method” which computes expected term as the average of the sum of the vesting term plus the contract term as historically the Company had limited activity surrounding its awards. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the period of the expected term. The grant date fair value of a restricted stock unit equals the closing price of our common stock on the trading day of the grant date.

Research and Development

Research and development costs are expensed as incurred. The Company incurred research and development costs as it acquired new knowledge to bring about significant improvements in the functionality and design of its products.

F-33

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. Advertising and marketing costs were $578,460 and $382,310 during the three-month periods ended March 31, 2026, and 2025, respectively.

Income Tax

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company has not recorded any deferred tax assets or liabilities at March 31, 2026 and December 31, 2025, as these have been offset by a 100% valuation allowance.

Loss Per Share

Basic loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share gives the effect to all dilutive potential common shares outstanding during the period, including stock options, restricted stock units, warrants and convertible instruments. Diluted net loss per share excludes all potentially issuable shares if their effect is anti-dilutive. Because the effect of the Company’s dilutive securities is anti-dilutive, diluted net loss per share is the same as basic loss per share for the periods presented.

The following outstanding and potentially issuable shares at March 31, 2026 and March 31, 2025, have been excluded from the computation of diluted weighted shares outstanding, as they could have been anti-dilutive:

	March 31,	March 31,
	2026	2025
Stock options	1,210	1,323
Restricted stock units	-	90
Warrants	4,017,738	1,229,924
Convertible instruments	2	2
Total dilutive securities	4,018,950	1,231,339

Concentration of Credit Risk

Credit Risk –Financial instruments that potentially subject the Company to concentration of credit risk consisted primarily of cash. The Company maintains its cash at two domestic financial institutions. The Company is exposed to credit risk in the event of a default by the financial institutions to the extent that cash balances are in excess of the amount insured by the Federal Deposit Insurance Corporation of up to $250,000 per institution. The Company places its cash with high-credit quality financial institutions and managed within established guidelines to mitigate risk. To date, the Company has not experienced any loss on its cash.

Concentration of Customers – To date, the Company’s sales have been concentrated among a limited number of customers in the business-to-business (“B2B”) segment, while its eCommerce sales are more diversified and do not present the same level of customer concentration risk. As a result, the Company’s overall revenue may experience significant period-to-period fluctuations due to its reliance on a small number of B2B customers. Revenue could decline if the Company loses one or more of these key customers or is unable to secure new customers, even as it maintains a broader, less concentrated presence in the eCommerce market.

Concentration of Suppliers – The Company relies on a limited number of component and contract suppliers to assemble and distribute its product. If supplier shortages occur, or quality problems arise, production and distribution schedules could be significantly delayed or costs significantly increased, which could in turn have a material adverse effect on the Company’s financial condition, results of operations and cash flows.

Related Parties

Related parties are any entities or individuals that, through employment, ownership, or other means, possess the ability to direct or cause the direction of management and policies of the Company.

F-34

Recently Adopted Accounting Standards

The Company has reviewed recently issued, but not yet effective, accounting pronouncements and does not believe the future adoptions of any such pronouncements will be expected to have a material impact on its financial condition or the results of operations.

ASU 2024-03 and ASU 2025-01, Income Statement - Expense Disaggregation Disclosures (Subtopic 220-40). These ASUs require additional disclosure of disaggregated income statement expenses in the notes to the financial statements. The standards are effective for annual periods beginning after December 15, 2026, and for interim periods within those annual periods, with early adoption permitted. The Company is currently evaluating the impact of these ASUs on its consolidated financial statements and related disclosures.

ASU 2025-03, Determining the Accounting Acquirer in a Business Combination Involving a Variable Interest Entity. This ASU clarifies guidance for identifying the accounting acquirer when the legal acquiree is a variable interest entity. It is effective for fiscal years beginning after December 15, 2026, with early adoption permitted. The Company is evaluating the potential impact of this guidance on future business combinations.

ASU 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses. This ASU introduces a practical expedient for credit loss measurement for certain accounts receivable and contract assets. The Company adopted this standard effective January 1, 2026. The adoption of this guidance did not have a material impact on the Company’s financial statements.

ASU 2025-06, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Targeted Improvements. This ASU amends the internal-use software capitalization criteria. It is effective for fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is evaluating the potential impact on its consolidated financial statements.

ASU 2025-11, Interim Reporting (ASC 270). This ASU clarifies guidance on when interim reporting applies and specifies required interim disclosures. The Company adopted this standard effective January 1, 2026. The adoption of this guidance did not have a material impact on the Company’s financial statements.

The Company does not expect that the adoption of any of the recently issued, but not yet effective, accounting standards will have a material impact on its consolidated financial statements; however, the full effect will depend on future transactions, guidance, and interpretations.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current period presentation. None of these reclassifications had a material impact on the condensed consolidated financial statements.

F-35

NOTE 2. GOING CONCERN

The Company has incurred recurring losses from operations, generated negative cash flows, and has limited liquidity and capital resources to meet its ongoing obligations. As of March 31, 2026, the Company had an accumulated deficit of approximately $109,623,000 and experienced negative cash flows from operating activities of approximately $2,591,000 for the three months then ended. Revenue levels remain insufficient to support operations.

As of March 31, 2026, the Company had cash of approximately $2,106,000 and working capital of approximately $1,349,000. Based on its current operating plan, the Company expects that its existing cash resources will not be sufficient to fund operations for the twelve months following the issuance date of the financial statements, and additional capital will be required.

The Company is also subject to risks related to its Nasdaq listing status, including non-compliance with the minimum bid price requirement. While the Company has appealed the bid price deficiency and intends to pursue a compliance plan, there can be no assurance that it will regain or maintain compliance.

The Company is pursuing a proposed merger with Clean World Ventures, Inc., which may provide future liquidity and strategic support; however, the transaction is subject to significant conditions and uncertainties and may not be completed. The Company is also evaluating additional financing alternatives, including equity and debt financings, but no committed arrangements are currently in place. While management has implemented cost-reduction measures and may take further actions to reduce expenditures, these plans are not considered probable of being effectively implemented within the required timeframe or sufficient to fully mitigate the Company’s liquidity challenges.

These conditions and events, when considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of these financial statements. Management has concluded that such substantial doubt has not been alleviated as of March 31, 2026.

NOTE 3. INVENTORY

Inventories consist of the following:

	March 31,	December 31,
	2026	2025
Component parts	$63,797	$65,802
Finished goods	78,425	80,720
Inventory	$142,222	$146,522

F-36

NOTE 4. PREPAID EXPENSES

Prepaid expenses consist of the following:

	March 31,	December 31,
	2026	2025
Insurance	$87,988	$174,313
Deposit	15,736	15,736
Other	103,704	77,717
Prepaid expenses	$207,428	$267,766

On July 1, 2025, the Company entered into a financing agreement for payment of its annual insurance premiums for coverage from July 2025 through June 2026 totaling $341,306. The financing agreement required an initial down payment of $68,261 with the remaining amount of $273,045 financed for a nine-month period at an annual interest rate of 8.6% with monthly payments of $31,441 beginning August 2025.

On July 1, 2024, the Company entered into a financing agreement for payment of its annual insurance premiums for coverage from July 2024 through June 2025 totaling $330,083. The financing agreement required an initial down payment of $66,017 with the remaining amount of $264,066 financed for an eight-month period at an annual interest rate of 9.1% with monthly payments of $34,150 beginning in July 2024. The principal balance and any accrued interest related to the premium financing note payable was paid in full in March 2025.

NOTE 5. LEASES

The Company leases its corporate headquarters office space and certain office equipment under arrangements classified as operating leases.

The Company entered into a lease agreement to rent office space for a twelve-month period beginning July 1, 2022, with a monthly base rent of $9,744. The lease did not contain renewal options and was considered a short-term lease at inception. In April 2023, the Company executed an amendment to extend the term of the lease from July 1, 2023, through September 30, 2026. The amended lease provides for monthly base rent of $9,310 through September 2024, with fixed escalating monthly base rent for each year thereafter, and no rent due for the months of July through September 2023.

The Company determined that the amendment results in a lease modification that is not accounted for as a separate contract. Further, due to the extension of the lease term beyond the initial twelve months, the office lease can no longer be considered a short-term lease. The Company has recorded a right-of-use asset and lease liability as of April 17, 2023 (the effective date of the amendment) based on the modified terms and conditions of the amended lease.

The Company entered into a lease agreement for copier equipment in June 2023, requiring monthly lease payments of $329 through May 2026.

Total operating lease expense for the three-month period ended March 31, 2026, total operating lease expense was $50,639 which included $18,513 of variable lease expense. Total operating lease expense for the three-month period ended March 31, 2025, total operating lease expense was $50,115, of which $21,190 was attributable to variable lease expense.

Operating lease obligations recorded on the unaudited condensed consolidated balance sheet at March 31, 2026 are as follows:

Operating lease liabilities – current portion	$61,656
Operating lease liabilities – less current portion	-
Total operating lease liabilities	$61,656

Future lease payments included in the measurement of operating lease liabilities on the unaudited condensed consolidated balance sheet at March 31, 2026 are as follows:

2026	62,937
Total future minimum lease payments	62,937
Less imputed interest	(1,281)
Total operating lease liabilities	$61,656

The weighted average remaining lease term is 6 months, and the weighted average discount rate is 10%.

NOTE 6. PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	March 31, 2026	December 31, 2025
Leasehold improvements	$8,462	$8,462
Furniture and fixtures	29,710	29,710
Total property and equipment	38,172	38,172
Accumulated depreciation	(5,725)	(3,817)
Net property and equipment	$32,447	$34,355

Total depreciation expense was $1,909 and zero for the three months ended March 31, 2026 2025, respectively..

F-37

NOTE 7. INTANGIBLE ASSETS

Intangible assets are comprised of SOBRsafe Intellectual Technology and consist of the following:

	March 31, 2026	December 31, 2025
Gross carrying amount	$3,398,298	$3,854,675
Accumulated amortization	(2,222,710)	(2,152,174)
Asset impairment loss	-	(456,377)
Net intangible asset	$1,175,588	$1,246,124
Amortization period (in years)	10	10

Amortization expense was $70,536 and $96,366 for the three-month periods ended March 31, 2026, and 2025, respectively.

Estimated future amortization expense for device technology intangible assets is as follows:

2026	$211,608
2027	282,144
2028	282,144
2029	282,144
2030	117,548
Thereafter	-
Total future amortization expense	$1,175,588

NOTE 8. ACCRUED EXPENSES

Accrued expenses consist of the following:

	March 31,	December 31,
	2026	2025
Professional consulting services	$212,231	$199,507
Franchise taxes	-	392,639
Employee benefits	48,323	109,137
Other	144,527	165,052
Total accrued expenses	$405,081	$866,335

F-38

NOTE 9. NOTES PAYABLE

RELATED PARTIES

Notes payable to related parties consist of the following:

	March 31, 2026	December 31, 2025
Non-convertible note payable	$11,810	$11,810
Less current portion	(11,810)	(11,810)
Net long-term portion	$-	$-

The Company has one related party note payable that has an interest rate of 0%. The note payable had a due date of December 31, 2012, and is currently in default. Total interest expense for the related party notes was none for both three-month periods ended March 31, 2026 and 2025.

NON-RELATED PARTIES

Notes payable to non-related parties consist of the following:

	March 31,	December 31,
	2026	2025
Convertible notes payable	$9,183	$9,183
Non-convertible notes payable	17,500	17,500
Premium financing note payable	-	92,980
Net non-related party notes payable	26,683	119,663
Current portion	(26,683)	(119,663)
Net long-term portion	$-	$-

Total interest expense for non-related party notes was $2,006 and $3,665 for the three-month periods ended March 31, 2026 and 2025, respectively.

Convertible Notes Payable with Warrants - 2023 Debt Offering

On March 7, 2023, the Company entered into a Debt Offering (the “2023 Debt Offering”) pursuant to a Purchase Agreement (the “Agreement”) and Registration Rights Agreement with institutional investors. The 2023 Debt Offering closed on March 9, 2023. The 2023 Debt Offering includes 15% Original Issue Discount Convertible Notes (the “Notes”) and Common Stock Purchase Warrants (the “Warrants”). Under the terms of the Agreement, the Company received $3,000,001 from the Purchasers and in exchange issued the Notes in principal amounts of $3,529,412 and Warrants to purchase up to 352 shares of the Company’s common stock. The Notes may be converted voluntarily by the Purchaser at any time the principal amounts are outstanding into shares of our common stock at a conversion price of $2,508. The Notes are due March 10, 2025, and accrue interest quarterly at 5% per annum. The accrued interest is compounded quarterly, payable on the maturity date, if not sooner converted. The Warrants are exercisable at any time through March 9, 2028, into shares of the Company’s common stock at an exercise price of $2,772 per share. The Company received approximately $2,500,000 of net proceeds from the 2023 Debt Offering after offering-related costs.

On May 10, 2023, noteholders elected to convert a total of $341,998 (the “Conversion Amount”) pertaining to the 2023 Debt Offering into 137 shares of the Company’s common stock at $2,508 per share. As provided for in the Agreement, the Conversion Amount included original note principal of $309,688, as well as accrued interest of $32,311.

On March 4, 2024, the Company entered into inducement offer letter agreements (the “Inducement Letters”) with each holder (collectively, the “Holders”, and individually, a “Holder”) of the Notes issued on March 9, 2023. Pursuant to the Inducement Letters, the Holders agreed to convert some or all of the Applicable Notes at a reduced conversion price equal to $682 per share (such reduced conversion price, the “Notes Conversion Price”). Simultaneously with the execution of the Inducement Letters, the Company received conversion notices from such Holders for the conversion of approximately $804,000 aggregate principal amount of the Applicable Notes, representing approximately 25% of the aggregate principal amount of the Applicable Notes. In connection with such conversion, the Notes Conversion Price was permanently reduced to $682. The Company recognized conversion expense of $585,875 for the induced conversion.

In March, May, and June 2024 noteholders elected to convert an aggregate total of $3,556,234 (the “Conversion Amount”) pertaining to the 2023 Debt Offering into 5,214 shares of the Company’s common stock at $682 per share. As provided for in the Agreement, the Conversion Amount included original Convertible Note principal of $3,219,724, as well as $336,510 of accrued interest incurred in both fiscal 2023 and 2024.

F-39

Convertible Notes Payable

The Company has two convertible notes payable to a non-related entity with principal balances totaling $9,183 as of March 31, 2026, and December 31, 2025. The notes bear interest at 12% and are convertible into shares of the Company’s common stock at $35,519 per share. The notes were due in 2013 and are currently in default.

Non-Convertible Notes Payable

The Company has two non-convertible notes payable to non-related parties with principal balances totaling $17,500 as of March 31, 2026, and December 31, 2025. These notes carry interest rates ranging from 9% - 10% and have due dates ranging from December 2013 to November 2015. The notes are currently in default.

Premium Financing Note Payable

On July 1, 2025, the Company entered into a financing agreement for payment of its annual insurance premiums for coverage from July 2025 through June 2026 totaling $341,306. The financing agreement required an initial down payment of $68,261 with the remaining amount of $273,045 financed for a nine-month period at an annual interest rate of 8.6% with monthly payments of $31,441 beginning August 2025.

On July 1, 2024, the Company entered into a financing agreement for payment of its annual insurance premiums for coverage from July 2024 through June 2025 totaling $330,083. The financing agreement required an initial down payment of $66,017 with the remaining amount of $264,066 financed for an eight-month period at an annual interest rate of 9.1% with monthly payments of $34,150 beginning in July 2024. The principal balance and any accrued interest related to the premium financing note payable was paid in full in March 2025.

NOTE 10. COMMON STOCK

The Company’s common stock transactions for the three months ended March 31, 2026, consist of the following:

The Company issued 920,324 shares of common stock upon exercise of warrants.

The Company’s common stock transactions for the three months ended March 31, 2025, consist of the following:

The Company issued 579,219 shares of common stock upon exercise of warrants.

F-40

NOTE 11. PREFERRED STOCK

On November 20, 2015, the Company’s Board of Directors authorized a class of stock designated as Preferred Stock with a par value of $0.00001 per share comprising 25,000,000, from which the Board of Director created a class of Preferred Stock designated as Series A Convertible Preferred Stock comprising 3,000,000 shares. As of March 31, 2026 and 2025, the Company did not have any Series A Convertible Preferred Stock issued or outstanding.

On December 19, 2019, the Company’s Board of Directors created a class of Preferred Stock designated as 8% Series A-1 Convertible Preferred Stock comprising 2,000,000 shares. During 2020, the authorized shares were increased to 2,700,000 shares. As of March 31, 2026 and 2025, the Company did not have any Series A-1 Convertible Preferred Stock issued or outstanding.

On March 1, 2022, the Company’s Board of Directors created a class of shares of Preferred Stock designated as Series B Convertible Preferred Stock comprising 3,000,000 shares. As of March 31, 2026 and 2025, the Company did not have any Series B Convertible Preferred Stock issued or outstanding.

As of March 31, 2026 and 2025, the remaining 16,300,000 of unclassified Preferred Stock did not have any units issued or outstanding.

F-41

NOTE 12. STOCK WARRANTS, STOCK OPTIONS AND RESTRICTED STOCK UNITS

The Company accounts for share-based compensation stock options and restricted stock units, and non-employee stock warrants based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable, utilizing the Black-Scholes pricing model for stock options and warrants, and the closing price of our common stock on the grant date for restricted stock units. Unless otherwise provided for, the Company covers equity instrument exercises by issuing new shares.

Stock Warrants

On March 6, 2024, pursuant to the Adjustment terms of the September 2021 and the March 2022 Armistice Warrants as a result of the Inducement Letters, the Company issued an aggregate 2,418 warrants (the “Armistice Warrants”) consisting of (i) 1,934 warrants pursuant to the Adjustment terms under the September 2021 Armistice Warrant, and (ii) 484 warrants pursuant to the Adjustment terms of the March 2022 Armistice warrant. In addition, the Armistice Warrants include conditions where the warrant exercise price may be adjusted downward in the event securities instruments or exercise prices are subsequently issued or reduced, respectively, below the then current exercise prices of $1,485 per unit of the Armistice Warrants. Where the Inducement Letters stipulate a reduction in the warrant securities exercise prices below the Armistice Warrant exercise price of $1,485 per unit, the conditions of a downward adjustment were met reducing the Armistice Warrants exercise price permanently to $682 per unit. The additional issuance of the Armistice Warrants expire seven years from the date of the original issuance on September 28, 2021, and March 30, 2022, respectively. The difference with respect to the adjusted additional warrants is treated as a deemed dividend and a reduction in net income available to common stockholders of $23,270.

On March 6, 2024, pursuant to the Inducement letters, the exercise price for Common Stock Purchase Warrants issued on September 30, 2022, in relation to the PIPE Offering were permanently reduced to $682 per share. The difference with respect to the adjusted warrant exercise price is treated as a deemed dividend and a reduction in net income available to common stockholders.

In June 2024, the Company entered into a Warrant Inducement with a certain holder of its existing warrants to exercise for cash an aggregate of 9,382 shares of the Company’s common stock at a reduced exercise price of $297 per share. The value of the adjusted warrant exercise price of $341,297 was recorded as a reduction to Retained Earnings in conjunction with a deemed dividend of $1,455,805. The exercised warrants included warrants issued in the Amended and Restated common stock Purchase Warrants, with an initial exercise date of September 27, 2021, dated September 2022, the Amended and Restated Common Stock Purchase Warrants, with an initial exercise date of March 30, 2022, dated September 2022, and warrants issued under the Waiver agreement dated March 30, 2022. As part of the Warrant Inducement, the Company agreed to issue new unregistered warrants to purchase up to 18,763 shares of common stock. The warrants are exercisable upon the Company obtaining stockholder approval for purposes of complying with applicable Nasdaq rules with an exercise price of $297 per share. The warrants will expire five years following the issuance date. The total gross proceeds from the Warrant Inducement was $2,786,174 with net proceeds of $2,425,418 after deducting $360,756 in commissions and transaction costs.

Upon the close of the transaction, the Company issued the holder 5,184 of the 9,382 shares of common stock that were issuable upon exercise of the existing warrants. Due to the beneficial ownership limitation provisions in the inducement offer letter agreement, the remaining 4,198 shares were initially unissued, and reserved in abeyance with the Company’s transfer agent for the benefit of the holder until notice from the holder that the shares may be issued in compliance with the agreement. Upon notice from the holder on June 24, 2024, the Company issued 4,198 shares of common stock previously held in abeyance.

On June 4, 2024, pursuant to the Warrant Inducement, the exercise price for Common Stock Purchase Warrants issued on September 30, 2022, in relation to the 2022 PIPE Offering were permanently reduced to $297 per share. The difference with respect to the adjusted warrant exercise price is treated as a deemed dividend of $42,539 and a reduction in net income available to common stockholders.

In October 2024, the Company entered into a private investment in public equity offering (the “2024 PIPE Offering”) pursuant to a securities purchase agreement and registration rights agreement where the Company agreed to issue an aggregate of 202,470 units (the “Units”) at a purchase price of $40.50 per unit, each Unit consisting of one share of common stock, par value $0.00001 per share, of the Company, or one pre-funded warrant in lieu thereof, two Series A Warrants, each to purchase one share of common stock at an initial exercise price of $38 per share, and one Series B Warrant to purchase such number of common stock as will be determined on the Reset Date. The Series A Warrants also include a reset feature, where, on the Reset Date, the exercise price shall be adjusted to equal the lower of (i) the exercise price then in effect and (ii) the Reset Price determined as of the date of determination. Upon such reset of the exercise price pursuant to the Series A Warrant, the number of warrant shares issuable upon exercise of the Series A Warrant shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price on the issuance date for the warrant shares then outstanding. In accordance with the terms of the Series A and Series B Warrant Agreements and determination of the Reset Exercise Price in effect at December 31, 2025, the issuance of 1,603,370 Series A Warrants and 640,864 Series B Warrants. Under the terms of the Warrant Agreements, at the conclusion of the Reset Period and final determination of the Reset Exercise Price on the Reset Date, January 15, 2025, additional Series A and Series B Warrants may be issued.

F-42

On October 18, 2024, the Company received exercise notices from various institutional investors at a weighted-average exercise price of approximately $47.30. In exchange for the issuance of 19,110 shares of common stock the Company received net proceeds of $902,541.

During December 2024, the Company received exercise notices from various institutional investors at a weighted-average exercise price of approximately $9.60. In exchange for the issuance of 162,129 shares of common stock the Company received net proceeds of $1,652,034.

On January 15, 2025, the Reset Date for the Series A Warrants issued in the 2024 PIPE Offering, the final determination of the Reset Exercise Price was determined to be $8.29 per share. Pursuant to the Reset Date and Reset Exercise Price, the exercise price for Series A Warrants in relation to the 2024 PIPE Offering, and the Common Stock Purchase Warrants issued on September 30, 2022, in relation to the 2022 PIPE Offering, were permanently reduced to $8.29 per share resulting in an additional 225,450 warrants issued to the remaining warrant holders. The difference with respect to the adjusted warrant exercise prices is treated as a deemed dividend and a reduction in net income available to common stockholders.

On April 11, 2024, pursuant to the terms and conditions of the Series A Warrants issued on October 9, 2024 in conjunction with the 2024 PIPE Offering, the Company evaluated the impact of the 1-for-10 reverse split of the Company’s common stock, or Share Combination Event, on Nasdaq. The terms of the Series A Warrant Agreement stipulate in the event of Share Combination Event, or reverse split, where the resulting closing share price is lower than the then Exercise Price, the Exercise Price will be reduced to the Floor Price determined in the Warrant Agreement of $7.60 per warrant. Following the Share Combination Event, the Exercise Price of the Series A Warrants was reduced to the Floor Price prescribed in the terms of the respective Warrant Agreement at $7.60 per share resulting in an additional 110,273 warrants issued to the remaining warrant holders. Further, should the resulting closing share price be below the Floor Price during a period of five trading days after the Share Combination Event, the calculated difference between the lowest volume-weighted-average price (“VWAP”) of the Company’s stock during the five-trading day period and the Floor Price of the then outstanding Series A Warrants outstanding shall be paid pro rata to the remaining holders of the warrants (the “True-up Payment”), not to exceed $1,640,000. The lowest VWAP during the trading period of $4.71 was determined to be below the Floor Price resulting in a True-up Payment due to the remaining holders of $1,640,000. The True-up Payment balance due was paid in full to the remaining holders in July 2025.

During the year ended December 31, 2025, the Company received exercise notices from various institutional investors at a weighted average exercise price of approximately $8.39. In exchange for the issuance of 579,219 shares of common stock, the Company received net proceeds of $3,680,411.

On December 29, 2025, the Company entered into a private investment in public equity offering (the “2025 PIPE Offering”) pursuant to a securities purchase agreement and registration rights agreement where the Company agreed to issue an aggregate of 370,000 share of common stock at a purchase price of $1.55 per share, 920,324 pre-funded warrants to purchase shares of its common stock at $1.55 per share, 1,290,324 Series C Warrants, each to purchase one share of common stock at an initial exercise price of $1.30 per share, and 1,290,324 Series D Warrants to purchase one share of common stock at $1.30. The Company also issued 96,774 Placement Agent Warrants, each to purchase one share of common stock at $1.94. The aggregate net proceeds received by the Company from the offering were $1.7 million, net of commissions and offering expenses.

The rights and privileges of the 2025 PIPE Offering Pre-funded Warrants are set forth in the warrant agreement between the Company and each of the respective warrant holders. The 2025 PIPE Offering Pre-funded Warrants are exercisable at the option of the warrant holder at any time and do not expire. However, as set forth in the warrant agreements with each holder, the number of pre-funded warrants that may be exercised at any given time may be limited if, upon exercise, the warrant holder and any of its affiliates would beneficially own more than 9.99% of the Company’s common stock, or have voting power of more than 9.99% of the Company’s common stock. The 2025 PIPE Offering Pre-funded Warrants do not provide any of the rights or privileges provided by the Company’s common stock, including any voting rights, until the pre-funded warrants are exercised and settled in underlying shares of common stock.

The Company evaluated the 2025 PIPE Offering Pre-funded Warrants and concluded the warrants are indexed to the Company’s common stock, meet the criteria to be classified as equity and are not subject to remeasurement. The proceeds received from the issuance of the pre-funded warrants were recorded as additional paid-in capital. The Company issued 920,324 shares of common stock upon the exercise of 2025 PIPE Offering Pre-funded Warrants during the three months ended March 31, 2026. As of March 31, 2026, 96,774 of the 2025 PIPE Offering Placement Agent Warrants remained outstanding.

The fair values of stock warrants granted during the three months ended March 31, 2026 and 2025, were determined using the Monte Carlo simulation and Black-Scholes option pricing models based on the following assumptions:

	March 31, 2026	March 31, 2025
Exercise price	$1.30 - 8.29	$8.29
Dividend yield	0%	0%
Volatility	143 - 207%	146%
Risk-free interest rate	4.09 - 5.04%	4.45%
Expected life (years)	1.9 - 5.8	4.5

The following table summarizes the changes in the Company’s outstanding warrants during the three-month period ended March 31, 2026:

	Warrants Outstanding Number of Shares	Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value
Balance at December 31, 2025	4,938,062	$1.30-1,485.00	3.9	$3.30	$-
Warrants granted	-	-	-	-	-
Warrants exercised	(920,324)	1.55	4.8	1.55	-
Warrants expired	-	-	-	2,163.68	-
Balance at March 31, 2026	4,017,738	$1.30 - 1,485.00	3.4	$3.70	$-

F-43

The following table summarizes the changes in the Company’s outstanding warrants during the three-month period ended March 31, 2025:

	Warrants Outstanding Number of Shares	Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value
Balance at December 31, 2024	1,563,182	$9.60 – 4,675.00	4.8	$10.40	$-
Warrants granted	245,960	8.29	4.5	8.29	-
Warrants exercised	(579,219)	8.29-9.60	4.5	8.39	-
Warrants expired	-	-	-	-	-
Balance at March 31, 2025	1,229,923	$8.29-4,675.00	4.5	$9.31	$-

Share-Based Compensation

On October 24, 2019, the Company’s 2019 Equity Incentive Plan (the “Plan”) went effective authorizing 1,167 shares of Company common stock for equity awards to employees, directors or consultants. The Plan was approved by the Company’s Board of Directors and the holders of a majority of the Company’s voting stock on September 9, 2019. In January 2022, the stockholders approved and ratified an amendment to increase the shares authorized under the Plan to 1,576. In June 2024, the stockholders approved and ratified an amendment to increase the shares authorized under the Plan to 3,182. On July 17, 2025, the Company’s stockholders approved and ratified an amendment to increase the number of shares authorized under the 2019 Equity Incentive Plan to 350,000 shares. On February 1, 2026, the number of shares authorized under the 2019 Equity Incentive Plan increased by 94,312 shares, or 5% of the outstanding shares of the Company on December 31, 2025, for a total of 444,312 shares authorized.

The Company generally recognizes share-based compensation expense on the grant date or over the period of vesting or period that services will be provided.

Stock Options

As of March 31, 2026, and December 31, 2025, the Company had granted stock options to acquire 1,210 shares of common stock under the Plan. As of March 31, 2026, the Plan had 1,190 vested options and 20 non-vested options. As of December 31, 2025, the Plan had 1,176 vested options and 34 non-vested options. The stock options are held by our officers, directors, employees, and certain key consultants.

For the three months ended March 31, 2026, and 2025, the Company recorded $7,243 and $124,154, respectively, of share-based compensation expense related to stock options. Unrecognized compensation expense as of March 31, 2026, was $12,172 which will be recognized over a weighted average period of 6.0 months.

During the three-month period ended March 31, 2026, the Company did not grant any stock options to directors, officers, employees or other third-parties.

The following table summarizes the changes in the Company’s outstanding stock options during the three-month period ended March 31, 2026:

	Options Outstanding Number of Shares	Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value
Balance at December 31, 2025	1,210	$528.00-10,230.00	4.6	$2,170.91	$-
Granted	-	-	-	-	-
Exercised	-	-	-	-	-
Expired/Forfeited	-	-	-	-	-
Balance at March 31, 2026	1,210	$528.00-10,230.00	4.2	$2,170.91	$-

Exercisable at March 31, 2026	1,190	$528.00-10,230.00	4.6	$2,145.34	$-

F-44

The following table summarizes the changes in the Company’s outstanding stock options during the three-month period ended March 31, 2025:

			Weighted
	Options Outstanding	Exercise Price	Average Remaining	Weighted Average	Aggregate
	Number of	Per	Contractual Life	Exercise	Intrinsic
	Shares	Share	(Years)	Price	Value
Balance at December 31, 2024	1,323	$528.00-10,230.00	4.9	$2,178.70	$-
Granted	-	-	-	-	-
Exercised	-	-	-	-	-
Expired/Forfeited
Balance at March 31, 2025	1,323	$528.00-10,230.00	4.7	$2,178.70	-

Exercisable at March 31, 2025	1,120	$528.00-10,230.00	4.8	2,204.13	-

F-45

Restricted Stock Units

The Plan provides for the grant of RSUs. RSUs are settled in shares of the Company’s common stock as the RSUs become vested. During the three months ended March 31, 2026 and 2025, the Company granted no service based RSUs to directors, executive officers or employees. During the three months ended March 31, 2024, 105 shares of the Company’s common stock were vested and common shares issued. Unvested RSUs granted in 2023 vest in January 2026.

For both the three months ended March 31, 2026, and 2025, the Company recorded zero and $15,524 in stock-based compensation expense related to RSUs, respectively.

Executive Officers Stock Options and RSUs

The Company had 934 vested and 19 unvested outstanding executive officer stock options exercisable at $528 to $2,552 per share with a weighted average remaining contractual life of 4.95 years as of March 31, 2026, and 953 vested and 31 unvested outstanding executive stock options exercisable at $528 to $2,552 per share with a weighted average remaining contractual life of 5.2 years as of December 31, 2025. The Company had no vested or unvested RSUs granted to executive officers as of March 31, 2026, and December 31, 2025, respectively.

NOTE 13. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

On December 6, 2006, Orange County Valet and Security Patrol, Inc. filed a lawsuit against the Company in Orange County California State Superior Court for Breach of Contract in the amount of $11,164. A default judgment was taken against the Company in this matter. In mid-2013 we learned the Plaintiff’s perfected the judgment against the Company, but we have not heard from the Plaintiffs as of March 2024. As of March 31, 2026, the Company has accrued $11,164 plus accrued interest of approximately $22,768. In the event we pay any money related to this lawsuit, IDTEC agreed, in connection with closing a 2020 asset purchase transaction with IDTEC, to pay the amount for us in exchange for shares of our common stock.

F-46

NOTE 14. SEGMENT REPORTING

The Company is managed as one reportable operating segment, which includes all of our operations primarily designed to enable customers to purchase products and services through channel partners, sales agents or enterprise and consumer digital channels. Substantially all of our consolidated revenues and cash flows are generated in the United States. The segment information aligns with how the Company’s Chief Operating Decision Maker (“CODM”), designated as the Company’s Chief Financial Officer, reviews and manages the Company’s business. The Company’s CODM monitors our consolidated operating income and net earnings/(loss) to evaluate performance and make operating decisions.

Financial information and annual operating plans and forecasts are prepared and reviewed by the CODM at a consolidated level. The CODM assesses performance for the single operating segment and decides how to better allocate resources based on revenues, gross profit/(loss), net income/(loss) and other applicable benchmarks that are reported on the Consolidated Statement of Operations and Consolidated Statement of Cash Flows. The Company’s objective in making resource allocation decisions is to optimize the Company’s operating financial results and financial position. The accounting policies of our single operating segment are the same as those described in the Summary of Significant Accounting Policies herein. For additional reportable single operating segment level financial information, see the Consolidated Financial Statements.

NOTE 15. SUBSEQUENT EVENTS

The Company has evaluated subsequent events for recognition and disclosure through April 30, 2026, which is the date the consolidated financial statements were available to be issued and has determined that there are no material subsequent events that require recognition or disclosure in the accompanying consolidated financial statements other than those following.

On April 24, 2026, the Company entered into an Agreement and Plan of Merger with Clean World Ventures, Inc. (“CWV”) and its wholly owned subsidiary, pursuant to which the subsidiary will merge with and into CWV, with CWV surviving as a wholly owned subsidiary of the Company. The transaction is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. Upon completion of the merger, CWV equity holders will receive shares of the Company’s common stock in exchange for their CWV shares, and CWV equity awards will be converted into comparable Company awards. On a pro forma basis, CWV stockholders are expected to own approximately 98% of the combined company, with existing Company stockholders owning approximately 2%. The transaction is subject to customary closing conditions, including approval by the stockholders of both companies, Nasdaq approval, and the effectiveness of a registration statement on Form S-4, as well as approval of certain related matters by the Company’s stockholders. The merger has been approved by the board of directors of both companies and is expected to close in the third quarter of 2026. Upon closing, CWV is expected to designate the board of directors and management of the combined company.

F-47

Clean World Ventures Inc.

(Formerly Known as Clean Water Ventures, Inc.)

Financial Statements and Report of Independent Registered Public Accounting Firm

As of and For the Years Ended December 31, 2025 and 2024

F-48

Clean World Ventures Inc.

(Formerly Known as Clean Water Ventures, Inc.)

F-49

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Clean World Ventures Inc.

(formerly known as Clean Water Ventures, Inc.)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Clean World Ventures Inc. (the Company) as of December 31, 2025, and 2024 and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations, has an accumulated deficit, and has limited cash resources and a significant working capital deficit. In addition, the Company expects that its current cash resources will not be sufficient to fund operations for at least one year from the date the financial statements are issued. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

WWC, P.C. Certified Public Accountants, PCAOB ID No. 1171

We have served as the Company’s auditor since 2025.
June 9, 2026
San Mateo, CA

F-50

Clean World Ventures Inc.

(Formerly Known as Clean Water Ventures, Inc.)

Balance Sheets

(All in U.S. Dollars, except for share and per share amounts)

	As of December 31,
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$62,500	$29,463
Prepaid expenses and other current assets	49,540	-
Total current assets	112,040	29,463
Non-current assets
Property and equipment, net	3,398,700	3,528,881
Intangible assets, net	35,939	38,053
Operating lease right-of-use assets, net	431,571	444,386
Finance lease right-of-use assets, net	131,029	176,751
Other assets	500,000	98,397
Total non-current asset	4,497,239	4,286,468
TOTAL ASSETS	$4,609,279	$4,315,931

LIABILITIES AND STOCKHOLDERS' DEFICIT
LIABILITIES
Current liabilities
Accounts payable	$788,002	$578,955
Accrued and other current liabilities	1,500,270	1,778,912
Convertible promissory notes	17,859,970	21,585,062
Convertible promissory notes, related parties	46,678,175	36,370,372
Bridge promissory notes	12,035,065	2,265,884
Bridge promissory notes, related parties	873,108	436,035
Short-term debt	517,240	452,161
Total current liabilities	80,251,830	63,467,381
Non-current liabilities
Operating lease liabilities, noncurrent	445,612	442,350
Finance lease liabilities, noncurrent	93,411	138,489
Long-term debt	-	3,755,734
Total non-current liabilities	539,023	4,336,573
TOTAL LIABILITIES	80,790,853	67,803,954

COMMITMENTS AND CONTINGENCIES (note 16)	-	-

STOCKHOLDERS' DEFICIT
Common stock, par value of $0.0001 per share − 500,000,000 shares authorized; 257,610,000 shares issued and outstanding as of December 31, 2025; 237,250,000 shares issued and outstanding as of December 31, 2024	25,761	23,725
Additional paid-in capital	62,528,970	301,967
Accumulated deficit	(138,736,305)	(63,813,715)
Total stockholders' deficit	(76,181,574)	(63,488,023)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$4,609,279	$4,315,931

The accompanying notes are an integral part of these financial statements.

F-51

Clean World Ventures Inc.

(Formerly Known as Clean Water Ventures, Inc.)

Statements of Operations

For the Years Ended December 31, 2025 and 2024

(All in U.S. Dollars, except for share and per share amounts)

	December 31,
	2025	2024

Operating expenses
Research and development	$817,957	$808,114
General and administrative expenses	29,076,911	3,556,269
Total operating expenses	29,894,868	4,364,383
Loss from operations	(29,894,868)	(4,364,383)

Other incomes (expenses)
Changes in fair value of convertible notes	(8,447,711)	(42,094,729)
Changes in fair value of bridge promissory notes	(155,254)	(528,500)
Other expense, net	(371,907)	(798,746)
Interest expense	(36,052,850)	(1,036,590)
Total other expenses	(45,027,722)	(44,458,565)

Net loss	$(74,922,590)	$(48,822,948)

Weighted average shares outstanding:
Basic	257,535,671	237,250,000
Diluted	257,535,671	237,250,000

Net loss per common share:
Basic	$(0.29)	$(0.21)
Diluted	$(0.29)	$(0.21)

The accompanying notes are an integral part of these financial statements.

F-52

Clean World Ventures Inc.

(Formerly Known as Clean Water Ventures, Inc.)

Statements of Changes in Stockholders' Deficit

For the Years Ended December 31, 2025 and 2024

(All in U.S. Dollars, except for share and per share amounts)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Par	Capital	Deficit	Deficit
Balance - January 1, 2024	217,000,000	$21,700	$5,988	$(14,990,767)	$(14,963,079)
Vesting of restricted stock units	20,250,000	2,025	(2,025)	-	-
Initial issuance of debt	-	-	298,004	-	298,004
Net loss	-	-	-	(48,822,948)	(48,822,948)
Balance - December 31, 2024	237,250,000	23,725	301,967	(63,813,715)	(63,488,023)
Vesting of restricted stock units	20,360,000	2,036	(2,036)	-	-
Stock-based compensation expense	-	-	26,791,681	-	26,791,681
Initial issuance of debt	-	-	35,437,358	-	35,437,358
Net loss	-	-	-	(74,922,590)	(74,922,590)
Balance - December 31, 2025	257,610,000	$25,761	$62,528,970	$(138,736,305)	$(76,181,574)

The accompanying notes are an integral part of these financial statements.

F-53

Clean World Ventures Inc.

(Formerly Known as Clean Water Ventures, Inc.)

Statements of Cash Flows

For the Years Ended December 31, 2025 and 2024

(All in U.S. Dollars, except for share and per share amounts)

	December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(74,922,590)	$(48,822,948)
Adjustments to reconcile net loss to net cash used in operations:
Stock-based compensation expense	26,791,681	-
Initial issuance of debt	35,437,358	298,004
Changes in fair value of convertible notes	8,447,711	42,094,729
Changes in fair value of bridge promissory notes	155,254	528,500
Loss on debt modification	87,755	-
Depreciation expense	137,386	124,416
Amortization expense	47,836	34,539
Non-cash operating lease expense	75,977	66,641
Non-cash interest expense	44,267	50,082
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(49,540)	-
Accounts payable and accrued expenses	(61,848)	(973,303)
Operating leases	(59,900)	(75,609)
Other asset	(401,603)	-
CASH USED IN OPERATING ACTIVITIES	(4,270,256)	(6,674,949)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(7,205)	(88,078)
CASH USED IN INVESTING ACTIVITIES	(7,205)	(88,078)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of convertible notes, net of proceeds	(1,865,000)	5,015,526
Proceeds from bridge promissory notes	10,051,000	1,382,597
Proceeds from short-term debt obligations, net of repayments	(22,675)	232,631
Repayment of long-term debt obligations	(3,800,000)	-
Principal payments of finance lease obligations	(52,827)	(47,642)
CASH PROVIDED BY FINANCING ACTIVITIES	4,310,498	6,583,112

NET CHANGE IN CASH	33,037	(179,915)
Cash, beginning of period	$29,463	$209,378
Cash, end of period	$62,500	$29,463

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$930,273	$960,665
Cash paid for income taxes	$-	$-

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITY
Property and equipment obtained in exchange for lease obligations	$-	$216,964
Non-cash debt issuance cost related to promissory notes	$35,437,358	$298,004

The accompanying notes are an integral part of these financial statements.

F-54

Clean World Ventures Inc.

(Formerly Known as Clean Water Ventures, Inc.)

Notes to the Financial Statements

As of and For the Years Ended December 31, 2025 and 2024

1. Nature of Business

Established in 2017, Clean World Ventures Inc. ((the "Company"), formerly known as Clean Water Ventures, Inc.) is a zero‑carbon Green Energy technology manufacturing company backed by real-time AI manufacturing and Cybersecure SCADA. Clean World Ventures Inc. designs and manufactures advanced distributed green hydrogen and clean electricity generation systems. The Company's technology enables onsite, independent distributed power production to support AI/data centers, critical materials mining, heavy industries, industrial manufacturing operations, transportation and other commercial applications. The Company was incorporated on February 27, 2021 in Nevada and is based in North Kingstown, Rhode Island, United States.

2. Liquidity and Going Concern

As of December 31, 2025, the Company had cash and cash equivalents of $62,500 and a working capital deficit of $80,139,790. The Company has incurred recurring losses from operations and expects to continue to incur significant expenses in connection with its financing and acquisition activities. The Company anticipates that its existing cash and cash equivalents will not be sufficient to fund its operations and meet its obligations for at least one year from the date these audited financial statements are issued. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to alleviate the substantial doubt by obtaining additional financing through the issuance of convertible notes and promissory notes and by consummating a Business Combination. However, there can be no assurance that these plans will be successfully implemented or that sufficient additional capital will be obtained. Accordingly, substantial doubt about the Company’s ability to continue as a going concern has not been alleviated.

The accompanying audited financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), expressed in U.S. dollars. The accompanying financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. References to GAAP issued by Financial Accounting Standards Board ("FASB") in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”). The financial statements have been prepared assuming the Company will continue as a going concern. The Company’s fiscal year end is December 31.

F-55

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected in this financial statement include but are not limited to allowance for credit losses, useful lives of property and equipment, useful lives of intangible assets, stock-based compensation expense, the valuation of the convertible notes, and deferred tax asset valuation. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgement about the carrying values of assets liabilities and the recording of revenue and expenses that are not readily apparent from other sources. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The Company maintains deposits in financial institutions that may exceed the Federal Deposit Insurance Corporation limit of $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash balances due to the financial position of the depository institution in which those deposits are held.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash in the bank which is subject to an insignificant risk of changes in value. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2025, and December 31, 2024, cash and cash equivalents amounted to $62,500 and $29,463, respectively.

Allowance for Credit Losses

Accounts receivable are recorded at invoiced amounts, net of allowances for credit losses, if applicable, and are unsecured and do not bear interest. Accounts receivable also includes earned and billable amounts not yet invoiced as of the end of the reporting period.

The allowance for credit losses is based on the best estimate of the amount of probable credit losses in accounts receivable. The allowance for credit losses is determined based on historical collection experience, reasonable and supportable forecasted information, and any applicable market conditions. The allowance for credit losses also takes into consideration the Company’s current customer information, collection history, and other relevant data. The Company reviews the allowance for credit losses on a quarterly basis. Account balances are written off against the allowance when it is deemed probable that the receivable will not be recovered. If circumstances change, such as higher-than-expected defaults or an unexpected material adverse change in a major customer’s ability to meet its financial obligations, the Company’s estimate of amounts collectible could be reduced by a material amount.

Grant Income Recognition

The Company receives grant income from government entities. These grants represent conditional, nonreciprocal contributions to development work the Company is performing. The Company applies ASC 958-605 ("ASC 958"), Not-for-Profit Entities - Revenue Recognition, as adapted for for-profit entities when accounting for government grants. Under ASC 958, government grants or awards are initially recognized when there is reasonable assurance the conditions of the grant or award will be met and the grant or award will be received. After initial recognition, government grants or awards are recognized as income within the statement of operations on a systematic basis in a manner consistent with how the Company recognizes the underlying costs included in the cost of revenue within the statement of operations for which the grant or award is intended to compensate. A grant receivable is recognized for expenses incurred but for which grant funding has not yet been received.

Grant income is presented as a component of operating income in the statements of operations, as the activities funded by the grants are integral to the Company’s ongoing research and development and operational activities. Amounts received in advance of satisfying the applicable conditions are recorded as deferred income until the conditions are met.

Management evaluates grant arrangements on an individual basis to determine the appropriate timing of recognition based on the specific terms, conditions, and performance obligations of each arrangement.

F-56

Revenue

The Company plans to generate revenue primarily from local governments who purchase Pure Green Hydrogen ("H2"), clean water, and clean coproducts produced through our technology. Revenue is recognized when a product is delivered or other measurable event as defined in the contract occurs. The nature of the outcome depends on the commodity sold and the market value of the commodity at the point in time of sale. In most arrangements, we act as the principal in the transaction because we control the inventory before it is transferred to the customer. In these cases, we recognize revenue on a gross basis for the amount billed to the customer. Our revenue is impacted by the level of customer demand for our products and by the volume and type of commodity. Demand fluctuates based on macroeconomic conditions and government budgets.

Property and Equipment

All purchased property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives.

Expenditures for ordinary maintenance and repairs are charged to operations as incurred and significant renovations and improvements, which improve and/or extend the useful life of the asset, are capitalized and depreciated over their estimated useful lives.

Intangible Assets, Net

Intangible assets consist of developed patents. Intangible assets are carried at cost, less accumulated amortization, unless a determination has been made that their value has been impaired. Intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense in the accompanying statements of operations is included as a component of general and administrative expense for patents.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of ASC 360, Property, Plant and Equipment. This statement requires that long-lived asset groups be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of asset groups is measured by a comparison of the carrying amount of an asset group to future undiscounted cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, the fair value of the long-lived asset group is determined, and an impairment loss is recognized. No impairment losses of long-lived asset groups were recorded during the years ended December 31, 2025 and 2024.

Segment Information

The Company reports segment information in accordance with ASC Topic 280, Segment Reporting, based on the internal financial information regularly reviewed by the chief operating decision maker (“CODM”). The Company’s CODM is its Chief Executive Officer, who reviews financial information to evaluate performance and allocate resources. No discrete financial information by business line, product, service, or geography is prepared or reviewed.

The Company operates as a pre‑revenue research and development organization using shared personnel, infrastructure, and financial resources. Accordingly, the Company has determined that it operates as a single operating segment, which is also its sole reportable segment, with all revenues and substantially all long‑lived assets located within the United States.

Fair Value Measurements

The carrying amounts of financial instruments, including cash, accounts payable, and accrued expenses and other current liabilities, approximate fair value due to their short-term maturity.

ASC 820, Fair Value Measurements and Disclosures, provides guidance regarding applicable (i) financial assets and liabilities and (ii) non-financial assets and liabilities that are recognized or disclosed at fair value in the Company's financial statements on a recurring and nonrecurring basis. The Company uses a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.

F-57

An asset or liability's level is based on the lowest level of input that is significant to the fair value measurement. ASC 820 requires that financial assets and liabilities carried at fair value be classified and disclosed in one of three categories. For assets and liabilities that are measured using quoted prices in active markets (Level 1), total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs, discounts, or blockage factors. Assets and liabilities that are measured using significant other observable inputs are valued by reference to similar assets or liabilities (Level 2), adjusted for contract restrictions and other terms specific to that asset or liability. For these items, a significant portion of the fair value is derived by reference to quoted prices of similar assets or liabilities in active markets. For all remaining assets and liabilities, fair value is derived using other valuation methodologies, including option pricing models, discounted cash flow models, and similar techniques (Level 3), and is not based on market exchange, dealer, or broker-traded transactions. These valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The following table sets forth the fair value of the Company’s financial assets and liabilities measured on a recurring basis by level within the fair value hierarchy:

	December 31, 2025
	Level I	Level II	Level III	Total
Financial Assets:
Cash and cash equivalents, money market	$63,001	$-	$-	$63,001
Total financial assets	$63,001	$-	$-	$63,001

Financial Liabilities:
Bridge promissory notes	$-	$-	$12,908,173	$12,908,173
Convertible notes	-	-	64,538,145	64,538,145
Total financial liabilities	$-	$-	$77,446,318	$77,446,318

	December 31, 2024
	Level I	Level II	Level III	Total
Financial Assets:
Cash and cash equivalents, money market	$-	$-	$-	$-
Total financial assets	-	-	-	-

Financial Liabilities:
Bridge promissory notes	$-	$-	$2,701,919	$2,701,919
Convertible notes	-	-	57,955,434	57,955,434
Total financial liabilities	$-	$-	$60,657,353	$60,657,353

F-58

Stock - Based Compensation

The Company measures and records the expense related to stock-based awards granted to service providers based on the fair value of those awards as determined on the date of grant and accounts for forfeitures as they occur. The Company recognizes expense on a straight-line basis over the requisite service period, which is generally the vesting period.

The Company accounts for stock-based compensation expense by calculating the estimated fair value of each award at the grant date or modification date by applying the Black-Scholes-Merton option pricing model. The model utilizes the estimated per share fair value of the Company's underlying common stock at the measurement date, the expected or contractual term of the option, the expected stock price volatility, risk-free interest rates, and the expected dividend yield of the common stock.

Refer to Note 11 for more information on assumptions used in stock-based compensation expense.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of its net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. See Note 12 for additional information on income taxes.

Bridge Promissory Notes

The Company elected the fair value option pursuant to ASC 825, Financial Instruments, for the Bridge Promissory Notes. Accordingly, the Bridge Promissory Notes are initially recorded at fair value upon issuance and subsequently remeasured to fair value, with changes in fair value recognized within other income (expense), net in the accompanying statements of operations.

Upon issuance, the Bridge Promissory Notes were recorded as a liability equal to the fair value of the instruments, with corresponding proceeds recorded as cash. At each subsequent reporting date through settlement or extinguishment, the liabilities are remeasured to fair value, with unrealized gains and losses recognized in earnings. Upon settlement, the carrying amount of the liability is derecognized.

The Company evaluated the embedded terms and features of the Bridge Promissory Notes, including redemption, prepayment, conversion, put and call features, under ASC 815, Derivatives and Hedging, and ASC 470, Debt. Management concluded that the embedded features are clearly and closely related to the debt host and do not require bifurcation as separate derivative instruments. Specifically, management determined that:

•	the payoff associated with the prepayment and redemption features is not indexed to an underlying unrelated to the debt host;
•	the instruments do not contain substantial premiums or discounts that would otherwise require separate accounting consideration; and
•	the conversion and settlement provisions do not meet the definition of a derivative instrument, including the net settlement criterion under ASC 815.

Accordingly, no embedded derivative liabilities were recognized separately from the Bridge Promissory Notes.

In connection with certain Bridge Promissory Notes, the Company also issued stock grant rights (the “Stock Grant”). The Stock Grant represents a freestanding financial instrument. Management evaluated the Stock Grant under ASC 480, Distinguishing Liabilities from Equity, and ASC 815-40, Contracts in Entity’s Own Equity, and concluded the instrument qualifies for equity classification as a fixed-for-fixed equity instrument. As the Company elected the fair value option for the Bridge Promissory Notes, proceeds were allocated first to the Bridge Promissory Notes based on their fair value, with any residual proceeds allocated to the Stock Grant within additional paid-in capital.

F-59

Convertible Promissory Notes

The Company has issued convertible promissory notes to various investors. These notes bear interest at stated simple rates and provide for automatic conversion into equity upon a qualifying financing event, or cash repayment upon maturity or a deemed liquidation event. Conversion is contingent on future events and is not at the holder's discretion absent a triggering event.

The Company evaluated the convertible promissory notes under ASC 480-10 and ASC 470-20. The notes are outside the scope of ASC 480-10 because the primary settlement mechanism is cash repayment and any share settlement is contingent on future events with a variable conversion price not determinable at inception. Under the post-ASU 2020-06 framework, the notes are recognized as single financial liabilities with no bifurcated equity component. The embedded conversion feature does not require bifurcation under ASC 815-15 because the Company's common shares are not publicly traded and do not meet the net settlement criterion for derivative classification.

The Company has elected the fair value option ("FVO") under ASC 825-10 for each convertible promissory note at the date of initial recognition. This election is irrevocable. The FVO election is permissible because, under ASU 2020-06, no equity component exists that would trigger the prohibition under ASC 825-10-15-5(f). All convertible promissory notes are initially recognized at fair value, which equals cash proceeds received at issuance. Transaction costs are expensed as incurred.

At each subsequent reporting date, the notes are remeasured to fair value, with changes recognized in earnings. The Company engaged a third-party valuation specialist to determine the fair value of these instruments at each reporting date. The specialist applied a discounted cash flow methodology using a dirty price approach, whereby contractual interest is embedded into the fair value of each note through a single projected cash flow at maturity; accordingly, no separate periodic interest accrual is recorded. The portion of the fair value change attributable to instrument-specific credit risk is presented in other comprehensive income; all other changes in fair value are recognized in earnings.

All convertible promissory notes are classified as current liabilities as of December 31, 2025 and 2024, as no fixed cash maturity date exists, settlement depends on contingent triggering events or demand, and no qualifying long-term refinancing arrangement is in place.

Leases

The Company leases certain land and machinery and equipment. The Company determines if an arrangement is or contains a lease at its inception date by evaluating whether the arrangement conveys the right to use an identified asset and whether the Company obtains substantially all of the economic benefits from and has the ability to direct the use of the asset. Leases with an initial term of 12 months or less are not recorded in the balance sheets.

At the lease commencement date, the Company recognizes a lease liability and a right-of-use ("ROU") asset representing the Company's right to use the underlying asset over the lease term. The initial measurement of the lease liability is calculated on the basis of the present value of the remaining lease payments and the right of use asset is measured on the basis of this liability, adjusted by prepaid and accrued rent, lease incentives, and initial direct costs. The subsequent measurement of a lease is dependent on whether the lease is classified as an operating lease or a finance lease. Operating lease cost is recognized on a straight-line basis over the lease term in operating expenses. Finance lease cost is composed of a separate interest component and amortization component, which are presented as a component of operating expenses and interest expense, respectively, in the statements of operations.

F-60

The Company's leases require other payments such as costs related to service components, real estate taxes, common area maintenance, and insurance. These costs are generally variable in nature and based on the actual costs incurred and required by the lease. As the Company has elected to not separate lease and non-lease components for all classes of underlying assets, all variable costs associated with the lease are expensed in the period incurred and disclosed as variable lease costs. The Company's lease agreements do not contain any material residual value guarantees or material restrictive financial covenants. The Company does not have any leases that have not yet commenced that create significant rights and obligations for the lessee.

When determining the lease term, the Company does not include renewal options, unless the renewals are deemed to be reasonably certain of being exercised at lease commencement or at the modification date.

Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), requires that a lessee use the rate implicit in the lease when measuring the lease liability and right of use asset, unless that rate is not readily determinable. The Company uses the prime rate and its incremental borrowing rate to determine the present value of lease payments, as the Company's leases do not have a readily determinable implicit discount rate. The incremental borrowing rate is the rate of interest the Company would have to pay to borrow on a collateralized basis over a similar term and amount in a similar economic environment.

The Company has included additional disclosures about its operating leases in Note 9.

All leases include fixed rental payments, and the Company commonly enters into leases under which the lease payments increase at pre-determined dates based on the change in the consumer price index. The Company has elected the practical expedient not to separate lease and non-lease components for all building leases.

Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period. Diluted net loss per common share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during each period, plus the dilutive effect of common stock equivalents outstanding during each period, in accordance with ASC 260, Earnings per Share. As the Company had a net loss in each of the years ended December 31, 2025, and 2024, diluted net loss per common share is the same as basic net loss per common share for the period because the effects of potentially dilutive securities are antidilutive.

Common stock equivalents excluded from the dilutive net loss per common share calculations are as follows:

	2025	2024
Stock options	2,680,000	290,000
Restricted stock	78,640,000	1,000,000

F-61

Recent Accounting Pronouncements:

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2023-07, Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 amends ASC 280, Segment Reporting (“ASC 280”) to expand segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the Company’s chief operating decision maker (“CODM”), the amount and description of other segment items, the title and position of the CODM, and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. ASU 2023-07 further permits disclosure of more than one measure of segment profit or loss and extends the full disclosure requirements of ASC 280 to companies with single reportable segments. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, on a retrospective basis, and early adoption is permitted. The Company has adopted the standard for its fiscal year beginning January 1, 2024.

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). ASU 2023-09 is focused on increased visibility into specific income tax components, requiring disclosures of specific categories and a greater disaggregation of information by jurisdiction within the effective tax rate reconciliation and income taxes paid disclosures. ASU 2023-09 is effective for annual periods beginning after December 15, 2025 on a prospective basis and early adoption is permitted. The Company adopted this standard in its financial statements for the year ended December 31, 2025 on a prospective basis. The adoption of this standard did not have an impact on the Company’s financial statements as of the date of adoption. See Note 10 for the related disclosures.

On November 4, 2024, the FASB issued ASU No. 2024-03, Expense Disaggregation Disclosures (“ASU 2024-03”). ASU 2024-03 amends ASC 220, Comprehensive Income, to expand income statement expense disclosures and require disclosure in the notes to the financial statements of specified information about certain costs and expenses. ASU 2024-03 is required to be adopted for fiscal years commencing after December 15, 2026, with early adoption permitted.

In November 2024, the FASB issued ASU No. 2024-04, Debt—Debt with Conversion and Other Options (Subtopic 470-20). This ASU provides guidance on the accounting for induced conversions of convertible debt instruments, aiming to improve consistency and comparability in financial reporting. ASU 2024-04 is effective for annual periods beginning after December 15, 2025. Early adoption is permitted. The Company is currently evaluating the impact of adopting this standard on its financial statements and related disclosures.

In May 2025, the FASB issued ASU 2025-04, Compensation — Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606). ASU 2025-04 revises the definition of the term performance condition for share-based consideration payable to a customer to incorporate conditions that are based on the volume or monetary amount of a customer’s purchases or potential purchases. ASU 2025-04 also eliminates the policy election to account for forfeitures as they occur for awards with service conditions. ASU 2025-04 also clarifies that ASC 606 variable consideration guidance does not apply to share-based payments to customers; instead, vesting probability should be assessed solely under ASC 718, Compensation — Stock Compensation. ASU 2025-04 is effective for the Company’s annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods, with early adoption permitted. ASU 2025-04 may be applied on either a modified retrospective basis or on a retrospective basis. The Company is currently assessing the impact this standard will have on the Company’s financial statements.

In December 2025, the FASB issued ASU No. 2025-10, “Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities” (“ASU 2025-10”), which establishes comprehensive guidance for the recognition, measurement, and disclosure of government grants received by business entities. The ASU addresses both monetary and certain non-monetary government grants and introduces new annual disclosure requirements regarding the nature, terms, and accounting policies related to such grants. ASU 2025-10 is effective for annual periods beginning after December 15, 2029, on either a modified prospective approach, modified retrospective approach, or retrospective approach and early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its financial statements and related disclosures.

F-62

4. Property and Equipment

Property and equipment consisted of the following as of December 31, 2025 and 2024:

	Estimated Useful	As of December 31,
	Lives (in years)	2025	2024

Furniture and equipment	7	$256,219	$249,014
Building	40	3,400,000	3,400,000
Building improvements	15	56,607	56,607
		3,712,826	3,705,621
Less: accumulated depreciation		314,126	176,740
Total property and equipment, net		$3,398,700	$3,528,881

Depreciation expense was $137,386 and $124,416 for the years ended December 31, 2025 and 2024, respectively.

5. Intangible Assets

Intangible assets consisted of the following as of December 31, 2025 and 2024:

	Estimated Useful	As of December 31,
	Lives (in years)	2025	2024

Patents	20	$42,281	$42,281
Less: accumulated amortization		(6,342)	(4,228)
Total intangible assets, net		$35,939	$38,053

Amortization expense was $2,114 and $2,114 for the years ended December 31, 2025 and 2024, respectively.

6. Other Assets

Other assets consisted of security deposits related to the land lease in North Kingstown, Rhode Island. The security deposit balance was $500,000 and $98,397 as of December 31, 2025 and 2024, respectively.

7. Accounts Payable, Accrued, and Other Current Liabilities

Accounts payable and other current liabilities consist of the following as of December 31, 2025 and 2024:

	As of December 31,
	2025	2024
Accounts payable	$788,002	$578,955
Total	$788,002	$578,955

	As of December 31,
	2025	2024
Other payable, related parties (see note 15)	67,500	67,500
Accrued compensation costs	508,906	80,730
Interest payable	3,852	560,106
Deferred compensation, related parties (see note 15)	685,500	940,300
Lease obligations, current	104,174	85,633
Other accrued expenses	130,338	44,643
Total	$1,500,270	$1,778,912

F-63

8. Debt

Total outstanding debt of the Company is comprised of the following:

	Convertible Notes	Convertible Notes, Related Party	Bridge Promissory Notes	Bridge Promissory Notes, Related Party	Total
Principal outstanding	$3,421,000	$1,007,178	$500,000	$100,000	$5,028,178
Change in fair value	2,211,535	7,835,992	194,959	23,460	10,265,946
December 31, 2023 - Ending Balance	5,632,535	8,843,170	694,959	123,460	15,294,124
Additional Principal, net	1,385,000	-	1,100,000	255,000	2,740,000
Change in fair value	14,567,527	27,527,202	470,925	57,575	42,623,229
December 31, 2024 - Ending Balance	21,585,062	36,370,372	2,265,884	436,035	60,657,353
Additional Principal, net	(1,865,000)	-	9,784,000	267,000	8,186,000
Change in fair value	(1,860,092)	10,307,803	(14,819)	170,073	8,602,965
December 31, 2025 - Ending Balance	$17,859,970	$46,678,175	$12,035,065	$873,108	$77,446,318

Convertible Notes and Promissory Notes

The Company routinely issues convertible notes and promissory notes with interest rates ranging between 5% - 20% and with indefinite maturity dates. The convertible notes are (i) optionally convertible at any time at the holder’s election and (ii) automatically convert upon the closing of a qualified financing, defined to be the receipt by the Company into shares of Common Stock.

The Company measures the convertible notes at fair value on a recurring basis under ASC 825, with changes in fair value recognized as a component of other income (expense) in the accompanying statements of operations. The convertible notes are classified within Level 3 of the fair value hierarchy due to the use of significant unobservable inputs. The Company estimates the fair value of the convertible notes using an income-based and probability-weighted scenario model that incorporates management's expectations regarding (i) the probability-weighted timing and terms of future equity financings, liquidity events, or dissolution events, (ii) expected conversion of cash-out amounts under various settlement scenarios, and (iii) discount rates that reflect the Company's credit risk and market participant assumptions.

During the years ended December 31, 2025 and 2024, the Company incurred debt issuance costs of approximately $35,400,000 and $298,000, respectively, in connection with the issuance of convertible notes and promissory notes. These costs related to the fair value of options and shares granted to note holders as consideration for entering into the financing arrangements. As the Company elected to measure the related notes at fair value, the debt issuance costs were expensed as incurred and were not deferred or amortized. The debt issuance costs were classified as interest expense within other expense in the accompanying statements of operations.

Significant unobservable inputs used in the valuation include:

	December 31, 2025	December 31, 2024
Equity financing scenario	97.50%	97.50%
Dissolution event scenario	2.50%	2.50%
Term to projected equity financing date (in years)	0.75	2
Discount rate	25%	25%
Risk-free rate	3.50%	4.21%
Volatility	77%	61%

F-64

Short-term debt

The Company entered various short-term notes during 2025 and 2024. These notes consisted of various borrowing arrangements with third-party lenders, bearing interest at varying annual rates based on prevailing market conditions at the time of issuance. The outstanding balance of these short-term notes were $0.5 million and $0.5 million as of December 31, 2025 and 2024, respectively.

On June 19, 2025, the Company entered into a $419,648 administrative agreement (the “Agreement”) with Corporate Debt Advisors (“CDA”). The Agreement was secured by a lien on the Company’s assets and guaranteed by the Company’s CEO. No cash proceeds were received by the Company, as the CDA financing was used to repay and extinguish certain outstanding short-term notes. The Agreement matures on October 27, 2026. Outstanding principal under the Agreement was $263,891 as of December 31, 2025 and is included in short-term debt in the accompanying balance sheet.

Long-term debt

On July 27, 2023, the Company entered into a $3,800,000 Loan Agreement with RI-DBL LLC (the “Lender”). The loan agreement was secured by a lien on the Company’s assets and guaranteed by the Company’s CEO. The full amount of the loan was drawn at closing. The original maturity date of the loan was July 27, 2024 and was subsequently extended to July 27, 2025. The Company repaid the outstanding principal and accrued interest on the secured term loan on September 16, 2025, in the amount of $4,003,023. In connection with the repayment, the lender’s liens were released and the Repayment Warrant expired.

Revolving lines of credit

On May 23, 2023, the Company entered into the Credit Agreement (the "Revolver") with Citizens Bank (the “Bank"). The Revolver provides, subject to borrowing availability and certain other conditions, for revolving loans in an aggregate principal amount of up to $150,000. The aggregate principal balance outstanding of the Revolver bears interest at a per annum rate of 4.50% above the Prime Rate. The obligations of the Company under the Facility are secured by an All-Asset Lien on substantially all the assets of the Company.

The Company was in compliance with all of the financial covenants under the Facility as of December 31, 2025. As of December 31, 2025 and 2024, the Company had approximately $143,000 and $150,000, respectively, borrowings outstanding for the Revolver.

On August 3, 2023, the Company entered into the Business Line of Credit Agreement with Fundation Group LLC (the “Credit Facility"). The Credit Facility provides, subject to borrowing availability and certain other conditions, for revolving loans in an aggregate principal amount of up to $100,000. Outstanding loans under the Facility accrue interest monthly, rate equal to 1.4% of the outstanding principal balance at the time of the last draw. The obligations of the Company under the Facility are secured by an All Asset Lien on substantially all the assets of the Company.

The Company was in compliance with all of the financial covenants under the Facility as of December 31, 2025. As of December 31, 2025 and 2024, the Company had approximately $64,000 and $84,000 respectively, borrowings outstanding the Facility.

9. Leases

The Company leases certain equipment under finance lease arrangements, as well as buildings and land under non-cancellable operating lease arrangements in the U.S. that expire on various dates through 2046.

F-65

The following table summarizes assets and liabilities related to the Company's operating and finance leases:

	Balance Sheet Locations	December 31, 2025	December 31, 2024
Lease assets
Operating leases	Operating lease right-of-use assets, net	$431,571	$444,386
Finance leases	Finance lease right-of-use assets, net	131,029	176,751
Total lease assets		$562,600	$621,137

Lease liabilities
Current liabilities:
Operating leases	Accrued and other current liabilities	$59,097	$47,370
Finance leases	Accrued and other current liabilities	45,077	38,263

Non-current liabilities:
Operating leases	Operating lease liabilities, non-current	445,612	442,350
Finance leases	Finance lease liabilities, non-current	93,411	138,489
Total lease liabilities		$643,197	$666,472

The following table presents the components of the Company's total lease expense:

	Income Statement	Twelve Months Ended December 31,
	Classification	2025	2024
Operating lease cost:
Fixed lease cost	Operating expenses	$75,977	$66,641

Finance lease cost:
Amortization	Operating expenses	$45,722	$32,425
Interest	Interest expense	$20,561	$23,575

F-66

As of December 31, 2025, the maturities of the Company's lease liabilities under operating and finance leases were as follows:

Year	Operating Leases	Finance Leases

2026	$56,891	$61,964
2027	60,003	50,489
2028	61,140	34,424
2029	62,312	31,154
2030	63,519	4,647
Thereafter	1,720,393	-
Total minimum payments required	2,024,258	182,678
Less: imputed interest	(1,519,549)	(44,190)
Total present value of lease obligations	$504,709	$138,488

The following table summarizes the weighted-average lease terms and discount rates for the Company's operating and finance leases:

Weighted-average remaining lease term	December 31, 2025	December 31, 2024
Operating leases	26.7 years	27.6 years
Finance leases	3.44 years	4.28 years
Weighted-average discount rate
Operating leases	12.50%	12.80%
Finance leases	13.90%	13.90%

10. Stockholders' Equity

The Company's Certificate of Incorporation, as amended, authorizes the Company to issue up to 500,000,000 shares of common stock. The holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the priority rights of holders of all series of preferred stock outstanding.

There were 257,610,000 and 237,250,000 shares of the Company's common stock outstanding as of December 31, 2025 and 2024, respectively.

11. Stock-based Compensation

2025 Stock Plan

On January 25, 2025, the Company's Board of Directors approved the 2025 Equity Incentive Plan (the "Plan"), which initially authorized 10,000,000 shares of common stock to be issued thereunder. The Company's previous awards issued under the 2021 Equity Incentive Plan ("2021 Plan") remain subject to the 2021 Plan. As of December 31, 2025, 7,350,000 shares of common stock were authorized for issuance under the Plan. The Plan provides for the grant of stock options and restricted stock to employees, non-employee directors, and consultants of the Company. As of December 31, 2025, incentive stock options have been awarded under the Plan, vesting over a four-year service period. Options granted under the Plan generally expire 10 years from the date of grant.

The Company recognizes stock-based compensation expense for stock-based awards on the estimated fair value of the awards at grant date. The Company accounts for forfeitures as they occur. Stock-based compensation expense recognized in the Company's statements of operations was approximately $26.8 million with $26.2 million related to the issuance of restricted share units and $611,581 related to the issuance of options and $nil million for the years ended December 31, 2025 and 2024, respectively.

Share-based compensation related to Equity Plans was allocated as follows:

Research and Development	$134,572
General and administrative	26,657,109
Total	$26,791,681

F-67

Stock Options

The following table summarize stock option activity for the year ended December 31, 2025:

	Number of Options	Weighted- Average Exercise Price		Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value

Outstanding-January 1, 2024	-	$			$
Granted	290,000		0.99
Outstanding-December 31, 2024	290,000		0.99	-		-
Granted	2,050,000		0.99	-		758,500
Forfeited	(100,000)		-	-		(37,000)
Expired	-		-	-		-
Outstanding-December 31, 2025	2,240,000		$0.99	2.08		$721,500
Options exercisable-December 31, 2025	-		$-	-		$-

As of December 31, 2025, the unrecognized stock-based compensation cost related to unvested stock options was $2.0 million, which is expected to be recognized over a weighted average period of 2.08 years.

Restricted Stock Units

The following table summarizes Restricted Stock Unit ("RSU") activity for the years ended December 31, 2025 and 2024:

	Number of RSUs	Weighted- Average Grant Date Fair Value

Outstanding-January 1, 2024	21,250,000	$0.0001
Vested	(20,250,000)	0.0001
Outstanding-December 31, 2024	1,000,000	0.0001
Granted	77,000,000	1.3600
Vested	(20,360,000)	1.2900
Outstanding-December 31, 2025	57,640,000	$1.3600

As of December 31, 2025, the unrecognized stock-based compensation cost related to unvested RSUs was $78.5 million, which is expected to be recognized over a weighted average period of 3.00 years.

The calculated fair value of the option grants for employees and nonemployees was estimated using the Black-Scholes-Merton option pricing model with the following weighted-average assumptions:

2025
Expected dividend yield	0%
Risk-free rate	4.32%
Expected volatility	72%
Expected life (years)	3.00

The assumed dividend yield was based on the Company's expectation of not paying dividends in the foreseeable future. Due to the Company's limited historical data, the estimated volatility incorporates the historical and implied volatility of comparable companies whose share prices are publicly available. The risk-free interest rate assumption was based on the US Treasury's rates for US Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The weighted-average expected life of options was estimated using the average of the contractual term and the weighted-average vesting term of the options. The expected term is calculated using the simplified method as the Company has no history of stock option exercises.

F-68

12. Income Taxes

In 2025, the Company adopted ASU 2023-09 Income Taxes (Topic 740) with prospective application. ASU 2023-09 updates disclosure requirements for the reconciliation of tax expense from continuing operations, income taxes paid and modifies other income tax related disclosures.

The net loss before income taxes and the components of the provision for income taxes are as follows:

	12/31/2025	12/31/2024
Deferred tax asset
Changes in fair value of convertible notes	$13,408,909	$11,167,732
Changes in fair value of bridge promissory notes	181,400	140,211

Net operating loss - federal	1,846,957	1,225,787
Net operating loss - state	486,365	322,791
	15,923,631	12,856,521
Valuation allowance	(15,923,631)	(12,856,521)
Deferred tax asset	$-	$-

	12/31/2025	12/31/2024
Current
State and local expense	$400	$400

Deferred
Federal benefit	(2,427,792)	(10,176,665)
State and local benefit	(639,319)	(2,679,855)
Change in valuation allowance	3,067,111	12,856,520
Total	$400	$400

The items comprising the differences between the U.S. federal statutory income tax rate and the Company’s effective tax rate on loss before income taxes for the years ended December 31 are summarized in the tables below:

	12/31/2025		12/31/2024
	Amount	Percentage	Amount	Percentage
U.S. federal statutory tax rate	$(15,733,744)	21.00%	$(10,253,240)	21.00%
State income taxes, net of federal benefit	400	0.00%	400	0.00%
Change in valuation allowance	2,427,792	(3.24)%	10,176,665	(20.84)%
Nontaxable or nondeductible items
Stock-based compensation	13,304,441	(17.76)%	75,285	(0.15)%
Meals and Entertainment	1,511	0.00%	1,290	0.00%
Total income tax provision (benefit)	$400	0.00%	$400	0.00%

F-69

The deferred income tax assets have been offset by a valuation allowance, as realization is dependent on future earnings, if any, the timing and amount of which are uncertain. The net valuation allowance is $15.92 million and $12.86 million as of December 31, 2025 and December 31, 2024, respectively.

The Company’s deferred tax assets primarily relate to net operating loss carryforwards, research and development credit carryforwards, accrued liabilities and expenses not yet deductible for tax purposes, and other temporary differences. Management has considered all available positive and negative evidence in assessing the recoverability of the Company's deferred tax assets and has concluded that, based on the weight of available evidence, it is not more likely than not that the deferred tax assets will be realized. The primary negative evidence considered includes the Company's history of significant cumulative operating losses over the past three years, the absence of any source of taxable income in prior periods, and the uncertainty surrounding the timing and amount of future taxable income. Accordingly, a full valuation allowance has been maintained against the net deferred tax assets in all periods presented.

As of December 31, 2025 and December 31, 2024, the Company had federal net operating loss carryforwards of approximately $60.02 million and $48.46 million, respectively, available to offset future federal taxable income. All of the Company's federal net operating losses were generated in taxable years beginning after December 31, 2017 and, accordingly, carry forward indefinitely under current U.S. federal income tax law. However, the utilization of these losses in any single taxable year is generally limited to eighty percent of the Company's taxable income for that year.

As of December 31, 2025 and December 31, 2024, the Company had federal research and development tax credit carryforwards of approximately $ 2.3 million and $1.0 million, respectively, available to offset future federal income tax liabilities. The federal research and development tax credits were generated in taxable years 2021 through 2025, and if not utilized, will begin expiring between 2041 and 2045. The Company has elected to apply a portion of its research and development credits generated in each year against its employer payroll tax obligations pursuant to the small business payroll tax credit election available under Section 41(h) of the Internal Revenue Code, as amended ("IRC"). The remaining credit carryforwards reflect the amount of research and development credits available to offset future federal income tax liability after giving effect to those payroll tax offsets. No research and development credits were utilized against federal income tax in any period presented.

Pursuant to Sections 382 and 383 of the IRC, annual use of the Company’s net operating loss and research and development credit carryforwards may be limited in the event a cumulative change in ownership of more than 50% occurs within a three-year period. The Company has not completed an IRC Section 382/383 analysis regarding the limitation of net operating loss and research and development credit carryforwards. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact the Company’s effective tax rate.

The Company’s ability to use its net operating loss and tax credit carryforwards may be further limited if the Company experiences an IRC Section 382 ownership change in connection with future changes in the Company's stock ownership.

In the United States, the Company files income tax returns with the U.S. federal government, New Jersey and Utah. All of the Company’s tax years are subject to examination by the federal tax authorities due to the carryforward of unutilized net operating losses and research and development credits.

F-70

The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. There was no accrued interest and penalties associated with uncertain tax positions as of December 31, 2025. The Company has not recorded any interest or penalties as of December 31, 2025.

On July 4, 2025, the One Big Beautiful Bill Act ("OBBBA") was signed into law. The legislation includes several changes to federal tax law that generally allow for more favorable deductibility of certain business expenses beginning in 2025, including the restoration of immediate expensing of domestic research and development expenditures, reinstatement of 100% bonus depreciation, and more favorable rules for determining the limitation on business interest expense. OBBBA changes effective for 2025 were determined to have no impact to the income tax provision for year ended December 31, 2025.

13. Segment Reporting

The Company follows FASB ASC Topic 280, Segment Reporting, as amended by ASU 2023-07. The Company’s chief operating decision maker (“CODM”), Mr. Roy DiBenerdini, who is also the Chief Executive Officer, evaluates operating results and allocates resources. Based on internal management reporting and assessment, the Company determined that it operates as a single operating and reportable segment for the years ended December 31, 2025 and 2024.

The summary of key information by segments for the year ended December 31, 2025 and 2024 was as follows:

	For the Years Ended December 31,
	2025	2024

Operating Expenses
Research and development	$817,957	$808,114
General and administrative expenses	29,076,911	3,556,269
Total operating expenses	29,894,868	4,364,383
Loss from operations	(29,894,868)	(4,364,383)

Total other expenses	(45,027,722)	(44,458,565)

Net loss	$(74,922,590)	$(48,822,948)

14. General and Administrative Expenses

The key components of general and administrative expenses are summarized in the below table:

	For The Years Ended December 31
	2025	2024

Stock-based compensation expense	$26,657,109	$-
Compensation costs	1,269,145	1,500,785
Professional service fees	175,980	954,711
Other general and administrative expenses	974,677	1,100,773
	$29,076,911	$3,556,269

F-71

15. Related-Party Transactions

The Company enters into transactions with related parties in the ordinary course of business. Related parties include executive officers, directors, key management personnel, shareholders with significant ownership interests, and entities under common control or significant influence of management. The Company’s related-party transactions primarily consist of equity issuances, stock-based compensation arrangements, convertible and bridge financing arrangements, deferred compensation arrangements, and reimbursement obligations.

As of December 31, 2025 and 2024, related parties consisting of key management personnel and members of the Board of Directors collectively held approximately 254,250,000 and 157,000,000 shares of the Company’s common stock, respectively.

During the years ended December 31, 2025 and 2024, the Company granted stock options to certain non-employee related parties for advisory and strategic services provided to the Company. During the year ended December 31, 2025, two non-employee related parties were granted an aggregate of 150,000 stock options. As of December 31, 2025, none of the options had vested or been exercised. The stock options were issued pursuant to the Company’s equity incentive arrangements and were measured at fair value on the grant date.

Certain bridge promissory notes issued by the Company were held by related parties, including one employee and two former members of the Board of Directors. As of December 31, 2025 and 2024, the aggregate fair value of related-party bridge promissory notes was approximately $0.9 million and $0.4 million, respectively. The notes bear interest at contractual rates and are convertible into equity securities of the Company upon the occurrence of certain qualifying events in accordance with the underlying agreements.

In addition, an entity under common control of the Company’s Chief Executive Officer held convertible promissory notes issued by the Company. As of December 31, 2025 and 2024, the aggregate fair value of these related-party convertible notes was approximately $46.7 million and $36.4 million, respectively. The notes are unsecured and contain customary conversion provisions and settlement terms consistent with the respective note agreements.

As of December 31, 2025 and 2024, the Company had outstanding other payable due to a former director of the Company totaling $67,500, respectively. The balances primarily related to unreimbursed business expenses and are non-interest bearing and payable on demand.

The Company also recorded deferred compensation payable related to services provided by two executives of the Company totaling approximately $685,500 and $940,300 for the years ended December 31, 2025 and 2024, respectively. The deferred compensation arrangements are unsecured and payable pursuant to the terms established in the underlying agreements.

The Company and certain related-party entities are under common management and control through overlapping executive management and ownership interests. The Company believes all related-party transactions were conducted on terms comparable to those that could have been obtained in arm’s-length transactions; however, such transactions may not necessarily reflect terms obtainable from unaffiliated third parties.

16. Commitments and Contingencies

From time to time, the Company may be a party to litigation and subject to claims incidental to the ordinary course of business. As the Company growth continues, it may become party to an increased number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and any solution of these matters could materially affect the Company's future results of operations, cash flows, or financial position. The Company is not presently party to any legal proceedings that in the opinion of management, if determined to adversely affect it, may individually or taken together have a material adverse effect on its business, operating results, financial condition, or cash flows.

F-72

17. Subsequent Events

The Company has evaluated all events and transactions that occurred after December 31, 2025, up through the date that these financial statements were approved for issuance, and has concluded that except as described below, there were no subsequent events requiring adjustment to or disclosure in the financial statements.

On April 22, 2026, the Company entered into a Registration Rights Agreement with LDA Capital Group LLC in connection with a Share Purchase Agreement pursuant to which the Company may issue up to $250 million of common stock to LDA Capital Group LLC, subject to the terms and conditions of the agreements. Under the Registration Rights Agreement, the Company agreed to file and maintain an effective registration statement for the resale of shares issuable under the arrangement, including shares issuable upon the exercise of warrants, during the applicable registration period.

On April 24, 2026, the Company entered into a Definitive Agreement for a proposed business combination (the "Proposed Transaction") with SOBRsafe. SOBRsafe is the leader in next-generation alcohol monitoring and detection technology, which, once closed will go forward as and operate under the name Clean World Ventures Inc. The Company is currently engaged in active discussions with hyperscale data center operators seeking scalable, on-site clean energy solutions to meet the growing demands of AI-driven workloads. The Proposed Transaction is intended to establish differentiated proprietary energy systems that are highly configurable, fully self‑sustaining, and entirely carbon‑free. By utilizing wastewater and scrap aluminum as feedstock, the company eliminates any carbon legacy while transforming waste into clean, reliable energy. These systems are designed to be deployed directly where energy is consumed, significantly reducing dependence on centralized power grids and increasing energy resilience.

Upon closing of the Proposed Transaction, the Company would own approximately 98% of SOBRsafe. The intent is for the SOBRsafe and the Company's businesses to continue to operate independently upon consummation of the Proposed Transaction and SOBRsafe plans to continue evaluating opportunities to monetize the value of its alcohol monitoring and detection technology business.

The company also entered into the following financing arrangements with third party lenders below:

•	On January 10, 2026, the Company issued a bridge note with a principal amount of $250,000 bearing interest at 20% with a two-month term. In connection with the financing, the Company granted 750,000 shares of common stock to the lender.
•	On January 27, 2026, the Company issued a bridge note with a principal amount of $75,000 bearing interest at 20% with a one-month term. In connection with the financing, the Company granted 225,000 shares of common stock to the lender.
•	On February 6, 2026, the Company issued a bridge note with a principal amount of $1,000,000 bearing interest at 30% with a six-month term. In connection with the financing, the Company granted 2,000,000 shares of common stock to the lender.
•	On February 20, 2026, the Company issued a bridge note with a principal amount of $4,000,000 bearing interest at 30% with a four-month term. In connection with the financing, the Company granted 38,000,000 shares of common stock to the lender.
•	On April 3, 2026, the Company issued a convertible note with a principal amount of $100,000 bearing interest at 6% per annum.
•	On April 22, 2026, the Company issued a convertible note with a principal amount of $50,000 bearing interest at 6% per annum.
•	On April 23, 2026, the Company issued a convertible note with a principal amount of $100,000 bearing interest at 6% per annum.
•	On May 7, 2026, the Company issued a convertible note with a principal amount of $10,000 bearing interest at 6% per annum.
•	On May 12, 2026, the Company issued a bridge note with a principal amount of $120,000 bearing no interest with a 2-month term and bearing 6% per annum interest starting July 12, 2026. In connection with the financing, the Company granted 120,000 options to the lender at $0.99/share exercise price.
•	On May 14, 2026, the Company issued a bridge note with a principal amount of $35,000 bearing a 20% flat interest with a 3-month term. In connection with the financing, the Company granted 35,000 options to the lender at $0.99/share exercise price.

F-73

Clean World Ventures Inc.

(Formerly Known as Clean Water Ventures, Inc.)

Financial Statements

As of and For the Three Months Ended March 31, 2026 and 2025

F-74

Clean World Ventures Inc.

(Formerly Known as Clean Water Ventures, Inc.)

F-75

Clean World Ventures Inc.

(Formerly Known as Clean Water Ventures, Inc.)

Unaudited Balance Sheets

(All in U.S. Dollars, except for share and per share amounts)

	March 31, 2026 (Unaudited)	December 31, 2025 (Audited)
ASSETS
Current assets
Cash and cash equivalents	$320,699	$62,500
Prepaid expenses and other current assets	26,790	49,540
Total current assets	347,489	112,040
Non current assets
Property and equipment, net	3,442,294	3,398,700
Intangible assets, net	35,410	35,939
Operating lease right-of-use assets, net	423,015	431,571
Finance lease right-of-use assets, net	119,599	131,029
Other assets	500,000	500,000
Total non current Asset	4,520,318	4,497,239
TOTAL ASSETS	$4,867,807	$4,609,279

LIABILITIES AND STOCKHOLDERS' DEFICIT
LIABILITIES
Current liabilities
Accounts payable	269,104	788,002
Accrued and other current liabilities	1,024,115	1,500,270
Convertible promissory notes	17,859,970	17,859,970
Convertible promissory notes, related parties	46,678,175	46,678,175
Bridge promissory notes	14,359,067	12,035,065
Bridge promissory notes, related parties	570,755	873,108
Short-term debt	401,772	517,240
Total current liabilities	81,162,958	80,251,830
Non current liabilities
Operating lease liabilities, noncurrent	443,182	445,612
Finance lease liabilities, noncurrent	73,619	93,411
Total non current liabilities	516,801	539,023
TOTAL LIABILITIES	81,679,759	80,790,853

COMMITMENTS AND CONTINGENCIES (Note 16)

STOCKHOLDERS' DEFICIT
Common stock, par value of $0.0001 per share − 500,000,000 shares authorized; 262,422,500 shares issued and outstanding as of March 31, 2026; 257,610,000 shares issued and outstanding as of December 31, 2025	26,242	25,761
Additional paid-in capital	152,418,489	62,528,970
Accumulated deficit	(229,256,683)	(138,736,305)
Total stockholders' deficit	(76,811,952)	(76,181,574)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$4,867,807	$4,609,279

The accompanying notes are an integral part of these financial statements.

F-76

Clean World Ventures Inc.

(Formerly Known as Clean Water Ventures, Inc.)

 Unaudited Statements of Operations

For the Three Months Ended March 31, 2026 and 2025

(All in U.S. Dollars, except for share and per share amounts)

	March 31,
	2026	2025
Operating expenses
Research and development expenses	$149,710	$148,938
General and administrative expenses	7,869,937	7,461,376
Total operating expenses	8,019,647	7,610,314
Loss from operations	(8,019,647)	(7,610,314)

Other incomes (expenses)
Changes in fair value of bridge promissory notes	699,618	-
Other income, net	-	325
Interest expense	(83,200,349)	(776,753)
Total other expenses	(82,500,731)	(776,428)

Net loss	$(90,520,378)	$(8,386,742)

Weighted average shares outstanding:
Basic	262,422,500	242,312,500
Diluted	262,422,500	242,312,500

Net loss per common share:
Basic	$(0.34)	$(0.03)
Diluted	$(0.34)	$(0.03)

The accompanying notes are an integral part of these financial statements.

F-77

Clean World Ventures Inc.

(Formerly Known as Clean Water Ventures, Inc.)

Unaudited Statements of Changes in Stockholders' Deficit

For the Three Months Ended March 31, 2026 and 2025

(All in U.S. Dollars, except for share and per share amounts)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Par	Capital	Deficit	Deficit
Balance - January 1, 2026	257,610,000	$25,761	$62,528,970	$(138,736,305)	$(76,181,574)
Vesting of restricted stock units	4,812,500	481	(481)	-	-
Stock-based compensation expense	-	-	6,710,750	-	6,710,750
Initial issuance of debt			83,179,250	-	83,179,250
Net loss	-	-	-	(90,520,378)	(90,520,378)
Balance - March 31, 2026	262,422,500	$26,242	$152,418,489	$(229,256,683)	$(76,811,952)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Par	Capital	Deficit	Deficit
Balance - January 1, 2025	237,250,000	$23,725	$301,967	$(63,813,715)	$(63,488,023)
Vesting of restricted stock units	5,062,500	506	(506)	-	-
Stock-based compensation expense	-	-	6,697,920	-	6,697,920
Initial issuance of debt	-	-	699,200	-	699,200
Net loss	-	-	-	(8,386,742)	(8,386,742)
Balance - March 31, 2025	242,312,500	$24,231	$7,698,581	$(72,200,457)	$(64,477,645)

The accompanying notes are an integral part of these financial statements.

F-78

Clean World Ventures Inc.

(Formerly Known as Clean Water Ventures, Inc.)

Unaudited Statements of Cash Flows

For the Three Months Ended March 31, 2026 and 2025

(All in U.S. Dollars, except for share and per share amounts)

	March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(90,520,378)	$(8,386,742)
Adjustments to reconcile net loss to net cash used in operations:
Stock-based compensation expense	6,710,750	6,697,920
Initial issuance of debt	83,179,250	699,200
Changes in fair value of bridge promissory notes	(699,618)	-
Depreciation expense	34,188	31,104
Amortization expense	11,959	11,959
Non-cash operating lease expense	18,618	18,618
Changes in operating assets and liabilities:	-	-
Prepaid expenses and other current assets	22,750	-
Accounts payable and accrued expenses	(1,134,455)	(325,333)
Operating leases	6,126	2,835
CASH USED IN OPERATING ACTIVITIES	(2,370,810)	(1,250,439)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(77,782)	-
CASH USED IN INVESTING ACTIVITIES	(77,782)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term debt obligations, net of repayments	(115,468)	1,238,168
Proceeds from bridge promissory notes	5,325,000	-
Repayment of bridge promissory notes	(2,487,250)	-
Principal payments of finance lease obligations	(15,491)	(15,961)
CASH PROVIDED BY FINANCING ACTIVITIES	2,706,791	1,222,207

NET CHANGE IN CASH	258,199	(28,232)
Cash, beginning of period	62,500	29,463
Cash, end of period	$320,699	$1,231

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$124,675	$71,490

The accompanying notes are an integral part of these financial statements.

F-79

Clean World Ventures Inc.

(Formerly Known as Clean Water Ventures, Inc.)

Notes to the Unaudited Financial Statements

As of March 31, 2026 and December 31, 2025 and For the Three Months ended March 31, 2026 and 2025

1. Nature of Business

Established in 2017, Clean World Ventures Inc. ((the "Company"), formerly known as Clean Water Ventures, Inc.) is a zero‑carbon Green Energy technology manufacturing company backed by real-time AI manufacturing and Cybersecure SCADA. Clean World Ventures Inc. designs and manufactures advanced distributed green hydrogen and clean electricity generation systems. The Company's technology enables onsite, independent distributed power production to support AI/data centers, critical materials mining, heavy industries, industrial manufacturing operations, transportation and other commercial applications. The Company was incorporated on February 27, 2021 in Nevada and is based in North Kingstown, Rhode Island, United States.

2. Liquidity and Going Concern

As of March 31, 2026, the Company had $320,699 in cash and cash equivalents and a working capital deficit of $80,815,469. The Company has incurred recurring losses from operations and expects to continue to incur significant expenses in connection with its financing and acquisition activities. The Company anticipates that its existing cash and cash equivalents will not be sufficient to fund its operations and meet its obligations for at least one year from the date these unaudited financial statements are issued. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to alleviate the substantial doubt by obtaining additional financing through the issuance of convertible notes and promissory notes and by consummating a Business Combination. However, there can be no assurance that these plans will be successfully implemented or that sufficient additional capital will be obtained. Accordingly, substantial doubt about the Company’s ability to continue as a going concern has not been alleviated.

The accompanying unaudited financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), expressed in U.S. dollars. The accompanying financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company's management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. References to GAAP issued by Financial Accounting Standards Board ("FASB") in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification ("ASC"). The financial statements have been prepared assuming the Company will continue as a going concern. The Company's fiscal year end is December 31.

F-80

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected in these financial statements include but are not limited to allowance for credit losses, useful lives of property and equipment, useful lives of intangible assets, stock-based compensation expense, the valuation of the convertible notes, and deferred tax asset valuation. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgement about the carrying values of assets and liabilities and the recording of revenue and expenses that are not readily apparent from other sources. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The Company maintains deposits in financial institutions that may exceed the Federal Deposit Insurance Corporation limit of $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash balances due to the financial position of the depository institution in which those deposits are held.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash in the bank which is subject to an insignificant risk of changes in value. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At March 31, 2026, and December 31, 2025, cash and cash equivalents amounted to $320,699 and $62,500, respectively.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable are recorded at invoiced amounts, net of allowances for credit losses, if applicable, and are unsecured and do not bear interest. Accounts receivable also include earned and billable amounts not yet invoiced as of the end of the reporting period.

The allowance for credit losses is based on the best estimate of the amount of probable credit losses in accounts receivable. The allowance for credit losses is determined based on historical collection experience, reasonable and supportable forecasted information, and applicable market conditions. The allowance for credit losses also takes into consideration the Company's current customer information, collection history, and other relevant data. The Company reviews the allowance for credit losses on a quarterly basis. Account balances are written off against the allowance when it is deemed probable that the receivable will not be recovered. If circumstances change, such as higher-than-expected defaults or an unexpected material adverse change in a major customer's ability to meet its financial obligations, the Company's estimate of amounts collectible could be reduced by a material amount.

Grant Income Recognition

The Company receives grant income from government entities. These grants represent conditional, nonreciprocal contributions to development work the Company is performing. The Company applies ASC 958-605 ("ASC 958"), Not-for-Profit Entities - Revenue Recognition, as adapted for for-profit entities when accounting for government grants. Under ASC 958, government grants or awards are initially recognized when there is reasonable assurance the conditions of the grant or award will be met and the grant or award will be received. After initial recognition, government grants or awards are recognized as income within the statement of operations on a systematic basis in a manner consistent with how the Company recognizes the underlying costs included in the cost of revenue within the statement of operations for which the grant or award is intended to compensate. A grant receivable is recognized for expenses incurred but for which grant funding has not yet been received.

Grant income is presented as a component of operating income in the statements of operations, as the activities funded by the grants are integral to the Company's ongoing research and development and operational activities. Amounts received in advance of satisfying the applicable conditions are recorded as deferred income until the conditions are met.

Management evaluates grant arrangements on an individual basis to determine the appropriate timing of recognition based on the specific terms, conditions, and performance obligations of each arrangement.

F-81

Revenue

The Company plans to generate revenue primarily from local governments who purchase Pure Green Hydrogen ("H2"), clean water, and clean coproducts produced through our technology. Revenue is recognized when a product is delivered or other measurable event as defined in the contract occurs. The nature of the outcome depends on the commodity sold and the market value of the commodity at the point in time of sale. In most arrangements, we act as the principal in the transaction because we control the inventory before it is transferred to the customer. In these cases, we recognize revenue on a gross basis for the amount billed to the customer. Our revenue is impacted by the level of customer demand for our products and by the volume and type of commodity. Demand fluctuates based on macroeconomic conditions and government budgets.

Property and Equipment

All purchased property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives.

Expenditures for ordinary maintenance and repairs are charged to operations as incurred and significant renovations and improvements, which improve and/or extend the useful life of the asset, are capitalized and depreciated over their estimated useful lives.

Intangible Assets, Net

Intangible assets consist of developed patents. Intangible assets are carried at cost, less accumulated amortization, unless a determination has been made that their value has been impaired. Intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense in the accompanying consolidated statements of operations is included as a component of general and administrative expense for patents.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of ASC 360, Property, Plant and Equipment. This statement requires that long-lived asset groups be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of asset groups is measured by a comparison of the carrying amount of an asset group to future undiscounted cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, the fair value of the long-lived asset group is determined, and an impairment loss is recognized. No impairment losses of long-lived asset groups were recorded during the three months ended March 31, 2026 and 2025.

Segment Information

The Company reports segment information in accordance with ASC Topic 280, Segment Reporting, based on the internal financial information regularly reviewed by the chief operating decision maker ("CODM"). The Company's CODM is Chief Executive Officer, who reviews financial information to evaluate performance and allocate resources. No discrete financial information by business line, product, service, or geography is prepared or reviewed.

The Company operates as a pre-revenue research and development organization using shared personnel, infrastructure, and financial resources. Accordingly, the Company has determined that it operates as a single operating segment, which is also its sole reportable segment, with all revenues and substantially all long-lived assets located within the United States.

Fair Value Measurements

The carrying amounts of financial instruments, including cash, accounts payable, and accrued expenses and other current liabilities, approximate fair value due to their short-term maturity.

ASC 820, Fair Value Measurements and Disclosures, provides guidance regarding applicable (i) financial assets and liabilities and (ii) non-financial assets and liabilities that are recognized or disclosed at fair value in the Company's financial statements on a recurring and nonrecurring basis. The Company uses a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.

An asset or liability's level is based on the lowest level of input that is significant to the fair value measurement. ASC 820 requires that financial assets and liabilities carried at fair value be classified and disclosed in one of three categories. For financial assets and liabilities that are measured using quoted prices in active markets (Level 1), total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs, discounts, or blockage factors. Assets and liabilities that are measured using significant other observable inputs are valued by reference to similar assets or liabilities (Level 2), adjusted for contract restrictions and other terms specific to that asset or liability. For these items, a significant portion of the fair value is derived by reference to quoted prices of similar assets or liabilities in active markets. For all remaining assets and liabilities, fair value is derived using other valuation methodologies, including option pricing models, discounted cash flow models, and similar techniques (Level 3), and is not based on market exchange, dealer, or broker-traded transactions. These valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

F-82

The following table sets forth the fair value of the Company’s financial assets and liabilities measured on a recurring basis by level within the fair value hierarchy:

	March 31, 2026
	Level I	Level II	Level III	Total
Financial Assets:
Cash and cash equivalents - money market	$299,801	$-	$-	$299,801
Total financial assets	$299,801	$-	$-	$299,801

Financial Liabilities:
Bridge promissory notes	$-	$-	$14,929,822	$14,929,822
Convertible notes	-	-	64,538,145	64,538,145
Total financial liabilities	$-	$-	$79,467,967	$79,467,967

	December 31, 2025
	Level I	Level II	Level III	Total
Financial Assets:
Cash and cash equivalents - money market	$63,001	$-	$-	$63,001
Total financial assets	$63,001	$-	$-	$63,001

Financial Liabilities:
Bridge promissory notes	$-	$-	$12,908,173	$12,908,173
Convertible notes	-	-	64,538,145	64,538,145
Total financial liabilities	$-	$-	$77,446,318	$77,446,318

Stock - Based Compensation

The Company measures and records the expense related to stock-based awards granted to service providers based on the fair value of those awards as determined on the date of grant and accounts for forfeitures as they occur. The Company recognizes expense on a straight-line basis over the requisite service period, which is generally the vesting period.

The Company accounts for stock-based compensation expenses by calculating the estimated fair value of each award at the grant date or modification date by applying the Black-Scholes-Merton option pricing model. The model utilizes the estimated per share fair value of the Company's underlying common stock at the measurement date, the expected or contractual term of the option, the expected stock price volatility, risk-free interest rates, and the expected dividend yield of the common stock.

Refer to Note 12 for more information on assumptions used in stock-based compensation expenses.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of its net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

F-83

Bridge Promissory Notes

The Company elected the fair value option pursuant to ASC 825, Financial Instruments, for the Bridge Promissory Notes. Accordingly, the Bridge Promissory Notes are initially recorded at fair value upon issuance and subsequently remeasured to fair value at each reporting date, with changes in fair value recognized within other income (expense), net in the accompanying statements of operations.

Upon issuance, the Bridge Promissory Notes were recorded as a liability equal to the fair value of the instruments, with corresponding proceeds recorded as cash. At each subsequent reporting date through settlement or extinguishment, the liabilities are remeasured to fair value, with unrealized gains and losses recognized in earnings. Upon settlement, the carrying amount of the liability, including any accrued but unpaid interest, is derecognized.

The Company evaluated the embedded terms and features of the Bridge Promissory Notes, including redemption, prepayment, conversion, put and call features, under ASC 815, Derivatives and Hedging, and ASC 470, Debt. Management concluded that the embedded features are clearly and closely related to the debt host and do not require bifurcation as separate derivative instruments. Specifically, management determined that:

•	the payoff associated with the prepayment and redemption features is not indexed to an underlying unrelated to the debt host;
•	the instruments do not contain substantial premiums or discounts that would otherwise require separate accounting consideration; and
•	the conversion and settlement provisions do not meet the definition of a derivative instrument, including the net settlement criterion under ASC 815.

Accordingly, no embedded derivative liabilities were recognized separately from the Bridge Promissory Notes.

In connection with certain Bridge Promissory Notes, the Company also issued stock grant rights (the “Stock Grant”). The Stock Grant represents a freestanding financial instrument. Management evaluated the Stock Grant under ASC 480, Distinguishing Liabilities from Equity, and ASC 815-40, Contracts in Entity’s Own Equity, and concluded the instrument qualifies for equity classification as a fixed-for-fixed equity instrument. As the Company elected the fair value option for the Bridge Promissory Notes, proceeds were allocated first to the Bridge Promissory Notes based on their fair value, with any residual proceeds allocated to the Stock Grant within additional paid-in capital.

Convertible Promissory Notes

The Company has issued convertible promissory notes to various investors. These notes bear interest at stated simple rates and provide for automatic conversion into equity upon a qualifying financing event, or cash repayment upon maturity or a deemed liquidation event. Conversion is contingent on future events and is not at the holder's discretion absent a triggering event.

The Company evaluated the convertible promissory notes under ASC 480-10 and ASC 470-20. The notes are outside the scope of ASC 480-10 because the primary settlement mechanism is cash repayment and any share settlement is contingent on future events with a variable conversion price not determinable at inception. Under the post-ASU 2020-06 framework, the notes are recognized as single financial liabilities with no bifurcated equity component. The embedded conversion feature does not require bifurcation under ASC 815-15 because the Company's common shares are not publicly traded and do not meet the net settlement criterion for derivative classification.

F-84

The Company has elected the fair value option ("FVO") under ASC 825-10 for each convertible promissory note at the date of initial recognition. This election is irrevocable. The FVO election is permissible because, under ASU 2020-06, no equity component exists that would trigger the prohibition under ASC 825-10-15-5(f). All convertible promissory notes are initially recognized at fair value, which equals cash proceeds received at issuance. Transaction costs are expensed as incurred.

At each subsequent reporting date, the notes are remeasured to fair value, with changes recognized in earnings. The Company engaged a third-party valuation specialist to determine the fair value of these instruments at each reporting date. The specialist applied a discounted cash flow methodology using a dirty price approach, whereby contractual interest is embedded into the fair value of each note through a single projected cash flow at maturity; accordingly, no separate periodic interest accrual is recorded.

All convertible promissory notes are classified as current liabilities as of March 31, 2026 and December 31, 2025, as no fixed cash maturity date exists, settlement depends on contingent triggering events or demand, and no qualifying long-term refinancing arrangement is in place.

Leases

The Company leases certain land and machinery and equipment. The Company determines if an arrangement is or contains a lease at its inception date by evaluating whether the arrangement conveys the right to use an identified asset and whether the Company obtains substantially all of the economic benefits from and has the ability to direct the use of the asset. Leases with an initial term of 12 months or less are not recorded in the balance sheets.

At the lease commencement date, the Company recognizes a lease liability and a right-of-use ("ROU") asset representing the Company's right to use the underlying asset over the lease term. The initial measurement of the lease liability is calculated on the basis of the present value of the remaining lease payments and the right of use asset is measured on the basis of this liability, adjusted by prepaid and accrued rent, lease incentives, and initial direct costs. The subsequent measurement of a lease is dependent on whether the lease is classified as an operating lease or a finance lease. Operating lease cost is recognized on a straight-line basis over the lease term in operating expenses. Finance lease cost is composed of a separate interest component and amortization component, which are presented as a component of operating expenses and interest expense, respectively, in the statements of operations.

The Company's leases require other payments such as costs related to service components, real estate taxes, common area maintenance, and insurance. These costs are generally variable in nature and based on the actual costs incurred and required by the lease. As the Company has elected to not separate lease and non-lease components for all classes of underlying assets, all variable costs associated with the lease are expensed in the period incurred and disclosed as variable lease costs. The Company's lease agreements do not contain any material residual value guarantees or material restrictive financial covenants. The Company does not have any leases that have not yet commenced that create significant rights and obligations for the lessee.

When determining the lease term, the Company does not include renewal options, unless the renewals are deemed to be reasonably certain of being exercised at lease commencement or at the modification date.

F-85

Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842), requires that a lessee use the rate implicit in the lease when measuring the lease liability and right of use asset, unless that rate is not readily determinable. The Company uses its incremental borrowing rate to determine the present value of lease payments, as the Company's leases do not have a readily determinable implicit discount rate. The incremental borrowing rate is the rate of interest the Company would have to pay to borrow on a collateralized basis over a similar term and amount in a similar economic environment.

The Company has included additional disclosures about its operating leases in Note 9.

All leases include fixed rental payments, and the Company commonly enters into leases under which the lease payments increase at pre-determined dates based on the change in the consumer price index. The Company has elected the practical expedient not to separate lease and non-lease components for all building leases.

Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period. Diluted net loss per common share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during each period, plus the dilutive effect of common stock equivalents outstanding during each period, in accordance with ASC 260, Earnings per Share. As the Company had a net loss in each of the three and twelve months ended March 31,2026 and December 31, 2025, diluted net loss per common share is the same as basic net loss per common share for the period because the effects of potentially dilutive securities are antidilutive.

Recent Accounting Pronouncements:

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2023-07, Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 amends ASC 280, Segment Reporting (“ASC 280”) to expand segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the Company’s chief operating decision maker (“CODM”), the amount and description of other segment items, the title and position of the CODM, and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. ASU 2023-07 further permits disclosure of more than one measure of segment profit or loss and extends the full disclosure requirements of ASC 280 to companies with single reportable segments. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, on a retrospective basis, and early adoption is permitted. The Company has adopted the standard for its fiscal year beginning January 1, 2024.

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). ASU 2023-09 is focused on increased visibility into specific income tax components, requiring disclosures of specific categories and a greater disaggregation of information by jurisdiction within the effective tax rate reconciliation and income taxes paid disclosures. ASU 2023-09 is effective for annual periods beginning after December 15, 2025 on a prospective basis and early adoption is permitted. The Company adopted this standard in its financial statements for the year ended December 31, 2025 on a prospective basis. The adoption of this standard did not have an impact on the Company’s financial statements as of the date of adoption. See Note 10 for the related disclosures.

F-86

On November 4, 2024, the FASB issued ASU No. 2024-03, Expense Disaggregation Disclosures (“ASU 2024-03”). ASU 2024-03 amends ASC 220, Comprehensive Income, to expand income statement expense disclosures and require disclosure in the notes to the financial statements of specified information about certain costs and expenses. ASU 2024-03 is required to be adopted for fiscal years commencing after December 15, 2026, with early adoption permitted.

In November 2024, the FASB issued ASU No. 2024-04, Debt—Debt with Conversion and Other Options (Subtopic 470-20). This ASU provides guidance on the accounting for induced conversions of convertible debt instruments, aiming to improve consistency and comparability in financial reporting. ASU 2024-04 is effective for annual periods beginning after December 15, 2025. Early adoption is permitted. The Company is currently evaluating the impact of adopting this standard on its financial statements and related disclosures.

In May 2025, the FASB issued ASU 2025-04, Compensation — Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606). ASU 2025-04 revises the definition of the term performance condition for share-based consideration payable to a customer to incorporate conditions that are based on the volume or monetary amount of a customer’s purchases or potential purchases. ASU 2025-04 also eliminates the policy election to account for forfeitures as they occur for awards with service conditions. ASU 2025-04 also clarifies that ASC 606 variable consideration guidance does not apply to share-based payments to customers; instead, vesting probability should be assessed solely under ASC 718, Compensation — Stock Compensation. ASU 2025-04 is effective for the Company’s annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods, with early adoption permitted. ASU 2025-04 may be applied on either a modified retrospective basis or on a retrospective basis. The Company is currently assessing the impact this standard will have on the Company’s financial statements.

In December 2025, the FASB issued ASU No. 2025-10, “Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities” (“ASU 2025-10”), which establishes comprehensive guidance for the recognition, measurement, and disclosure of government grants received by business entities. The ASU addresses both monetary and certain non-monetary government grants and introduces new annual disclosure requirements regarding the nature, terms, and accounting policies related to such grants. ASU 2025-10 is effective for annual periods beginning after December 15, 2029, on either a modified prospective approach, modified retrospective approach, or retrospective approach and early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its financial statements and related disclosures.

4. Property and Equipment, Net

Property and equipment consisted of the following as of March 31, 2026 and December 31, 2025:

		As of	As of
	Estimated Useful	March 31, 2026	December 31, 2025
	Lives (in years)	(Unaudited)	(Audited)

Furniture and equipment	7	$334,001	$256,219
Building	40	3,400,000	3,400,000
Building improvements	15	56,607	56,607
		3,790,608	3,712,826
Less: accumulated depreciation		348,314	314,126
Total property and equipment, net		$3,442,294	$3,398,700

Depreciation expense was $34,188 and $31,104 for the three months ended March 31, 2026 and 2025, respectively.

F-87

5. Intangible Assets

Intangible assets consisted of the following as of March 31, 2026 and December 31, 2025:

		As of	As of
	Estimated Useful	March 31, 2026	December 31, 2025
	Lives (in years)	(Unaudited)	(Audited)

Patents	20	$42,281	$42,281
Less: accumulated Amortization		(6,871)	(6,342)
Total intangible assets, net		$35,410	$35,939

Amortization expense was $529 for each of the three months ended March 31, 2026 and 2025, respectively.

6. Other Assets

Other assets consisted of security deposits related to the land lease in North Kingstown, Rhode Island. The security deposit balance was $500,000 as of March 31, 2026 and December 31, 2025.

7. Accounts Payable, Accrued, and Other Current Liabilities

Accounts payable and other current liabilities consist of the following as of March 31, 2026 and December 31, 2025:

	As of	As of
	March 31, 2026	December 31, 2025
	(Unaudited)	(Audited)

Accounts payable	$269,104	$788,002
Total	$269,104	$788,002

	As of	As of
	March 31, 2026	December 31, 2025
	(Unaudited)	(Audited)
Other payables, related parties, note 15	$-	$67,500
Accrued compensation costs	270,176	508,906
Accrued legal expenses	55,397	67,816
Interest payable	3,852	3,852
Deferred compensation, related parties, note 15	427,756	685,500
Lease obligations, current	119,628	104,174
Other accrued expenses	147,306	62,522
	$1,024,115	$1,500,270

F-88

8. Debt

Total outstanding debt of the Company is comprised of the following:

	Convertible Notes	Convertible Notes, Related Party	Bridge Promissory Notes	Bridge Promissory Notes, Related Party	Total
December 31, 2025 - Ending Balance	$17,859,970	$46,678,175	$12,035,065	$873,108	$77,446,318
Notes repayments			(2,295,966)	(307,767)	(2,603,733)
Proceeds from notes	-	-	5,325,000		5,325,000
Change in fair value	-	-	(705,032)	5,414	(699,618)
March 31, 2026 - Ending Balance	$17,859,970	$46,678,175	$14,359,067	$570,755	$79,467,967

Convertible Notes and Promissory Notes

The Company routinely issues convertible notes and promissory notes with interest rates ranging between 5% - 20% and with indefinite maturity dates. The convertible notes are (i) optionally convertible at any time at the holder’s election and (ii) automatically convert upon the closing of a qualified financing, defined to be the receipt by the Company into shares of Common Stock.

The Company measures the convertible notes at fair value on a recurring basis Under ASC 825, with changes in fair value recognized as a component of other income (expense) in the accompanying statements of operations. The convertible notes are classified within Level 3 of the fair value hierarchy due to the use of significant unobservable inputs. The Company estimates the fair value of the convertible notes using an income-based and probability-weighted scenario model that incorporates management's expectations regarding (i) the probability-weighted timing and terms of future equity financings, liquidity events, or dissolution events, (ii) expected conversion of cash-out amounts under various settlement scenarios, and (iii) discount rates that reflect the Company's credit risk and market participant assumptions.

During the three months ended March 31, 2026 and 2025, the Company incurred debt issuance costs of approximately $83,000,000 and $699,000, respectively, in connection with the issuance of convertible notes and promissory notes. The debt issuance costs primarily related to the fair value of options and shares granted to note holders as consideration for entering into the financing arrangements. Because the Company elected to measure the related notes at fair value under the fair value option, such debt issuance costs were expensed as incurred and were not deferred or amortized. The debt issuance costs were classified as interest expense within other expense in the accompanying statements of operations.

Significant unobservable inputs used in the valuation include:

December 31, 2025
Equity financing scenario	97.50%
Dissolution event scenario	2.50%
Term to projected equity financing date (in years)	0.75
Discount rate	25%
Risk-free rate	3.50%
Volatility	77%

F-89

Short-term debt

The Company entered various short-term notes during 2025 and 2024. These notes consisted of various borrowing arrangements with third-party lenders, bearing interest at varying annual rates based on prevailing market conditions at the time of issuance. The outstanding balance of these short-term notes were $0.4 million and $0.5 million as of March 31, 2026 and December 31, 2025, respectively.

On June 19, 2025, the Company entered into a $419,648 administrative agreement (the “Agreement”) with Corporate Debt Advisors (“CDA”). The Agreement was secured by a lien on the Company’s assets and guaranteed by the Company’s CEO. No cash proceeds were received by the Company, as the CDA financing was used to repay and extinguish certain outstanding short-term notes. The Agreement matures on October 27, 2026. Outstanding principal under the Agreement was $160,392 as of March 31, 2026 and is included in short-term debt in the accompanying balance sheet.

Long-term debt

On July 27, 2023, the Company entered into a $3,800,000 Loan Agreement with RI-DBL LLC (the "Lender"). The loan agreement was secured by a lien on the Company's assets and guaranteed by the Company's CEO. The full amount of the loan was drawn at closing. The original maturity date of the loan was July 27, 2024 and was subsequently extended to July 27, 2025. The Company repaid the outstanding principal and accrued interest on the secured term loan on September 16, 2025, in the amount of $4,003,023. In connection with the repayment, the lender's liens were released and the Repayment Warrant expired.

Revolving lines of credit

On May 23, 2023, the Company entered into the Credit Agreement (the "Revolver") with Citizens Bank (the "Bank"). The Revolver provides, subject to borrowing availability and certain other conditions, for revolving loans in an aggregate principal amount of up to $150,000. The aggregate principal balance outstanding of the Revolver bears interest at a per annum rate of 4.50% above the Prime Rate. The obligations of the Company under the Facility are secured by an All Asset Lien on substantially all the assets of the Company.

The Company was in compliance with all of the financial covenants under the Facility as of March 31, 2026. As of March 31, 2026 and December 31, 2025, the Company had approximately $150,000 and $143,000 borrowings outstanding the Revolver, respectively.

On August 3, 2023, the Company entered into the Business Line of Credit Agreement with Fundation Group LLC (the "Credit Facility"). The Credit Facility provides, subject to borrowing availability and certain other conditions, for revolving loans in an aggregate principal amount of up to $100,000. Outstanding loans under the Facility accrue interest monthly, rate equal to 1.4% of the outstanding principal balance at the time of the last draw. The obligations of the Company under the Facility are secured by an All Asset Lien on substantially all the assets of the Company.

The Company was in compliance with all of the financial covenants under the Facility as of March 31, 2026. As of March 31, 2026 and December 31, 2025, the Company had approximately $45,837 and $64,000 respectively, borrowings outstanding the Facility.

F-90

9. Leases

The Company leases certain equipment under finance lease arrangements, as well as buildings and land under non-cancellable operating lease arrangements in the U.S. that expire on various dates through 2046.

The following table summarizes assets and liabilities related to the Company's operating and finance leases:

	Balance Sheet Locations	March 31, 2026	December 31, 2025
Lease assets
Operating leases	Operating lease right-of-use assets, net	$423,015	$431,571
Finance leases	Finance lease right-of-use assets, net	119,599	131,029
Total lease assets		$542,614	$562,600

Lease liabilities
Current liabilities:
Operating leases	Accrued and other current liabilities	$57,664	$59,097
Finance leases	Accrued and other current liabilities	61,964	45,077

Non-current liabilities:
Operating leases	Operating lease liabilities, non-current	443,182	445,612
Finance leases	Finance lease liabilities, non-current	73,619	93,411
Total lease liabilities		$636,429	$643,197

The following table presents the components of the Company's total lease expense:

	Income Statement	Three Months Ended March 31,
	Classification	2026	2025
Operating lease cost:
Fixed lease cost	Operating expenses	$18,618	$18,618

Finance lease cost:
Amortization	Operating expenses	$11,430	$11,430
Interest	Interest expense	$4,799	$6,063

F-91

As of March 31, 2026, the maturities of the Company's lease liabilities under operating and finance leases were as follows:

Year	Operating Leases	Finance Leases

Remainder 2026	$42,826	$46,473
2027	60,003	50,489
2028	61,140	34,424
2029	62,312	31,154
2030	63,519	4,647
Thereafter	1,751,688	-
Total minimum payments required	2,041,488	167,187
Less: imputed interest	(1,540,642)	(31,604)
Total present value of lease obligations	$500,846	$135,583

10. Income Taxes

The Company’s interim provision for income taxes is determined based on its annual estimated effective tax rate, applied to the actual year-to-date income, and adjusted for the tax effects of any discrete items. The Company’s effective tax rates for the three months ended March 31, 2026 and 2025, were 0%. The Company’s effective tax rate for the three months ended March 31, 2026 was lower than the United States federal statutory tax rate of 21%, primarily due to a deduction related to stock-based compensation.

11. Stockholders' Equity

The Company's Certificate of Incorporation, as amended, authorizes the Company to issue up to 500,000,000 shares of common stock. The holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the priority rights of holders of all series of preferred stock outstanding.

There were 262,422,500 and 257,610,000 shares of the Company's common stock outstanding as of March 31, 2026 and December 31, 2025, respectively.

12. Stock-based Compensation

2025 Stock Plan

On January 25, 2025, the Company's Board of Directors approved the 2025 Equity Incentive Plan (the "Plan"), which initially authorized 10,000,000 shares of common stock to be issued thereunder. The Company's previous awards issued under the 2021 Equity Incentive Plan ("2021 Plan") remain subject to the 2021 Plan. As of March 31, 2026, 7,350,000 shares of common stock were authorized for issuance under the Plan. The Plan provides for the grant of stock options and restricted stock to employees, non-employee directors, and consultants of the Company. As of March 31, 2026, incentive stock options have been awarded under the Plan, vesting over a four-year service period. Options granted under the Plan generally expire 10 years from the date of grant.

The Company recognizes stock-based compensation expense for stock-based awards on the estimated fair value of the awards at grant date. The Company accounts for forfeitures as they occur. Stock-based compensation expense recognized in the Company's statements of operations was $6,710,750 and $6,697,920 with $6,545,000 and $6,545,000 related to the issuance of restricted stock units and the remainder related to the issuance of options for the three months ended March 31, 2026 and 2025, respectively.

2026 — Share-based compensation

Share-based compensation related to Equity Plans was allocated as follows:

Research and Development	$17,000
General and administrative	6,693,750
Total	$6,710,750

2025 — Share-based compensation

Share-based compensation related to Equity Plans was allocated as follows:

Research and Development	$15,603
General and administrative	6,682,317
Total	$6,697,920

F-92

Stock Option

The following tables summarize stock option activity for the three months ended March 31, 2026 and 2025:

	Number of Options	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value

Outstanding-January 1, 2026	2,240,000	$0.99	2.08	$721,500
Granted	290,000	0.99	-	107,300
Exercised	-	-	-	-
Forfeited	-	-	-	-
Expired	-	-	-	-
Outstanding-March 31, 2026	2,530,000	$0.99	1.83	$828,000
Options exercisable-March 31, 2026	777,500	$0.99		$287,675

	Number of Options	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value

Outstanding-January 1, 2025	290,000	$-	-	$-
Granted	2,050,000	0.99		758,500
Exercised	-	-	-	-
Forfeited	(100,000)	-	-	(37,000)
Expired	-	-	-	-
Outstanding-March 31, 2025	2,240,000	$0.99	3.80	$721,500
Options exercisable-March 31, 2025	-	$-	-	$-

As of March 31, 2026, the unrecognized stock-based compensation cost related to unvested stock options was $1.9 million, which is expected to be recognized over a weighted average period of 1.83 years.

Restricted Stock Unit

The following tables summarize restricted stock unit ("RSU") activity for the three months ended March 31, 2026 and 2025:

	Number of RSUs	Weighted- Average Grant Date Fair Value

Outstanding-January 1, 2026	57,640,000	$1.3600
Vested	(4,812,500)	1.3600
Outstanding-March 31, 2026	52,827,500	$1.3600

F-93

	Number of RSUs	Weighted- Average Grant Date Fair Value

Outstanding-January 1, 2025	1,000,000	$0.0001
Granted	77,000,000	1.3600
Vested	(5,062,500)	0.7700
Outstanding-March 31, 2025	72,937,500	$1.3460

As of March 31, 2026, the unrecognized stock-based compensation cost related to unvested RSUs was $72 million, which is expected to be recognized over a weighted average period of 2.75 years.

13. Segment Reporting

The Company follows FASB ASC Topic 280, Segment Reporting, as amended by ASU 2023-07. The Company’s chief operating decision maker (“CODM”), Mr. Roy DiBenerdini, who is also the Chief Executive Officer, evaluates operating results and allocates resources. Based on internal management reporting and assessment, the Company determined that it operates as a single operating and reportable segment for the three months ended March 31, 2026, and 2025.

The summary of key information by segments for the three months ended March 31, 2026, and 2025 was as follows:

	Three months ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Operating Expenses
Research and development expenses	$149,710	$148,938
General and administrative expenses	7,869,937	7,461,376
Total operating expenses	8,019,647	7,610,314
Loss from operations	(8,019,647)	(7,610,314)

Total other expenses	(82,500,731)	(776,428)

Net loss	$(90,520,378)	$(8,386,742)

14. General and Administrative Expenses

The key components of general and administrative expenses are summarized in the below table:

	Three months ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Stock-based compensation expense	$6,693,750	$6,682,317
Compensation costs	246,462	247,623
Other general and administrative expenses	929,725	531,436
	$7,869,937	$7,461,376

F-94

15. Related-Party Transactions

The Company enters into transactions with related parties in the ordinary course of business. Related parties include executive officers, directors, key management personnel, shareholders with significant ownership interests, and entities under common control or significant influence of management. The Company’s related-party transactions primarily consist of equity issuances, stock-based compensation arrangements, convertible and bridge financing arrangements, deferred compensation arrangements, and reimbursement obligations.

As of March 31, 2026 and December 31, 2025, five related parties consisting of key management personnel and board members collectively held 259,062,500 and 254,250,000 shares of common stock, respectively.

During 2025, two non-employee related parties were granted a total of 150,000 stock options during the year 37,500 stock options vested as of March 31,2026.

One employee and two former board members held bridge promissory notes with fair values of approximately $570,754 and $873,108 as of March 31, 2026 and December 31, 2025, respectively.

One entity under common control of the CEO held a convertible note with a fair value of $46,678,175 for the three months and year ended March 31, 2026 and December 31, 2025, respectively.

The Company had $67,500 of outstanding other payable to a former director of the company for the year ended December 31, 2025. The other payable balance was reduced to $nil as of March 31, 2026.

During the three months ended March 31, 2026, the Company incurred and paid professional fees of $70,000 to a director of the Company for consulting services provided, compared to no related party professional fees during the three months ended March 31, 2025.

The Company had deferred compensation payable to two executives of the Company of $427,756 and $685,500 as of March 31, 2026, and December 31, 2025, respectively. The deferred compensation arrangements are unsecured and payable pursuant to the terms established in the underlying agreements.

The Company and certain related-party entities are under common management and control through overlapping executive management and ownership interests. The Company believes all related-party transactions were conducted on terms comparable to those that could have been obtained in arm’s-length transactions; however, such transactions may not necessarily reflect terms obtainable from unaffiliated third parties.

16. Commitments and Contingencies

From time to time, the Company may be party to litigation and subject to claims incidental to the ordinary course of business. As the Company growth continues, it may become party to an increased number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and any solution of these matters could materially affect the Company's future results of operations, cash flows, or financial position. The Company is not presently party to any legal proceedings that in the opinion of management, if determined to adversely affect it, may individually or taken together have a material adverse effect on its business, operating results, financial condition, or cash flows.

F-95

17. Subsequent Events

The Company has evaluated all events and transactions that occurred after March 31, 2026, up through the date that these financial statements were approved for issuance, and has concluded that except as described below, there were no subsequent events requiring adjustment to or disclosure in the financial statements.

On April 22, 2026, the Company entered into a Registration Rights Agreement with LDA Capital Group LLC in connection with a Share Purchase Agreement pursuant to which the Company may issue up to $250 million of common stock to LDA Capital Group LLC, subject to the terms and conditions of the agreements. Under the Registration Rights Agreement, the Company agreed to file and maintain an effective registration statement for the resale of shares issuable under the arrangement, including shares issuable upon the exercise of warrants, during the applicable registration period.

On April 24, 2026, the Company entered into a Definitive Agreement for a proposed business combination (the "Proposed Transaction") with SOBRsafe. SOBRsafe is the leader in next-generation alcohol monitoring and detection technology, which, once closed will go forward as and operate under the name Clean World Ventures, Inc. The Company is currently engaged in active discussions with hyperscale data center operators seeking scalable, on-site clean energy solutions to meet the growing demands of AI-driven workloads. The Proposed Transaction is intended to establish differentiated proprietary energy systems that are highly configurable, fully self-sustaining, and entirely carbon-free. By utilizing wastewater and scrap aluminum as feedstock, the company eliminates any carbon legacy while transforming waste into clean, reliable energy. These systems are designed to be deployed directly where energy is consumed, significantly reducing dependence on centralized power grids and increasing energy resilience.

Upon closing of the Proposed Transaction, the Company would own approximately 98% of SOBRsafe. The intent is for the SOBRsafe and the Company's businesses to continue to operate independently upon consummation of the Proposed Transaction and SOBRsafe plans to continue evaluating opportunities to monetize the value of its alcohol monitoring and detection technology business.

The company also entered into the following financing arrangements with third party lenders below:

•	On April 3, 2026, the Company issued a convertible note with a principal amount of $100,000 bearing interest at 6% per annum.
•	On April 22, 2026, the Company issued a convertible note with a principal amount of $50,000 bearing interest at 6% per annum.
•	On April 23, 2026, the Company issued a convertible note with a principal amount of $100,000 bearing interest at 6% per annum.
•	On May 7, 2026, the Company issued a convertible note with a principal amount of $10,000 bearing interest at 6% per annum.
•	On May 12, 2026, the Company issued a bridge note with a principal amount of $120,000 bearing no interest with a 2-month term and bearing 6% per annum interest starting July 12, 2026. In connection with the financing, the Company granted 120,000 options to the lender at $0.99/share exercise price.
•	On May 14, 2026, the Company issued a bridge note with a principal amount of $35,000 bearing a 20% flat interest with a 3-month term. In connection with the financing, the Company granted 35,000 options to the lender at $0.99/share exercise price.

F-96

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

SOBR SAFE, INC.,

SOBR SAFE MERGER SUB, INC.,

and

CLEAN WORLD VENTURES, INC.

April 24, 2026

A-1

i

4.4	SEC Reports	23
4.5	Absence of Changes	23
4.6	Absence of Undisclosed Liabilities	24
4.7	Title to Assets	24
4.8	Real Property; Leasehold	24
4.9	Intellectual Property	24
4.10	Agreements, Contracts and Commitments	25
4.11	Compliance; Permits; Restrictions	25
4.12	Proceedings; Orders	25
4.13	Employee and Labor Matters; Benefit Plans	25
4.14	Environmental Matters	25
4.15	Insurance	26
4.16	Transactions with Affiliates	26
4.17	Exclusivity of Representations	26

ARTICLE V	COVENANTS	27
5.1	Operation of Parent’s Business	27
5.2	Operation of the Company’s Business.	29
5.3	Access to Information	30
5.4	No Solicitation	31
5.5	Notification of Certain Matters	32

ARTICLE VI	ADDITIONAL AGREEMENTS OF THE PARTIES	32
6.1	Registration Statement, Proxy Statement	32
6.2	Efforts; Regulatory Approvals	33
6.3	Officers’ and Directors’ Indemnification	34
6.4	Disclosure	35
6.5	Listing	35
6.6	Tax Matters	36
6.7	Further Action	36
6.8	Officers and Directors	37
6.9	Allocation Information	37
6.10	Parent SEC Reports	37
6.11	Obligations of Merger Sub	37
6.12	Company Pre-Closing Financing	37
6.13	Termination of H.C. Wainright Agreement	37

ARTICLE VII	Closing Deliveries	38
7.1	Closing Deliveries of the Company	38
7.2	Closing Deliveries of Parent and Merger Sub	39

ARTICLE VIII	CONDITIONS TO MERGER	39
8.1	Conditions to the Obligations of the Company, Parent and Merger Sub to Effect the Merger	39
8.2	Additional Conditions to Obligations of Parent and Merger Sub	40
8.3	Additional Conditions to Obligations of the Company	41

ii

ARTICLE IX	INDEMNIFICATION	41
9.1	Reciprocal Indemnification	41
9.2	Survival	41
9.3	Claims	41
9.4	Defense of Claims.	42

ARTICLE X	TERMINATION	42
10.1	Termination	42
10.2	Effect of Termination	43

ARTICLE XI	GENERAL PROVISIONS	43
11.1	Survival of Representations and Warranties	43
11.2	Notices.	43
11.3	Disclosure Schedules	44
11.4	Assignment.	45
11.5	Severability	45
11.6	Interpretation	45
11.7	Fees and Expenses	45
11.8	Choice of Law/Consent to Jurisdiction; JURY TRIAL WAIVER	46
11.9	Amendment	46
11.10	Extension; Waiver	46
11.11	No Agreement Until Executed	46
11.12	Mutual Drafting	46
11.13	Specific Performance	47
11.14	Entire Agreement; Binding Effect	47
11.15	No Third-Party Beneficiaries	47

iii

EXHIBITS AND SCHEDULES

Company Disclosure Schedules

Exhibit A	Certificate of Merger

Exhibit B	Term Sheet

iv

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of April 24, 2026, is by and among SOBR Safe, Inc., a Delaware corporation (“Parent”), SOBR Safe Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Clean World Ventures, Inc., a Nevada corporation (the “Company”), and the Principals (as defined below).  Parent, Merger Sub, the Company and Principals are herein referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Parent, Merger Sub and the Company intend to effect a business combination through a merger (the “Merger”) of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement and in accordance with Chapter 78 of the Nevada Revised Statutes, as amended (the “NRS”) so that following the Merger, the Company is a wholly owned subsidiary of Parent;

WHEREAS, the Parties intend that, (i) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and/or a transfer within the meaning of Section 351(a) of the Code, and (ii) this Agreement will constitute, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, each of the Board of Directors of the Company (the “Company Board”) and the Board of Directors of Parent and Merger Sub have approved this Agreement, the Merger and the other Contemplated Transactions and determined that this Agreement and the Merger are advisable and in the best interest of the Company and its stockholders and Merger Sub and its stockholder, respectively;

WHEREAS, Company, Parent and Merger Sub have also obtained all other required corporate approvals to enter into this Agreement and consummate the Merger and the other Contemplated Transactions, other than the Required Stockholder Vote;

WHEREAS, the Company and Parent have entered into a Mutual Non-Disclosure Agreement dated Apil 6, 2026 (the “NDA”);

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also prescribe various conditions to the Merger; and

WHEREAS, Roy DiBenerdini is the founder of the Company and owns the majority of the capital stock of the Company (the “Principal”) and as such is joining in representations, warranties and indemnification along with the Company.

NOW THEREFORE, in consideration of the mutual representations, warranties, agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means with respect to a party, any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (a) any acquisition or purchase of more than ten percent (10%) of the outstanding shares of capital stock or all or substantially all or a material portion of the assets of the Party and its Subsidiaries, taken as a whole; (b) any merger, consolidation or other business combination to which the Party is a party; or (c) any recapitalization, reorganization, liquidation or any other similar extraordinary business transaction involving the Party.

“Affiliate” of any Person means (a) with respect to any Person that is an individual, (i) the members of the Immediate Family of the individual and (ii) any entity that directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with, any of the foregoing individuals, or (b) with respect to any Person other than an individual, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “Control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. For the avoidance of doubt, the “Affiliates” of any trust shall include the beneficiaries, the trustees and the grantor of such trust.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other similar group recognized by applicable laws relating to Taxes.

“Allocation Certificate” has the meaning set forth in Section 6.9.

“Agreement” has the meaning set forth in the Preamble.

“Certificate of Incorporation” means the certificate of incorporation of the Company as in effect immediately prior to the Effective Time.

“Business Day” means any day, other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required by applicable law to be closed.

2

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Chosen Courts” has the meaning set forth in Section 11.8.

“Closing” has the meaning set forth in Section 2.3.

“Closing Certificate” has the meaning set forth in Section 8.2(d).

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Capital Stock” means all stock of any class or series of the Company.

“Company Common Stock” has the meaning set forth in Section 3.5(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its assets or properties is legally bound as of the applicable time.

“Company Disclosure Schedules” has the meaning set forth in Article III.

“Company Employee Plans” means any Employee Plan that the Company or any of its Subsidiaries (a) sponsors, maintains, administers, or contributes to, (b) may reasonably be expected to have any Liability, or (c) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries), but excluding any Employee Plan in which the Company or any of its Subsidiaries participates that is sponsored by any professional employer organization.

“Company Material Contracts” has the meaning set forth in Section 3.12.

“Company Option” means an option (whether or not vested or exercisable) to purchase Common Stock that has been granted under any Company stock option plan or otherwise.

“Company Pre-Closing Financing” has the meaning set forth in Section 6.12.

“Company Required S-4 Information” has the meaning set forth in Section 6.1(b).

“Company Stockholder” means a holder of Company Capital Stock as of immediately prior to the Effective Time, in each case, in its, his or her capacity as such.

“Company Stock Certificates” has the meaning set forth in Section 2.8(b).

“Company Warrant” means a warrant (whether or not exercisable) to purchase Common Stock that has been issued by the Company.

3

“Contemplated Transactions” means all transactions and actions to be effected pursuant to this Agreement (including the Merger) and the other Transaction Documents.

“Contract” means any contract, agreement, arrangement, understanding, undertaking, bond, note, indenture, mortgage, debt instrument, license, sublicense, lease, sublease, or other instrument or obligation of any kind, written or oral (including any amendments and other modifications thereto).

“Costs” has the meaning set forth in Section 6.3(a).

“Damages” has the meaning set forth in Section 9.1.

“D&O Indemnified Parties” has the meaning set forth in Section 6.3(a).

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 2.12(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) other plan, program, policy or arrangement providing for stock options, stock purchases, equity-based compensation, bonuses (including any annual bonuses and retention bonuses) or other incentives, severance pay, deferred compensation, employment, compensation, change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) all other plans, programs, policies or arrangements providing compensation to employees, consultants and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

4

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.8(a).

“Financial Statements” has the meaning set forth in Section 3.6.

“Financing Funds” has the meaning set forth in Section 6.12.

“Form S-4” has the meaning set forth in Section 6.1(a).

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority

“Hazardous Material” “ means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Immediate Family” of an individual means such individual’s spouse, children and siblings, including adoptive relationships and relationships through marriage.

“Indemnity Claim” has the meaning set forth in Section 9.3.

“Indemnitors” has the meaning set forth in Section 9.3.

“Intellectual Property” means: (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, (e) formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and (f) all United States and foreign rights arising under or associated with any of the foregoing.

5

“Intended Tax Treatment” has the meaning set forth in Section 2.10.

“knowledge of the Company” or “the Company’s knowledge” or similar phrases means the actual knowledge, in each case after reasonable inquiry of direct reports and review of personal files and records, of Roy DiBerendini.

“Law” or “law” means any federal, state, local or foreign law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, judgment, Order, decree, treaty, rule, regulation, ruling, determination, charge, direction or other restriction of an arbitrator or Governmental Authority.

“Liability” or “liability” has the meaning set forth in Section 3.8.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that, individually or in the aggregate, has had or would reasonably be expected to (a) have a material adverse effect on the financial condition, assets, business, liabilities or results of operations of the respective Party or any of its Subsidiaries, taken as a whole, or (b) materially impair or materially delay the ability of the respective Party to perform its obligations under this Agreement and the other Transaction Documents or consummate the Contemplated Transactions; provided, however, that no result, occurrence, fact, change, event or effect to the extent resulting from any of the following shall constitute, or will be considered in determining whether there has occurred, a Material Adverse Effect: (i) any changes in (A) the United States or global economy generally or capital, commodity or financial markets generally, including changes in interest or exchange rates, or (B) political conditions generally of the United States or any other country or jurisdiction in which the respective Party or any of its Subsidiaries operates; (ii) any pandemic, hurricane, tornado, flood, earthquake or other natural disaster; (iii) any changes or prospective changes in GAAP or in any laws, regulations, rules, ordinances, policies, mandates, guidelines or other requirements of any Governmental Authority that the respective Party or any of its Subsidiaries is required to adopt or comply with; (iv) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; or (v) any failure by the respective Party or any of its Subsidiaries (individually or in the aggregate) to achieve any earnings, budgets or other financial projections, forecasts, performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures); except, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), to the extent such changes have had or are reasonably expected to have a disproportionate effect on the respective Party or any of its Subsidiaries relative to other participants in the industries in which the respective Party or such Subsidiary operates.

“Merger” has the meaning set forth in the Recitals.

6

“Merger Consideration” has the meaning set forth in Section 2.6.

“Merger Sub” has the meaning set forth in the Preamble.

“Nasdaq” means The Nasdaq Stock Market.

“Nasdaq Fees” has the meaning set forth in Section 6.5.

“Nasdaq Listing Application” has the meaning set forth in Section 6.5.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock effected by Parent for the purpose of maintaining compliance with Nasdaq listing standards.

“NDA” has the meaning set forth in the Recitals.

“Notice of Claim” has the meaning set forth in Section 9.3.

“NRS” has the meaning set forth in the Recitals

“Order” or “order” means any order, writ, injunction, judgment, penalty, award, decree or other action of any Governmental Authority and any settlement agreement or compliance agreement entered into in connection with any Proceeding.

“Ordinary Course of Business” means the ordinary course of business of the respective Party and its Subsidiaries consistent with past custom and practice (including, as applicable, with respect to quantity and frequency); provided, however, that in no event shall any breach of any Law or contract or a violation of any Permit be considered the ordinary course of business.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, bylaws, memorandum of association, certificate of association, limited partnership agreement, operating agreement or equivalent governing documents of an entity, in each case as amended, restated or modified to date.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the Common Stock of the Parent.

“Parent Capital Stock” means all stock of any class or series of the Parent.

“Parent Employee Plan” means any Employee Plan that Parent or any of its Subsidiaries (a) sponsors, maintains, administers, or contributes to, (b) may reasonably be expected to have any Liability, or (c) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of Parent or any of its Subsidiaries (or their spouses, dependents, or beneficiaries), but excluding any Employee Plan in which the Parent or any of its Subsidiaries participates that is sponsored by any professional employer organization.

“Parent Financial Statements” has the meaning set forth in Section 4.3.

7

“Parent Material Contracts” has the meaning set forth in Section 4.10.

“Parent Options” means options or other rights to purchase shares of Parent Common Stock granted by Parent, including pursuant to any Parent stock plan.

“Parent Restricted Stock Units” means any equity award with respect to Parent Common Stock that represents the right to receive in the future shares of Parent Common Stock pursuant to any Parent stock plan.

“Permitted Encumbrances” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by the appropriate proceedings and for which adequate reserves will be or have been made on the Parent or Company Financial Statements, in accordance with GAAP (in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the SEC Reports, (b) minor non-monetary liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Parent, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies for amounts that are not yet due and payable and (f) liens arising under applicable securities Law.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) or any Governmental Authority. References to a Person are also to its permitted successors and assigns.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Principal” has the meaning set forth in the Recitals.

“Pro Rata Share” means the percentage determined by dividing the number of shares of Company Capital Stock held by a Company Stockholder by the total amount of Company Capital Stock outstanding (excluding shares of Company Capital Stock to be canceled pursuant to Section 2.6(a)(i) and excluding Dissenting Shares).

“Proceeding” or “proceeding” means any litigation (in law or in equity), claim, charge, complaint, demand, action, investigation, audit, arbitration, mediation, lawsuit, hearing or similar proceeding by or before any Governmental Authority.

“Proxy Statement” has the meaning set forth in Section 6.1(a).

“Registration Statement” has the meaning set forth in Section 6.1(a).

8

“Required Stockholder Vote” shall mean the approval by the stockholders of the Company and the stockholders of the Parent, as required under their respective Organizational Documents, the NRS, and the DGCL, as applicable.

“Representatives” means with respect to a Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and other representatives.

“Reserve Account” has the meaning set forth in Section 6.12.

“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material), including the exhibits thereto and documents incorporated by reference therein.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary and, unless otherwise expressly provided, shall include any Subsidiary of the Company.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Returns” means any report, return, declaration, claim for refund, document, information return or statement or other filing, including any schedule or attachment thereto, and any amendments, required to be supplied to any Governmental Authority (foreign or domestic) or third party with respect to Taxes.

“Taxes” means (a) any income, gross receipts, net proceeds, corporation, capital gains, license, payroll, employment, excise, severance, stamp, occupation, premium, property, escheat, unclaimed or abandoned property, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, backup withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated or other tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever and denominated by any name whatsoever, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, whether or not disputed, and including any interest, penalties or additions thereto or additional amounts in respect of the foregoing, (b) any and all liability for amounts described in clause (a) of any member of an Affiliated Group of which the Company or any Subsidiary of the Company (or any predecessor of the Company or any Subsidiary of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, and (c) any and all liability for amounts described in clause (a) of any Person imposed on the Company or any Subsidiary of the Company as a transferee or successor, by Contract, pursuant to any law, rule or regulation, or otherwise.

9

“Term Sheet” has the meaning set forth in Section 6.12.

“Termination Agreement” has the meaning set forth in Section 6.13.

“Termination Date” has the meaning set forth in Section 10.1(c).

“Total Merger Consideration” means an amount of Parent Common Stock equal to Ninety Eight and Three Tenths percent (98.3%) of the outstanding amount of Parent Capital Stock on a fully diluted basis as immediately after the Closing, based on an implied valuation of $2.85 per share for the Parent Common Stock.

“Transaction Documents” means this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed and delivered in connection herewith, including the Certificate of Merger.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

ARTICLE II

THE MERGER

2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the NRS, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the ”Surviving Corporation”) and become a wholly-owned Subsidiary of Parent and shall be governed by the laws of the State of Nevada and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in this Agreement and the NRS.

2.2 Effective Time. On the Closing Date, the Company shall duly execute a certificate of merger in the form attached hereto as Exhibit A (the ”Certificate of Merger”) and, immediately following the Closing, Parent shall file such Certificate of Merger with the Secretary of State of the State of Nevada in accordance with the NRS. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Nevada or at such subsequent time as specified in the Certificate of Merger (the ”Effective Time”).

10

2.3 Closing. The closing of the Merger (the “Closing”) shall take place as promptly as possible after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied at the Closing) shall have been satisfied or, if permissible, waived by the party hereto entitled to the benefit of the same and, subject to the foregoing, or at such time and on such date as specified by the parties (the “Closing Date”). The Closing shall take place electronically by exchange of PDF copies of documents or at such other time and place as agreed to by the parties hereto.

2.4 Certificate of Incorporation and Bylaws.

(a) Surviving Corporation. The certificate of incorporation of the Company immediately prior to the Effective Time shall be, at the Effective Time, the certificate of incorporation of the Surviving Corporation until thereafter amended, restated, repealed or otherwise modified as provided by the NRS or the terms of such certificate of incorporation. The bylaws of the Company immediately prior to the Effective Time shall be, at the Effective Time, the bylaws of the Surviving Corporation until thereafter amended as provided by law, by the terms of the certificate of incorporation of the Surviving Corporation and by the terms of such bylaws.

(b) Parent. The certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation. The Parties acknowledge that prior to the Effective Time, subject to receipt of the Required Stockholder Vote, Parent shall file an amendment to its certificate of incorporation to effect the Nasdaq Reverse Split (to the extent applicable and necessary), and to make such other changes as are mutually agreeable to Parent and the Company.

2.5 Directors and Officers.

(a) Surviving Corporation. The Parties shall use commercially reasonable efforts and take all corporate actions required to ensure that, subject to any Required Stockholder Vote, the directors and officers of the Surviving Corporation after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of Surviving Corporation, shall be as agreed upon by the Parties hereto, and shall be agreed upon prior to the filing of the Form S-4.

(b) Parent. The Parties shall use commercially reasonable efforts and take all corporate actions required to ensure that, subject to any Required Stockholder Vote, the directors and officers of Parent after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be as agreed upon by the Parties hereto. The officers and directors agreed upon by the Parties shall satisfy all SEC or Nasdaq requirements, and shall be agreed upon prior to the filing of the Form S-4.

11

2.6 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Party hereto or the holder of any of the following securities:

(i) any shares of Company Capital Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 2.6(c), each share of Company Capital Stock outstanding or any outstanding vested and unexercised options or unvested options immediately prior to the Effective Time (excluding shares of Company Capital Stock to be canceled pursuant to Section 2.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive (or the right to receive upon exercise of such option) a Pro-Rata Share of the Total Merger Consideration (the “Merger Consideration”).

(b) If any shares of Company Capital Stock or Company Capital Stock subject to options outstanding immediately prior to the Effective Time are vested and unexercised, or unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares or options of Company Capital Stock will to the same extent be unvested, unexercised and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Common Stock shall accordingly be marked with appropriate legends. All outstanding options shall be exchanged for Parent stock options, with the same vesting schedule and the number of shares and exercise price shall be adjusted accordingly. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) Notwithstanding the foregoing; (i) any Company Capital Stock or Company options outstanding immediately prior to the Effective Time, whether vested, unvested, or unexercised, or that are subject to repurchase options or forfeiture risks, shall be exchanged for Parent Common Stock or options, as applicable; and (ii) upon the Merger Closing, all such replacement securities shall be considered fully vested in accordance with the CWV board action accelerating any vesting, with the exception of only the 5 named stockholders listed in that same CWV board action.

(d) All shares of Parent Common Stock issued in connection with the Merger shall be subject to the Nasdaq Reverse Stock Split, which, subject to the Required Stockholder vote, shall be effective immediately prior to the Closing. Parent shall not issue fractional shares of Parent Common Stock when issuing shares pursuant to Section 2.6(a)(ii), but shall instead round up all shares of Parent Common Stock to the nearest full share.

(e) Each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each book entry share of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

12

2.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.6(a), and all holders of certificates representing Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such Company Capital Stock shall be made on such stock transfer books after the Effective Time.

2.8 Surrender of Company Capital Stock.

(a) On or prior to the Closing Date, Parent and the Company shall jointly select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 2.6(a) in exchange for Company Capital Stock.

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that (A) delivery of physical stock certificates representing shares of Company Capital Stock, (the “Company Stock Certificates”) shall be effected, and risk of loss and title shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (B) a holder of uncertificated shares of Company Capital Stock shall not be required to deliver Company Stock Certificates and in lieu thereof, the Exchange Agent shall receive an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may require), with respect to such uncertificated shares of Company Capital Stock) and (ii) instructions for effecting the surrender of Company Stock Certificates, or uncertificated shares of Company Capital Stock, in exchange for book-entry shares of Parent Common Stock. Upon surrender of a Company Stock Certificate or other reasonable evidence of the ownership of uncertificated Company Capital Stock to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or uncertificated shares of Company Capital Stock shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 2.6(a) and Section 2.6(c) and (B) the Company Stock Certificate or uncertificated shares of Company Capital Stock so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.8(b), each Company Stock Certificate or uncertificated shares of Company Capital Stock shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Parent Capital Stock representing the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any shares of Parent Capital Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate or any Parent Capital Stock issued in exchange therefor as Parent may reasonably request.

13

(c) No dividends or other distributions declared or made with respect to Parent Capital Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Capital Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or uncertificated shares of Company Capital Stock or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any shares of Parent Common Stock deposited with the Exchange Agent that remain undistributed to holders of Company Capital Stock as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Capital Stock who have not theretofore surrendered their Company Stock Certificates or uncertificated shares of Company Capital Stock in accordance with this Section 2.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) No Person shall be liable to any holder of any Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.10 Intended Tax Treatment. The Parties acknowledge and agree that, for U.S. federal (and applicable state and local) income Tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and/or a transfer within the meaning of Section 351(a) of the Code, (the “Intended Tax Treatment”). The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

2.11 Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld from such consideration under applicable Law; provided that, with respect to any non-compensatory amounts, the Exchange Agent, Parent and the Surviving Corporation shall use commercially reasonable efforts to promptly notify such Persons of any intention to withhold any portion of such consideration and cooperate with any requests by such Persons to reduce or eliminate any such withholding to the extent permitted by applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. All payments made under this agreement that constitute compensation to employees for services for Tax purposes shall be made through the payroll of the Surviving Corporation or Parent, as applicable.

14

2.12 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders or owned by beneficial owners who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the NRS (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 2.6 attributable to such Dissenting Shares. Such stockholders or beneficial owners shall be entitled to receive payment of the fair value of such shares of Company Capital Stock held by them in accordance with the NRS, unless and until such stockholders or beneficial owners fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the NRS. All Dissenting Shares held by stockholders or owned by beneficial owners who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the NRS (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 2.6 and 2.8.

The Company shall give Parent prompt written notice of any demands by dissenting stockholders or beneficial owners received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with Parent’s prior written consent, not to be unreasonably withheld, delayed or conditioned, make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the written disclosure schedules delivered by the Company to the Parent (the “Company Disclosure Schedules”), an initial draft of which shall be provided to Parent at least 10 days prior to the Closing Date, the Company and the Company Majority Stockholder hereby make, jointly and severally, to Parent and Merger Sub the representations and warranties contained in this Article III that shall be true as of the Closing Date:

3.1 Organization; Authority.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

15

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries and the Company does not own any capital stock or membership interests of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. The Company is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. The Company has delivered to Parent accurate and complete copies of the Organizational Documents of the Company. The Company is not in breach or violation of its Organizational Documents in any material respect.

3.3 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject to obtaining the Company’s Required Stockholder Vote. The Company Board has (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.4 Non-Contravention; Consents.

(a) Subject to obtaining the Required Stockholder Vote and the filing of the Certificate of Merger required by the NRS, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

16

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company, or any of the assets owned, leased or used by the Company except for (i) the Required Stockholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada pursuant to the NRS and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(b) No state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the Contemplated Transactions.

3.5 Capitalization.

(a) The authorized shares of capital stock of the Company consist of 500,000,000 shares of Common Stock, par value $0.0001 (the “Company Common Stock”). There are as of the date of this Agreement 379,665,000 shares of Company Common Stock issued and outstanding on a fully diluted basis at the share price of $2.42/share. As of the date of this Agreement, the Company’s capital stock is held by the Persons and in the amounts set forth in Section 3.5(a) of the Company Disclosure Schedules, which further sets forth for each such Person (i) the name of such Person and the number of shares held, (ii) the class and series of such shares, (iii) the number of the applicable book-entry positions representing such shares or the number of the certificate representing such shares, and (iv) whether such Person is or has ever been an employee. There are no declared or accrued but unpaid dividends with respect to any shares of the Company’s capital stock and the Company has never declared or paid any dividend or other distribution. All of the outstanding Company Capital Stock as set out in Section 3.5(a) of the Company Disclosure Schedules have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents or under applicable securities Laws. All shares of Company Capital Stock have been issued in reliance of valid exemptions from federal securities Laws and state securities laws.

(b) The Company has provided Parent and Merger Sub with a copy of any Company equity incentive plans, and has disclosed all outstanding Company Warrants and Company Options.

17

(c) The Company has disclosed in Section 3.5(a) of the Company Disclosure Schedules all other outstanding equity interests, options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any equity interests or securities containing any equity features of the Company or contracts by which the Company is or may become bound to issue additional shares of capital stock or other equity interests or options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock or other securities of the Company. Except as disclosed by the Company, the Company has no outstanding nor has authorized any phantom equity, profit participation or similar rights, or any bonds, debentures, notes or other similar obligations.

3.6 Financial Statements. The Company has delivered to Parent its consolidated financial statements (consisting of the consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity and cash flows and the notes thereto) as of and for the fiscal year ended December 31, 2025 (collectively, the “Financial Statements”).

The Financial Statements (A) are consistent in all material respects with the books and records of the Company; (B) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered; and (C) fairly present in all material respects the financial position of the Company as of the dates indicated therein and for the periods then ended.

3.7 Absence of Changes. Except as set forth on Section 3.7 of the Company Disclosure Schedules, between the date of its incorporation and the Closing Date, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any Company Material Adverse Effect.

3.8 Absence of Undisclosed Liabilities. Since the date of its incorporation, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), except for: (a) Liabilities disclosed, reflected or reserved against (or to be disclosed, reflected or reserved against) in the Company Financial Statements, (b) normal and recurring current Liabilities that have been incurred by the Company since the date hereof in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities for performance of obligations of the Company under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions, and (e) Liabilities set forth in Section 3.8 of the Company Disclosure Schedules.

3.9 Title to Assets. The Company owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including all tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

18

3.10 Real Property; Leasehold. Except as set forth on Section 3.10 of the Company Disclosure Schedules, the Company does not own or lease any real property. The Company has good and valid title to all of its owned real property, free and clear of all Encumbrances except as set forth in Section 3.10 of the Company Disclosure Schedules. The Company is not party to any agreement to purchase or sell any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and (b) copies of all leases under which any such real property is possessed, each of which is in full force and effect, with no existing material default thereunder by the Company or to the Company’s knowledge, the other party thereto.

3.11 Intellectual Property. The Company has disclosed all material Intellectual Property assets or rights it owns to the Parent. The Company has full title and ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on its business as now conducted without any conflict with or infringement of the rights of others. The Company has not received any written communication from any party or agent thereof alleging that the Company’s use of such proprietary assets may infringe such party’s rights in the Intellectual Property. The conduct of the business as presently conducted or currently planned to be conducted will not infringe, misappropriate or violate any intellectual property of any other person or entity. The Company is not using, and it will not be necessary to use, any Intellectual Property of any of its past or present employees or contractors (or people currently intended to be hired) made prior to their employment by Company or any confidential information or trade secrets of any former employer of such person. None of the Company’s employees is obligated under any agreement (including without limitation any licenses, covenants, contracts, or commitments of any nature), or subject to any judgment, decree or Order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the business as presently conducted and currently planned to be conducted. Neither the execution nor delivery of this Agreement nor the carrying on of the business by the employees will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or members is now obligated.

3.12 Agreements, Contracts and Commitments. Except as disclosed in the Form S-4 or as set forth in Section 3.12 of the Company Disclosure Schedules, the Company is not party to any Company contract with a Governmental Authority, or any Company Contracts which provide for (collectively, the “Company Material Contracts”): (a) any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business; (b) any agreement limiting the Company’s ability to compete or engage in any line of business; (c) capital expenditures, payments, or revenues in excess of $100,000; (d) the disposal or acquisitions of material assets; or (e) the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company. The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto.

19

3.13 Compliance; Permits; Restrictions. The Company is and has been in material compliance with all applicable Laws. No investigation, claim, suit, audit, Order or other Proceeding or action by any Governmental Authority is pending or, to the knowledge of the Company, threatened against the Company. There is no agreement or Order binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions. The Company holds all required Governmental Authorizations for the operation of the business of the Company as currently conducted.

3.14 Proceedings; Orders. There is no pending Proceeding and, to the knowledge of the Company, no Person has threatened in writing to commence any Proceeding (i) that involves the Company or any of its Affiliates or any of the material assets owned or used by the Company or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

3.15 Tax Matters. The Company has timely filed (or caused to be timely filed) all income Tax Returns and all other material Tax Returns required to be filed by the Company under applicable Law (taking into account any applicable extensions). All such Tax Returns were true, correct and complete in all material respects. Subject to exceptions as would not be material, no written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction. All material amounts of Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid (taking into account any applicable extensions).

3.16 Employee and Labor Matters; Benefit Plans. The Company has disclosed all Company Employee Plans to Parent. Each Company Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Company Employee Plan. All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law.

3.17 Environmental Matters. The Company has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no material liability under any Environmental Law. The Company has made available all environmental site assessments, environmental audits and other material environmental documents in the Company’s possession or control relating to the Company, including the Company’s business and current or former facilities.

20

3.18 Insurance. The Company has delivered to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy.

3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules describes any transactions or relationships between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s Immediate Family members, (b) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (c) to the knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.20 Exclusivity of Representations. Except as provided in this Article III (as modified by the Company Disclosure Schedules), neither the Company, Principal, nor any of their respective directors, officers, employees, stockholders, or representatives has made, or is making, any representation or warranty whatsoever to Parent or Merger Sub. The Company acknowledges and agrees (on its own behalf and on behalf of Principal) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent and Merger Sub; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of Parent and Merger Sub for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in Article IV, it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally make to the Company the representations and warranties contained in this Article IV as of the date of this Agreement and as of the Closing Date:

4.1 Organization; Authority.

(a) Parent is duly incorporated, and is validly existing and in good standing (or equivalent status), under the laws of the State of Delaware. Merger Sub is duly incorporated, and is validly existing and in good standing (or equivalent status), under the laws of the State of Nevada. Each of Parent and Merger Sub have all requisite corporate power and authority to own, operate and lease their respective properties and carry on their respective businesses as currently conducted. Each of Parent and Merger Sub are duly qualified to do business as a foreign entity under the laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not adversely affect them in any material respect. Each of Parent and Merger Sub have made available to Company accurate and complete copies of their Organizational Documents, as amended to date and currently in effect. Neither the Parent nor Merger Sub are in violation of any of the provisions of their Organizational Documents.

21

(b) Each of Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Parent or Merger Sub is a party and, subject to receipt of the Required Stockholder Vote, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each other Transaction Document to which Parent and/or Merger Sub is a party, and, to the extent required, the performance by both Parent and Merger Sub of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions, have been duly authorized by the Board of Directors of the Parent and Merger Sub, and no other corporate proceedings are necessary in connection therewith (other than the Required Stockholder Vote). This Agreement has been, and each of the other Transaction Documents to which the Parent or Merger Sub is a party has been or will be, duly authorized, executed and delivered by the Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and each of the other Transaction Documents which the Parent or Merger Sub is a party by each of the other parties thereto, constitutes a legal, valid and binding obligation of the Parent and Merger Sub, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2 Capitalization.

(a) The capitalization of the Parent as of the specific dates set forth therein is as set forth in its SEC Reports. The Parent has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under Parent’s stock option plans, the issuance of shares of Parent Common Stock to employees pursuant to the Parent’s employee stock purchase plans and pursuant to the conversion and/or exercise of Parent Common Stock equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. All of the issued and outstanding shares of Parent Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. All issued and outstanding shares of Parent Capital Stock were issued in compliance with applicable law and the Parent’s Organizational Documents. Parent has provided the Company with a copy of its capitalization table.

22

(b) The authorized shares of capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.001, all of which is issued and held by Parent.

(c) A copy of the Parent’s equity incentive plan is available in the Parent’s SEC Reports, and Parent has disclosed all outstanding warrants to purchase Parent Common Stock. Merger Sub does not have an equity incentive plan, and there are no outstanding warrants or options to purchase any capital stock of Merger Sub.

(d) Parent has disclosed all other outstanding equity interests, options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any equity interests or securities containing any equity features of the Parent, or contracts by which the Parent is or may become bound to issue additional shares of capital stock or other equity interests or options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock or other securities of the Parent. Except as disclosed by the Parent, neither of the Parent or Merger Sub has outstanding or authorized any phantom equity, profit participation or similar rights, or any bonds, debentures, notes or other similar obligations.

(e) The Parent Capital Stock is not contractually or pursuant to the Parent’s Governing Documents, subject to any anti-dilution provisions that would permit any shares of common stock sold by the Parent after the issuing of an option (or convertible security), to match the lowest sale price as the adjusted option price or conversion ratio for existing shareholders.

4.3 Financial Statements. Parent has delivered to Company its consolidated financial statements (consisting of the consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity and cash flows and the notes thereto) as of and for the fiscal year ended December 31, 2025 (collectively, the “Parent Financial Statements”). The Parent Financial Statements (A) are consistent in all material respects with the books and records of Parent; (B) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered; and (C) fairly present in all material respects the financial position of Parent and its Subsidiaries on a consolidated basis as of the dates indicated therein and for the periods then ended. The Parent represents that except as set forth in its SEC Reports, it has no material Liabilities. Parent has provided the Company with a list of all of its material liabilities.

4.4 SEC Reports. All SEC Reports filed by Parent are, in all material respects, accurate, complete and when applicable prepared in accordance with GAAP.

4.5 Absence of Changes. Except as set forth in the Parent SEC Reports, between December 31, 2025 and the Closing Date, Parent and Merger Sub have conducted their business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any Material Adverse Effect.

23

4.6 Absence of Undisclosed Liabilities. Except as set forth in the Parent SEC Reports, neither Parent nor Merger Sub have any Liability except for: (a) Liabilities disclosed, reflected or reserved against (or to be disclosed, reflected or reserved against) in the Parent Financial Statements, (b) normal and recurring current Liabilities that have been incurred by Parent since the date hereof in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities for performance of obligations of Parent under its respective Contracts, and (d) Liabilities incurred in connection with the Contemplated Transactions.

4.7 Title to Assets. Except as set forth in the Parent SEC Reports, Parent owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including all tangible assets reflected in the books and records of the Parent as being owned by Parent. All of such assets are owned or, in the case of leased assets, leased by Parent free and clear of any Encumbrances, other than Permitted Encumbrances.

4.8 Real Property; Leasehold. Except as set forth in the Parent SEC Reports, neither Parent nor Merger Sub owns or leases any real property. Parent has good and valid title to all of its owned real property, free and clear of all Encumbrances except as set forth in the Parent SEC Reports. Neither Parent nor Merger Sub is party to any agreement to purchase or sell any real property. Parent has made available to the Company, including through Parent’s SEC Reports (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent and (b) copies of all leases under which any such real property is possessed, each of which is in full force and effect, with no existing material default thereunder by Parent or to the Parent’s knowledge, the other party thereto.

4.9 Intellectual Property. Parent has disclosed, including through inclusion on its SEC Reports, all material Intellectual Property assets or rights it owns to the Company. Except as set forth in the Parent SEC Reports, Parent has full title and ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on its business as now conducted without any conflict with or infringement of the rights of others. Parent has not received any written communication from any party or agent thereof alleging that the Parent’s use of such proprietary assets may infringe such party’s rights in the Intellectual Property. The conduct of the business as presently conducted or currently planned to be conducted will not infringe, misappropriate or violate any intellectual property of any other person or entity. Parent is not using, and it will not be necessary to use, any Intellectual Property of any of its past or present employees or contractors (or people currently intended to be hired) made prior to their employment by Parent or any confidential information or trade secrets of any former employer of such person. None of the Parent’s employees are obligated under any agreement (including without limitation any licenses, covenants, contracts, or commitments of any nature), or subject to any judgment, decree or Order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Parent or that would conflict with the business as presently conducted and currently planned to be conducted. Neither the execution nor delivery of this Agreement nor the carrying on of the business by the employees will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or members is now obligated.

24

4.10 Agreements, Contracts and Commitments. Except as disclosed in the Form S-4 or the Parent SEC Reports, Parent is not party to any contract with a Governmental Authority, or any contracts which provide for (collectively, the “Parent Material Contracts”): (a) any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business; (b) any agreement limiting Parent’s ability to compete or engage in any line of business; (c) capital expenditures, payments, or revenues in excess of $100,000; (d) the disposal or acquisitions of material assets; or (e) the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Parent or any loans or debt obligations with officers or directors of Parent. Parent has delivered or made available to the company, including through its SEC Reports, accurate and complete copies of all Parent Material Contracts, including all amendments thereto.

4.11 Compliance; Permits; Restrictions. Parent and Merger Sub are and have been in material compliance with all applicable Laws, except as set forth in the Parent SEC Reports or otherwise previously disclosed to the Company. Except as set forth in the Parent SEC Reports, no investigation, claim, suit, audit, Order or other Proceeding or action by any Governmental Authority is pending or, to the knowledge of Parent, threatened against Parent. Except as set forth in the Parent SEC Reports, there is no agreement or Order binding upon Parent which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of material property by Parent or the conduct of business by Parent as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions. Parent holds all required Governmental Authorizations for the operation of the business of Parent as currently conducted.

4.12 Proceedings; Orders. Except as set forth in the Parent SEC Reports, there is no pending Proceeding and, to the knowledge of Parent, no Person has threatened in writing to commence any Proceeding (i) that involves Parent or any of its Affiliates or any of the material assets owned or used by Parent or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

4.13 Employee and Labor Matters; Benefit Plans. Parent has disclosed, including through the Parent SEC Reports, all Parent Employee Plans to the Company. Each Parent Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of Parent, threatened with respect to any Parent Employee Plan. All payments and/or contributions required to have been made with respect to all Parent Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Parent Employee Plan and applicable Law.

4.14 Environmental Matters. Except as set forth in the Parent SEC Reports, Parent has complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Material Adverse Effect. Parent has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Parent is not in compliance with any Environmental Law and, to the knowledge of Parent, there are no circumstances that may prevent or interfere with the Parent’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect. To the knowledge of Parent: (i) no current or prior owner of any property leased or controlled by Parent has received any written notice or other communication relating to property owned or leased at any time by Parent, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Parent is not in compliance with or violated any Environmental Law relating to such property and (ii) Parent has no material liability under any Environmental Law. Parent has made available all environmental site assessments, environmental audits and other material environmental documents in Parent’s possession or control relating to Parent, including the Parent’s business and current or former facilities.

25

4.15 Insurance. Parent has delivered to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent. Each of such insurance policies is in full force and effect and Parent is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, Parent has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy.

4.16 Transactions with Affiliates. The Parent SEC Reports describe any transactions or relationships between, on one hand, Parent and, on the other hand, any (a) executive officer or director of Parent or any of such executive officer’s or director’s Immediate Family members, (b) owner of more than 5% of the voting power of the outstanding Parent Capital Stock or (c) to the knowledge of Parent, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Parent) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act

4.17 Exclusivity of Representations. Except as provided in this Article IV, neither the Parent, Merger Sub, nor any of their respective directors, officers, employees, stockholders, or representatives has made, or is making, any representation or warranty whatsoever to Company. Parent and Merger Sub acknowledge and agree that: (i) they have conducted their own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Company; (ii) they have been afforded satisfactory access to the books and records, facilities and personnel of Company for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in Article III, they are not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

26

ARTICLE V

COVENANTS

5.1 Operation of Parent’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, as required by applicable Law, or (iii) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Effective Time (the “Pre-Closing Period”), Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that are material to Parent, and (y) continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable. The reduction of employees of Parent, as previously discussed by the Parties, shall not require Company consent nor constitute a breach of any Parent obligation under this Section 5.1.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend, or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, (except for shares of Parent Common Stock from terminated employees, directors or consultants of Parent);

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions and the Nasdaq Reverse Stock Split;

(iii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options or Parent Restricted Stock Units, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $250,000;

(vi) (A) adopt, establish or enter into any Parent Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Parent Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Parent Employee Plan disclosed to the Company), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire any officer, employee or consultant;

27

(vii) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(viii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent Intellectual Property rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(ix) other than in the Ordinary Course of Business: (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment; or (F) surrender any material claim for refund;

(x) waive, settle or compromise any pending or threatened Proceeding against Parent or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of Parent or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by Parent or any of its Subsidiaries;

(xi) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xiii) (A) materially change pricing or royalties or other payments set or charged by Parent or any of Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Parent or any of Subsidiaries; or

(xiv) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

28

5.2 Operation of the Company’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement or the Transaction Documents, (ii) as set forth in Section 5.2(a) of the Company Disclosure Schedules, (iii) as required by applicable Law, or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement or the Subscription Agreement, (ii) as set forth in Section 5.2(b) of the Company Disclosure Schedules, (iii) as required by applicable Law, (iv) in connection with any actions taken in the Ordinary Course of Business, or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) sell, issue, grant, or authorize any of the foregoing actions with respect to more than 25% of the shares of Company Capital Stock outstanding as of the date of this Agreement: (A) any capital stock or other security of the Company (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options or Company Warrants), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(iv) acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;

(vi) sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(vii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company Intellectual Property rights (other than pursuant to non-exclusive licenses);

(viii) waive, settle or compromise any pending or threatened Proceeding against the Company, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of the Company or any equitable relief on, or the admission of wrongdoing by the Company;

29

(ix) enter into, amend in a manner adverse to the Company or terminate any Company Material Contract; or

(x) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3 Access to Information.

(a) Subject to the terms of the NDA, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary, and (d) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

30

5.4 No Solicitation.

(a) Each of Parent and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize or permit any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry (other than to inform such Person of the existence of the provisions in this Section 5.4), (iv) approve, endorse or recommend any Acquisition Proposal, (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (vi) publicly propose to do any of the foregoing; provided, however, that, (x) any public disclosures made in compliance with any required SEC Reports shall not constitute a violation of this Section 5.4 and (y) notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to the approval of this Agreement by a Party’s stockholders (i.e., the Required Stockholder Vote), such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a superior offer (and is not withdrawn) if: (A) such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of this Agreement, (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable Law, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) such Party receives from such Person an executed acceptable confidentiality agreement and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

31

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person within twenty-four (24) hours following the execution and delivery of this Agreement.

(d) Notwithstanding anything herein to the contrary, any solicitation, initiation, or communication regarding the sale of Parent’s legacy assets by Parent’s representatives shall not be considered an Acquisition Proposal or Acquisition Inquiry and shall not constitute a breach of this Section 5.4.

5.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any material Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the knowledge of such Party, threatened against such Party or, to the knowledge of such Party, any director or officer of such Party, (c) such Party becomes aware of any material inaccuracy in any representation or warranty to be made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedules for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 7 or Section 8 has been satisfied, until an amendment to such Company Disclosure Schedules has been approved by the Parent.

ARTICLE VI
ADDITIONAL AGREEMENTS OF THE PARTIES

6.1 Registration Statement, Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, Parent, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which a proxy statement relating to the Parent stockholder meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued by virtue of the Contemplated Transactions, other than any shares of Parent Capital Stock which are not permitted to be registered on Form S-4 pursuant to applicable Law. Parent shall use commercially reasonable efforts to (i) cause the Registration Statement to comply with applicable rules and regulations promulgated by the SEC, (ii) cause the Registration Statement to become effective as promptly as practicable, and (iii) respond promptly to any comments or requests of the SEC or its staff related to the Registration Statement. Parent shall use commercially reasonable efforts to take all actions required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Parent Capital Stock pursuant to the Contemplated Transaction. Each of the Parties shall reasonably cooperate with the other Party and furnish all information concerning itself and its Affiliates, as applicable, to the other Parties that is required by law to be included in the Registration Statement as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement.

32

(b) The Company shall reasonably cooperate with Parent and provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement (collectively, the “Company Required S-4 Information”). Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of the Company’s independent accounting firm, dated no later than one (1) Business Day before the date on which the Registration Statement is filed with the SEC (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. Parent may file the Registration Statement, or any amendment or supplement thereto, without the prior consent of the Company, provided that Parent has included the Company Required S-4 Information in the Registration Statement in substantially the same form as it was provided to Parent by the Company pursuant to this Section 6.1; provided, further, that if the prior consent of the Company is not obtained then, notwithstanding anything else herein, the Company makes no covenant or representation regarding the portion of such information supplied by or on behalf of the Company to Parent for inclusion in such Registration Statement that the Company reasonably identifies prior to such filing of the Registration Statement.

6.2 Efforts; Regulatory Approvals.

(a) The Parties shall use commercially reasonable efforts to obtain all regulatory approvals required by applicable Law to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

33

(b) Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority.

6.3 Officers’ and Directors’ Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL or NRS, as applicable. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(c) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially reasonable terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Company shall purchase, prior to the Effective Time, a three (3) year prepaid “D&O tail policy” for the non-cancelable extension of the directors’ and officers’ liability coverage of Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least three (3) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Company’s existing policies as of the date of this Agreement, or otherwise acceptable to Parent, except that Company will not commit or spend on such “D&O Tail policy” annual premiums in excess of 250% of the annual premiums paid by Company in its last full fiscal year prior to the date hereof for Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (nor, for the avoidance of doubt, shall Company be obligated to spend any specific amount), and if such premiums for such “D&O tail policy” would exceed 250% of such annual premium, then Company shall purchase policies that provide the maximum coverage available at an annual premium equal to 250% of such annual premium.

34

(d) The provisions of this Section 6.3 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

6.4 Disclosure. The Parties shall use their commercially reasonable efforts to agree to the text of any initial press release and Parent’s Form 8-K announcing the execution and delivery of this Agreement. Without limiting any Party’s obligations under the NDA, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any public disclosure regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 6.4.

6.5 Listing. At or prior to the Effective Time, Parent shall use its commercially reasonable efforts to (a) maintain its listing on Nasdaq until the Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq, (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) prepare and timely submit to Nasdaq a notification form for the Nasdaq Reverse Split (if required) and to submit a copy of the amendment to Parent’s certificate of incorporation effecting the Nasdaq Reverse Split, certified by the Secretary of State of the State of Delaware, to Nasdaq on the Closing Date; and (d) to the extent required by Nasdaq Marketplace Rule 5110, assist the Company in preparing and filing an initial listing application for the Parent Capital Stock on Nasdaq (including any Parent Common Stock issuable upon conversion thereof) (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Each Party will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its Representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Party not filing the Nasdaq Listing Application will cooperate with the other Party as reasonably requested by such filing Party with respect to the Nasdaq Listing Application and promptly furnish to such filing Party all information concerning itself and its members that may be required or reasonably requested in connection with any action contemplated by this Section 6.5. All Nasdaq fees associated with any action contemplated by this Section 6.5, including any fees related to the engagement of a consultant (the “Nasdaq Fees”), shall be paid by the Company.

35

6.6 Tax Matters.

(a) The Parties shall use reasonable best efforts (and each shall cause its Affiliates) to cause the Merger to qualify for the Intended Tax Treatment. No Party shall take any actions, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Intended Tax Treatment. The Parties shall report the Contemplated Transactions for all applicable Tax purposes in a manner that is consistent with the Intended Tax Treatment. No Party shall take any position that is inconsistent with the Intended Tax Treatment during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code. The Parties shall comply with the recordkeeping and information reporting requirements imposed on them to support the Intended Tax Treatment, including, but not limited to, those set forth in Treasury Regulation Section 1.368-3.

(b) Parent shall promptly notify the Company if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment. The Company shall promptly notify Parent if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment.

(c) Parent and the Company shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Parent and the Company shall pay, without deduction from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Merger.

6.7 Further Action. Each of the Parties shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Contemplated Transactions.

36

6.8 Officers and Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall take all necessary action so that the Persons agreed upon by the Parties hereto are elected or appointed, as applicable, to the positions of officers or directors of Parent and the Surviving Corporation, to serve in such positions effective as of the Effective Time. If any such Person is unable or unwilling to serve as officer or director of Parent or the Surviving Corporation, as set forth therein, the Parent and Company shall agree to a successor. All current Parent directors shall resign and all Parent officers shall be terminated at or before the Closing to ensure a clean transition, unless Parent and the Company have agreed that such officer or director will continue in their role with Parent, or as otherwise required to satisfy Nasdaq rules. Any officers of Parent that are terminated pursuant to this Section 6.8, including Chris Whitaker and David Gandini, shall be entitled to receive the compensation for a termination without cause as set forth in their respective employment agreements with Parent, which, for avoidance of doubt, includes: (i) accrued but unused vacation and sick time, (ii) earned but unpaid salary, (iii) awarded but unpaid bonuses, (iv) acceleration of any unvested Parent Capital Stock or options to purchase Parent Capital Stock which shall automatically vest immediately upon termination, (v) approved expense reimbursements, and (vi) a severance payment equal to one year of base salary. Chris Whitaker is also entitled to an amount equal to premium payments for six months of COBRA coverage.

6.9 Allocation Information. The Company will prepare and deliver to Parent prior to the Closing a spreadsheet setting forth (as of immediately prior to the Effective Time) (a) each holder of (i) Company Capital Stock, (ii) Company Options and (iii) Company Warrants, (b) such holder’s name and address, (c) with respect to holders of Company Capital Stock, the number or percentage and type of Company Capital Stock held as of the Closing Date for each such holder and (d) the number of shares of Parent Common Stock to be issued to such holder pursuant to this Agreement in respect of the Company Capital Stock, Company Options and Company Warrants held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

6.10 Parent SEC Reports. From the date of this Agreement to the Effective Time, Parent shall use commercially reasonable efforts to timely file with the SEC all SEC Reports required to be filed by Parent with the SEC under the Exchange Act or the Securities Act.

6.11 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.12 Company Pre-Closing Financing. The Parties acknowledge that Company will obtain third party financing prior to Closing (the “Company Pre-Closing Financing”) in the amount of approximately Five Million Five Hundred Thousand Dollars ($5,500,000) of which Two Million Dollars ($2,000,000) will be designated for use by Parent post-Closing (the “Financing Funds”). Pursuant to the terms of the Binding Term Sheet executed of even date hereof, the form of which is attached hereto as Exhibit B (the “Term Sheet”), the third-party financers will become stockholders of the Company prior to Closing, but the Financing Funds shall be placed into a reserve account (the “Reserve Account”) at least 14 days prior to the Closing Date. The Company shall not remove the Financing Funds from the Reserve Account prior to the Effective Time, and after the Effective Time, the Financing Funds shall be reserved to fund the continuing of the business operations of the Parent, and to pay any Parent warrant holders or settle any Parent debts.

6.13 Termination of H.C. Wain right Agreement. On or before 10:00 am Eastern Standard Time April 28, 2026, Parent shall have entered into an agreement to terminate (the “Termination Agreement”) the engagement letter, dated as of December 22, 2025 by and between Parent and H.C. Wainwright & Co., LLC on terms satisfactory to the Company in its reasonable discretion.

37

ARTICLE VII

CLOSING DELIVERIES

7.1 Closing Deliveries of the Company. At or prior to the Closing, the Company shall have delivered the following documents (duly executed as appropriate and in form and substance reasonably satisfactory to Parent) to Parent:

(a) a certificate executed by an officer of the Company certifying:

(i) as accurate and complete as of the Closing, copies of the Organizational Documents of the Company, certified by the Secretary of State of the State of Nevada;

(ii) a certificate of good standing (or equivalent certificate) from the Secretary of State (or equivalent Governmental Authority) of the state of formation of the Company;

(iii) all requisite resolutions or actions of the Company Board, in each case, approving the execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions;

(iv) all requisite resolutions or actions constituting the Required Stockholder Vote of the Company’s stockholders; and

(v) as to the names, titles, and signatures of the officers of the Company authorized to sign and deliver the Transaction Documents on behalf of the Company;

(b) the Company Disclosure Schedules (initial draft at least 10 days prior to Closing).

(c) the Certificate of Merger.

(d) the Allocation Schedule.

(e) evidence that the Financing Funds have been placed into the Reserve Account and the balances as of the day immediately prior to Closing.

(f) the Closing Certificate.

(g) Questionnaires for all directors and executive officers of the Company who will be directors or officers of Parent or the Surviving Corporation after Closing.

38

7.2 Closing Deliveries of Parent and Merger Sub. At or prior to the Closing, Parent and Merger Sub, as applicable, will deliver the following documents (duly executed as appropriate) to the Company:

(a) a certificate executed by an officer of the Parent certifying:

(i) as accurate and complete as of the Closing, copies of the Organizational Documents of the Parent, certified by the Secretary of State of the State of Delaware and of the Merger Sub, certificated by the Secretary of State of the State of Nevada;

(ii) a certificate of good standing (or equivalent certificate) from the Secretary of State (or equivalent Governmental Authority) of the state of formation of the Parent and of Merger Sub;

(iii) all requisite resolutions or actions of the Parent and Merger Sub Board of Directors, in each case, approving the execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions;

(iv) all requisite resolutions or actions constituting the Required Stockholder Vote of the Parent’s stockholders; and

(v) as to the names, titles, and signatures of the officers of the Parent authorized to sign and deliver the Transaction Documents on behalf of the Parent.

(b) resignations of each director and termination of each officer of the Parent, other than the directors and officers continuing with Parent after the Effective Time, effective at the Effective Time.

(c) the Certificate of Merger.

(d) the Closing Certificate.

ARTICLE VIII
CONDITIONS TO MERGER

8.1 Conditions to the Obligations of the Company, Parent and Merger Sub to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the fulfillment or waiver by consent of the Company (in the case of a waiver of an obligation of Parent or Merger Sub) or Parent (in the case of a waiver of an obligation of the Company), where permissible by law, at or prior to the Closing, of each of the following conditions:

(a) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other Order, decree or ruling issued by a court or other Governmental Authority of competent jurisdiction nor any law, statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal or (ii) otherwise prohibiting the consummation of the Merger.

(b) Stockholder Approval. (a) Parent shall have obtained the Required Stockholder Vote (but solely with respect to such items as are necessary to consummate the transactions contemplated by this Agreement) and (b) the Company shall have obtained the Required Stockholder Vote.

39

(c) Listing. The Nasdaq Listing Application shall have been approved by Nasdaq.

(d) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or Proceeding seeking a stop order with respect to the Registration Statement that has not been withdrawn.

(e) Total Merger Consideration. The Parent and the Company have agreed upon the relative values of each entity and have determined the Total Merger Consideration.

8.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent and Merger Sub at or prior to the Closing:

(a) Company Representations and Warranties. Each of the representations and warranties of the Company set forth in Article III, shall be true and correct in all material respects, without giving effect to any limitations as to “materiality” or “Company Material Adverse Effect” or other terms of similar import or effect set forth therein, as of the Closing Date (other than representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all material respects as of such date).

(b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) No Company Material Adverse Effect. From the date of this Agreement until the Closing, there shall not have occurred a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate executed and delivered by an officer of the Company, dated as of the Closing Date, stating therein that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied (the “Closing Certificate”), which certificate shall be in form and substances reasonably satisfactory to Parent.

(e) Closing Deliverables. The Company shall have delivered to Parent all of the items required to be delivered pursuant to Section 7.1.

(f) Due Diligence. The Board of Directors of Parent shall be satisfied with its due diligence on the Company.

40

8.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Closing:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct in all respects as of the Closing Date (other than representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Contemplated Transactions.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate executed and delivered by an officer of Parent, dated as of the Closing Date, stating therein that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) Closing Deliverables. The Parent shall have delivered to the Company all of the items required to be delivered pursuant to Section 7.2.

ARTICLE IX
INDEMNIFICATION

9.1 Reciprocal Indemnification. Subject to the Closing of the transactions contemplated by this Agreement and the Transaction Documents, Principal shall indemnify and hold Parent harmless against and in respect of all actions, suits, demands, judgements, fines, costs and expenses (including reasonable attorney’s fees) (collectively “Damages”) resulting from, relating to or constituting any misrepresentation or breach of any representation or warranty or non-fulfillment of any covenant on the part of the Company or Principal contained in this Agreement or the Transaction Documents. Subject to the Closing of the transactions contemplated by this Agreement and the Transaction Documents, the Parent and the Merger Sub shall, jointly and severally, indemnify and hold the Company and its Principal harmless against any damages resulting from Parent’s misrepresentations, breaches of warranty, or non-fulfilment of covenants.

9.2 Survival. The indemnification provided for in this Article IX shall terminate and be of no further force and effect one year from the Effective Time, except with regard to any Damages caused by fraud or intentional misrepresentation which shall survive through any statute of limitations period and except as to any representation or warranty as to which a written notice of claim for indemnification has been given to the Indemnitors prior to the expiration of such one year period.

9.3 Claims. Any action on account of Damages (an “Indemnity Claim”) may be asserted by the independent directors of Parent or by the Company by giving the Indemnitors written notice (a “Notice of Claim”) which sets forth (i) a brief description of the nature of the Indemnity Claim and (ii) the total amount of the actual out-of-pocket Damages or the anticipated potential Damages (including any costs or expenses which have been or may be reasonably incurred in connection therewith). Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data will not constitute a defense (in whole or in part) to any Indemnity Claim and will not affect the duties or obligations of Principal or Parent and Merger Sub in their respective capacities as indemnitors (the “Indemnitors”), under this Article IX, except to the extent (and only to the extent that) such failure has adversely affected the ability of the Indemnitors to defend against or reduce their liability or caused or increased such liability or otherwise caused the Damages for which the Indemnitors are obligated to be greater than such Damages would have been had the Notice of Claim been given to the Indemnitors promptly. The Indemnitors shall have 30 days following receipt of a Notice of Claim to respond to such notice.

41

9.4 Defense of Claims.If any legal Proceeding shall be instituted, or any demand or claim shall be made, against any party entitled to indemnification hereunder, such indemnified party shall give prompt written notice thereof to the indemnifying party and, except as otherwise provided in this Article IX, the Indemnitors shall have the right to defend any litigation, action, suit, demand, or claim for which indemnification may be sought unless the indemnified party conclusively determines that such litigation, action, suit, demand or claim, or the resolution thereof, could have an ongoing material adverse effect on the business of the indemnified party, in which case, the indemnified party shall be entitled to defend any such litigation. If the indemnifying party defends the litigation, action, suit, demand or claim, the indemnified parties shall extend reasonable cooperation in connection with such defense, which shall be at the indemnifying party’s sole expense.

ARTICLE X
TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

(a) by the mutual written consent of Parent (on behalf of itself and Merger Sub) and the Company;

(b) by either the Company, on the one hand, or Parent, on the other hand, by written notice to the other if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction or other action shall have become final and non-appealable;

(c) by either the Company, on the one hand, or Parent, on the other hand, by written notice to the other, if the consummation of the Merger shall not have occurred on or before October 15, 2026 the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure (or, in the case of Parent, Merger Sub’s failure) to comply with any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to occur on or before the Termination Date;

42

(d) by the Company, if the Company is not then in material breach of any term of this Agreement, upon written notice to Parent if: (i) there occurs a breach of any representation, warranty or covenant of Parent or Merger Sub contained in this Agreement, and which breach, in the absence of a cure within thirty (30) days following delivery of such written notice to Parent, would cause any of the closing conditions set forth in Sections 8.1 or 8.3 to not be satisfied, and which breach has continued without cure for a period of thirty (30) days following delivery of such written notice to Parent, or (ii) the Termination Agreement has not been executed by 10:00 am Eastern Standard Time on April 28, 2026; or

(e) by Parent or Merger Sub, if neither Parent nor Merger Sub is then in material breach of any term of this Agreement, upon written notice to the Company if there occurs a breach of any representation, warranty or covenant of the Company contained in this Agreement, and which breach, in the absence of a cure within thirty (30) days following delivery of such written notice to the Company, would cause any of the closing conditions set forth in Sections 8.1 or 8.2 to not be satisfied, and which breach has continued without cure for a period of thirty (30) days following delivery of such written notice to the Company.

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Merger Sub or the Company, or any of their respective directors, officers, employees, partners, managers, members, Stockholders or other representatives, and all rights and obligations of any party hereto shall cease, except that the agreements contained in this Article X and Articles IX and XI shall survive the termination of this Agreement; provided, that nothing herein shall relieve any party hereto from liability resulting from any willful breach of such party’s representations, warranties, covenants or agreements contained herein prior to such termination, or any intentional fraud of such party.

ARTICLE XI

GENERAL PROVISIONS

11.1 Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time and a period of one-year after the Effective Time, and the covenants, that by their terms survive the Effective Time, and this Section Article XI shall survive the Effective Time.

11.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by electronic mail, on the date so sent; (c) if sent by electronic mail on a day other than a Business Day, on the Business Day following the date on which so sent; and (d) if sent by overnight delivery via a national courier service, one (1) Business Day after being delivered to such courier, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub, to:

SOBR Safe, Inc.

6400 S. Fiddlers Green Circle, Ste 1400

Greenwood Village, CO 80111

Attention: Chris Whitaker

Email:

43

with a copy (which shall not constitute notice) to:

Clark Hill PLC

1400 Wewatta St, Ste 550

Denver, CO 80202

Attention: Victoria Bantz

Email:

If to the Company or Principal, to:

Clean World Ventures, Inc., a Nevada Corporation

81 Ocean State Drive

North Kingstown, RI 02852

Attention: Roy DiBenerdini

Email:

with a copy (which shall not constitute notice) to:

Frederick M. Lehrer

Securities Counsel

2108 Emil Jahna Road

Clermont, FL 34711

Email:

11.3 Disclosure Schedules. Certain information set forth in the Company Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Parent, Merger Sub, the Company, or the Surviving Corporation, as applicable. The schedule number headings in the Company Disclosure Schedules correspond to the section numbers in this Agreement and any information disclosed in any schedule of the Company Disclosure Schedules shall be deemed to be disclosed and incorporated into any other schedule of the Company Disclosure Schedules where the relevance of such disclosure is reasonably apparent on the face of such disclosure. The information contained in the Company Disclosure Schedules is solely for purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any obligation, violation of law, liability or breach of any agreement.

44

11.4 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of (a) Parent (on behalf of itself, Merger Sub or the Surviving Corporation), in the case of the Company, or (b) the Company, in the case of Parent, Merger Sub or the Surviving Corporation.

11.5 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid, illegal or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

11.6 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “will” and “shall” when used in this Agreement will be interpreted to have the same meaning. The word “or” when used in this Agreement will be interpreted to mean “and/or”. References to “$” shall mean U.S. dollars. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes; provided, however that in order to be properly disclosed to Parent in the Company Disclosure Schedules, any amendment, supplement, restatement, waiver, consent or other modification to any agreement or instrument must be specifically listed in the Company Disclosure Schedules. Each reference in this Agreement to any Person shall include a reference to such Person’s predecessors, successors, permitted assigns, heirs, estates and executors.

11.7 Fees and Expenses. Except as otherwise set forth in this Agreement, each Party shall bear its own expenses in connection with the negotiation and the consummation of the Contemplated Transactions. Notwithstanding the foregoing, each Party shall be responsible for all of its own pre-Closing liabilities and legal fees.

45

11.8 Choice of Law/Consent to Jurisdiction; JURY TRIAL WAIVER. All disputes, claims or controversies arising out of or relating to this Agreement (including the negotiation, validity or performance of this Agreement) or the Contemplated Transactions shall be governed by and construed in accordance with the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without regard to its rules of conflict of laws, except with respect to any matter set forth herein that would require the application of the NRS to be validly determined thereunder, including with respect to the Merger and the approval thereof by (and other corporate matters relating to the internal affairs of) the Company, which shall be governed by and construed in accordance with the NRS. Each party hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the state and federal courts located in the State of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement (including the negotiation, validity or performance of this Agreement) or the Contemplated Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the foregoing sentence shall have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BETWEEN THE PARTIES HERETO DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.

11.9 Amendment. This Agreement may be amended only by the execution and delivery of a written instrument by the Parent (on behalf of itself, Merger Sub and, if following the Closing, the Company), on the one hand, and the Company on the other hand; provided, however, that after the execution and delivery of the Required Stockholder Vote, no amendment shall be made that by law requires further approval by the Stockholders without obtaining such requisite approval under the NRS.

11.10 Extension; Waiver. The Company (in the case of Parent, Merger Sub or the Surviving Corporation) or Parent (in the case of the Company), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

11.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed and delivered by the parties hereto.

11.12 Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the Contemplated Transactions who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

46

11.13 Specific Performance. The Parties hereto acknowledge and agree that the failure of any party hereto to perform its agreements and covenants hereunder, including such Party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the Merger, will cause irreparable injury to the other Parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of such Party’s obligations hereunder. Each Party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 11.13. Each Party hereto further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.13, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.14 Entire Agreement; Binding Effect. This Agreement, together with the Schedules (including the Disclosure Schedules) and Exhibits hereto, and the other Transaction Documents and any other document executed by the parties pursuant thereto, constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefits of the Parties hereto and their respective successors and assigns and, except as expressly set forth herein, is not intended to confer upon any other Person any rights or remedies hereunder, and may be executed and transmitted by .pdf or other form of electronic transmission in two (2) or more counterparts, which together shall constitute a single agreement.

11.15 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.3) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

47

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:	CLEAN WORLD VENTURES, INC.

	By:	/s/ Roy DiBenerdini
Roy DiBenerdini, Chief Executive Officer

PARENT:	SOBR SAFE, INC.

	By:	/s/ Chris Whitaker
Chris Whitaker, Chief Financial Officer

MERGER SUB:	SOBR SAFE MERGER SUB, INC.

	By:	/s/ Chris Whitaker
Chris Whitaker, President

PRINCIPAL:

/s/ Roy DiBenerdini
Roy DiBenerdini

COMPANY DISCLOSURE SCHEDULES

To be delivered in accordance with Article III.

EXHIBIT A

Certificate of Merger

See attached.

EXHIBIT B

Term Sheet

See attached.

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

SOBR SAFE, INC.

SOBR SAFE, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The current name of the Corporation is SOBR Safe, Inc.

SECOND: The amendment set forth in this Certificate of Amendment to the Certificate of Incorporation of the Corporation (this “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law by the Board of Directors of the Corporation and by the stockholders of the Corporation. This Certificate of Amendment hereby amends the Corporation’s Certificate of Incorporation, as currently in effect (the “Certificate of Incorporation”) as set forth below.

THIRD: Section 1 of Article “Fourth” of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“Section 1. Reverse Stock Split. Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), every ☐ shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be combined and converted, without any action on the part of the holder thereof, into one (1) share of fully paid and nonassessable Common Stock of the Corporation (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued upon combination of the Common Stock in the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share, the Corporation shall issue one whole share in lieu of the fractional share.

The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. The Reverse Stock Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Stock Split and held by a single record holder shall be aggregated.

The par value of each share of Common Stock shall not be adjusted in connection with the Reverse Stock Split.”

FOURTH: Except as amended hereby, the provisions of the Certificate of Incorporation shall remain in full force and effect.

FIFTH: This Certificate of Amendment shall be effective as of 12:01 a.m. Eastern Time on [___], 2026 or as soon as practicable thereafter.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this [____] day of [___], 2026.

By:
David Gandini, Chief Executive Officer

B-1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

SOBR SAFE, INC.

SOBR SAFE, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The current name of the Corporation is SOBR Safe, Inc.

SECOND: The amendment set forth in this Certificate of Amendment to the Certificate of Incorporation of the Corporation (this “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law by the Board of Directors of the Corporation and by the stockholders of the Corporation. This Certificate of Amendment hereby amends the Corporation’s Certificate of Incorporation, as currently in effect (the “Certificate of Incorporation”) as set forth below.

THIRD: The first sentence of Section 2 of Article “Fourth” of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion (1,000,000,000) shares of common stock having a par value of $.00001 each, and Twenty Five Million (25,000,000) shares of preferred stock having a par value of $.00001 each.

FOURTH: Except as amended hereby, the provisions of the Certificate of Incorporation shall remain in full force and effect.

FIFTH: This Certificate of Amendment shall be effective as of 12:01 a.m. Eastern Time on [___], 2026 or as soon as practicable thereafter.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this [____] day of [___], 2026.

By:
David Gandini, Chief Executive Officer

C-1

Section 262 of the Delaware General Corporation Law

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

E-1

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) Repealed by 82 Laws 2020, ch. 256, § 15.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder's shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

E-2

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder's shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

E-3

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person's name, demand in writing an appraisal of such beneficial owner's shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner's beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person's demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person's request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

E-4

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

E-5

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person's shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person's demand for an appraisal in respect of some or all of such person's shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person's demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

E-6

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware

SOBR is a corporation under the Delaware General Corporation Law (“DGCL”). Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

II-1

SOBR

Section 1 of Article VII of the SOBR Articles of Incorporation (“SOBR Charter”) provides that, to the fullest extent permitted by the DGCL SOBR will indemnify its officers and directors from and against any and all expenses, liabilities, or other matters.

Section 2 of Article VI of the SOBR charter provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the corporation or its stockholders for damages for breach of any duty owed to SOBR or its stockholders.

Article V of the SOBR Amended and Restated Bylaws (“SOBR Bylaws”) states:

SOBR shall indemnify and hold harmless, each person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of SOBR or, while a director or officer of SOBR, is or was serving at the request of SOBR as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, SOBR shall be required to indemnify and hold harmless a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and are incorporated herein by reference.

II-2

ITEM 22. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-3

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)

(i)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(ii)

The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-4

EXHIBIT INDEX

Exhibit		Reference	Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
1.1	Placement Agent Agreement	8-K	10.6	12/30/2025
1.2	Placement Agent Agreement Termination dated April 30, 2026	8-K	10.1	04/30/2026
2.1	Agreement and Plan of Merger and Reorganization, dated April 24, 2026, by and among SOBR Safe, Inc., SOBR Safe Merger Sub, Inc., and Clean World Ventures, Inc.	8-K	2.1	04/30/2026
3.1	Certificate of Incorporation of Imagine Media, Ltd.	SB-2	3.1	01/31/2008
3.2	Certificate of Amendment to Articles of Incorporation to TransBiotec, Inc.	S-1	3.2	11/06/2012
3.3	Certificate of Amendment to Certificate of Incorporation filed with the State of Delaware on May 25, 2017	10-K	3.3	02/06/2019
3.4	Amended and Restated Bylaws of SOBR Safe, Inc.	8-K	3.2	07/18/2025
3.5	Certificate of Amendment to Certificate of Incorporation of TransBiotec, Inc. changing name to SOBR Safe, Inc., effecting 1-for-33.26 reverse stock split and decreasing authorized common stock to 100M shares	8-K	3.1	06/11/2020
3.6	Certificate of Amendment to Certificate of Incorporation of SOBR Safe, Inc. dated September 25, 2024	8-K	3.1	10/01/2024
3.7	Certificate of Amendment to Certificate of Incorporation of SOBR Safe, Inc. dated March 30, 2025	8-K	3.1	04/04/2025
4.1	Form of Representative’s Warrant between SOBR Safe, Inc. and Aegis Capital Corp.	8-K	4.1	05/19/2022
4.2	Warrant Agency Agreement between SOBR Safe, Inc. and Equiniti Trust Company dated May 17, 2022	8-K	4.2	05/19/2022
4.3	Form of Unit Warrant, issued May 18, 2022	8-K	4.3	05/19/2022
4.4	Warrant to Purchase Common Stock dated June 5, 2020 issued to IDTEC, LLC	8-K	10.5	06/11/2020
4.5	Warrant to Purchase Common Stock issued by SOBR Safe, Inc. to Armistice Capital Master Fund Ltd. dated September 27, 2021	8-K	10.2	10/01/2021
4.6	Form of Warrant issued by SOBR Safe, Inc. in Regulation D Offering	S-1/A	10.22	12/01/2021
4.7	Common Stock Purchase Warrant issued by SOBR Safe, Inc. to Armistice Capital Master Fund Ltd dated March 30, 2022	S-1	10.30	09/16/2022
4.8	Form of Senior Convertible Note between SOBR Safe, Inc. and Holders dated March 9, 2023	8-K	10.3	03/13/2023
4.9	Common Stock Purchase Warrant between SOBR Safe, Inc. and Holders dated March 9, 2023	8-K	10.4	03/13/2023
4.10	Amended And Restated Common Stock Purchase Warrant dated September 30, 2022 issued by SOBR Safe, Inc. to Armistice Capital Master Fund Ltd. amending the original warrant dated March 30, 2022	S-1	10.35	10/14/2022
4.11	Amended And Restated Common Stock Purchase Warrant dated September 30, 2022 issued by SOBR Safe, Inc. to Armistice Capital Master Fund Ltd. amending the original warrant dated September 27, 2021	S-1	10.36	10/14/2022
4.12	Form of New Warrant	8-K	10.2	06/04/2024
4.13	Form of Series A Warrant	8-K	10.2	10/10/2024
4.14	Form of Series B Warrant	8-K	10.3	10/10/2024
4.15	Form of Prefunded Warrant	8-K	10.5	10/10/2024
4.16	Form of Pre-Funded Warrant	8-K	10.2	12/30/2025
4.17	Form of Series C Warrant	8-K	10.3	12/30/2025
4.18	Form of Series D Warrant	8-K	10.4	12/30/2025
5.1	Opinion of Clark Hill PLC*
10.1	TransBiotec, Inc. 2019 Equity Incentive Plan	8-K	10.1	11/19/2019
10.2	Amendment No. 1 to Asset Purchase Agreement dated March 23, 2020 by and between IDTEC, LLC and TransBiotec, Inc.	10-Q	10.12	05/26/2020
10.3	Form of Convertible Promissory Note Issued to IDTEC, LLC at Close of Asset Purchase Transaction	8-K	10.3	06/11/2020
10.4	Waiver Under Asset Purchase Agreement and Post-Closing Covenant Agreement dated June 5, 2020 by and between IDTEC, LLC and TransBiotec, Inc.	8-K	10.4	06/11/2020
10.5	Advisory Agreement with Steven Beabout dated October 9, 2020	10-K	10.16	03/31/2021
10.6	18% Original Issue Discount Convertible Debenture issued by SOBR Safe, Inc. to Armistice Capital Master Fund Ltd. dated September 27, 2021	8-K	10.1	10/01/2021
10.7	Securities Purchase Agreement by and between SOBR Safe, Inc. and Armistice Capital Master Fund Ltd. dated September 27, 2021	8-K	10.3	10/01/2021
10.8	Registration Rights Agreement by and between SOBR Safe, Inc. and Armistice Capital Master Fund Ltd. dated September 27, 2021	8-K	10.4	10/01/2021
10.9	Form of Secured Convertible Debenture issued by SOBR Safe, Inc. in $2M Regulation D Offering	S-1/A	10.21	12/01/2021
10.10	Form of Share Exchange Agreement with David Gandini and Gary Graham for Series B Preferred Stock	S-1/A	10.28	03/17/2022
10.11	Waiver by and between SOBR Safe, Inc. and Armistice Capital Master Fund Ltd. dated March 30, 2022	8-K	10.1	04/01/2022
10.12	Securities Purchase Agreement by and between SOBR Safe, Inc. and Aegis Capital Corp. dated September 28, 2022	8-K	10.1	10/03/2022
10.13	Registration Rights Agreement by and between SOBR Safe, Inc. and Purchasers dated September 30, 2022.	8-K	10.2	10/03/2022
10.14	Form of Pre-Funded Warrant Agreement by and between SOBR Safe, Inc. and Purchasers dated September 30, 2022	8-K	10.3	10/03/2022
10.15	Form of Warrant Agreement by and between SOBR Safe, Inc. and Purchasers dated September 30, 2022	8-K/A	10.4	10/14/2022
10.16	Executive Employment Agreement with David Gandini dated January 30th, 2023	8-K	10.1	02/03/2023
10.17	Purchase Agreement between SOBR Safe, Inc. and Purchasers dated March 7, 2023	8-K	10.1	03/13/2023
10.18	Registration Rights Agreement between SOBR Safe, Inc. and Purchasers dated March 7, 2023	8-K	10.2	03/13/2023
10.19	Consulting Agreement by and between SOBR Safe, Inc. and Winterstone Group, LLC dated January 21, 2022	8-K	10.1	07/27/2022

II-5

10.20	Services Agreement by and between SOBR Safe, Inc. and TraDigital Marketing Group, LLC dated January 18, 2022	8-K	10.2	07/27/2022
10.21	Confirming Agreement by and between SOBR Safe, Inc. and Winterstone Group, LLC dated May 16, 2022	8-K	10.3	07/27/2022
10.22	Confirming Agreement by and between SOBR Safe, Inc. and TraDigital Marketing Group, LLC dated May 16, 2022	8-K	10.4	07/27/2022
10.23	Form of Inducement Letter	8-K	10.1	03/05/2024
10.24	Form of Inducement Letter	8-K	10.1	06/04/2024
10.25	Form of Securities Purchase Agreement	8-K	10.1	10/10/2024
10.26	Form of Registration Rights Agreement	8-K	10.4	10/10/2024
10.27	Placement Agent Agreement	8-K	10.6	10/10/2024
10.28	Form of Securities Purchase Agreement	8-K	10.1	12/30/2025
10.29	Form of Registration Rights Agreement	8-K	10.5	12/30/2025
10.30	Employment Agreement between the Company and CFO effective March 1, 2025	8-K	10.1	05/13/2025
10.31	Form of Placement Agent Warrant	8-K	10.7	12/30/2025
15.1	Letter re unaudited interim financial information from WWC, P.C., Independent Registered Public Accounting Firm for Clean World Ventures Inc.				X
21.1	List of Subsidiaries of SOBR	10-K	21.1	03/31/2023
23.1	Consent of Haynie & Company, Independent Registered Public Accounting Firm for SOBR Safe, Inc.				X
23.2	Consent of WWC, P.C., Independent Registered Public Accounting Firm for Clean World Ventures Inc.				X
23.3	Opinion of Clark Hill PLC (included in Exhibit 5.1)*
24.1	Power of Attorney				X
101.INS	Inline XBRL Instance Document	X
101.SCH	Inline XBRL Taxonomy Extension Schema Document	X
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document	X
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document	X
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document	X
101.PRE	Inline XBRL Taxonomy Presentation Linkbase Document	X
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).	X
107	Filing Fee Table	X

* To be filed by amendment.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado.

SOBR Safe, Inc.

Dated: June 9, 2026	By:	/s/ David Gandini
David Gandini
	Its:	Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Gandini and Christopher Whitaker, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Dated: June 9, 2026	By:	/s/ David Gandini
David Gandini, Chairman of the Board of Directors, Secretary and Chief Executive Officer, Principal Executive Officer

Dated: June 9, 2026	By:	/s/ Christopher Whitaker
Christopher Whitaker
	Its:	Chief Financial Officer, Principal Financial Officer, and Treasurer

Dated: June 9, 2026	By:	*
Ford Fay, Director

Dated: June 9, 2026	By:	*
Steven Beabout, Director

Dated: June 9, 2026	By:	*
Sandy Shoemaker, Director

Dated: June 9, 2026	By:	*
Kris Pederson, Director

*By:	/s/ David Gandini
David Gandini, Attorney-in-Fact

II-7